EXHIBIT 99


    As filed with the Securities and Exchange Commission on April 11, 1997
                                                    Registration No. 333-22427

==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                              ---------------

                              AMENDMENT NO. 1
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                              ---------------

                Laboratory Corporation of America Holdings
          (Exact Name of Registrant as specified in its charter)


           Delaware                                  13-3757370
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

                              ---------------

                           358 South Main Street
                     Burlington, North Carolina 27215
                              (910) 229-1127
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------

                             Bradford T. Smith
                Executive Vice President, General Counsel,
                Corporate Compliance Officer and Secretary
                Laboratory Corporation of America Holdings
                           358 South Main Street
                     Burlington, North Carolina 27215
                              (910) 229-1127
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------

                                Copies to:

           Keith L. Kearney                          Mark C. Smith
         Davis Polk & Wardwell               Skadden, Arps, Slate, Meagher
         450 Lexington Avenue                          & Flom LLP
       New York, New York 10017                     919 Third Avenue
            (212) 450-4000                      New York, New York 10022
                                                     (212) 735-3000

                              ---------------

      Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                         Proposed Maximum
                                                                        Aggregate Offering         Amount of
  Title of Each Class of Securities to be Registered                        Price (1)           Registration Fee
  --------------------------------------------------                    ------------------      ----------------

Subscription Rights                                                            (2)                    None
Convertible Preferred Stock ("Preferred Stock")....................      $828,200,000(3)          $250,970(5)
Convertible Subordinated Notes.....................................      $250,000,000(4)              None
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Such indeterminate number of Rights to purchase Preferred Stock as may be issued to existing stockholders.

(3) Includes Preferred Stock to be issued in the form of dividends on outstanding Preferred Stock in accordance with the terms thereof.

(4) To be issued in exchange for Preferred Stock at the option of the Company.

(5) $195,076 of which was previously paid.


               The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================


                  SUBJECT TO COMPLETION, DATED APRIL 11, 1997
                               10,000,000 Shares

                                     LOGO

                  Laboratory Corporation of America Holdings
             % Series A  Convertible Exchangeable Preferred Stock
                                      or
              % Series B Convertible Pay-in-Kind Preferred Stock
(mandatorily redeemable          , 2012; liquidation preference $50 per share)
                 Dividends payable       ,       ,       , and
                ($500,000,000 aggregate liquidation preference)

                              ---------------


Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), is distributing to holders of record ("Recordholders") of its common stock, par value $0.01 per share (the "Common Stock"), at the close of business on , 1997 (the "Record Date"), transferable rights (the
"Rights") to subscribe for and purchase, at the election of the holders of the Rights (the "Rights Holders"), up to an aggregate of 10,000,000 shares (the "Underlying Shares") of either % Series A Convertible Exchangeable Preferred Stock, par value $0.10 per share, of the Company (the "Series A Exchangeable Preferred Stock") or % Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share, of the Company (the "Series B
PIK Preferred Stock" and, together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"), for a cash price of $50 (the "Subscription Price") per share. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription and Information
Agent (as defined herein) and will be applied to the purchase of Preferred Stock. Rights Holders will be able to exercise their Rights until 5:00
p.m.  New York time on     , 1997 unless such time is extended by the Company
as described herein (the "Expiration Date").


Recordholders will receive of a Right for each share of Common Stock held as of the Record Date (the "Rights Offering"). As soon as practicable after the Record Date, transferable certificates evidencing the Rights (the "Rights Certificates") will be delivered to the Recordholders. No fractional Rights or cash in lieu thereof will be issued or paid by the Company. The number of Rights issued by the Company to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued hereunder. Each Right consists of a basic subscription privilege under which Rights Holders may purchase at the Subscription Price one full share of Preferred Stock for each Right held (the "Basic Subscription Privilege").

Rights Holders who exercise their Basic Subscription Privilege in full will also be eligible to subscribe (the "Oversubscription Privilege") at the Subscription Price for shares of Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares") of the same series as purchased pursuant to such Rights Holder's Basic Subscription Privilege, subject to availability and proration. Once a Rights Holder has exercised the Basic Subscription Privilege or the Oversubscription Privilege such exercise may not be revoked.

HLR Holdings Inc. ("HLR") and Roche Holdings, Inc. ("Roche Holdings"), wholly owned subsidiaries of Roche Holding Ltd. ("Roche") and the owners of approximately 49.9% of the Common Stock currently outstanding, have informed the Company that they intend to exercise their Basic Subscription Privilege and Oversubscription Privilege in full for the Series B PIK Preferred Stock (subject, in the case of the Oversubscription Privilege, to reduction in certain circumstances). As a result, if no other Rights are exercised, HLR and Roche Holdings will purchase 10,000,000 shares of Series
B PIK Preferred Stock.
                                                                   (continued)


For a discussion of certain factors that should be considered in connection with an investment in the Preferred Stock, see "Risk Factors" beginning on page 19.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 Subscription           Dealer Manager           Proceeds to
                    Price          and Solicitation Fees(1)      Company(2)
                 ------------      ---------------------         -----------

Per Share...     $                 $                             $
Total(3)....     $                 $                             $



(1) The fees payable to Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the dealer manager for the Rights Offering, will vary depending on the number of Rights exercised by Rights Holders other than HLR and Roche Holdings. Credit Suisse First Boston will also receive a financial advisory fee of $ .

(2) Before deducting other expenses of the Rights Offering and the Amended
    Credit Agreement payable by the Company estimated at $             .

(3) Assumes that HLR and Roche Holdings purchase 4,988,751 shares of Preferred Stock and that Rights Holders other than HLR and Roche Holdings purchase the remaining shares. If no Rights Holder other than HLR and Roche Holdings purchases Preferred Stock, the total Subscription Price, total Dealer Manager and Solicitation Fees and total Proceeds to
    Company would be              , and               , respectively.


                The Dealer Manager for the Rights Offering is:
                          Credit Suisse First Boston

                    Prospectus dated               , 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               The annual dividend for each share of Series A Exchangeable
Preferred Stock offered hereby is $        , payable in cash.  The annual
dividend for each share of Series B PIK Preferred Stock offered hereby is $
    , payable in shares of Series B PIK Preferred Stock until           , 2003
and cash thereafter.  The Preferred Stock is convertible on or after
, 1997 in the case of the Series A Exchangeable Preferred Stock, and on or
after        , 2000 in the case of the Series B PIK Preferred Stock, in each case, at the option of the holder, unless previously redeemed, into shares of Common Stock at a rate (subject to adjustment in certain events) of shares of Common Stock for each share of Preferred Stock, equivalent to a
conversion price of $         for each share of Common Stock.  The conversion
rate was determined by the Company, in consultation with Credit Suisse First Boston. Among the factors considered by the Board of Directors in determining the conversion rate were (i) the market value of the Common Stock; (ii) the present and projected operating results and financial condition of the Company; (iii) an assessment of the Company's management and management's analysis of the growth potential of the Company and of the Company's market area; (iv) the aggregate size of the Rights Offering; and (v) the conversion rate which the Board of Directors believes investors would readily accept under current economic circumstances. The shares of Series A Exchangeable Preferred Stock will be exchangeable, subject to certain conditions, at the option of the Company, in whole (but not in part), on any dividend payment
date on or after           , 2000 for the Company's     % Convertible
Subordinated Notes due 2012 (the "Notes") at a rate of $50 principal amount of Notes for each share of Series A Exchangeable Preferred Stock. The Series B PIK Preferred Stock will not be exchangeable for Notes. See "Description of the Notes." Except as described above, the terms of the Series A Exchangeable Preferred Stock and the Series B PIK Preferred Stock are identical in all
respects.  The Preferred Stock is not redeemable prior to          , 2000.  On
or after such date, the Company may redeem the Preferred Stock, in whole or in part at the prices set forth herein, plus in each case, accrued and unpaid dividends. All shares of Preferred Stock issued and outstanding as of
, 2012 shall be redeemed by the Company at the redemption price of $50 per share. Dividends on the Preferred Stock are cumulative from the date of
issuance and are payable quarterly in arrears commencing         , 1997.  See
"Description of Preferred Stock."

               The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "LH." On February 26, 1997, the last full trading day before announcement of the Rights Offering, the last reported sale of the
Common Stock on the NYSE Composite Tape was $3 3/4.  On          , 1997, the
last full day of trading prior to the effective date of the registration statement of which this Prospectus forms a part, the last reported sale price
of the Common Stock on the NYSE Composite Tape was $     .  Application has
been made to list the Preferred Stock on the NYSE.   It is unlikely however
that the Series B PIK Preferred Stock will be accepted for listing on the NYSE as it is expected that following the Rights Offering the Series B PIK Preferred Stock will be held by fewer than 100 holders. It is expected that the Rights will trade on the NYSE until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value.

               Upon consummation of the Rights Offering and satisfaction of certain other conditions precedent, an amended and restated credit agreement (the "Amended Credit Agreement") between the Company and its existing lenders will become effective. See "Description of Amended Credit Agreement."

                              --------------

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."



                            PROSPECTUS SUMMARY

               The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. In connection with the Merger (as defined herein) in April 1995, National Health Laboratories Holdings, Inc. ("NHL") changed its name to Laboratory Corporation of America Holdings. Unless otherwise indicated, all references herein to the "Company" refer to Laboratory Corporation of America Holdings and its consolidated subsidiaries following the Merger or NHL and its consolidated subsidiaries prior to the Merger, as applicable.


                                  THE COMPANY

General


               Laboratory Corporation of America Holdings is one of the three largest independent clinical laboratory companies in the United States based on 1996 net revenues. Through a national network of laboratories, the Company offers a broad range of testing services used by the medical profession in the diagnosis, monitoring and treatment of disease and other clinical states. Since its founding in 1971, the Company has grown into a network of 28 major laboratories and approximately 1,500 service sites consisting of branches, patient service centers and STAT laboratories, serving clients in 48 states. For the year ended December 31, 1996, the Company had net sales of $1,607.7 million and EBITDA before a provision for settlements and related expenses, restructuring charges and non-recurring expenses of $173.7 million. See footnote (k) to "Summary Financial Data" for a discussion of certain matters related to EBITDA. Primarily as a result of the Settlement Charge discussed below, operating loss and net loss during such period were $118.8 million and $153.5 million respectively.


               The Company has achieved a substantial portion of its growth through acquisitions. In June 1994, the Company acquired Allied Clinical Laboratories, Inc. ("Allied"), then the sixth largest independent clinical laboratory testing company in the United States (based on 1993 net revenues) (the "Allied Acquisition"). In addition, in April 1995, the Company completed a merger with Roche Biomedical Laboratories, Inc. ("RBL"), an indirect subsidiary of Roche pursuant to an Agreement and Plan of Merger dated as of December 13, 1994 (the "Merger"). In connection with the Merger, the Company changed its name from National Health Laboratories Holdings, Inc. to Laboratory Corporation of America Holdings. In addition to the Merger and the Allied Acquisition, since 1993 the Company has acquired a total of 57 small clinical laboratories with aggregate sales of approximately $182.4 million.

The Clinical Laboratory Testing Industry


               Laboratory tests and procedures are used generally by hospitals, physicians and other health care providers and commercial clients to assist in the diagnosis, evaluation, detection, monitoring and treatment of diseases and other medical conditions through the examination of substances in the blood, tissues and other specimens. Clinical laboratory testing is generally categorized as either clinical testing, which is performed on body fluids including blood and urine, or anatomical pathology testing, which is performed on tissue and other samples, including human cells. Clinical and anatomical pathology procedures are frequently ordered as part of regular physician office visits and hospital admissions in connection with the diagnosis and treatment of illnesses. Certain of these tests and procedures are used principally as tools in the diagnosis and treatment of a wide variety of medical conditions such as cancer, AIDS, endocrine disorders, cardiac disorders and genetic disease. The most frequently requested tests include blood chemistry analyses, urinalyses, blood cell counts, PAP smears, AIDS tests, microbiology cultures and procedures and alcohol and other substance-abuse tests.

               The clinical laboratory industry consists primarily of three types of providers: hospital based laboratories, physician-office laboratories and independent clinical laboratories, such as those owned by the Company.
The Company believes that in 1996 approximately 50 percent of the clinical testing revenues in the United States were derived by hospital-based laboratories, approximately 15 percent were derived by physicians in their offices and laboratories and approximately 35 percent were derived by independent clinical laboratories. The Health Care Financing
Administration ("HCFA") of the Department of Health and Human Services
("HHS") has estimated that in 1996 there were over 5,000 independent clinical laboratories in the United States.


Business Strategy


               During 1996, management began implementing a new business strategy in response to the Company's declining performance. These new strategic objectives are as follows: remaining a low cost provider of clinical testing services; providing high quality customer service to its clients; and improving account profitability. In addition, the Company is focused on certain growth initiatives beyond routine clinical laboratory testing. The Company believes that as a result of this change in focus it is well positioned to achieve its goal of leading the clinical laboratory industry by providing its customers with innovative, responsive, and high quality services.


     Low Cost Provider


               The Company believes that due to synergy programs implemented following the Merger, its standardized equipment and its focus on cost containment, it is a low cost provider of clinical testing services. Since the Merger, the Company has been able to effect substantial operating cost reductions in the combined businesses and expects that the full effect of these savings (approximately $120 million per year when compared to the businesses' costs immediately prior to the Merger) will be realized during 1997. In addition, the Company is focused on other initiatives which are expected to achieve significant cost savings in 1997. These plans include a new agreement with a supplier of telecommunications services, additional supply savings primarily due to increased efficiency, and further regional laboratory consolidation. See "Management's Discussion and Analysis of Results of Operations and Financial Position."

               The Company has also developed and implemented sophisticated management information systems to monitor operations and control costs. All financial functions are centralized in Burlington, North Carolina including purchasing and accounting. Management believes this provides greater control over spending as well as increased supervision and monitoring of results of operations.


     Client Service


               The Company competes primarily on the basis of the quality of its testing, reporting and information systems, its reputation in the medical community, the pricing of its services and its ability to employ qualified personnel. The Company believes it is a leading provider of laboratory testing in terms of its menu and quality of testing services. As a result of the required focus on the consolidation process related to the Merger, however, the Company believes that its level of client service has been negatively impacted. Therefore, in 1997, with the consolidation process substantially completed, one of the Company's goals is to improve client service. An important factor in improving client service includes the Company's initiatives to improve its billing process. See "Business-- Billing."

     Account Profitability

               Since the third quarter of 1996, the Company has begun an active effort to improve the profitability of new and existing business. To date this effort has focused primarily on reviewing existing contracts, including those with managed care organizations, and selectively repricing or discontinuing business with existing accounts which perform below Company expectations. The Company believes that as a result of this effort, the fourth quarter of 1996 was the second consecutive quarter since the Merger that the Company's price per accession or specimen did not decline versus the immediately preceding quarter. The Company is also targeting price increases across most of its business lines, including specialty and niche testing which have not seen price increases since the Merger. While such increases may adversely affect volumes, the Company believes that such measures along with other cost reduction programs, will improve its overall profitability. Finally, the Company is reviewing its sales organization and expects to modify its commission structure so that compensation is tied more directly to the profitability of retained and new business instead of the current practice of basing commissions primarily on revenue generated. The Company is also reviewing alternatives relating to regions of the country and certain businesses where profitability is not reaching internal goals and may enter into joint ventures, alliances, or asset swaps with interested parties in order to maximize regional operating efficiencies.


     Focused Growth Initiatives


               The Company plans to increase market share in certain sections of the market by providing innovative services in three primary areas: (i) hospital alliances; (ii) specialty and niche businesses; and (iii) direct marketing to payors.

               One of the Company's primary growth strategies is to develop an increasing number of hospital alliances. These alliances can take several different forms including laboratory management contracts, reference agreements and joint ventures. Through these alliances the Company provides testing services as well as contract management services. As hospitals continue to be impacted by decreasing fee schedules from third party payors and managed care organizations, the Company believes that they will seek the most cost-effective laboratory services for their patients. The Company's economies of scale as well as its delivery system enable it to assist the hospital in achieving this goal. These alliances are generally more profitable than the Company's core business due to the specialized nature of many of the testing services offered in the alliance program. In 1996, the Company added 6 alliance agreements with hospitals, physician groups and other care provider organizations representing approximately $20 million of annual sales. This increased the total number of alliances to 20 at December 31, 1996 from 14 at December 31, 1995.

               Another primary growth strategy for the Company is growth of its specialty and niche businesses. In general the specialty and niche businesses are designed to serve two market segments: (i) markets which are not served by the routine clinical testing laboratory and therefore are subject to less stringent regulatory and reimbursement constraints; and (ii) markets which are served by the routine testing laboratory but offer the possibility of adding related services from the same supplier. The Company's research and development group continually seeks new and improved technologies for early diagnosis. For example, the Company believes its Center for Molecular and Biology and Pathology ("CMBP") is a leader in molecular diagnostics and polymerase chain reaction ("PCR") technologies which are often able to provide earlier and more reliable information regarding HIV, genetic diseases, cancer, and many viral and bacterial diseases. These technologies may represent a significant savings to managed care organizations by increasing the detection of early stage (treatable) diseases. Also, the Company recently acquired Genetic Design, Inc. and management believes it is now the largest provider of identity testing services in the United States.

               Finally, in 1996 the Company also began to focus efforts on selling its services directly to payors of laboratory services. As a result of that focus, the Company entered into an agreement with PCS Health Systems, Inc. ("PCS"), a leading pharmacy benefit management company with 58 million covered lives, to provide laboratory services as an extension of the PCS prescription card services. Through this agreement patients will be provided with identification cards indicating beneficiary eligibility for both prescription benefits and the Company's testing services. The Company will provide the testing services as requested and bill PCS based on a predetermined fee schedule. The Company will pay PCS certain percentage and fixed fees for adjudication of claims. One of the advantages of the PCS agreements is that patient eligibility will be determined at the time of testing through interface with the PCS information system which will expedite processing of the claim for reimbursement.

Recent Developments

               During 1996 and the early part of 1997, the Company has undergone significant changes in management with Thomas P. Mac Mahon assuming the role of President and Chief Executive Officer in January 1997 in addition to his position as Chairman. Prior to such time Mr. Mac Mahon served as Senior Vice President of Hoffmann-La Roche and President of Roche
Diagnostics Group where he was responsible for the management of all United States operations of the diagnostic businesses of Hoffmann-La Roche. In addition to Mr. Mac Mahon, the Company is led by a new Chief Financial Officer, Wesley R. Elingburg, formerly Senior Vice President-Finance, and a new management committee.

               As part of an examination of the rapid growth of Federal expenditures for clinical laboratory services, several Federal agencies, including the Federal Bureau of Investigation, the Office of the Inspector General ("OIG") of HHS and the Department of Justice (the "DOJ"), have investigated allegations of fraudulent and abusive conduct by health care providers. On November 21, 1996, the Company reached a settlement with the OIG and the DOJ regarding the prior billing practices of various of its predecessor companies (the "1996 Government Settlement"). See "Business--Regulation and Reimbursement--OIG Investigations--1996 Government Settlement". Consistent with this overall settlement, the Company paid $187 million to the Federal Government (the "Settlement Payment") in December 1996 with proceeds from a loan from Roche Holdings (the "Roche Loan"). See "--Relationship with Roche". As a result of negotiations related to the 1996 Government Settlement, the Company recorded a charge of $185 million in the third quarter of 1996 (the "Settlement Charge") to increase reserves for the 1996 Government Settlement and other related expenses of government and private claims resulting therefrom.

               In March 1997, the Company entered into the Sixth Amendment and Waiver (the "Sixth Amendment") to its credit agreement (the "Existing Credit Agreement"). The Sixth Amendment eliminates amortization payments on its term loan facility (the "Term Loan Facility") under the Existing Credit Agreement for 1997 and modifies the interest coverage and leverage ratios for the quarterly periods through December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pursuant to this amendment, the Company paid an amendment fee of 37.5 basis points on commitments and will pay an additional fee of 62.5 basis points if the Rights Offering is not completed by June 30, 1997.

               In addition, the Roche Loan was originally due on March 31, 1997. In March 1997, the Company negotiated an amendment to the Roche Loan which provided for an extension of the due date to March 31, 1998.

               The Company also entered into the Amended Credit Agreement with its lenders under the Existing Credit Agreement which will become effective upon completion of the Rights Offering following satisfaction of certain conditions precedent. Upon consummation of the Rights Offering and receipt of $500 million in gross proceeds, the Amended Credit Agreement makes available to the Company a term loan facility of $643.8 million (the "Amended Term Loan Facility") and a $450.0 million revolving credit facility (the "Amended Revolving Credit Facility"). See "Description of Amended Credit Agreement" and Note 9 of the Notes to Consolidated Financial Statements for a complete description of the Amended Credit Agreement.

               The Company's principal executive offices are located at 358 South Main Street, Burlington, North Carolina 27215, and its telephone number is (910) 229-1127.


                            RELATIONSHIP WITH ROCHE

               In connection with the Merger, HLR, and its designee, Roche Holdings, received 49.9% of the total outstanding Common Stock of the Company and the Company, HLR, Roche Holdings and Hoffmann-La Roche, Inc. entered into a Stockholder Agreement dated as of April 28, 1995 (the "Stockholder Agreement"). As a result of its ownership interest and its rights under the Stockholder Agreement, Roche is able to exercise significant influence on the governance of the Company and on the composition of its board of directors. See "Certain Relationships and Related Transactions--The Stockholder Agreement." HLR and Roche Holdings have indicated that they intend to exercise their Basic Subscription Privilege and Oversubscription Privilege in the Rights Offering in full for Series B PIK Preferred Stock (subject, in the case of the Oversubscription Privilege, to reduction in certain circumstances). As a result, if no other Rights are exercised, HLR and Roche Holdings will purchase 10,000,000 shares of Series B PIK Preferred Stock. Consequently, following conversion of all of the Preferred Stock, HLR and Roche Holdings
will own a minimum of 49.9% and a maximum of    % of the total outstanding
Common Stock of the Company. As mentioned above, in December, 1996, Roche Holdings loaned $187 million to the Company to fund the Settlement Payment in the form of a promissory note. Such note bears interest at a rate of 6.625% per annum and matures on March 31, 1998. A portion of the proceeds of the Rights Offering will be used to repay such loan. See "Use of Proceeds."



                              THE RIGHTS OFFERING


Securities Offered..................   A total of up to 10,000,000 shares of
                                       Preferred Stock are being offered in
                                       the Rights Offering pursuant to the
                                       exercise of Rights.  Once the Rights
                                       are distributed and until the
                                       Expiration Date, the Company will
                                       not effect a reclassification of
                                       the Company's equity securities
                                       which could have the effect of
                                       materially altering the value of the
                                       Rights.  See "Description of Rights
                                       Offering" and "Description of
                                       Preferred Stock."

Basic Subscription Privilege........   Recordholders at the close of business
                                       on the Record Date will receive, at no
                                       cost,    of a Right for each share of
                                       Common Stock owned of record at the
                                       close of business on such date.  Each
                                       Right will entitle the Rights Holder to
                                       subscribe for one Underlying Share at
                                       the Subscription Price.  Upon exercise
                                       of the Rights, Rights Holders must
                                       indicate on their Rights Certificate
                                       whether they wish to receive either
                                       shares of Series A Exchangeable
                                       Preferred Stock or shares of Series B
                                       PIK Preferred Stock.  A failure to so
                                       indicate on the Rights Certificate will
                                       result in the issuance of Series A
                                       Exchangeable Preferred Stock.  No
                                       fractional Rights or cash in lieu
                                       thereof will be issued or paid.
                                       Fractional Rights will be rounded to
                                       the nearest whole number, with such
                                       adjustments as may be necessary to
                                       ensure that no more than 10,000,000
                                       shares of Preferred Stock are issued
                                       hereunder.  ONCE A RIGHT HAS BEEN
                                       PROPERLY EXERCISED, IT CANNOT BE
                                       REVOKED.  See "Description of Rights
                                       Offering--The Rights" and
                                       "--Subscription Privileges."

Oversubscription Privilege..........   Each Rights Holder who elects to
                                       exercise the Basic Subscription
                                       Privilege in full may also subscribe at
                                       the Subscription Price for Excess
                                       Shares of the same series as purchased
                                       pursuant to such Rights Holder's Basic
                                       Subscription Privilege, subject to
                                       availability and proration.  The
                                       available Excess Shares will be
                                       prorated among Rights Holders who
                                       exercise their Oversubscription
                                       Privilege based upon the respective
                                       number of shares of Preferred Stock
                                       each such Rights Holder shall have
                                       subscribed for pursuant to the Basic
                                       Subscription Privilege; provided,
                                       however, that HLR and Roche Holdings
                                       will not be allocated any Excess Shares
                                       until all other Rights Holders
                                       exercising the Oversubscription
                                       Privilege have been allocated the
                                       number of Excess Shares for which they
                                       oversubscribed.  All excess payments
                                       shall be returned by mail without
                                       interest or deduction promptly after
                                       the Expiration Date and after all
                                       prorations and adjustments contemplated
                                       by the Rights Offering have been
                                       effected.  See "Description of Rights
                                       Offering--Subscription Privileges."

Subscription Price..................   $50 per share of Preferred Stock.
                                       Payment of the Subscription Price will
                                       be held in a segregated account to be
                                       maintained by the Subscription and
                                       Information Agent and will be applied
                                       to the purchase of Preferred Stock.

Record Date.........................                   , 1997.


Expiration Date.....................   The Rights will expire, if not
                                       exercised prior to 5:00 p.m., New York
                                       time, on        , 1997 unless extended
                                       for up to 30 days in the sole
                                       discretion of the Company.  The number
                                       and length of any such extensions will
                                       be set at the time of any such
                                       extension.  See "Description of Rights
                                       Offering--Expiration Date."


The Rights..........................   The Rights will be evidenced by
                                       transferable certificates that will be
                                       exercisable by a Rights Holder until the Expiration Date. It is expected that the Rights will trade on the NYSE until the close of business on the last trading day prior to the Expiration
                                       Date, at which time they will cease to
                                       have value.


Subscription and Information Agent..   American Stock Transfer &Trust Company.

Dealer Manager......................   The Company and Credit Suisse First
                                       Boston (the "Dealer Manager") have
                                       entered into a Dealer Manager Agreement
                                       pursuant to which Credit Suisse First
                                       Boston is acting as the dealer manager
                                       in connection with the Rights Offering.
                                       The Company has agreed to pay certain
                                       fees to, and expenses of, the Dealer
                                       Manager for its services in the Rights
                                       Offering.  See "Plan of Distribution."

Procedure for Exercising Rights.....   The Basic Subscription Privilege and
                                       the Oversubscription Privilege may be
                                       exercised by properly completing the
                                       Rights Certificate, and forwarding it
                                       (or following the Guaranteed Delivery
                                       Procedures), with payment of the
                                       Subscription Price for each Underlying
                                       Share subscribed for pursuant to the
                                       Basic Subscription Privilege and the
                                       Oversubscription Privilege, to the
                                       Subscription and Information Agent, who
                                       must receive such Rights Certificate or
                                       Notice of Guaranteed Delivery and
                                       payment on or prior to the Expiration
                                       Date.  If Rights Certificates are sent
                                       by mail, Rights Holders are urged to
                                       use insured, registered mail, return
                                       receipt requested.  See "Description
                                       of Rights Offering--Method of
                                       Subscription --Exercise of Rights."

                                       If the aggregate Subscription Price
                                       paid by an exercising Rights Holder is
                                       insufficient to purchase the number of
                                       Underlying Shares that the Rights
                                       Holder indicates are being subscribed
                                       for, or if no number of Underlying
                                       Shares to be purchased is specified,
                                       then the Rights Holder will be deemed
                                       to have exercised the Basic
                                       Subscription Privilege to purchase
                                       Underlying Shares to the full extent of
                                       the payment price tendered.  If the
                                       aggregate Subscription Price paid by an
                                       exercising Rights Holder exceeds the
                                       amount necessary to purchase the number
                                       of Underlying Shares for which the
                                       Rights Holder has indicated an
                                       intention to subscribe, then the Rights
                                       Holder will be deemed to have exercised
                                       the Oversubscription Privilege to the
                                       full extent of the excess payment
                                       tendered, and any amount remaining
                                       shall be returned to such Rights
                                       Holder.  See "Description of Rights
                                       Offering--Method of
                                       Subscription--Exercise of Rights."

                                       ONCE A RIGHTS HOLDER HAS EXERCISED THE
                                       BASIC SUBSCRIPTION PRIVILEGE OR THE
                                       OVERSUBSCRIPTION PRIVILEGE, SUCH
                                       EXERCISE MAY NOT BE REVOKED.  RIGHTS
                                       NOT EXERCISED PRIOR TO THE
                                       EXPIRATION DATE WILL EXPIRE.


Persons Holding Common Stock, or
Wishing to Exercise Rights,
Through Others......................   Persons holding shares of Common Stock
                                       beneficially and receiving the Rights
                                       issuable with respect thereto, through
                                       a broker, dealer, commercial bank,
                                       trust company or other nominee, as well
                                       as persons holding certificates for
                                       Common Stock directly, who would prefer
                                       to have such institutions effect
                                       transactions relating to the Rights on
                                       their behalf, should contact the
                                       appropriate institution or nominee and
                                       request it to effect such transaction
                                       for them.  See "Description of Rights
                                       Offering--Method of
                                       Subscription--Exercise of Rights."

Procedure for Exercising Rights
by Stockholders Outside of the
United States.......................   Rights Certificates will not be mailed
                                       to holders of Common Stock whose
                                       addresses are outside the United States
                                       or who have an Army Post Office ("APO")
                                       or a Fleet Post Office ("FPO") address,
                                       but will be held by the Subscription
                                       and Information Agent for their
                                       accounts.  To exercise the Rights
                                       represented thereby, such holders must
                                       notify the Subscription and Information
                                       Agent and take all other steps which
                                       are necessary to exercise the Rights on
                                       or prior to 5:00 p.m. New York time on
                                            , 1997.  If no contrary
                                       instructions have been received by such
                                       time, the Rights of such holders will
                                       expire.  See "Description of Rights
                                       Offering--Foreign and Certain Other
                                       Stockholders."


Federal Income Tax Consequences.....   In the opinion of Davis Polk &
                                       Wardwell, for United States Federal
                                       income tax purposes, receipt of Rights
                                       by a Recordholder pursuant to the
                                       Rights Offering should be treated as a
                                       nontaxable distribution with respect to
                                       the Common Stock.  See "Certain Federal
                                       Income Tax Consequences."


Issuance of Preferred Stock.........   Certificates representing shares of
                                       Preferred Stock purchased pursuant
                                       to the exercise of the Rights will
                                       be delivered to subscribers as soon
                                       as practicable after the Expiration
                                       Date and after all prorations and
                                       adjustments contemplated by the
                                       terms of the Rights Offering have
                                       been effected.

No Board or Financial Advisor
Recommendations.....................   An investment in the Preferred Stock
                                       must be made pursuant to each
                                       investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor Credit Suisse First Boston, as financial advisor to the Company, makes any recommendation to Rights Holders regarding whether they should exercise their Rights to purchase Preferred
                                       Stock.


Principal Stockholders..............   HLR and Roche Holdings, the owners of
                                       approximately 49.9% of the Common Stock
                                       currently outstanding, have indicated
                                       that they intend to exercise their Basic
                                       Subscription Privilege and
                                       Oversubscription Privilege in full for
                                       Series B PIK Preferred Stock (subject,
                                       in the case of the Oversubscription
                                       Privilege, to reduction in certain
                                       circumstances). As a result, if no
                                       other Rights are exercised, HLR and
                                       Roche Holdings will purchase 10,000,000
                                       shares of Series B PIK Preferred Stock.

NYSE Symbol for Common Stock........   "LH"

NYSE Symbol for Rights..............   "LH RT"

NYSE Symbol for the Series A
Exchangeable Preferred Stock........   "LH PrA"

NYSE Symbol for
the Series B PIK Preferred Stock....   "LH PrB".  While application has been
                                       made to list the Series B PIK Preferred
                                       Stock on the NYSE, it is unlikely that
                                       the Series B PIK Preferred Stock will
                                       be accepted for listing as it is
                                       expected that following the Rights
                                       Offering the Series B PIK Preferred
                                       Stock will be held by fewer than 100
                                       holders.

Use of Proceeds.....................   The gross proceeds of the Rights
                                       Offering will be used to  (i) repay
                                       $298 million outstanding under the
                                       Existing Credit Agreement, (ii) pay
                                       fees and expenses of approximately $15
                                       million related to the Rights Offering
                                       and the Amended Credit Agreement  and
                                       (iii) repay the $187 million loan from
                                       Roche Holdings in order to fund the
                                       Settlement Payment.  See "Use of
                                       Proceeds."



                              THE PREFERRED STOCK

Securities Offered..................   An aggregate of up to 10,000,000
                                       shares of % Series A Convertible
                                       Exchangeable Preferred Stock and %
                                       Series B Convertible Pay-in-Kind
                                       Preferred Stock.  Except as
                                       described below, the terms of the
                                       Series A Exchangeable Preferred
                                       Stock and the Series B PIK Preferred
                                       Stock are identical in all respects.

Mandatory Redemption................                , 2012.

Dividends...........................   Annual cumulative dividends of $
                                       per share on the Preferred Stock are
                                       payable quarterly on each           ,
                                              ,        and         , when, as
                                       and if declared by the Board of
                                       Directors.


                                       Annual cumulative dividends in the
                                       case of the Series A Exchangeable
                                       Preferred Stock are payable in cash
                                       out of funds legally available
                                       therefor, and in the case of the
                                       Series B PIK Preferred Stock, are
                                       payable in shares of Series B PIK
                                       Preferred Stock until        , 2003 and
                                       cash thereafter.

                                       The Company may not pay dividends on
                                       the Preferred Stock unless it has
                                       paid or declared and set apart for
                                       payment or contemporaneously pays or
                                       declares and sets apart for payment
                                       accrued and unpaid dividends for all
                                       dividend payment periods on any
                                       class or series of stock having
                                       parity with the Preferred Stock as
                                       to dividends (which, in the case of
                                       the Series A Exchangeable Preferred
                                       Stock, will include the Series B PIK
                                       Preferred Stock and vice versa)
                                       ratably, so that the amount of
                                       dividends declared and paid per
                                       share on each series of Preferred
                                       Stock will bear to each other the
                                       same ratio that the accrued and
                                       unpaid dividends to the date of
                                       payment on each series of Preferred
                                       Stock bear to each other.

Liquidation Preference..............   $50 per share of Preferred Stock,
                                       plus accrued and unpaid dividends.

Conversion Rights...................   Each share of Preferred Stock
                                       will be convertible at any time at the
                                       option of the holder thereof, in the
                                       case of the Series A Exchangeable
                                       Preferred Stock on or after      , 1997
                                       and in the case of the Series B PIK
                                       Preferred Stock on or after     , 2000,
                                       into     shares of Common Stock of the
                                       Company, subject to adjustment in
                                       certain events, including a
                                       Fundamental Change (as defined
                                       herein).  See "Description of
                                       Preferred Stock --Conversion
                                       Rights."

Exchange for Notes..................   The Series A Exchangeable
                                       Preferred Stock will be exchangeable,
                                       subject to certain conditions, at the
                                       option of the Company, in whole (but
                                       not in part), on any dividend payment
                                       date on or after           , 2000 for
                                       the Company's    % Convertible
                                       Subordinated Notes due 2012 in a
                                       principal amount equal to $50 per
                                       share of Series A Exchangeable
                                       Preferred Stock.  The Notes will be
                                       convertible, at the option of the
                                       holder thereof, into shares of
                                       Common Stock initially at the
                                       conversion price for the Series A
                                       Exchangeable Preferred Stock at the
                                       time of the exchange.  Holders of
                                       Notes will be entitled to the same
                                       conversion rights as holders of
                                       Series A Exchangeable Preferred
                                       Stock.  The Notes will bear interest
                                       at the rate of    % payable quarterly
                                       in arrears on      ,        ,       and
                                              of each year, commencing on the
                                       first such interest payment date
                                       following the date of exchange.  At
                                       the Company's option, on or
                                       after        , 2000, the Notes will
                                       be redeemable, in whole or in part,
                                       at the redemption prices set forth
                                       herein plus accrued and unpaid
                                       interest.  The Notes are not subject
                                       to mandatory sinking fund payments.
                                       The Notes will be subordinated to
                                       all Senior Indebtedness (as defined
                                       herein) of the Company.


Optional Redemption.................   The Preferred Stock will not be
                                       redeemable prior to           , 2000.
                                       On and after such date, the
                                       Preferred Stock will be redeemable,
                                       in whole or in part, at the option
                                       of the Company, at the prices set
                                       forth herein, plus in each case
                                       accrued and unpaid dividends to the
                                       redemption date.


Ranking.............................   The Preferred Stock will rank, with
                                       respect to dividend rights and rights
                                       upon liquidation, winding up or
                                       dissolution, senior to all classes
                                       of the Company's common stock, on
                                       parity with each other and junior to
                                       any other series of preferred stock
                                       that may hereafter be created with
                                       the approval of the holders of
                                       Preferred Stock that ranks senior
                                       to the Preferred Stock.

Voting Rights.......................   The holders of Preferred Stock will not
                                       have any voting rights, except as
                                       provided by applicable law and
                                       except that, among other things,
                                       holders will be entitled to vote
                                       together as a separate class (with
                                       the holders of shares of any other
                                       series of preferred stock of the
                                       Company having similar rights) to
                                       elect two directors of the Company
                                       if the equivalent of six quarterly
                                       dividends payable on the Preferred
                                       Stock are in arrears.  In addition,
                                       so long as any Preferred Stock is
                                       outstanding the Company will not,
                                       without the affirmative vote or
                                       consent of the holders of at least
                                       66 2/3% of all outstanding shares of
                                       both series of Preferred Stock and
                                       outstanding Parity Dividend Stock
                                       (as defined herein)  (voting as a
                                       single class), take certain actions
                                       so as adversely to affect the
                                       relative rights, preferences,
                                       qualifications, limitations, or
                                       restrictions of either series of
                                       Preferred Stock, authorize or issue,
                                       or increase the authorized amount of
                                       any Senior Dividend Stock, Senior
                                       Liquidation Stock (as such terms are
                                       defined herein) or any security
                                       convertible into such Senior
                                       Dividend Stock or Senior Liquidation
                                       Stock or effect any reclassification
                                       of either series of Preferred Stock.

                                       Each share of Preferred Stock will be
                                       entitled to one vote on matters on
                                       which holders of such shares are
                                       entitled to vote.

Federal Income Tax
Consequences........................   In the opinion of Davis Polk &
                                       Wardwell, there are certain Federal
                                       income tax consequences associated with
                                       purchasing, holding and disposing of
                                       the Preferred Stock, including the
                                       fact that an exchange of the Series
                                       A Exchangeable Preferred Stock for
                                       Notes or a redemption of shares of
                                       Preferred Stock for cash will be a
                                       taxable transaction and may be
                                       taxable as a dividend.  See "Certain
                                       Federal Income Tax Consequences."



                            SUMMARY FINANCIAL DATA

                                                                                   Year Ended December 31,
                                           1996         1996          1995(b)        1994(c)         1993          1992
                                       -----------     --------      --------        -------       -------        -------
                                       Pro forma(a)     Actual
                                                                       (Dollars in millions, except per share amou nts)

Statement of Operations Data:
Net sales............................   $1,607.7       $1,607.7      $1,432.0        $ 872.5       $ 760.5         $ 721.4
Cost of sales........................    1,183.9        1,183.9       1,024.3          597.0         444.5           395.1
                                        --------       --------      --------        -------       -------         -------
Gross profit.........................      423.8          423.8         407.7          275.5         316.0           326.3
Selling general and
 administrative
 expenses............................      305.0          305.0         238.5          149.3         121.4           117.9
Amortization of intangibles
 and other assets....................       29.6           29.6          27.0           16.3           9.1             8.3
Restructuring and
 non-recurring charges...............       23.0 (d)       23.0 (d)      65.0 (e)        --            --              --
Provision for settlements
 and related expenses................      185.0 (d)      185.0 (d)      10.0 (e)        --            --            136.0 (f)
                                        --------       --------      --------        -------       -------         -------
Operating income (loss)..............     (118.8)        (118.8)         67.2          109.9         185.5            64.1
Litigation settlement
 and related expenses................         --            --            --           (21.0)(g)       --              --
Other gains and
 expenses, net.......................         --            --            --             --           15.3 (h)         --
Net interest income (expense)........      (56.9)         (69.5)        (64.1)         (33.5)         (9.7)           (2.0)
                                        --------       --------      --------        -------       -------         -------
Earnings (loss) before
 income taxes and
 extraordinary item..................     (175.7)        (188.3)          3.1           55.4         191.1            62.1
Provision for
 income taxes........................      (29.8)         (34.8)          7.1           25.3          78.4            21.5
                                        --------       --------      --------        -------       -------         -------
Earnings (loss) before
 extraordinary item..................     (145.9)        (153.5)         (4.0)          30.1         112.7            40.6
Extraordinary item--loss
 on early extinguishment
 of debt, net(i).....................         --            --           (8.3)           --            --              --
                                        --------       --------      --------        -------       -------         -------
Net earnings (loss)..................     (145.9)        (153.5)        (12.3)          30.1         112.7            40.6
Less preferred
 stock dividend......................      (43.2)           --            --             --            --              --
Net earnings (loss)
 applicable to common shares.........   $ (189.1)      $ (153.5)     $  (12.3)       $  30.1      $  112.7       $    40.6
                                        --------       --------      --------        -------       -------         -------
Net earnings (loss)
 per common share:
      Primary
      Before extraordinary loss            (1.54)          (1.25)       (0.03)           0.36      $   1.26            0.43
      Extraordinary loss                      --            --          (0.08)           --            --              --
                                        --------       ---------     --------        --------      --------        --------
      Total                             $  (1.54)      $   (1.25)    $  (0.11)       $   0.36      $   1.26        $   0.43
                                        ========       =========     ========        ========      ========        ========
      Fully Diluted
      Before extraordinary loss            (1.54)          (1.25)       (0.03)           0.36      $   1.26            0.43
      Extraordinary loss                     --           --             (0.8)           --            --            --
                                        --------       ---------     --------        --------      --------        --------
      Total                             $  (1.54)      $   (1.25)    $  (0.11)       $   0.36      $   1.26        $   0.43
                                        ========       =========     ========        ========      ========        ========
Dividends per common share...........   $    --        $     --      $    --         $   0.08      $   0.32        $   0.31
Weighted average common shares
 outstanding (in thousands)
      Primary........................    122,920         122,920      110,579          84,754        89,439          94,468
                                        ========       =========     ========        ========      ========        ========
      Fully diluted..................    307,696         122,920      110,579          84,754        89,439          94,468
                                        ========       =========     ========        ========      ========        ========


                                                              1996         1995(b)        1994(c)         1993          1992
                                                           ---------      --------       --------       -------       -------
                                                             Actual
                                                           ---------

Supplemental Data:
Net cash provided by (used in) operating activities(j)..   $ (186.8)      $   47.0       $   14.7       $  57.2       $ 102.4
Net cash used in investing activities...................   $  (59.1)      $ (115.0)      $ (293.6)      $ (95.7)      $ (36.3)
Net cash provided by (used in) financing activities(j)..   $  258.8       $   57.6       $  293.4       $  17.4       $ (84.0)
Bad debt expense........................................   $   81.4       $   64.8       $   29.5       $  28.0       $  32.1
Bad debt expense as a % of net sales....................        5.1 %          4.5%           3.4%          3.7%          4.4%
Capital expenditures....................................   $   54.1       $   75.4       $   48.9       $  33.6       $  34.9
EBITDA(k)...............................................   $  (34.3)      $  139.6       $  154.3       $ 217.7       $  91.0
EBITDA as a % of net sales(k)...........................       (2.1)%          9.7%          17.7%         28.6%         12.6%
Adjusted EBITDA(l)......................................   $  173.7       $  214.6       $  154.3       $ 217.7       $ 227.0
Adjusted EBITDA as a % of net sales(l)..................       10.8 %         15.0%          17.7%         28.6%         31.5%
Ratio of earnings to combined fixed charges and
 preferred stock dividends(m)...........................         NM          1.04 x          2.20x        10.16x         5.71x


                                                                   As of December 31,
                                   -------------------------------------------------------------------------------------------
                                      1996              1996            1995(b)          1994(c)          1993          1992
                                   ------------       --------        ---------         --------        -------        -------
                                   Pro forma(m)        Actual
                                   ------------       --------

Balance Sheet Data:                                                (Dollars in millions)
Cash and cash equivalents......    $   29.3           $   29.3        $    16.4         $   26.8        $  12.3        $  33.4
Working capital ...............       468.7              468.7            249.4             90.2           62.4           32.0
Total assets...................     1,921.3            1,917.0          1,837.2          1,012.7          585.5          477.4
Total debt(o).................        823.0            1,308.0          1,034.2            648.9          341.5          154.2
Total stockholders' equity.....       247.4              258.1            411.6            166.0          140.8          212.5



(a) The summary unaudited pro forma statement of operations data for the year ended December 31, 1996 present the results of operations of the Company assuming the Roche Loan, the Settlement Payment, the Rights Offering and the application of the proceeds therefrom and effectiveness of the Amended Credit Agreement had occurred as of the beginning of 1996. For a complete description of the assumptions underlying the pro forma amounts, see "Unaudited Pro Forma Financial Information."

(b) In April 1995, the Company completed the Merger. RBL's results of operations have been included in the Company's results of operations since April 28, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Note 2 of the Notes to Consolidated Financial Statements.

(c) In June 1994, the Company completed the Allied Acquisition. Allied's results of operations have been included in the Company's results of operations since June 23, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Note 2 of the Notes to Consolidated Financial Statements.

(d) In the second quarter of 1996, the Company recorded certain charges of a non-recurring nature including additional charges related to the restructuring of operations following the Merger. The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions. In addition, the Company recorded $10.0 million in non-recurring charges in the second quarter of 1996 related to the integration of its operations following the Merger. See Note 3 of the Notes to Consolidated Financial Statements. As a result of negotiations with the OIG and DOJ related to the 1996 Government Settlement, the Company recorded the Settlement Charge of $185.0 million in the third quarter of 1996 to increase accruals for settlements and related expenses of government and private claims resulting from these investigations. See "Regulation and Reimbursement--1996 Government Settlement."

(e) In 1995, following the Merger, the Company determined that it would be beneficial to close certain laboratory facilities and eliminate duplicate functions in certain geographic regions where duplicate NHL and RBL facilities or functions existed at the time of the Merger. The Company recorded restructuring charges of $65.0 million in connection with these plans. See Note 3 of the Notes to Consolidated Financial Statements. Also in 1995, the Company recorded a pre-tax special charge of $10.0 million in connection with the estimated costs of settling various claims pending against the Company, substantially all of which were billing disputes with various third party payors relating to the contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile without clearly offering an alternative profile that did not include these medical tests. As of December 31, 1996, the majority of these disputes have been settled.

(f) In the fourth quarter of 1992, the Company recorded a charge against operating income of $136.0 million related to the 1992 NHL Government Settlement (as defined herein). See "Regulation and Reimbursement--OIG Settlement--1992 NHL Government Settlement."

(g) In 1994, the Company approved a settlement of shareholder class and derivative litigation. In connection with the settlement, the Company recorded a pre-tax special charge of $15.0 million and a $6.0 million charge for expenses related to the settled litigation. Insurance payments and payments from other defendants amounted to $55.0 million plus expenses. The litigation consisted of two consolidated class action suits filed in December 1992 and November 1993 and a consolidated shareholder derivative action brought in Federal and state courts in San Diego, California. The settlement involved no admission of wrongdoing and all payments under the settlement agreement have been paid.

(h) Represents a one-time pretax gain comprised of expense reimbursement and termination fees of $21.6 million in connection with the Company's attempt to purchase Damon Corporation, a competing independent clinical laboratory, less related expenses and write-off of certain bank financing costs of $6.3 million.

(i) In connection with the repayment in 1995 of existing revolving credit and term loan facilities in connection with the Merger, the Company recorded an extraordinary loss of approximately $13.5 million ($8.3 million, net of tax), consisting of the write-off of deferred financing costs, related to the early extinguishment of debt.

(j) The Company made the Settlement Payment in December 1996 with the proceeds of the Roche Loan.

(k) EBITDA represents income (loss) before net interest expense, provision for income taxes, depreciation and amortization expense and extraordinary items. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles
    ("GAAP") (and should not be considered as an indicator of operating performance or an alternative to operating income or cash flow (as measured by GAAP)), as a measure of liquidity, management believes it provides additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA may not be comparable to other measures of liquidity and excludes components of net income (loss) which are significant in understanding the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(l) Adjusted EBITDA represents income (loss) before net interest expense, provision for income taxes, depreciation and amortization, extraordinary items, a provision for settlements and related expenses, restructuring charges and nonrecurring expenses. While Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP (and should not be considered as an indicator of operating performance or an alternative to operating income or cash flow (as measured by GAAP)), as a measure of liquidity, management believes it provides additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Adjusted EBITDA may not be comparable to other measures of liquidity and excludes components of net income (loss) which are significant in understanding the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(m) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $188.3 million. For the year ended December 31, 1996, pro forma earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $227.4 million.

(n) The summary unaudited pro forma consolidated balance sheet data as of December 31, 1996 presents the financial position of the Company adjusted to give pro forma effect to the Roche Loan, the Settlement Payment, the Rights Offering and the application of the proceeds therefrom and effectiveness of the Amended Credit Agreement. For a complete description of the assumptions underlying the pro forma amounts, see "Unaudited Pro Forma Financial Information."

(o) Total debt includes a capital lease obligation of $9.8 million, $9.6 million, $9.8 million, $9.7 million and $9.6 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively. Total debt also includes the expected value of future contractual and contingent amounts to be paid to the principals of acquired laboratories. Such payments are principally based on a percentage of future revenues derived from the acquired customer lists or specified amounts to be paid over a period of time.
    At December 31, 1996, 1995, 1994, 1993 and 1992, such amounts were
    $27.7 million, $23.3 million, $35.1 million, $26.8 million and $4.6 million, respectively. In December 1996, the Company received a loan of $187 million from Roche Holdings to fund the Settlement Payment.
    Such loan bears interest at a rate of 6.625% per annum and matures on March 31, 1998.




                                 RISK FACTORS


               In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered hereby.


               Substantial Leverage. Following the Rights Offering, the Company will continue to be highly leveraged. As of December 31, 1996, after giving pro forma effect to the Rights Offering and the application of the proceeds therefrom, the Company would have had total indebtedness of $823.0 million and stockholders' equity of $247.4 million. For the year ended December 31, 1996, pro forma earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $227.4 million. Pro forma net interest expense for the fiscal year ended December 31, 1996 would have been $56.6 million. The Company may incur additional indebtedness in the future, including as a result of the exchange of the Series A Exchangeable Preferred Stock for Notes, subject to limitations imposed by the Amended Credit Agreement. See "Capitalization" and "Unaudited Pro Forma Financial Statements." As a result of potential defaults under the Existing Credit Agreement resulting from, among other things, the Company's performance and higher than projected debt levels, the Settlement Charge and the Roche Loan, the Company has entered into various amendments and obtained waivers of certain covenants thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Borrowings under the Company's revolving credit facility of $450.0 million (the "Revolving Credit Facility") under the Existing Credit Agreement were $384.0 million as of March 31, 1997. Cash and cash equivalents on hand, cash flow from operations and additional borrowing capabilities of $66.0 million as of March 31, 1997 under the Revolving Credit Facility are expected to be sufficient to meet anticipated operating requirements, debt repayments and provide funds for capital expenditures and working capital through 1997. The Company's ability to meet anticipated operating requirements, debt repayments, including the Roche Loan which matures on March 31, 1998, and other anticipated cash outlays beyond 1997 is substantially dependent upon the completion of the Rights Offering. Failure to complete the Rights Offering by the end of February 1998 will require additional waivers or amendments to the Existing Credit Agreement. There can be no assurance that such waivers or amendments can be obtained. Therefore, the failure to complete the Rights Offering by the end of February 1998 could have a material adverse effect on the Company's financial condition and liquidity.

               The level of the Company's indebtedness could have important consequences to holders of the Company's securities, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital and capital expenditures could be limited; (iii) the Company may be more vulnerable to extended economic downturns and may be restricted in exploiting business opportunities; (iv) the Amended Credit Agreement contains financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets, pay cash dividends in the event of a default, including dividends on the Preferred Stock and pay interest on the Notes, and failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company and (v) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in market conditions, including adverse governmental regulations (including reductions in the amounts reimbursable to the Company under Medicare and Medicaid). See "--Limitations on Third Party Payor Reimbursement of Health Care Costs." In addition, pursuant to the terms of the Preferred Stock, if dividends on the Series A Exchangeable Preferred Stock were to be limited pursuant to the Amended Credit Agreement prior to , 2003, the Company's ability to pay dividends in kind on the Series B PIK Preferred Stock would also be limited. Furthermore, the ability of the Company to satisfy its obligations will be dependent upon its future performance and market conditions, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the Company's control. In addition, because the borrowings outstanding under the Amended Credit Agreement bear interest at a floating rate, the Company's financial performance may be adversely affected by increases in interest rates. The Amended Credit Agreement provides that in the event of a reduction of the percentage of Common Stock held by HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) below 25%, the applicable interest margins and facility fees on borrowings outstanding under the Amended
Credit Agreement will increase. The amount of the increase will depend, in part, on the leverage ratio of the Company at the time of such reduction.
In addition, pursuant to the Amended Credit Agreement, the applicable interest margins on borrowings outstanding thereunder are based upon the leverage ratio. See "Description of Amended Credit Agreement".

               In addition, Notes issued upon exchange of the Preferred Stock will be subordinated to all Senior Indebtedness. Following the Rights Offering, approximately $786.1 million of Senior Indebtedness will be outstanding. There will be no restrictions on the creation of Senior Indebtedness in the Indenture.

               Limitations on Third Party Payor Reimbursement of Health Care Costs. The health care industry is undergoing significant change as third party payors, such as Medicare and Medicaid and insurers, increase their efforts to control the cost of health care services. During the year ended December 31, 1996, the Company derived approximately 18% and 5% of its net revenues from tests performed for beneficiaries of Medicare and Medicaid programs, respectively. The Company's business depends significantly on continued participation in these programs and the Company is required by law to accept reimbursement from Medicare and Medicaid as payment in full for covered tests performed for Medicare and Medicaid beneficiaries. In an effort to address the problem of increasing health care costs, legislation has been proposed at both Federal and state levels to further regulate health care delivery in general and clinical laboratories in particular and legislation has been enacted that reduces the amounts reimbursable to the Company and other independent clinical laboratories under Medicare and Medicaid, the levels of which have declined steadily since 1984. See "Regulation and Reimbursement--General--Regulation Affecting Reimbursement of Clinical Laboratory Services." Such reductions have negatively impacted the Company's net sales, cost of sales as a percentage of net sales and selling, general and administrative expenses as a percentage of net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Congress passed a bill (the Medicare Preservation Act) that would have further reduced the amounts reimbursable to the Company and other clinical laboratories, but the bill was vetoed by the President. In addition, effective January 1, 1996, HCFA adopted a new policy on reimbursement for chemistry panel tests. As of January 1, 1996, 22 automated tests (rather than 19 tests) became reimbursable by Medicare as part of an automated chemistry profile. HCFA retains the authority to expand in the future the list of tests included in a panel. Effective as of March 1, 1996, HCFA eliminated its prior policy of permitting payment for all tests contained in an automated chemistry panel when at least one of the tests in the panel is medically necessary. Under the new policy, Medicare payment will not exceed the amount that would be payable if only the tests that are "medically necessary" had been ordered. In addition, since 1995 most Medicare carriers have begun to require clinical laboratories to submit documentation supporting the medical necessity, as judged by ordering physicians, for commonly ordered tests. The Company has incurred and expects to continue to incur additional reimbursement reductions and additional costs associated with the implementation of these requirements of HCFA and Medicare carriers. These and other proposed changes affecting the reimbursement policy of Medicare and Medicaid programs could have a material adverse effect on the business, results of operations or financial condition of the Company. In particular, the Company has experienced lower collection rates beginning in the second quarter of 1996 as a result of these more stringent medical necessity requirements. See "--Collection Rates from Third Party Payors."

               Collection Rates from Third Party Payors. During the fourth quarter of 1995 and the second quarter of 1996, the Company recorded pre-tax special charges of $15.0 million and $10.0 million, respectively, based on the Company's determination that additional reserves were needed to cover potentially lower collection rates from several third-party payors. In addition, the Company increased its monthly provision for doubtful accounts beginning in the third quarter of 1996. Increased medical necessity and related diagnosis code requirements of the Medicare program were placed on the Company by certain third party carriers in late 1995 and additional requirements were placed on the Company at the beginning of 1996. The Company expects accounts receivable balances to continue to exceed 1995 levels as a result of these more stringent requirements. In addition, increased difficulty in collecting amounts due from private insurance including certain managed care plans has negatively impacted operating cash flow. Finally, Merger related integration issues have also resulted in increased accounts receivable balances as a result of the Company maintaining multiple billing information systems. Although the Company currently has plans in place to improve the collection of accounts receivable and stabilize collection rates, to date, collection rates continue to decline despite these measures. Moreover, additional changes in requirements of third-party payors could increase the difficulties in collections. There can be no assurance that such trends will be reversed or that additional reserves will not be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               Role of Managed Care. Managed care organizations play a significant role in the health care industry and their role is expected to increase over the next several years. Managed care organizations typically negotiate capitated payment contracts, whereby a clinical laboratory receives a fixed monthly fee per covered individual, regardless of the number or cost of tests performed per covered individual and regardless of the number or cost of tests performed during the month (excluding certain tests, such as esoteric tests and anatomic pathology services). Laboratory services agreements with managed care organizations have historically been priced aggressively due to competitive pressure and the expectation that a laboratory would capture not only the volume of testing to be covered under the contract, but also the additional fee-for-services business from patients of participating physicians who are not covered under the managed care plan. However, as the number of patients covered under managed care plans continues to increase, there is less such fee-for-service business and, accordingly, less high margin business to offset the low margin (and often unprofitable) managed care business. Furthermore, increasingly, physicians are affiliated with more than one managed care organization and as a result may be required to refer clinical laboratory tests to different clinical laboratories, depending on the coverage of their patients. As a result, a clinical laboratory might not receive any fee-for-service testing from such physicians. The increase in managed care has also resulted in declines in the utilization of laboratory testing services. See "Business--Clients and Payors" and "Business--The Clinical Laboratory Testing Industry." During the year ended December 31, 1996, services to managed care organizations under capitated rate agreements accounted for approximately 4% of the Company's net revenues from clinical laboratory testing and approximately 10% of the volume of specimens or accessions tested by the Company. As discussed below, the Company has begun an active effort to improve the profitability of new and existing business. The Company has experienced some volume declines as a result of this effort, however, the fourth quarter of 1996 was the second consecutive quarter since the Merger that the Company's price per accession or specimen did not decline versus the immediately preceding quarter. There can be no assurance however of the timing or success of such measures or that the Company will not lose market share to other clinical laboratories who continue to aggressively price laboratory services agreements with managed care organizations. In addition, despite such efforts, the Company may experience declines in per test revenue as managed care organizations continue to increase their share of the health care insurance market.

               Implementation of New Business Strategy. During the third quarter of 1996, management began implementing a new business strategy in response to the Company's declining performance. See "Business--Strategy." Management expects this new business strategy will likely result in lower volumes as a result of selectively repricing or discontinuing business with existing accounts which perform below Company expectations. However, management also believes that such measures along with other cost reduction programs will improve the Company's overall profitability. The Company's future results and financial condition are dependent on the successful implementation of this new business strategy. While the Company believes that this strategy will enable it to improve its financial results, there can be no assurance that this new strategy will be successful, that the anticipated benefits of this new strategy will be realized, that management will be able to implement such strategy on a timely basis, that the Company will return to profitability levels experienced prior to 1995 or that losses will not continue in the future.

               Recent Operating Losses. Following the Merger, the Company experienced a loss in 1995 and 1996. While such losses are largely attributable to costs incurred in connection with the Merger, the related restructuring described below and the Settlement Charge, there can be no assurance that losses will not continue in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Result of Operations." As a result, the Company had an accumulated deficit of $0.6 million and $154.1 million as of December 31, 1995 and December 31, 1996, respectively.

               Recent Restructuring. In connection with the Merger, the Company recorded a second quarter pre-tax special charge of $65.0 million in 1995 and $23.0 million in 1996 relating to the restructuring and integration of its operations following the Merger. In addition, in the second quarter of 1995, the Company had an extraordinary loss of $8.3 million, net of taxes, related to early extinguishment of debt in connection with the Merger. While the Company believes that these charges should be sufficient to cover all expenses associated with the Merger and related restructuring, in the event such costs are higher than anticipated, or additional restructuring charges are taken, either in connection with the Merger or otherwise, this could have a material adverse effect on the Company's results of operations or financial condition.

               Intense Competition. The independent clinical laboratory industry in the United States is intensely competitive. The following factors, among others, are often used by health care providers in selecting a laboratory: (i) pricing of the laboratory's testing services; (ii) accuracy, timeliness and consistency in reporting test results; (iii) number and type of tests performed; (iv) service capability and convenience offered by the laboratory; and (v) its reputation in the medical community. The Company believes that in 1996 approximately 50% of the revenues of the clinical laboratory testing industry was generated by hospital-affiliated laboratories, approximately 35% by independent clinical laboratories and 15% by thousands of individual physicians in their offices and laboratories. Independent clinical laboratories fall into two separate categories: (1) smaller, generally local, laboratories that generally offer fewer tests and services and have less capital than the larger laboratories, and (2) larger laboratories such as the Company that provide a broader range of tests and services. The Company has two major competitors that operate in the national market--SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline") and Quest Diagnostics Incorporated, formally known as Corning Clinical Laboratories ("Quest"). There are also many independent clinical laboratories that operate regionally and that compete with the Company in these regions. In addition, hospitals are in general both competitors and clients of independent clinical laboratories.
The independent clinical laboratory testing industry has experienced intense price competition over the past several years, which has negatively impacted the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its results of operations or financial condition. See "Business--Competition."


               Governmental Regulation. The clinical laboratory industry is subject to significant governmental regulation at the Federal, state and local levels. The Company's laboratories are required to be certified or licensed under the Clinical Laboratory Improvement Act of 1967 and the Clinical Laboratory Improvement Amendments of 1988 (collectively, as amended, "CLIA"), and approved to participate in the Medicare and Medicaid programs. Currently, all clinical laboratories, including most physician-office laboratories ("POLs"), are required to comply with CLIA. However, the Medicare Preservation Act, passed in 1995 by both Houses of Congress, would have largely exempted POLs from having to comply with CLIA (except with respect to pap smear tests). Although this provision was not maintained by the House Senate conference and was not included in the subsequent legislation, it could be reintroduced at any time. The exemption of POLs from CLIA would significantly reduce their costs, making them more financially viable and a greater competitive challenge to the Company and would more likely encourage physicians to establish laboratories in their offices.


               A wide array of Medicare/Medicaid fraud and abuse provisions apply to clinical laboratories participating in such programs. Penalties for violations of these Federal laws include exclusion from participation in the Medicare/Medicaid programs, asset forfeitures and other civil and criminal penalties. Civil penalties for a wide range of offenses may be up to $10,000 per item plus three times the amount claimed. In the case of certain offenses, exclusion from participation in Medicare and Medicaid is a mandatory administrative penalty. The OIG interprets these fraud and abuse administrative provisions liberally and enforces them aggressively.
Provisions in a bill enacted in August 1996 are likely to expand the Federal government's involvement in curtailing fraud and abuse due to the establishment of (i) an anti-fraud and abuse trust fund funded through the collection of penalties and fines for violations of such laws and (ii) a health care anti-fraud and abuse task force. As part of an examination of the rapid growth of Federal expenditures for clinical laboratory services, several Federal agencies, including the Federal Bureau of Investigation, the OIG and the DOJ, have investigated allegations of fraudulent and abusive conduct by health care providers. On November 21, 1996, the Company reached a settlement with the OIG and the DOJ regarding the prior billing practices of various of its predecessor companies. Consistent with this overall settlement, the Company paid $187 million to the Federal Government in December 1996 with proceeds from a loan from Roche Holdings. Additional investigations by the OIG in 1992 and 1994 were settled for $111.4 million in 1992 and $4.9 million in 1995, respectively. See "Regulation and Reimbursement--OIG Investigations."


               The Company is also subject to licensing and regulation under Federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. The sanction for failure to comply with these regulations may be denial of the right to conduct business, significant fines and criminal penalties. The loss of a license, imposition of a fine, incurrence of liability under, or future changes in, such Federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company and its subsidiaries.

               Professional Liability Litigation. As a general matter, providers of clinical laboratory testing services may be subject to lawsuits alleging negligence or other similar legal claims, which suits could involve claims for substantial damages. Damages assessed in connection with, and the costs of defending any such actions could be substantial. Litigation could also have an adverse impact on the Company's client base. The Company maintains liability insurance (subject to maximum limits and self-insured retentions) for professional liability claims. This insurance does not cover liability for the Settlement Payment. While there can be no assurance, the Company's management believes that the levels of coverage are adequate to cover currently estimated exposures. Although the Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that the Company will be able to obtain such coverage or will be able to do so at an acceptable cost or that the Company will not incur significant liabilities in excess of policy limits.


               No Assurance of Dividends-received Deduction. There is no assurance that the Company will have earnings and profits for Federal income tax purposes. Dividends paid to corporate holders that are in excess of the Company's earnings and profits would not qualify for the intercorporate dividends-received deduction. See "Certain Federal Income Tax Consequences."

               Substantial Stockholder; Ability of Substantial Stockholder to Increase Ownership. As a result of the Merger, HLR and Roche Holdings received 49.9% of the total outstanding Common Stock of the Company. In connection with the Merger, the Company, HLR, Roche Holdings and Hoffmann-La Roche Inc. entered into the Stockholder Agreement. As a result of its ownership interest and its rights under the Stockholder Agreement, Roche is able to exercise significant influence on the governance of the Company and on the composition of its board of directors. Pursuant to the Stockholder Agreement, the Board of Directors of the Company (subject to specified exceptions) is comprised of seven members, consisting of three designees of HLR and Roche Holdings (the "Roche Directors") and four Independent Directors (as defined therein) nominated by the Nominating Committee of the board of directors. The Nominating Committee consists of one Roche Director and two Independent Directors and acts by a majority vote of the entire committee. There can be no assurance that the interests of HLR and Roche Holdings will be the same as those of the other stockholders of the Company. Pursuant to the Stockholder Agreement, HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) have the right to acquire Equity Securities (as defined therein) to the extent that, after giving effect thereto, their Total Voting Power would not exceed 75%. Moreover, HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) may acquire additional Equity Securities notwithstanding the fact that after giving effect thereto, their Total Voting Power would exceed 75%, if HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) or any one of them offers, prior to consummation of such purchase, to purchase all outstanding Equity Securities and holders of Equity Securities totaling more than 50% of the outstanding Equity Securities (excluding Equity Securities held by HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries)) accept such offer. After the third anniversary of the Merger, the Stockholder Agreement does not restrict purchases by HLR, Roche Holdings or their affiliates of Equity Securities. Certain provisions of the Stockholder Agreement described above, including provisions limiting HLR's and Roche Holding's representation on the Board of Directors of the Company to three of seven members, would be suspended if the Total Voting Power of HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) were to be increased to over 50%. HLR and Roche Holdings have indicated that they intend to exercise their Basic Subscription Privilege and Oversubscription Privilege in the Rights Offering in full for Series B PIK Preferred Stock (subject, in the case of the Oversubscription Privilege, to reduction in certain circumstances). As a result, if no other Rights are exercised, HLR and Roche Holdings will purchase 10,000,000 shares of Series B PIK Preferred Stock. Consequently, following conversion of all of the Preferred Stock, HLR and Roche Holdings will own a minimum of 49.9% and a
maximum of    % of the total outstanding Common Stock of the Company.  See
"Certain Relationships and Related Transactions--The Stockholder Agreement." In addition, as HLR and Roche Holdings will own a minimum of 49.9% of the Preferred Stock, they will be in a position to exert significant influence on any matter on which the Preferred Stock is entitled to vote. See "Description of Preferred Stock--Voting Rights."


               Special Majority Board Approval Required for Certain Actions. Under the Stockholder Agreement, for so long as the Total Voting Power of HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) or any one of them is at least 30%, a significant number of types of major corporate actions cannot be taken without the approval of a Special Majority of the Board of Directors (which is defined in the Stockholder Agreement as a majority of the entire Board of Directors that includes a majority of the Roche Directors and at least one Independent Director). These actions include, among others, certain executive officer appointments, certain business combinations, acquisitions or sales of assets, amendments to the Company's Certificate of Incorporation or by-laws, settlements of material litigation, changes in Board or committee composition, material capital expenditures, issuance of securities and incurrence of indebtedness.

               Equity Market Considerations. There can be no assurance that the market price of the Common Stock will not decline during or after the subscription period or that, following the issuance of the Rights and the sale of the Preferred Stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price greater than the Subscription Price. The election of a Rights Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the Preferred Stock that they have purchased in the Rights Offering. In addition, the Company reserves the right to extend the period for the Rights
Offering to a date not later than            , 1997.  Certificates
representing shares of Preferred Stock purchased in the Rights Offering will be delivered as soon as practicable after the Expiration Date. There can be no assurance that the market price of the Preferred Stock purchased pursuant to the Rights Offering will not decline below the Subscription Price before the certificates representing such shares have been delivered. No interest will be paid to any subscriber in the Rights Offering.


               No Prior Market for the Rights, the Preferred Stock or the Notes. The Rights, Series A Exchangeable Preferred Stock and Series B PIK Preferred Stock constitute new issues of securities with no established trading market. Application has been made to have the Preferred Stock approved for listing on the New York Stock Exchange. It is unlikely, however, that the Series B PIK Preferred Stock will be accepted for listing on the NYSE as it is expected that following the Rights Offering the Series B PIK Preferred Stock will be held by fewer than 100 holders. In addition, there can be no assurance that an active market for the Rights or the Series A Exchangeable Preferred Stock will develop or be sustained in the future on the New York Stock Exchange. Although Credit Suisse First Boston has indicated to the Company that it intends to make a market in the Rights, and, following the Rights Offering, the Preferred Stock, as permitted by applicable laws and regulations, it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Rights or the Preferred Stock, particularly the Series B PIK Preferred Stock.


               There is currently no market for the Notes. The Company does not intend to apply for listing of the Notes on any national securities exchange. The Company has been advised by Credit Suisse First Boston that, following exchange of the Series A Exchangeable Preferred Stock for Notes, they presently intend to make a market in the Notes although they are under no obligation to do so and may discontinue market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active public market for the Notes will develop or, if a public market develops, as to the liquidity of the trading market for the Notes.


               Insufficient Authorized Capital to Permit Conversion and Payment of Dividends on Series B PIK Preferred Stock; Dilution. There are currently insufficient shares of Common Stock authorized to permit conversion of all of the Preferred Stock issued upon the exercise of Rights or as dividends on the Series B PIK Preferred Stock and insufficient shares of Preferred Stock authorized to permit the payment of dividends on the Series B PIK Preferred Stock if all the Preferred Stock offered hereby is sold. In connection with the next annual meeting of shareholders currently scheduled
for          , 1997, the Board of Directors will propose amending the
Company's Certificate of Incorporation to increase (i) the authorized number of shares of Common Stock to permit the conversion of all of the Preferred Stock and (ii) the authorized number of shares of Preferred Stock to permit the payment of dividends on the Series B PIK Preferred Stock. HLR, Roche Holdings and the directors and executive officers of the Company have indicated to the Company that they intend to vote in favor of such amendment. Rights Holders may experience dilution of their percentage of equity ownership interest and voting power in the Company if and when all of the shares of Preferred Stock are converted into shares of Common Stock in accordance with their terms, if they do not exercise the Basic Subscription Privilege. Even if the Rights Holders exercise their Basic Subscription Privilege in full, they may nevertheless still experience dilution in their voting rights and in their proportional interest in any future net earnings of the Company if other holders of Rights exercise the Oversubscription Privilege and such Rights Holders elect not to exercise the Oversubscription Privilege, if and when all of the shares of Preferred Stock are converted into shares of Common Stock in accordance with their terms. In addition, Rights Holders who exercise Rights for Series A Exchangeable Preferred Stock will experience dilution as dividends on the Series B PIK Preferred Stock are paid in shares of Series B PIK Preferred Stock.

               Shares of Common Stock Eligible for Future Sale. In accordance with the Sharing and Call Option Agreement dated as of December 13, 1994 (the "Sharing and Call Option Agreement") among HLR, Mafco Holdings Inc. ("Mafco"), all of the capital stock of which is owned by Mr. Ronald O. Perelman and National Healthcare Group, Inc., ("NHCG"), a wholly owned subsidiary of Mafco, the Company has filed with the Commission a registration statement on Form S-3 which has been declared effective by the Securities and Exchange Commission (the "Commission") and includes a resale prospectus that permits NHCG (or any of its pledgees) to sell shares of Common Stock and Warrants received by NHCG in the Merger without restriction. In addition, pursuant to the Stockholder Agreement and the Sharing and Call Option Agreement, HLR, Roche Holdings and NHCG, have been granted demand and piggy-back registration rights with respect to shares of Common Stock owned by them. HLR and Roche Holdings on the one hand and NHCG on the other hand own 49.9% and 11.8%, respectively, of the outstanding Common Stock of the Company. Although the Company cannot make any prediction as to the effect, if any, that sales in the public market of shares of Common Stock owned by HLR, Roche Holdings and NHCG would have on the market price for the Preferred Stock or Common Stock prevailing from time to time, sales of substantial amounts of Common Stock or the availability of such shares for sale could adversely affect prevailing market prices.

               Volatility of Price of Common Stock. The market price of the Company's Common Stock has been highly volatile in recent years and on January 7, 1997 reached a 52-week low of $2 1/2. Factors such as quarter-to-quarter variations in the Company's revenues and earnings have caused and are expected to continue to cause the market price of the Company's securities to fluctuate significantly. In addition, in recent years the stock markets have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. Such volatility may also adversely affect the market price of the Company's securities. See "Common Stock Price Range."

Forward Looking Statements

               This Prospectus contains certain forward looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, forward looking statements regarding the Company's expectation of future performance following implementation of its new business strategy, consummation of the Rights Offering and effectiveness of the Amended Credit Agreement. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors," under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.


                                USE OF PROCEEDS




               The gross proceeds of the Rights Offering will be used to (i) repay $298 million outstanding under the Existing Credit Agreement which bears interest at LIBOR plus 1.0% per annum, (ii) pay fees and expenses of approximately $15 million related to the Rights Offering and the Amended Credit Agreement and (iii) repay the $187 million loan from Roche Holdings in order to fund the Settlement Payment, which bears interest at 6.625% per annum and matures on March 31, 1998.

                           COMMON STOCK PRICE RANGE


               The Company's Common Stock is traded publicly on the New York Stock Exchange under the symbol "LH." The following table sets forth for the calendar periods indicated the high and low sales prices for the Common Stock reported on the NYSE Composite Tape.

                                                    High        Low
                                                   ------      ------
1995
     First Quarter...........................      15 1/2      12 5/8
     Second Quarter..........................      15 1/4      11 3/4
     Third Quarter...........................      14           9 1/8
     Fourth Quarter..........................      10           8 1/8

1996
     First Quarter...........................       9 3/8       7 1/4
     Second Quarter..........................       9           7 3/8
     Third Quarter...........................       7  5/8      3 1/4
     Fourth Quarter..........................       3  7/8      2 3/8

1997
     First Quarter...........................       4           2 1/2
     Second Quarter (through April 7, 1997)..       3 3/8       2 3/4



               On April 7, 1997 there were approximately 950 holders of record of the Common Stock.

                                DIVIDEND POLICY

               In connection with the Allied Acquisition in June 1994, the Company discontinued its dividend payments for the foreseeable future. The Amended Credit Agreement will expressly permit cash dividends including cash dividends on the Preferred Stock in the absence of a default. In addition, the Company may not pay dividends on the Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment accrued and unpaid dividends for all dividend payment periods on any class or series of stock having parity with the Preferred Stock as to dividends (which, in the case of the Series A Exchangeable Preferred Stock, will include the Series B PIK Preferred Stock and vice versa) ratably, so that the amount of dividends declared and paid per share on each series of Preferred Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment on each series of Preferred Stock bear to each other.


                                CAPITALIZATION

               The following table sets forth as of December 31, 1996, (i) the cash and cash equivalents and total capitalization of the Company and (ii) cash and cash equivalents and total capitalization, adjusted to give pro forma effect to the Rights Offering, the execution of the Amended Credit Agreement, the Roche Loan and the Settlement Payment. The proceeds of the Rights Offering are assumed to be applied as set forth under "Use of Proceeds." See also "Unaudited Pro Forma Financial Statements." This table should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere and incorporated by reference herein.


                                                       As of December 31, 1996
                                                      ------------------------
                                                       Actual      As Adjusted
                                                      --------     -----------
                                                             (in millions)

Cash and cash equivalents.............................$   29.3      $   29.3
                                                      ========      ========
Short-term debt:
 Current portion of long-term debt(1).................$   18.7      $   18.7
      Current portion of acquisition contingent
         payments.....................................    12.9          12.9
                                                      --------      --------
   Total short-term debt..............................    31.6          31.6
Long-term debt:
 Loan from affiliate(2)...............................   187.0            --
 Revolving credit facility............................   371.0         123.0
 Long-term debt, less current portion.................   693.8         643.8
 Capital lease obligations............................     9.8           9.8
 Acquisition contingent payments, less current
    portion...........................................    14.8          14.8
                                                      --------      --------
      Total long-term debt............................ 1,276.4         791.4
Preferred stock, $0.10 par value,
    10,000,000 shares authorized, none
    issued and outstanding actual;
    10,000,000 shares issued and
    outstanding as adjusted(3)........................    --           500.0
Stockholders' equity:
 Common stock, par value $0.01 per share,
    220,000,000 shares authorized;
    122,935,080 shares issued and
    outstanding(3)....................................     1.2           1.2
Additional paid-in capital(4).........................   411.0         400.3
Accumulated deficit...................................  (154.1)       (154.1)
                                                      --------      --------
   Total stockholders' equity.........................   258.1         247.4
                                                      --------      --------
   Total capitalization...............................$1,566.1      $1,570.4
                                                      ========      ========

----------

(1) In January 1997, the Company made a payment of $18.7 million on its Term Loan Facility.

(2) In December 1996, the Company received a loan of $187 million from Roche Holdings to fund the Settlement Payment.

(3) There are currently insufficient shares of Common Stock authorized to permit conversion of all of the Preferred Stock issued upon the exercise of Rights or as dividends on the Series B PIK Preferred Stock and insufficient shares of Preferred Stock authorized to permit the payment of dividends on the Series B PIK Preferred Stock if all the Preferred Stock offered hereby is sold. In connection with the next annual
    meeting of shareholders currently scheduled for          , 1997, the
    Board of Directors will propose amending the Company's Certificate of Incorporation to increase (i) the authorized number of shares of Common Stock to permit the conversion of all of the Preferred Stock and (ii) the authorized number of shares of Preferred Stock to permit the payment of dividends on the Series B PIK Preferred Stock. HLR, Roche Holdings and the directors and executive officers of the Company have indicated to the Company that they intend to vote in favor of such amendment.

(4) The change in Additional paid-in-capital reflects the estimate of costs to be incurred in connection with the Rights Offering.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

               The unaudited pro forma consolidated financial statements for the year ended December 31, 1996 present the results of operations of the Company assuming that the Roche Loan, the Settlement Payment, the Rights Offering and effectiveness of the Amended Credit Agreement had occurred as of the beginning of the period, in the case of the pro forma statement of operations, or December 31, 1996, in the case of the pro forma balance sheet. The proceeds of the Rights Offering have been assumed to be applied as set forth under "Use of Proceeds". In the opinion of management, the unaudited pro forma financial statements for the year ended December 31, 1996 include all material adjustments necessary to restate the Company's historical results. The adjustments required to reflect such assumptions are described in the Notes to the unaudited pro forma financial statements and are set forth in the "Pro Forma Adjustments" columns.

               The pro forma financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere and incorporated by reference herein. The pro forma financial statements presented are for informational purposes only and may not necessarily reflect the future results of operations or financial position or what the results of operations or financial position would have been had the Roche Loan, the Settlement Payment, the Rights Offering and effectiveness of the Amended Credit Agreement occurred as assumed herein.


       Pro Forma Condensed Combined Consolidated Statement of Operations
                         Year ended December 31, 1996
                   (Dollars in millions, except share data)
                                  (Unaudited)


                                                    Historical                         Pro Forma Adjustments
                                                   -----------     -----------------------------------------------------------
                                                                                              Rights                Pro Forma
                                                      Company      Roche Loan                Offering                Combined
                                                   -----------     ----------               ----------             -----------
Net sales.......................................     $1,607.7                                                        $1,607.7
Cost of sales...................................      1,183.9                                                         1,183.9
                                                     --------                                                        --------
Gross profit....................................        423.8                                                           423.8
Selling, general and administrative expenses....        305.0                                                           305.0
Amortization of intangibles and other assets....         29.6                                                            29.6
Restructuring and other non-recurring charges...         23.0                                                            23.0
Provisions for settlements and related expenses.        185.0                                                           185.0
                                                     ---------                                                       ---------
     Operating loss.............................       (118.8)                                                         (118.8)
Other income (expenses):
     Investment income..........................          2.2                                                             2.2
     Interest expense...........................        (71.7)     $    (12.4)(1)           $   25.0 (2)                (59.1)
                                                     ---------     ----------               --------                 ---------
Loss before income taxes........................       (188.3)          (12.4)                  25.0                   (175.7)
Provision for income taxes......................        (34.8)           (5.0)(3)               10.0 (3)                (29.8)
                                                     ---------     ----------               --------                 ---------
Net loss........................................       (153.5)           (7.4)                  15.0                   (145.9)
Less preferred stock dividend(4)................         --               --                   (43.2)                   (43.2)
                                                     ---------     ----------               --------                 ---------
Net loss applicable to common shares............     $ (153.5)     $     (7.4)              $  (28.2)                $ (189.1)
                                                     =========     ==========               ========                 =========
Primary loss per common share(5)................     $   (1.25)                                                      $   (1.54)
                                                     =========                                                       =========
Fully diluted loss per common share(5)..........     $   (1.25)                                                      $   (1.54)
                                                     =========                                                       =========
Weighted average common shares outstanding
 (thousands)(5):
 Primary........................................       122,920                                                         122,920
 Fully diluted..................................       122,920                                                         307,696
Ratio of earnings to combined fixed charges and
 preferred stock dividends(6)...................         NM                                                              NM

See accompanying Notes to Pro Forma Condensed Combined Consolidated Statements
                                of Operations.


  Notes to Pro Forma Condensed Combined Consolidated Statements of Operations




(1) In December 1996, Roche Holdings loaned $187.0 million to the Company to fund the Settlement Payment in the form of a promissory note. Such note bears interest at a rate of 6.625% per annum and matures on March 31, 1998. Such note is assumed to be outstanding at the beginning of the period and then repaid with proceeds from the Rights Offering. See
    Note 2 below.

(2) Assumes the sale of approximately $250 million in Series B PIK Preferred Stock to HLR and Roche Holdings and approximately $250 million in Series A Exchangeable Preferred Stock to all other Rights Holders and the application of the proceeds therefrom to (i) repay the Roche Loan, (ii) pay fees and expenses of $15 million related to the Amended Credit Agreement and the Rights Offering and (iii) repay approximately $248 million under the Revolving Credit Facility and $50 million under the Term Loan Facility. The pro forma adjustment to interest expenses
    (based on the interest rate assumptions shown below) reflects the following:


                                                               Year ended
                                                                12/31/96
                                                             -------------
                                                             (in millions)

Paydown of Roche Loan .................................            12.4
Paydown of Revolving Credit Facility...................            15.4
Paydown on Term Loan Facility..........................             3.2
Incremental interest under Amended Credit Agreement....            (4.2)
Amortization of deferred financing costs...............            (0.7)
Commitment fee on Amended Credit Agreement.............            (1.1)
                                                                  -----
                                                                  $25.0
                                                                  =====

   The interest rate assumptions used in the foregoing were as follows:

                                                               Year ended
                                                                12/31/96
                                                               ----------

Roche Loan................................................        6.625%
Term Loan Facility........................................        6.451%
Revolving Credit Facility.................................        6.201%
Incremental interest under Amended Credit Agreement.......        0.625%
Commitment fee on Amended Credit Agreement................        0.250%



   Incremental interest under the Amended Credit Agreement is calculated based on (i) an average Revolving Credit Facility balance outstanding during the period of $309.0 million times 0.625% and (ii) 0.625% times the actual balance outstanding under the Term Loan Facility of $783.3 million on January 1, 1996 less principal payments of $16.7 million on January 31, 1996, $16.7 million on April 30, 1996, $18.7 million on July 31, 1996 and $18.7 million on October 31, 1996.

   The amortization of deferred financing costs is calculated based on total deferred financing costs of $4.3 million and a weighted average life under the Amended Credit Agreement of 6.3 years.

   The commitment fee on the Amended Credit Agreement is calculated based on a commitment of $450 million under the Amended Revolving Credit Facility times 0.25%.

   An increase or decrease in the interest rate of one-quarter of one percent (0.25%) with respect to the pro forma debt capitalization of the Company would increase or decrease interest expense as follows:


                                                  Year ended
                                                   12/31/96
                                                  ----------
                                                (in millions)

Revolving Credit Facility...................          $0.5
Term Loan Facility..........................           2.0


(3) Reflects the change in the provision for income taxes as a result of the pro forma adjustments. Such tax adjustments were based on the historical effective tax rates used for the Company's consolidated financial statements.

(4) Dividends on Series B PIK Preferred Stock and Series A Exchangeable Preferred Stock are calculated as follows:


                                                                  Series A
                                            Series B PIK        Exchangeable
                                         Preferred Stock (a)   Preferred Stock
                                            (in millions)       (in millions)

  Total liquidation preference                 $250.0              $250.0
  Assumed dividend rate                           8.5%                8.5%
  DividendsQuarter ended March 31, 1996          $5.3                $5.3
    Quarter ended June 30, 1996                   5.4                 5.3
    Quarter ended September 30, 1996              5.6                 5.3
    Quarter ended December 31, 1996               5.7                 5.3
                                                $22.0               $21.2
                                                =====               =====

  (a) Dividends on Series B PIK Preferred Stock are calculated based on the initial shares outstanding after the Rights Offering and, in subsequent quarters, on additional shares issued as paid in kind dividends.


(5) The primary and fully diluted shares assuming that HLR and Roche Holdings purchase approximately $250 million of Series B PIK Preferred Stock and that the remaining Rights Holders purchase approximately $250 million in Series A Exchangeable Preferred Stock, are calculated as follows:




                                                                  Year ended
                                                                   12/31/96
                                                                --------------
                                                                (in thousands)

     Historical weighted average shares outstanding...............   122,920
     Weighted average shares used for primary earnings per share..   122,920
     Common Stock issuable upon conversion of Preferred Stock.....   181,818
     Common Stock issuable upon conversion of PIK dividend........     2,958
     Weighted average shares used for diluted earnings per share..   307,696


   The primary and fully diluted shares, assuming that HLR and Roche Holdings purchase $500 million of Series B PIK Preferred Stock, are calculated as follows:


                                                                  Year ended
                                                                   12/31/96
                                                                --------------
                                                                (in thousands)

     Historical weighted average shares outstanding..............    122,920
     Weighted average shares used for primary earnings per share.    122,920
     Common Stock issuable upon conversion of Preferred Stock....    181,818
     Common Stock issuable upon conversion of PIK dividend.......      5,916
     Weighted average shares used for diluted earnings per share.    310,654



(6) For the year ended December 31, 1996, actual and pro forma earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $188.3 million and $227.4 million, respectively.




            Pro Forma Condensed Combined Consolidated Balance Sheet

                            As of December 31, 1996

                             (Dollars in millions)

                                  (Unaudited)


                                                       Pro Forma   Pro Forma
                                            Actual    Adjustments   Combined
                                           --------   -----------  ---------
ASSETS
Current assets:
  Cash and cash equivalents..........      $   29.3                $   29.3
  Accounts receivable, net...........         505.6                   505.6
  Inventories........................          44.3                    44.3
  Prepaid expenses and other.........          21.8                    21.8
  Deferred income taxes..............          66.2                    66.2
  Income taxes receivable............          54.3                    54.3
                                           --------    ------      --------
      Total current assets...........         721.5                   721.5
Property, plant and equipment, net...         282.9                   282.9
Intangible assets, net...............         891.1                   891.1
Other assets, net....................          21.5       4.3(1)       25.8
                                           --------    ------      --------
                                           $1,917.0    $  4.3      $1,921.3
                                           ========    ======      ========


                                                       Pro Forma   Pro Forma
                                            Actual    Adjustments   Combined
                                           --------   -----------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................... $   65.7                $   65.7
 Accrued expenses and other...............    168.4                   168.4
 Current portion of long-term debt........     18.7                    18.7(2)
                                           --------                --------
     Total current liabilities............    252.8                   252.8

Loan from affiliate ......................    187.0    $(187.0)(3)(4)   --
Revolving credit facility.................    371.0     (248.0)(4)    123.0
Long-term debt, less current portion......    693.8      (50.0)(4)    643.8

Capital lease obligation..................      9.8                     9.8
Other liabilities.........................    144.5                   144.5
Mandatorily redeemable
 preferred stock..........................      --       500.0 (4)    500.0
Stockholders' equity:
 Common stock.............................      1.2                     1.2
 Additional paid-in capital...............    411.0      (10.7)(1)    400.3
 Accumulated deficit......................   (154.1)                  154.1
                                           --------    -------     --------
     Total stockholders' equity...........    258.1      (10.7)       247.4
                                           --------    -------     --------
                                           $1,917.0    $   4.3     $1,921.3
                                           ========    =======     ========

    See accompanying Notes to Pro Forma Condensed Combined Consolidated
                               Balance Sheet


       Notes to Pro Forma Condensed Combined Consolidated Balance Sheet


(1) Reflects estimated fees and expenses of $15.0 million in connection with the Rights Offering and Amended Credit Agreement, of which $4.3 million has been capitalized as deferred financing costs and included in the caption "Other assets". The remainder are deemed to be stock offering costs and charged against additional paid-in-capital.

(2) In January 1997, the Company made a payment of $18.7 million on the Term Loan Facility.

(3) In December 1996, Roche Holdings loaned $187.0 million to the Company to fund the Settlement Payment in the form of a promissory note. Such note bears interest at a rate of 6.625% per annum and matures on March 31, 1998. Such note is assumed to be repaid with a portion of the proceeds from the Rights Offering.

(4) Reflects the issuance of approximately $500 million of Preferred Stock in the Rights Offering and the application of the proceeds therefrom.


                      SELECTED HISTORICAL FINANCIAL DATA




               The following table presents selected historical financial data of the Company at the dates and for each of the periods indicated. The selected financial data as of and for each of the years ended December 31, 1996, 1995 and 1994 have been derived from the Consolidated Financial Statements and the notes thereto included elsewhere and incorporated by reference herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                   Year Ended December 31,
                                -----------------------------------------------------------------------------------------------
                                      1996                 1995(a)              1994(b)            1993              1992
                                ---------------       ---------------       ---------------    ---------------  ---------------
                                                       (Dollars in millions, except per share amounts)


Statement of Operations Data:
Net sales.....................      $ 1,607.7              $ 1,432.0            $ 872.5          $ 760.5          $ 721.4
Cost of sales.................        1,183.9                1,024.3              597.0            444.5            395.1
                                ---------------       ---------------       ---------------    ---------------  ---------------
Gross profit..................          423.8                  407.7              275.5            316.0            326.3
Selling general and
 administrative expenses......          305.0                  238.5              149.3            121.4            117.9
Amortization of intangibles
 and other assets.............           29.6                   27.0               16.3              9.1              8.3
Restructuring and
 non-recurring charges........           23.0  (c)              65.0  (d)            --               --               --
Provision for settlements
 and related expenses.........          185.0  (c)              10.0  (d)            --               --            136.0  (e)
                                ---------------       ---------------       ---------------    ---------------  ---------------
Operating income (loss).......         (118.8)                  67.2              109.9            185.5             64.1
Litigation settlement
 and related expenses.........              --                    --              (21.0) (f)          --                --
Other gains and
 expenses, net................              --                    --                 --             15.3  (g)          --
Net interest
 income (expense).............          (69.5)                 (64.1)             (33.5)            (9.7)            (2.0)
                                ---------------       ---------------       ---------------    ---------------  ---------------
Earnings (loss) before
 income taxes and
 extraordinary item...........         (188.3)                   3.1               55.4            191.1             62.1
Provision for
 income taxes.................          (34.8)                   7.1               25.3             78.4             21.5
                                ---------------       ---------------       ---------------    ---------------  ---------------
Earnings (loss) before
 extraordinary item...........         (153.5)                  (4.0)              30.1            112.7             40.6
Extraordinary item--
 loss on early
 extinguishment of
 debt, net(h).................              --                  (8.3)                --                --               --
                                ---------------       ---------------       ---------------    ---------------  ---------------
Net earnings (loss)...........      $   (153.5)            $   (12.3)          $   30.1          $ 112.7          $  40.6
                                ===============       ===============       ===============    ===============  ===============
Weighted average
 common shares
 outstanding
 (in thousands)...............         122,920                110,579             84,754          89,439           94,468
Earnings (loss) per
 common share before
 extraordinary loss...........      $       --             $    (0.03)         $    0.36         $   1.26         $   0.43
Extraordinary loss
 per common share.............              --                  (0.08)                --                --               --
                                ---------------       ---------------       ---------------    ---------------  ---------------
Net earnings (loss)
 per common share.............      $    (1.25)            $    (0.11)         $    0.36         $   1.26         $   0.43
                                ===============       ===============       ===============    ===============  ===============
Dividends per
 common share.................              --                     --          $    0.08         $   0.32         $   0.31

Supplemental Data:
Net cash provided
 by (used in)
 operating activities(i)......          (186.8)            $    47.0           $   14.7          $  57.2          $ 102.4
Net cash used in
 investing activities.........           (59.1)            $  (115.0)          $ (293.6)         $ (95.7)         $ (36.3)
Net cash provided
 by (used in)
 financing activities(i)......          (258.8)            $    57.6           $  293.4          $  17.4          $ (84.0)
Bad debt expense..............            81.4             $    64.8           $   29.5          $  28.0          $  32.1
Bad debt expense
 as a % of
 net sales....................             5.1 %                 4.5  %             3.4   %          3.7  %           4.4 %
Capital expenditures..........            54.1             $    75.4           $   48.9          $  33.6          $  34.9
EBITDA(j).....................           (34.3)            $   139.6           $  154.3          $ 217.7          $  91.0
EBITDA as a %
 of net sales(j)..............            (2.1)%                 9.7  %            17.7   %         28.6  %          12.6 %
Adjusted EBITDA(k)............           173.7             $   214.6           $  154.3          $ 217.7          $ 227.0
Adjusted EBITDA
 as a % of
 net sales(k).................            10.8 %                15.0  %            17.7   %         28.6  %          31.5 %
Ratio of earnings
 to combined fixed
 charges and preferred
 stock dividends(l)...........              NM                   1.04  x            2.20  x         10.16 x           5.71 x

                                                               As of December 31,
                                -------------------------------------------------------------------------------
                                    1996            1995(a)           1994(b)          1993            1992
                                ------------     ------------     ------------     ------------    ------------
                                                                  (Dollars in millions)

Balance Sheet Data:
Cash and cash
 equivalents.............      $    29.3             $16.4             $26.8          $12.3              $33.4
Working
 capital(m)..............          468.7             249.4              90.2           62.4               32.0
Total assets.............        1,917.0           1,837.2           1,012.7          585.5              477.4
Total debt(m)............        1,308.0           1,034.2             648.9          341.5              154.2
Total
 stockholders' equity....          258.1             411.6             166.0          140.8              212.5



(a) In April 1995, the Company completed the Merger. RBL's results of operations have been included in the Company's results of operations since April 28, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Note 2 of the Notes to Consolidated Financial Statements.

(b) In June 1994, the Company completed the Allied Acquisition. Allied's results of operations have been included in the Company's results of
    operations since June 23, 1994.   See "Management's Discussion and Analysis
    of Financial Condition and Results of Operations--General" and Note 2 of the Notes to Consolidated Financial Statements.

(c) In the second quarter of 1996, the Company recorded certain charges of a non-recurring nature including additional charges related to the restructuring of operations following the Merger. The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions. In addition, the Company recorded $10.0 million in non-recurring charges in the second quarter of 1996 related to the integration of its operations following the Merger. See Note 3 of the Notes to Consolidated Financial Statements. As a result of negotiations with the OIG and DOJ related to the 1996 Government Settlement, the Company recorded a special charge of $185.0 million in the third quarter of 1996 to increase accruals for settlements and related expenses of government and private claims resulting from these investigations. See "Regulation and Reimbursement--1996 Government Settlement."

(d) In 1995, following the Merger, the Company determined that it would be beneficial to close certain laboratory facilities and eliminate duplicate functions in certain geographic regions where duplicate NHL and RBL facilities or functions existed at the time of the Merger. The Company recorded restructuring charges of $65.0 million in connection with these plans. See Note 3 of the Notes to Consolidated Financial Statements. Also in 1995, the Company recorded a pre-tax special charge of $10.0 million in connection with the estimated costs of settling various claims pending against the Company, substantially all of which are billing disputes, with various third party payors relating to the contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile without clearly offering an alternative profile that did not include these medical tests. As of December 31, 1996, the majority of these disputes have been settled.

(e) In the fourth quarter of 1992, the Company recorded a charge against operating income of $136.0 million related to the 1992 NHL Government Settlement. See "Regulation and Reimbursement--OIG Settlement--1992 NHL Government Settlement."

(f) In 1994, the Company approved a settlement of shareholder class and derivative litigation. In connection with the settlement, the Company recorded a pre-tax special charge of $15.0 million and a $6.0 million charge for expenses related to the settled litigation. Insurance payments and payments from other defendants amounted to $55.0 million plus expenses. The litigation consisted of two consolidated class action suits filed in December 1992 and November 1993 and a consolidated shareholder derivative action brought in Federal and state courts in San Diego, California. The settlement involved no admission of wrongdoing and all payments under the settlement agreement have been paid.

(g) Represents a one-time pretax gain comprised of expense reimbursement and termination fees of $21.6 million in connection with the Company's attempt to purchase Damon Corporation, a competing independent clinical laboratory, less related expenses and write-off of certain bank financing costs of $6.3 million.

(h) In connection with the repayment in 1995 of existing revolving credit and term loan facilities in connection with the Merger, the Company recorded an extraordinary loss of approximately $13.5 million ($8.3 million, net of tax), consisting of the write-off of deferred financing costs, related to the early extinguishment of debt.

(i) The Company made the Settlement Payment in December 1996 with the proceeds of the Roche Loan.

(j) EBITDA represents income (loss) before net interest expense, provision for income taxes, depreciation and amortization expense and extraordinary items. While EBITDA is not intended to represent cash flow from operations as defined by GAAP (and should not be considered as an indicator of operating performance or an alternative to operating income or cash flow (as measured by GAAP)), as a measure of liquidity, management believes it provides additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA may not be comparable to other measures of liquidity and excludes components of net income (loss) which are significant in understanding the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(k) Adjusted EBITDA represents income (loss) before net interest expense, provision for income taxes, depreciation and amortization, extraordinary items, a provision for settlements and related expenses, restructuring charges and nonrecurring expenses. While Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP (and should not be considered as an indicator of operating performance or an alternative to operating income or cash flow (as measured by GAAP)), as a measure of liquidity, management believes it provides additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Adjusted EBITDA may not be comparable to other measures of liquidity and excludes components of net income (loss) which are significant in understanding the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(l) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $188.3 million. For the year ended December 31, 1996, pro forma earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $227.4 million.

(m) Total debt includes a capital lease obligation of $9.8 million, $9.6 million, $9.8 million, $9.7 million and $9.6 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively. Total debt also includes the expected value of future contractual and contingent amounts to be paid to the principals of acquired laboratories. Such payments are principally based on a percentage of future revenues derived from the acquired customer lists or specified amounts to be paid over a period of time. At December 31, 1996, 1995, 1994, 1993 and 1992, such amounts were $27.7 million, $23.3 million, $35.1 million, $26.8 million and $4.6 million, respectively. In December 1996, the Company received a loan of $187 million from Roche Holdings to fund the Settlement Payment. Such loan bears interest at a rate of 6.625% per annum and matures on March 31, 1998.





                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

               The Company has grown significantly over the last several years, a substantial portion of which growth has been achieved through acquisitions. In June 1994, the Company acquired Allied for approximately $191.5 million in cash plus the assumption of $24.0 million of Allied
indebtedness.   In April 1995, the Company completed the Merger with RBL.  In connection with the Merger, the Company issued 61,329,256 shares of Common Stock to HLR and Roche Holdings in exchange for all outstanding shares of RBL and $135.7 million in cash. The exchange consideration of approximately $558.0 million for the purchase of RBL consisted of the value of the stock issued to HLR and Roche Holdings, as well as other cash costs of the Merger, net of cash received from HLR. The Allied Acquisition and the Merger have been accounted for under the purchase method of accounting; as such, the acquired assets and liabilities were recorded at their estimated fair values on the date of acquisition. Allied's and RBL's results of operations have been included in the Company's results of operations since June 23, 1994 and April 28, 1995, respectively. See Note
2 of Notes to Consolidated Financial Statements. In addition to the Merger and the Allied Acquisition, since 1993 the Company has acquired a total of 57 small clinical laboratories with aggregate sales of approximately $182.4 million.

               Following the Merger in 1995, the Company determined that it would be beneficial to close certain laboratory facilities and eliminate duplicate functions in certain geographic regions where both NHL and RBL facilities or functions existed at the time of the Merger. The Company recorded restructuring charges of $65.0 million in connection with these plans in 1995. In addition, in the second quarter of 1995, the Company had an extraordinary loss of $8.3 million, net of taxes, related to early extinguishment of debt related to the Merger. In the second quarter of 1996, the Company recorded certain additional charges related to the restructuring of operations following the Merger. The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions and $10.0 million in non-recurring charges related to the integration of its operations following the Merger. See Note 3 of the Notes to Consolidated Financial Statements. Future cash payments under the restructuring plan are expected to be $16.1 million in the year ended December 31, 1997 and $9.1 million thereafter.

               In the last several years, the Company's business has been affected by significant government regulation, price competition and increased influence of managed care organizations resulting from payors' efforts to control the cost, utilization and delivery of health care services. As a result of these factors, the Company's profitability has been impacted by changes in the volume of testing, the prices and costs of its services, the mix of payors and the level of bad debt expense.

               Many market-based changes in the clinical laboratory business have occurred, most involving the shift away from traditional, fee-for-service medicine to managed-cost health care. The growth of the managed care sector presents various challenges to the Company and other independent clinical laboratories. Managed care providers typically contract with a limited number of clinical laboratories and negotiate discounts to the fees charged by such laboratories in an effort to control costs. Such discounts have resulted in price erosion and have negatively impacted the Company's operating margins. In addition, managed care providers have used capitated payment contracts in an attempt to promote more efficient use of laboratory testing services. Under a capitated payment contract, the clinical laboratory and the managed care provider agree to a per month payment to cover all laboratory tests during the month, regardless of the number or cost of the tests actually performed. Such contracts also shift the risks of additional testing beyond that covered by the capitated payment to the clinical laboratory. For the year ended December 31, 1996, such contracts accounted for approximately $64.5 million in net sales. The increase in managed-cost health care has also resulted in declines in the utilization of laboratory testing services.


               In addition, Medicare (which principally serves patients 65 and older) and Medicaid (which principally serves indigent patients) and insurers, have increased their efforts to control the cost, utilization and delivery of health care services. Measures to regulate health care delivery in general and clinical laboratories in particular have resulted in reduced prices and added costs and decreasing test utilization for the clinical laboratory industry by increasing complexity and adding new regulatory and administrative requirements. From time to time, Congress has also considered changes to the Medicare fee schedules in conjunction with certain budgetary bills. Any future changes to the Medicare fee schedules cannot be predicted at this time and management, therefore, cannot predict the impact, if any, such proposals, if enacted, would have on the results of operations or financial condition of the Company.


               These market based factors have had a significant adverse impact on the clinical laboratory industry, and on the Company's profitability. Management expects that price erosion and utilization declines will continue to negatively impact net sales and results of operations for the foreseeable future. It is the objective of management to partially offset the increases in cost of sales as a percentage of net sales and selling, general and administrative expenses as a percentage of net sales through the cost savings the Company expects to realize following the Merger, and through comprehensive cost reduction programs as discussed below. In addition, since the third quarter of 1996 the Company has expanded its efforts to improve the profitability of new and existing business. To date this effort has focused primarily on reviewing existing contracts, including those with managed care organizations, and selectively repricing or discontinuing business with existing accounts which perform below Company expectations. The Company believes that as a result of this effort, the fourth quarter of 1996 was the second consecutive quarter since the Merger that the Company's price per accession or specimen did not decline versus the immediately preceding quarter. The Company is also targeting price increases across most of its business lines including specialty and niche testing, which have not seen price increases since the Merger. While such increases may adversely affect volumes, the Company believes that such measures along with other cost reduction programs, will improve its overall profitability. There can be no assurance, however, of the timing or success of such measures or that the Company will not lose market share as a result of these measures. Finally, the Company is reviewing its sales organization and expects to modify its commission structure so that compensation is tied more directly to the profitability of retained and new business instead of the current practice of basing commissions primarily on revenue generated. The Company is also reviewing alternatives relating to regions of the country and certain businesses where profitability is not reaching internal goals and may enter into joint ventures, alliances or asset swaps with interested parties in order to maximize regional operating efficiencies.

               As a result of the Merger, the Company has realized and is expected to continue to achieve substantial savings in operating costs through the consolidation of certain operations and the elimination of redundant expenses. Such savings are being realized over time as the consolidation process is completed. Since the Merger, the Company has been able to effect substantial operating cost reductions in the combined businesses and expects that the full effect of these savings (in excess of $120 million per year when compared to the businesses' costs immediately prior to the Merger) will be realized during 1997. Such savings include an annualized reduction of $4.7 million in corporate, general and administrative expenses including the consolidation of administrative staff. Combining the NHL sales force with the RBL sales force where duplicate territories existed has added approximately $17.8 million of annualized synergies. Operational savings have resulted in approximately $94.8 million of annualized synergies. These include closing of overlapping laboratories and other facilities and savings realized from additional buying power by the larger Company. The Company has also realized annualized savings of approximately $14.2 million relating to employee benefits as a result of changes to certain benefit arrangements. The realization of the savings have been partially offset by increased temporary help and overtime expenses during the consolidation process. These costs are expected to reduce to normal levels at the conclusion of the consolidation process in early 1997. In addition, these savings have been largely offset by price erosion and utilization declines resulting from the increase in managed care and to a lesser extent from increases in other expenses such as bad debt expenses as discussed below. The effects of price erosion and utilization declines on the Company's results of operations, however, would have been greater but for savings achieved through the synergy program. In addition, the Company is focused on additional initiatives which are expected to achieve incremental cost savings in 1997. These plans include further regional laboratory consolidation, a new agreement with a supplier of telecommunications services and additional supply savings primarily due to increased efficiency. There can be no assurance that the estimated additional cost savings expected to be achieved will be realized or achieved in a timely manner or that improvements, if any, in profitability will be achieved or that such savings will not be offset by increases in other expenses.

               As part of an examination of the rapid growth of Federal expenditures for clinical laboratory services, several Federal agencies, including the Federal Bureau of Investigation, the OIG and the DOJ, have investigated allegations of fraudulent and abusive conduct by health care providers. On November 21, 1996, the Company reached a settlement with the OIG and the DOJ regarding the prior billing practices of various of its predecessor companies. See "Regulation and Reimbursement--OIG Investigations--1996 Government Settlement." Consistent with this overall settlement the Company paid $187.0 million to the Federal Government in December 1996, with proceeds from the Roche Loan. As a result of negotiations related to the 1996 Government Settlement, the Company recorded a charge of $185.0 million in the third quarter of 1996 to increase accruals for the 1996 Government Settlement, and other related expenses of government and private claims resulting therefrom.

               In March 1997, the Company entered into the Sixth Amendment which eliminates amortization payments on the Term Loan Facility for 1997 and modifies the interest coverage and leverage ratios for the quarterly periods through December 31, 1997. Pursuant to this amendment, the Company paid an amendment fee of 37.5 basis points on commitments and will pay an additional fee of 62.5 basis points if the Rights Offering is not completed by June 30, 1997. In addition, the Roche Loan which originally matured on March 31, 1997 was amended to extend the maturity thereof to March 31, 1998.

               The Company also entered into the Amended Credit Agreement which will become effective upon completion of the Rights Offering following satisfaction of certain conditions precedent. Upon consummation of the Rights Offering and the receipt of $500 million in gross proceeds, the Amended Credit Agreement makes available to the Company a term loan facility of $643.8 million and a $450.0 million revolving credit facility. See "Description of Amended Credit Agreement" below and Note 9 of the Notes to Consolidated Financial Statements for a complete description of the Amended Credit Agreement.

Seasonality


               Volume of testing generally declines during the summer months, year-end holiday periods and other major holidays, resulting in net revenues and cash flows in the third and fourth quarter below the annual average. In addition, volume declines due to inclement weather may reduce net revenues and cash flows. Therefore, comparison of the results of successive quarters may not accurately reflect trends or results for the full year.


Results of Operations

               Year Ended December 31, 1996 compared with Year Ended December 31, 1995

               Net sales increased by $175.7 million to $1,607.7 million in 1996, an increase of 12.3% from $1,432.0 million reported in 1995. The inclusion of RBL as a result of the Merger increased net sales by approximately $243.5 million or 17.0%. Acquisitions of small clinical laboratory companies increased net sales by approximately 1.8%. Also contributing to the increases in net sales was growth in new accounts and price increases in selective markets. Such increases were partially offset by price erosion in the industry as a whole, lower utilization of laboratory testing and lost accounts. Price erosion and lower utilization of laboratory testing primarily resulted from continued changes in payor mix brought on by the increase in managed care. A reduction in Medicare fee schedules from 80% to 76% of the national limitation amounts on January 1, 1996, reduced net sales by approximately 1.3%. Severe weather in January and February of 1996 also negatively impacted net sales.

               Cost of sales, which includes primarily laboratory and distribution costs, increased to $1,183.9 million in 1996 from $1,024.3 million in 1995. Of the $159.6 million increase, approximately $181.9 million or 17.8% was due to the inclusion of the cost of sales of RBL.
Cost of sales increased (i) approximately $23.8 million as a result of wage increases prior to the implementation of a six-month deferral on wage rate increases implemented on July 1, 1996, (ii) approximately $5.0 million as a result of higher overtime and temporary employee expenses related to the acceleration of the Company's synergy program and other operational factors, (iii) approximately $7.5 million due to higher depreciation and maintenance of lab equipment as a result of the Company's purchase in 1996 of more sophisticated equipment to improve efficiency, and (iv) approximately $8.0 million in outside collection and reference testing fees. These increases were partially offset by decreases due to lower volume of approximately $14.7 million. Additional decreases in salaries and benefits of $49.5 million, and several other expense categories aggregating approximately $2.4 million were primarily a result of the Company's synergy and cost reduction programs. Cost of sales as a percentage of net sales was 73.6% in 1996 and 71.5% in 1995. The increase in the cost of sales percentage of net sales primarily resulted from a reduction in net sales due to price erosion and utilization declines, each of which provided little corresponding reduction in costs, and, to a lesser extent, due to severe weather in January and February of 1996 and a reduction in Medicare fee schedules.

               Selling, general and administrative expenses increased to $305.0 million in 1996 from $238.5 million in the same period in 1995 representing an increase of $66.5 million or 27.9%. The inclusion of the selling, general and administrative expenses of RBL since April 28, 1995 increased expenses by approximately $36.5 or 15.3%. Increases in salaries, overtime and temporary employee expenses, primarily related to billing issues, and related telephone and data processing costs, aggregated approximately $24.8. Also, increased medical necessity and related diagnosis code requirements of third-party payors placed on the Company in late 1995 and additional requirements placed on the Company at the beginning of 1996 have resulted in lower collection rates. As a result the provision for doubtful accounts for 1996 increased approximately $16.6 million, including a charge of $10.0 million in the second quarter of 1996 compared to 1995 which included a $15.0 million charge in the fourth quarter of 1995. The 1995 charge was necessitated by the deterioration in the Company's accounts receivable collection rates in the fourth quarter of 1995 primarily due to the effect of increased medical necessity and diagnosis code requirements of third party payors placed on the Company in the second half of 1995. Additional such requirements were placed on the Company at the beginning of 1996, which resulted in a further deterioration in accounts receivable collection rates in the second quarter of 1996. As a result of this further deterioration, the Company recorded the special charge of $10.0 million in the second quarter of 1996. In addition, the Company increased its monthly provision for doubtful accounts beginning in the third quarter of 1996 as a result of continued lower collection rates. These increases were partially offset by decreases in legal expenses, excluding settlement expenses, insurance and several other expense categories aggregating approximately $1.9 million. Selling, general and administrative expenses were 19.0% and 16.7% as a percentage of net sales in 1996 and 1995, respectively. The increase in the selling, general and administrative percentage primarily resulted from increased employee expenses related to billing and collection activities, the increases in the provision for doubtful accounts discussed above and to a lesser extent, from a reduction in net sales due to price erosion and utilization declines, each of which provided little corresponding reduction in costs.

               In the second quarter of 1996, the Company recorded certain charges of a non-recurring nature including additional charges related to the restructuring of operations. The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions. In addition, the Company recorded $10.0 million of non-recurring charges in the second quarter of 1996 related to the abandonment of certain data processing systems, relocation of its principal drug testing facility and various other items including the write-off of certain laboratory testing supplies related to changes in testing methodologies to increase efficiency.

               As a result of negotiations related to the 1996 Government Settlement, the Company recorded the Settlement Charge of $185.0 million in the third quarter of 1996 to increase reserves for the 1996 Government Settlement described above, and other related expenses of government and private claims resulting therefrom.

               The increase in amortization of intangibles and other assets to $29.6 million in 1996 from $27.0 million in 1995 primarily resulted from the Merger in April 1995.

               Net interest expense was $69.5 million in 1996 compared to $64.1 million in 1995. The increase resulted primarily from increased borrowings due to higher accounts receivable balances and a higher effective borrowing rate as a result of an amendment to the Company's credit agreement. See "Liquidity and Capital Resources."

               As a result of the restructuring and non-recurring charges in 1996 and 1995, the provision for income taxes is not comparable between periods. However, before charges, the Company's effective income tax rate in 1996 has increased from 1995 as a result of increased non-deductible amortization and lower earnings before income taxes.


               Year Ended December 31, 1995 compared with Year Ended December 31, 1994.


               Net sales increased by $559.5 million to $1,432.0 million in 1995, an increase of 64.1% from $872.5 million reported in 1994. Net sales from the inclusion of RBL increased net sales by approximately $514.7 million or 59.0%. Also, net sales from the inclusion of Allied, which was acquired on June 23, 1994, increased net sales by approximately $56.6 million or 6.5%. Growth in new accounts and acquisitions of small clinical laboratory companies increased net sales by approximately 8.6% and 2.8%, respectively. Lower utilization of laboratory testing and price erosion in the industry as a whole decreased net sales by approximately 5.0%. A reduction in Medicare fee schedules from 84% to 80% of the national limitation amounts on January 1, 1995, plus changes in reimbursement policies of various third-party payors, reduced net sales by approximately 1.5%. Other factors, including accounts terminated by management, comprised the remaining reduction in net sales.

               Cost of sales increased to $1,024.3 million in 1995 from $597.0 million in 1994. Of the $427.3 million increase, approximately $368.8 million was due to the inclusion of the cost of sales of RBL and approximately $44.8 million was due to the inclusion of the cost of sales of Allied. Cost of sales increased by approximately $26.1 million due to higher testing volume unrelated to the Merger or acquisition of Allied and approximately $4.5 million due to increases in other expenses. Reductions in compensation and benefit expense of $9.2 million, insurance of $4.8 million, and other expense categories of $2.9 million decreased cost of sales an aggregate of approximately $16.9 million. These decreases resulted from the consolidation of operations as a result of the Merger and the Company's on-going cost-reduction program. As a percentage of net sales, cost of sales increased to 71.5% in 1995 from 68.4% in 1994. The increase in the cost of sales percentage primarily resulted from a reduction in net sales due to a reduction in Medicare fee schedules, pricing pressures and utilization declines, each of which provided little corresponding reduction in costs.

               Selling, general and administrative expenses increased to $238.5 million in 1995 from $149.3 million in 1994, an increase of $89.2 million. Approximately $74.3 million of the increase was due to the inclusion of the selling, general and administrative expenses of RBL and approximately $7.7 million due to the inclusion of the selling, general and administrative expenses of Allied. In the fourth quarter of 1995, the Company recorded an additional $15.0 million of provision for doubtful accounts which reflects the Company's determination, based on trends that became evident in the fourth quarter, that additional reserves were needed primarily to cover potentially lower collection rates from several third-party payors. The increase in selling, general and administrative expenses was partially offset by decreases in other expense categories, including reductions in selling expenses, as a result of the elimination of duplicative functions in connection with the Merger and the Company's on-going cost-reduction program. Before the increase to the provision for doubtful accounts, selling, general and administrative expenses as a percentage of net sales was 15.6% in 1995 and 17.1% in 1994. The decrease in the selling, general and administrative percentage primarily resulted from reductions in expenses as discussed above.


               The increase in amortization of intangibles and other assets to $27.0 million in 1995 from $16.3 million in 1994 primarily resulted from the Merger in April 1995 and the acquisition of Allied in June 1994.

               See Note 3 of the Notes to Consolidated Financial Statements which sets forth the Company's restructuring activities for the year ended December 31, 1995.


               In the second quarter of 1995, the Company took a pre-tax special charge of $10.0 million in connection with the estimated costs of settling various claims pending against the Company, substantially all of which were billing disputes with various third party payors relating to the contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile without clearly offering an alternative profile that did not include these medical tests. As of December 31, 1996, the majority of these disputes have been settled.

               Net interest expense was $64.1 million in 1995 compared to $33.5 million in 1994. The change resulted primarily from increased borrowings used to finance the Merger with RBL and the acquisition of Allied and, to a lesser extent, due to a higher effective borrowing rate in the first four months of 1995.


               In connection with the repayment of the Company's existing revolving credit and term loan facilities at the time of the Merger, the Company recorded an extraordinary loss from the early extinguishment of debt of approximately $13.5 million ($8.3 million net of tax) consisting of the write-off of deferred financing costs.

               As a result of the restructuring charges and extraordinary loss, the provision for income taxes as a percentage of earnings before income taxes for 1995 is not comparable to prior periods.


Liquidity and Capital Resources

               Net cash (used for) provided by operating activities (after payment of settlement and related expenses of $188.9 million, $32.1 million and $29.8 million, respectively) was $(186.8) million, $47.0 million and $14.7 million, in 1996, 1995 and 1994, respectively. The decrease in cash flow from operations in 1996 primarily resulted from the Settlement Payment, an increase in accounts receivable related to increased medical necessity and related diagnosis code requirements of third-party payors placed on the Company at the beginning of 1996 and reflects the lower collection rates experienced beginning in the second quarter as a result of the more stringent requirements as discussed above.

               Capital expenditures were $54.1 million, $75.4 million and $48.9 million for 1996, 1995 and 1994, respectively. The Company expects capital expenditures to be approximately $65.0 million in 1997 and $70.0 million in 1998 to further automate laboratory processes and to improve efficiency. Such expenditures are expected to be funded by cash flow from operations as well as borrowings under the Company's credit facilities.

               Increased medical necessity and related diagnosis code requirements of the Medicare program were placed on the Company by certain third party carriers in late 1995 and additional requirements were placed on the Company at the beginning of 1996. The Company has experienced lower collection rates as a result of these more stringent requirements. In addition, increased difficulty in collecting amounts due from private insurance carriers, including certain managed care plans, has negatively impacted cash flow from operations. Finally, Merger related integration issues have also resulted in increased accounts receivable balances as a result of the Company maintaining multiple billing information systems.
The Company currently has plans in place to stabilize collection rates and improve the collection of accounts receivable. See "Business--Billing".
To date, however, collection rates have continued to decline and additional changes in requirements of third-party payors could increase the difficulty in collections. There can be no assurance of the success of the Company's plans to improve collections and, due to changes in medical necessity requirements, the Company expects accounts receivable balances to continue to exceed 1995 levels.


               In connection with the Merger, the Company entered into the Existing Credit Agreement, with the banks named therein (the "Banks") and an administrative agent (the "Bank Agent"), which made available to the Company the Term Loan Facility of $800.0 million and the Revolving Credit Facility of $450.0 million. On April 28, 1995, the Company borrowed $800.0 million under the Term Loan Facility and $184.0 million under the Revolving Credit Facility (i) to pay the cash payment to shareholders in connection with the Merger; (ii) to repay in full the existing revolving credit and term loan facilities of a wholly owned subsidiary of the Company of approximately $640.0 million including interest and fees; (iii) to repay approximately $50.0 million of existing indebtedness of RBL; and (iv) for other transaction costs in connection with the Merger and for use as working capital and general corporate purposes of the Company and its subsidiaries. Availability of funds under the Existing Credit Agreement is conditioned on certain customary conditions, and the Existing Credit Agreement, as amended, contains customary representations, warranties, covenants and events of default.


               As a result of potential defaults under the Existing Credit Agreement resulting from among other things, the Company's performance and higher than projected debt levels, the Settlement Charge, and the Roche Loan, the Company has obtained several amendments and waivers to the Existing Credit Agreement. In September 1996, the Company negotiated an amendment (the "Fourth Amendment") to the Existing Credit Agreement. The Fourth Amendment modified the interest coverage and leverage ratios applicable to the quarters ending September 30 and December 31, 1996. The Fourth Amendment also increased the interest rate margin on its revolving credit facility from 0.25% to 0.875% and increased the interest rate margin on its term loan facility from 0.375% to 1.00%. As a result of the Settlement Charge in the third quarter of 1996, as described above, the Company obtained a waiver (the "Third Waiver") which excluded the special charge from covenant calculations for the periods covered by the most recent amendment until 30 days after the 1996 Government Settlement. As a result of the Roche Loan and the 1996 Government Settlement, the Company negotiated a Fifth Amendment and Fourth Waiver (the "Fifth Amendment") to the Existing Credit Agreement. The Fifth Amendment extended the Third Waiver until January 31, 1997 and excluded the Roche Loan from covenant calculations for the quarters ending December 31, 1996 and March 31, 1997. On January 27, 1997, the Company negotiated a waiver (the "Fifth Waiver") which further extended the Third Waiver until March 31, 1997.

               As mentioned above, in March 1997, the Company entered into the Sixth Amendment which eliminates amortization payments on the Term Loan Facility for 1997 and modifies the interest coverage and leverage ratios for the quarterly periods through December 31, 1997. As a result of the Sixth Amendment certain amounts outstanding under the Revolving Credit Facility and Term Loan Facility that were classified as current liabilities in the September 30, 1996 financial statements have been reclassified to long-term debt in the December 31, 1996 financial statements. Under the Sixth Amendment, maturities under the term loan facility aggregate $243.8 million, $162.5 million, $187.5 million and $100.0 million in 1998 through 2001, respectively.

               In March 1997 the Company also entered into the Amended Credit Agreement which will become effective upon completion of the Rights Offering following satisfaction of certain conditions precedent. Upon consummation of the Rights Offering and receipt of $500 million in gross proceeds, the Amended Credit Agreement makes available to the Company the Amended Term Loan Facility of $643.8 million and the Amended Revolving Credit Facility of $450.0 million.

               As in the Existing Credit Agreement, the senior unsecured credit facilities under the Amended Credit Agreement are composed of the Amended Term Loan Facility and the Amended Revolving Credit Facility. The Amended Revolving Credit Facility includes a $50.0 million letter of credit sublimit. The Amended Credit Agreement maturity dates are extended approximately three years for the Amended Term Loan Facility to March 31, 2004 and approximately two years for the Amended Revolving Credit Facility to March 31, 2002. See "Description of Amended Credit Agreement."

               Borrowings under the Revolving Credit Facility were $384.0 million as of March 31, 1997. In addition, in December 1996, the Company received a loan of $187.0 million from Roche Holdings to fund the Settlement Payment in the form of a promissory note which bears interest at 6.625% per annum and originally matured on March 31, 1997. As discussed above, in late March 1997, the Company obtained an extension of the Roche Loan to March 31, 1998. The Company subsequently made the Settlement Payment in December 1996. The Roche Loan is expected to be repaid with a portion of the proceeds from the Rights Offering.

               Cash and cash equivalents on hand, cash flow from operations and additional borrowing capabilities of $66.0 million under the Revolving Credit Facility as of March 31, 1997 are expected to be sufficient to meet anticipated operating requirements, debt repayments and provide funds for capital expenditures and working capital through 1997. The Company's ability to meet anticipated operating requirements, debt repayments, including the Roche Loan, and other anticipated cash outlays beyond 1997 is substantially dependant upon the completion of the Rights Offering.
Failure to complete the Rights Offering or to complete it by the end of February 1998 will require additional waivers or amendments to the Existing Credit Agreement. There can be no assurance that such waivers or amendments can be obtained. Therefore, the failure to complete the Rights Offering or complete it by the end of February 1998 could have a material adverse effect on the Company's financial condition and liquidity.

               At December 31, 1996, the Company was a party to interest rate swap agreements with certain major financial institutions, rated A or better by Moody's Investor Service, solely to manage its interest rate exposure with respect to $600.0 million of its floating rate debt under the Term Loan Facility. The agreements effectively changed the interest rate exposure on $600.0 million of floating rate debt to a weighted average fixed interest rate, of 6.01%, through requiring that the Company pay a fixed rate in exchange for the financial institutions paying a floating rate amount. Amounts paid by the Company in 1996 were $2.0 million. The notional amounts of the agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. These agreements mature in September 1998. The estimated cost at which the Company could terminate such agreements was 0.9 million at December 31, 1996.

               The gross proceeds of the Rights Offering will be used to
(i) repay $298 million outstanding under the Existing Credit Agreement,
(ii) pay fees and expenses of approximately $15 million related to the Rights Offering and the Amended Credit Agreement and (iii) repay the $187 million loan from Roche Holdings made in December 1996 in order to fund the Settlement Payment. See "Use of Proceeds."

Changes in Accounting Standards

               On March 3, 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," replacing Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." SFAS No. 128 replaces "primary" and "fully diluted" earnings per share ("EPS") under APB Opinion No. 15 with "basic" and "diluted" EPS. Unlike primary EPS, basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Dilutive EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. However, under SFAS No. 128, the Company would use the average market price for its stock during the reporting period to determine the cost of options as opposed to the greater of the closing price at the end of the period or the average market price during the period, as currently required by APB Opinion No. 15. SFAS No. 128 is effective for years ending after December 15, 1997. The Company is currently evaluating the impact of the implementation of SFAS No. 128.

Forward Looking Statements


               CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


               The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Included herein are certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding the Company's expectation of future performance following implementation of its new business strategy. Such statements are subject to various risks and uncertainties. Accordingly, the Company hereby identifies the following important factors that could cause the Company's actual financial results to differ materially from those projected, forecast, estimated, or budgeted by the Company in such forward-looking statements.




              (a) Heightened competition, including intensification of price competition.


              (b) Impact of changes in payor mix, including the shift from traditional, fee-for service medicine to managed-cost health care.



              (c) Adverse actions by governmental or other third-party payors, including unilateral reduction of fee schedules payable to the Company.


              (d) The impact upon the Company's collection rates or general or administrative expenses resulting from compliance with Medicare administrative policies including specifically the HCFA's recent requirement that laboratories performing certain automated blood chemistry profiles to obtain and provide documentation of the medical necessity of tests included in the profiles for each Medicare beneficiary.


              (e) Adverse results from investigations of clinical laboratories by the Federal Bureau of Investigation and the OIG including specifically significant monetary damages and/or exclusion from the Medicare and Medicaid programs.

              (f) Failure to obtain new customers, retain existing customers or reduction in tests ordered or specimens submitted by existing customers.

              (g)  Adverse results in significant litigation matters.

              (h) Denial of certification or licensure of any of the Company's clinical laboratories under CLIA, by Medicare and Medicaid programs or other Federal, state or local agencies.

              (i) Adverse publicity and news coverage about the Company or the clinical laboratory industry.

              (j)  Inability to carry out marketing and sales plans.


              (k) Inability to successfully integrate the operations of or fully realize the costs savings expected from the consolidation of certain operations and the elimination of duplicative expenses resulting from the April 28, 1995 merger of the Company and RBL or risk that declining revenues or increases in other expenses will offset such savings.

              (l) Ability of the Company to attract and retain experienced and qualified personnel.

              (m) Changes in interest rates causing an increase in the Company's effective borrowing rate.

              (n) The effect of the Company's effort to improve account profitability by selectively repricing or discontinuing business with existing accounts which perform below Company expectations.

              (o) The failure to consummate the Rights Offering by the end of the second quarter of 1997.





                                 BUSINESS


Overview


               Laboratory Corporation of America Holdings is one of the three largest independent clinical laboratory companies in the United States based on 1996 net revenues. Through a national network of laboratories, the Company offers a broad range of testing services used by the medical profession in the diagnosis, monitoring and treatment of disease and other clinical states. Since its founding in 1971, the Company has grown into a network of 28 major laboratories and approximately 1,500 service sites consisting of branches, patient service centers and STAT laboratories, serving clients in 48 states. For the year ended December 31, 1996, the Company had net sales of $1,607.7 million and EBITDA before a provision for settlements and related expenses, restructuring charges and non-recurring expenses of $173.7 million. See footnote (j) to "Selected Financial Data" for a discussion of certain matters related to EBITDA. Primarily as a result of the Settlement Charge, operating loss and net loss during such period were $118.8 million and $153.5 million, respectively.

               The Company has achieved a substantial portion of its growth
through acquisitions.   In June 1994  the Company acquired Allied Clinical
Laboratories, Inc., then the sixth largest independent clinical laboratory testing company in the United States (based on 1993 net revenues). On April 28, 1995, the Company completed a merger with RBL, an indirect subsidiary of Roche pursuant to an Agreement and Plan of Merger dated as of December 13, 1994. In connection with the Merger, the Company changed its name from National Health Laboratories Holdings Inc. to Laboratory Corporation of America Holdings. In addition to the Merger and the Allied Acquisition, since 1993, the Company has acquired a total of 57 small clinical laboratories with aggregate sales of approximately $182.4 million.


               During 1996 and the early part of 1997, the Company has undergone significant changes in management with Thomas P. Mac Mahon assuming the role of President and Chief Executive Officer in January 1997 in addition to his position as Chairman. Prior to such time Mr. Mac Mahon served as Senior Vice President of Roche and President of Roche Diagnostics Group where he was responsible for the management of all United States operations of the diagnostic businesses of Roche. In addition to Mr. Mac Mahon, the Company is led by a new Chief Financial Officer, Wesley R. Elingburg, formerly Senior Vice President--Finance, and a new management committee.

The Clinical Laboratory Testing Industry

               Overview


               Laboratory tests and procedures are used generally by hospitals, physicians and other health care providers and commercial clients to assist in the diagnosis, evaluation, detection, monitoring and treatment of diseases and other medical conditions through the examination of substances in blood, tissues and other specimens. Clinical laboratory testing is generally categorized as either clinical testing, which is performed on body fluids including blood and urine, or anatomical pathology testing, which is performed on tissue and other samples, including human cells. Clinical and anatomical pathology procedures are frequently ordered as part of regular physician office visits and hospital admissions in connection with the diagnosis and treatment of illnesses. Certain of these tests and procedures are used principally as tools in the diagnosis and treatment of a wide variety of medical conditions such as cancer, AIDS, endocrine disorders, cardiac disorders and genetic disease. The most frequently requested tests include blood chemistry analyses, urinalyses, blood cell counts, PAP smears, AIDS tests, microbiology cultures and procedures and alcohol and other substance-abuse tests.

               The clinical laboratory industry consists primarily of three types of providers: hospital based laboratories, physician-office laboratories and independent clinical laboratories, such as those owned by the Company. The Company believes that in 1996 approximately 50 percent of the clinical testing revenues in the United States were derived by hospital-based laboratories, approximately 15 percent was derived by physicians in their offices and laboratories and approximately 35 percent went to independent clinical laboratories. The HCFA has estimated that in 1996 there were over 5,000 independent clinical laboratories in the United States.


               Effect of Market Changes on the Clinical Laboratory Business


               Many market-based changes in the clinical laboratory business have occurred, most involving the shift away from traditional, fee-for-service medicine to managed-cost health care. The growth of the managed care sector presents various challenges to the Company and other independent clinical laboratories. Managed care providers typically contract with a limited number of clinical laboratories and negotiate discounts to the fees charged by such laboratories in an effort to control costs. Such discounts have resulted in price erosion and have negatively impacted the Company's operating margins.
In addition, managed care providers have used capitated payment contracts in an attempt to promote more efficient use of laboratory testing services.
Under a capitated payment contract, the clinical laboratory and the managed care provider agree to a per month payment to cover all laboratory tests during the month, regardless of the number or cost of the tests actually performed. Such contracts also shift the risks of additional testing beyond that covered by the capitated payment to the clinical laboratory. For the year ended December 31, 1996 such contracts accounted for approximately $64.5 million in net sales. The increase in managed-cost health care has also resulted in declines in the utilization of laboratory testing services.

               In addition, Medicare and Medicaid and insurers, have increased their effort to control the cost, utilization and delivery of health care services. Measures to regulate health care delivery in general and clinical laboratories in particular have resulted in reduced prices and added costs and decreasing test utilization for the clinical laboratory industry by increasing complexity and adding new regulatory and administrative requirements. From time to time, Congress has also considered changes to the Medicare fee schedules in conjunction with certain budgetary bills. Any future changes to the Medicare fee schedules cannot be predicted at this time and management, therefore, cannot predict the impact, if any, such proposals, if enacted, would have on the results of operations of the Company.


               The Company believes that the volume of clinical laboratory testing will be positively influenced by several factors, including primarily: an expanded base of scientific knowledge which has led to the development of more sophisticated specialized tests and increased the awareness of physicians of the value of clinical laboratory testing as a cost-effective means of prevention, early detection of disease and monitoring of treatment.
Additional factors which have contributed to recent volume growth include: an increase in the number and types of tests which are, due to advances in technology and increased cost efficiencies, readily available on a more affordable basis to physicians; expanded substance-abuse testing by corporations and governmental agencies; increased testing for sexually transmitted diseases such as AIDS; and the general aging of the population in the United States. The impact of these factors is expected to be partially offset by declines in volume as a result of increased controls over the utilization of laboratory services by Medicare and other third party payors, particularly managed care organizations.

Business Strategy


               During 1996, management began implementing a new business strategy in response to the Company's declining performance. These new strategic objectives are as follows: remaining a low cost provider of clinical testing services; providing high quality customer service to its clients; and improving account profitability. In addition, the Company is focused on certain growth initiatives beyond routine clinical laboratory testing. The Company believes that as a result of this change in focus it is well positioned to achieve its goal of leading the clinical laboratory industry by providing its customers with innovative, responsive, and high quality services.


               Low Cost Provider


               The Company believes that due to synergy programs implemented following the Merger, its standardized equipment and its focus on cost containment, it is a low cost provider of clinical testing services. Since the Merger, the Company has been able to effect substantial operating cost reductions in the combined businesses and expects that the full effect of these savings (approximately $120 million per year when compared to the businesses' costs immediately prior to the Merger) will be realized during 1997. In addition, the Company is focused on other initiatives which are expected to achieve significant cost savings in 1997. These plans include a new agreement with a supplier of telecommunications services, additional supply savings primarily due to increased efficiency, and further regional laboratory consolidation. See "Management's Discussion and Analysis of Results of Operations and Financial Position."

               The Company has also developed and implemented sophisticated management information systems to monitor operations and control costs. All financial functions are centralized in Burlington, North Carolina including purchasing and accounting. Management believes this provides greater control over spending as well as increased supervision and monitoring of results of operations.


               Client Service


               The Company competes primarily on the basis of the quality of its testing, reporting and information systems, its reputation in the medical community, the pricing of its services and its ability to employ qualified personnel. The Company believes it is a leading provider of laboratory testing in terms of its menu and quality of testing services. As a result of the required focus on the consolidation process related to the Merger, however, the Company believes that its level of client service has been negatively impacted. Therefore, in 1997, with the consolidation process substantially completed, one of the Company's goals is to improve client service. An important factor in improving client service includes the Company's initiatives to improve its billing process. See "--Billing."

               Account Profitability

               Since the third quarter of 1996, the Company has begun an active effort to improve the profitability of new and existing business. To date this effort has focused primarily on reviewing existing contracts, including those with managed care organizations, and selectively repricing or discontinuing business with existing accounts which perform below Company expectations. The Company believes that as a result of this effort, the fourth quarter of 1996 was the second consecutive quarter since the Merger that the Company's price per accession or specimen did not decline versus the immediately preceding quarter. The Company is also targeting price increases across most of its business lines, including specialty and niche testing which have not seen price increases since the Merger. While such increases may adversely affect volumes, the Company believes that such measures along with other cost reduction programs, will improve its overall profitability. Finally, the Company is reviewing its sales organization and expects to modify its commission structure so that compensation is tied more directly to the profitability of retained and new business instead of the current practice of basing commissions primarily on revenue generated. The Company is also reviewing alternatives relating to regions of the country and certain businesses where profitability is not reaching internal goals and may enter into joint ventures, alliances, or asset swaps with interested parties in order to maximize regional operating efficiencies.


               Focused Growth Initiatives


               The Company plans to increase market share in certain sections of the market by providing innovative services in three primary areas: (i) hospital alliances; (ii) specialty and niche businesses; and (iii) direct marketing to payors.

               One of the Company's primary growth strategies is to develop an increasing number of hospital alliances. These alliances can take several different forms including laboratory management contracts, reference agreements and joint ventures. Through these alliances the Company provides testing services as well as contract management services. As hospitals continue to be impacted by decreasing fee schedules from third party payors and managed care organizations, the Company believes that they will seek the most cost-effective laboratory services for their patients. Management believes the Company's economies of scale as well as its delivery system will enable it to assist the hospital in achieving this goal. These alliances are generally more profitable than the Company's core business due to the specialized nature of many of the testing services offered in the alliance program. In 1996, the Company added 6 alliance agreements with hospitals, physician groups and other care provider organizations representing approximately $20 million of annual sales. This increased the total number of alliances to 20 at December 31, 1996 from 14 at December 31, 1995.

               Another primary growth strategy for the Company is growth of its specialty and niche businesses. In general the specialty and niche businesses are designed to serve two market segments: (i) markets which are not served by the routine clinical testing laboratory and therefore are subject to less stringent regulatory and reimbursement constraints; and (ii) markets which are served by the routine testing laboratory but offer the possibility of adding related services from the same supplier. The Company's research and development group continually seeks new and improved technologies for early diagnosis. For example, the Company believes its Center for Molecular and Biology and Pathology is a leader in molecular diagnostics and polymerase chain reaction technologies which are often able to provide earlier and more reliable information regarding HIV, genetic diseases, cancer and many viral and bacterial diseases. These technologies may represent a significant savings to managed care organizations by increasing the detection of early stage (treatable) diseases. Also, the Company recently acquired Genetic Design, Inc. and management believes it is now the largest provider of identity testing services in the United States.

               Finally, in 1996 the Company also began to focus efforts on selling its services directly to payors of laboratory services. As a result of that focus, the Company entered into an agreement with PCS Health Systems, Inc., a leading pharmacy benefit management company with 58 million covered lives, to provide laboratory services as an extension of the PCS prescription card services. Through this agreement patients will be provided with identification cards indicating beneficiary eligibility for both prescription benefits and the Company's testing services. The Company will provide the testing services as requested and bill PCS based on a predetermined fee schedule. The Company will pay PCS certain percentage and fixed fees for adjudication of claims. One of the advantages of the PCS agreements is that patient eligibility will be determined at the time of testing through interface with the PCS information system which will expedite processing of the claim for reimbursement.


Laboratory Testing Operations and Services


               The Company has 28 major laboratories, and approximately 1,500 service sites consisting of branches, patient service centers and STAT laboratories. A "branch" is a central office which collects specimens in a region for shipment to one of the Company's laboratories for testing. Test results can be printed at a branch and conveniently delivered to the client.
A branch also is used as a base for sales staff. A "patient service center" generally is a facility maintained by the Company to serve the physicians in a medical professional building or other strategic locations. The patient service center collects the specimens as requested by the physician. The specimens are sent, principally through the Company's in-house courier system (and, to a lesser extent, through independent couriers), to one of the Company's major laboratories for testing. Some of the Company's patient service centers also function as "STAT labs", which are laboratories that have the ability to perform certain routine tests quickly and report results to the physician immediately. The Company processed an average of approximately 250,000 patient specimens per day in 1996. Patient specimens are delivered to the Company accompanied by a test request form. These forms, which are completed by the client, indicate the tests to be performed and provide the necessary billing information.


               Each specimen and related request form is checked for completeness and then given a unique identification number. The unique identification number assigned to each specimen helps to assure that the results are attributed to the correct patient. The test request forms are sent to a data entry terminal where a file is established for each patient and the necessary testing and billing information is entered. Once this information is entered into the computer system, the tests are performed and the results are entered primarily through computer interface or manually, depending upon the tests and the type of equipment involved. Most of the Company's computerized testing equipment is directly linked with the Company's information systems. Most routine testing is completed by early the next morning, and test results are printed and prepared for distribution by service representatives that day. Some clients have local printer capability and have reports printed out directly in their offices. Clients who request that they be called with a result are so notified in the morning. It is Company policy to notify the client immediately if a life-threatening result is found at any point during the course of the testing process.

Testing Services

               Routine Testing


               The Company currently offers over 1,700 different clinical laboratory tests or procedures. Several hundred of these are frequently used in general patient care by physicians to establish or support a diagnosis, to monitor treatment or medication or to search for an otherwise undiagnosed condition. The most frequently requested routine tests include blood chemistry analyses, urinanalyses, blood cell counts, pap smears and AIDS tests. These routine procedures are most often used by practicing physicians in their outpatient office practices. Physicians may elect to send such procedures to an independent laboratory or they may choose to establish an in-house laboratory to perform some of the tests.


               The Company performs this core group of routine tests in each of its 28 major regional laboratories, which constitutes a majority of the testing performed by the Company. The Company generally performs and reports most routine procedures within 24 hours, utilizing a variety of sophisticated and computerized laboratory testing instruments.

               Specialty and Niche Testing


               While the information provided by many routine tests may be used by nearly all physicians, regardless of specialty, many other procedures are more specialized in nature. Certain types of unique testing capabilities and/or client requirements have been developed into specialty or niche businesses by the Company which have become a primary growth strategy for the Company. In general the specialty and niche businesses are designed to serve two market segments; (i) markets which are not served by the routine clinical testing laboratory and therefore are subject to less stringent regulatory and reimbursement constraints; and (ii) markets which are served by the routine testing laboratory and offer the possibility of adding related services from the same supplier. The following are specialty and niche businesses in which the Company offers testing and related services:


Allergy Testing. .........................    The Company offers an extensive range of allergen testing services as well as computerized analysis and a treatment program that enables primary care physicians to diagnose and treat many kinds of allergic disorders.


Ambulatory Monitoring.....................    The Company performs a computer assisted analysis of
                                              electrocardiograms and blood pressure measurements. Many of these analyses are submitted by physicians who require extended (up to 24 hours) monitoring of these parameters for patients.

Clinical Research Testing. ...............    The Company regularly performs clinical laboratory testing for pharmaceutical companies conducting clinical research trials on new drugs.  This testing often involves periodic testing of patients participating in the trial over several years.


Diagnostic Genetics. .....................    The Company offers cytogenetic, biochemical and molecular genetic tests.


Identity Testing. ........................    The Company provides forensic identity testing used in connection with criminal proceedings and parentage evaluation services which are used to assist in the resolution of disputed parentage in child support litigation.  Parentage testing involves the evaluation of immunological and genetic markers in specimens obtained from the child, the mother and the alleged father.

Industrial Hygiene Testing. ..............    The Company maintains a separate testing facility in Richmond,
                                              Virginia, dedicated to the analysis of potentially toxic substances in the workplace environment.

Kidney Stone Analysis. ...................    The Company offers specialized patient analysis assessing the risk of kidney stones based on laboratory measurements and patient history.

Oncology Testing. ........................    The Company offers an extensive series of testing technologies that aid in diagnosing and monitoring certain cancers and predicting the outcome of certain treatments.


Substance Abuse Testing. .................    The Company provides urinalysis testing for the detection of drugs of abuse for private and government customers, and also provides blood testing services for the detection of drugs of abuse and alcohol. These testing services are designed to produce "forensic" quality test results that satisfy the rigorous requirements for admissibility as evidence in legal proceedings.


Veterinary Testing. ......................    The Company offers clinical laboratory testing of animal specimens for veterinarians which require specialized testing procedures and handling due to their differing characteristics.


               The specialized or niche testing services noted above, as well as other complex procedures, are sent to designated facilities where the Company has concentrated the people, instruments and related resources for performing such procedures so that quality and efficiency can be most effectively monitored. The Company's Center for Molecular Biology and Pathology in Research Triangle Park, North Carolina, also specializes in new test development and education and training related thereto.


               Clients


               The Company provides testing services to a broad range of health care providers. During the year ended December 31, 1996, no client or group of clients under the same contract accounted for more than two percent of the Company's net sales. The primary client groups serviced by the Company include:


               Independent Physicians and Physician Groups

               Physicians requiring testing for their patients who are unaffiliated with a managed care plan are one of the Company's primary sources of testing services. Fees for clinical laboratory testing services rendered for these physicians are billed either to the physician, to the patient or the patient's third party payor such as insurance companies, Medicare and Medicaid. Billings are typically on a fee-for service basis. If the billings are to the physician, they are based on the wholesale or customer fee schedule and subject to negotiation. Otherwise, the patient is billed at the laboratory's retail or patient fee schedule and subject to third party payor limitations and negotiation by physicians on behalf of their patients. Medicare and Medicaid billings are based on government set fee schedules.

               Hospitals


               The Company serves hospitals with services ranging from routine and specialty testing to contract management services. Hospitals generally maintain an on-site laboratory to perform immediately needed testing on patients receiving care. However, they also refer less time sensitive procedures, less frequently needed procedures and highly specialized procedures to outside facilities, including independent clinical laboratories and larger medical centers. The Company typically charges hospitals for any such tests on a fee-for-service basis which is derived from the Company's customer fee schedule.


               HMOs and Other Managed Care Groups

               The Company serves HMOs and other managed care organizations. These medical service providers typically contract with a limited number of clinical laboratories and then designate the laboratory or laboratories to be used for tests ordered by participating physicians. Testing is mostly performed on a capitated basis for managed care organizations. Under a capitated payment contract, the Company agrees to cover all laboratory tests during a given month for which the managed care organization agrees to pay a flat monthly fee. The tests covered under agreements of this type are negotiated for each contract, but usually include mostly routine tests and exclude highly specialized tests. Many of the national and large regional managed care organizations prefer to use large independent clinical labs such as the Company because they can service them on a national basis.

               Other Institutions

               The Company serves other institutions, including governmental agencies, large employers and other independent clinical laboratories that do not have the breadth of the Company's testing capabilities. The institutions typically pay on a negotiated or bid fee-for-service basis.

               Payors


               Most testing services are billed to a party other than the "client" that ordered the test. In addition, tests performed by a single physician may be billed to different payors depending on the medical benefits of a particular patient. Payors other than the direct patient, include, among others, insurance companies, managed care organizations, Medicare and Medicaid. Based on the year ended December 31, 1996 billings to the Company's respective payors based on the total volume of accessions are as follows:




                                         Accession Volume
                                         as a % of Total
                                         ----------------      Revenue per
                                               1996             Accession
                                         ----------------      -----------

Private Patients....................          3 - 5%            $65 - 75
Medicare, Medicaid and Insurance....         25 - 30%           $25 - 35
Commercial Clients..................         45 - 50%           $15 - 25
Managed Care........................         15 - 20%           $10 - 30



               Affiliations and Alliances

               The Company provides management services in a variety of health care settings. The Company generally supplies the laboratory manager and other laboratory personnel, as well as, equipment and testing supplies, to manage a laboratory that is owned by a hospital, managed care organization or other health care provider. In addition, the Company maintains a data processing system to organize and report test results and to provide billing and other pertinent information related to the tests performed in the managed laboratory. Under the typical laboratory management agreement, the laboratory manager, who is employed by the Company, reports to the hospital or clinic administration. Thus, the hospital or clinic ("Provider") maintains control of the laboratory. A pathologist designated by the Provider serves as medical director for the laboratory.


               An important advantage the Company offers to its clients is the flexibility of the Company's information systems used in contract management services. In addition to the ability to be customized for a particular user's needs, the Company's information systems also interface with several hospital and clinic systems, giving the user more efficient and effective information flow.

               The Company's management service contracts typically have terms between three and five years. However, most contracts contain a clause that permits termination prior to the contract expiration date. The termination terms vary but they generally fall into one of the following categories: (i) termination without cause by either the Company or the contracted Provider after written notice (generally 60 to 90 days prior to termination); (ii) termination by the contracted Provider only if there are uncorrected deficiencies in the Company's performance under the contract after notice by the contracted Provider; or (iii) termination by the contracted Provider if there is a loss of accreditation held by any Company laboratory that services the contracted Provider, which accreditation is not reinstated within 30 days of the loss, or up to 30 days' notice if there is a decline in the quality of services provided under such contract which remains uncorrected after a 15-day period. While the Company believes that it will maintain and renew its existing contracts, there can be no assurance of such maintenance or renewal.

               As part of its marketing efforts, and as a way to focus on a contract management client's particular needs, the Company has developed several different pricing formulas for its management services agreements. In certain cases, profitability may depend on the Company's ability to accurately predict test volumes, patient encounters or the number of admissions in the case of an inpatient facility.


               One of the Company's primary growth strategies is to develop an increasing number of hospital alliances. See "Growth Strategies."

PCS Health Systems, Inc.

               In 1996, the Company began to focus efforts on selling its services directly to payors of laboratory services. As a result of that focus, the Company entered into an agreement with PCS to provide laboratory services as an extension of its prescription card services. PCS, a wholly-owned subsidiary of Eli Lilly and Company, is one of the leading pharmacy benefit management companies in the United States with 58 million members covered by its programs and services. The arrangement with PCS is modeled after the current PCS prescription benefit plan. Patients will be provided with identification cards indicating beneficiary eligibility for both PCS prescription benefits and Company testing services. The Company will provide testing services as requested and bill PCS based on a predetermined fee schedule. The Company will pay PCS certain percentage and fixed fees for adjudication of claims.

               The process begins when a test sample is collected at the physician's office or local Company service center. Patient eligibility will be determined at the time of testing through interface with the PCS information system which will expedite processing of the claim for reimbursement. The laboratory sample will be sent via the courier to the Company testing facility. After tests are completed, the results are forwarded to the physician and the billing information regarding the tests performed are sent to PCS for plan processing and claim remittance.

               The benefits to the client under the PCS arrangement include the ability to tailor the program to meet the specific needs of client companies and their employees and the ability to provide (i) combined utilization reporting for potential outcomes measurement and disease management and (ii) consistent, cost effective, quality laboratory services to employees in several geographic locations through the Company's national presence. The benefits to the Company are the ability to ensure eligibility at the time of specimen collection, pricing above the Company's current composite price per accession despite a significant discount to the client and improved cash flow through contracted reimbursement. The Company expects to begin to realize revenues from this agreement beginning in the second half of 1997.

Sales and Marketing and Client Service

               The Company offers its services through a combination of direct sales generalists and specialists. Sales generalists market the mainstream or traditional routine laboratory services primarily to physicians, while specialists concentrate on individual market segments, such as hospitals or managed care organizations, or on testing niches, such as identity testing or genetic testing. Specialist positions are established when an in-depth level of expertise is necessary to effectively offer the specialized services. When the need arises, specialists and generalists work cooperatively to address specific opportunities. At December 31, 1996, the Company employed approximately 267 generalists and 81 specialists. The Company's sales generalists and specialists are compensated through a combination of salaries, commissions and bonuses, at levels commensurate with each individual's qualifications and responsibilities. Commissions are primarily based upon the individual's productivity in generating new business for the Company.

               The Company also employs customer service associates ("CSAs") to interact with clients on an ongoing basis. CSAs monitor the status of the services being provided to clients, act as problem-solvers, provide information on new testing developments and serve as the client's regular point of contact with the Company. At December 31, 1996, the Company employed approximately 370 CSAs. CSAs are compensated with a combination of salaries and bonuses commensurate with each individual's qualifications and responsibilities.


               The Company believes that the clinical laboratory service business is shifting away from the traditional direct sales structure and into one in which the purchasing decisions for laboratory services are increasingly made by managed care organizations, insurance plans, employers and increasingly by patients themselves. In view of these changes, the Company has adapted its sales and marketing structure to more appropriately address the new opportunities. For example, the Company has expanded its specialists sales positions in both its primary business and its niche businesses in order to maximize the Company's competitive strengths of advanced technology and marketing focus. Additionally, the Company has begun to integrate selected traditional sales and customer support functions into a new position, the Account Manager, which will have responsibility for certain sales, service and daily operational contact with physician-clients.


               The Company competes primarily on the basis of the quality of its testing, reporting and information systems, its reputation in the medical community, the pricing of its services and its ability to employ qualified personnel. As a result of the required focus on the consolidation process related to the Merger, however, the Company believes that its level of client service has been negatively impacted. Therefore, in 1997, with the consolidation process substantially completed, one of the Company's goals is to improve client service. An important factor in improving client service includes the Company's initiatives to improve its billing process. See "-- Billing,"

Information Systems

               The Company has developed and implemented sophisticated management information systems to monitor operations and control costs. All financial functions are centralized in Burlington, North Carolina including purchasing and accounting. Management believes this provides greater control over spending as well as increased supervision and monitoring of results of operations.

               The Company believes that the health care provider's need for data will continue to place high demands on its information systems staff. The Company operates several systems to handle laboratory, billing and financial data and transactions. The Company believes that the efficient handling of information involving clients, patients, payors and other parties will be a critical factor in the Company's future success. The Corporate Information Systems Division manages its information resources and programs on a consolidated basis in order to achieve greater efficiency and economies of scale. In addition, as a key part of its response to these challenges, the Company employs a Chief Information Officer, whose responsibility is to integrate, manage and develop the Company's information systems.


               In 1996, information systems activities have been focused on selection and consolidation of the Company's multiple laboratory and billing systems to standardized laboratory testing and billing systems.
The Company has also been focused on the establishment of regional data centers to handle all of the information processing needs of the Company. The Company believes that it can benefit from the conversion of its multiple billing systems into a centralized system which it plans to implement once problems with the collection of accounts receivable balances resulting from increased medical necessity and diagnosis code requirements are corrected. These conversions are expected to be completed within two years. The Company does not anticipate that the conversion costs will result in a significant increase in capital expenditures over the levels spent during the last several years.

Billing


               Billing for laboratory services is a complicated process. Laboratories must bill many different payors such as doctors, patients, hundreds of different insurance companies, Medicare, Medicaid and employer groups, all of whom have different billing requirements. The Company believes that a majority of its bad debt expense is the result of non-credit related issues which slow the billing process, create backlogs of unbilled requisitions and generally increase the aging of accounts receivable. A primary cause of bad debt expense is missing or incorrect billing information on requisitions. The Company believes that this experience is similar to that of its primary competitors. The Company performs the requested tests and returns back the test results regardless of whether billing information has been provided at all or has been provided incorrectly. The Company subsequently attempts to obtain any missing information or rectify any incorrect billing information received from the health care provider. Among the many other factors complicating the billing process are more complicated billing arrangements due to contracts with third-party administrators, disputes between payors as to the party responsible for payment of the bill and auditing for specific compliance issues. Ultimately, if all issues are not resolved in a timely manner, the related receivables are written off.

               The Company's bad debt expense has increased since the Merger principally due to three developments that have further complicated the billing process: (1) increased complexities in the billing process due to requirements of managed care payors; (2) increased medical necessity and diagnosis code requirements; and (3) existence of multiple billing information systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               During the fourth quarter of 1995 and the second quarter of 1996, the Company recorded pre-tax special charges of $15 million and $10 million, respectively, based on the Company's determination that additional reserves were needed to cover potentially lower collection rates from several third-party payors. The 1995 charge was necessitated by the deterioration in the Company's accounts receivable collection rates in the fourth quarter of 1995 primarily due to the effect of increased medical necessity and diagnosis code requirements of third party payors placed on the Company in the second half of 1995. Additional such requirements were placed on the Company at the beginning of 1996, which resulted in a further deterioration in accounts receivable collection rates in the second quarter of 1996. As a result of this further deterioration, the Company recorded the special charge of $10.0 million in the second quarter of 1996. In addition, the Company increased its monthly provision for doubtful accounts beginning in the third quarter of 1996 as a result of continued lower collection rates. To date, accounts receivable balances have continued to grow even though revenues have not increased. Although there can be no assurance of success, the Company has recently developed a number of initiatives to address the complexity of the billing process and to improve collection rates. These initiatives include: reorganization of departments to allow for more focus on specific issues; retention of management consultants to assess the situation and assist in re-engineering the billing process; establishment of a project group to address inaccurate and missing billing information captured when the specimen is received; addition of staff in each operating division to train field personnel in billing matters and to review and approve contracts with third-party payors to ensure that contracts can be properly billed; and training of clients related to limited coverage tests and the importance of providing diagnosis codes pertaining to such tests. Additionally, the Company believes that it can benefit from the conversion of its multiple billing systems into a centralized system which it plans to implement once the growth in accounts receivable is stabilized.


Quality Assurance

               The Company considers the quality of its tests to be of critical importance, and it has established a comprehensive quality assurance program for all of its laboratories and other facilities, designed to help assure accurate and timely test results. In addition to the compulsory external inspections and proficiency programs demanded by HCFA and other regulatory agencies, Company-wide systems and procedures are in place to emphasize and monitor quality assurance. All of the Company's regional laboratories are subject to on-site evaluations, the College of American Pathologists ("CAP") proficiency testing program, state surveys and the Company's own internal quality control programs.


               External Proficiency/Accreditations. The Company participates in numerous externally-administered, blind quality surveillance programs, including the CAP program. The blind programs supplement all other quality assurance procedures and give Company management the opportunity to review its technical and service performance from the client's perspective.


               Internal Quality Control. The Company regularly performs internal quality control testing by running quality control samples with known values with patient samples submitted for testing. All quality control sample test results are entered into the Company's national laboratory computer, which connects the Company's facilities nationwide to a common on-line quality control database. This system helps technologists and technicians check quality control values and requires further prompt verification if any quality control value is out of range. The Company has an extensive, internally administered program of blind sample proficiency testing (i.e. the testing laboratory does not know the sample being tested is a quality control sample), as part of which the Company's locations receive specimens from the Company's Quality Assurance and Corporate Technical Services departments for analysis.


               The CAP accreditation program involves both on-site inspections of the laboratory and participation in the CAP's proficiency testing program for all categories in which the laboratory is accredited by the CAP. The CAP is an independent non-governmental organization of board certified pathologists which offers an accreditation program to which laboratories can voluntarily subscribe. The CAP has been accredited by HCFA to inspect clinical laboratories to determine CLIA standards. A laboratory's receipt of accreditation by the CAP satisfies the Medicare requirement for participation in proficiency testing programs administered by an external source. All of the Company's major laboratories are accredited by the CAP.


Competition


               The clinical laboratory business is intensely competitive. The Company believes that in 1996 the entire United States clinical laboratory testing industry had revenues exceeding $36 billion; approximately 50% of such revenues were attributable to hospital-affiliated laboratories, approximately 35% were attributable to independent clinical laboratories and approximately 15% were attributable to physicians in their offices and laboratories. As recently as 1993, there were seven laboratories that provided clinical laboratory testing services on a national basis: NHL, RBL, Quest, SmithKline, Damon Corporation, Allied and Nichols Institute. Apart from the Merger and the Allied Acquisition, Quest acquired Nichols Institute in August 1994 and Damon Corporation in August 1993. In addition, in the last several years a number of large regional laboratories have been acquired by national clinical laboratories. There are presently three national independent clinical laboratories: the Company; Quest, which had approximately $1.6 billion in revenues from clinical laboratory testing in 1996; and SmithKline, which had approximately $1.3 billion in revenues from clinical laboratory testing in 1996.

               In addition to the two other national clinical laboratories, the Company competes on a regional basis with many smaller regional independent clinical laboratories as well as laboratories owned by hospitals and physicians. The Company believes that the following factors, among others, are often used by health care providers in selecting a laboratory: (i) pricing of the laboratory's test services; (ii) accuracy, timeliness and consistency in reporting test results; (iii) number and type of tests performed; (iv) service capability and convenience offered by the laboratory; and (v) its reputation in the medical community. The Company believes that it competes favorably with its principal competitors in each of these areas and is currently implementing strategies to improve its competitive position. See "--Clients" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


               The Company believes that consolidation will continue in the clinical laboratory testing business. In addition, the Company believes that it and the other large independent clinical laboratory testing companies will be able to increase their share of the overall clinical laboratories testing market due to a number of external factors including cost efficiencies afforded by large-scale automated testing, Medicare reimbursement reductions and the growth of managed health care entities which require low-cost testing services and large service networks. In addition, legal restrictions on physician referrals and the ownership of laboratories as well as increased regulation of laboratories are expected to contribute to the continuing consolidation of the industry.

Properties

               The following table summarizes certain information as to the Company's principal operating and administrative facilities as of December 31, 1996.

                                         Approximate Area
           Nature of Location            (in square feet)             Nature of Occupancy
______________________________________  __________________   __________________________________

Operating Facilities:
Birmingham, Alabama                          100,000            Lease expires 2005
Phoenix, Arizona                              43,000            Lease expires 2001; one 5 year
                                                                  renewal option
San Diego, California                         54,000            Lease expires 2007
Denver, Colorado                              20,000            Lease expires 2001; two 5 year
                                                                  renewal options
Tampa, Florida                                95,000            Lease expires 2009; one 5 year
                                                                  renewal option
Chicago, Illinois                             40,000            Lease expires 2003; two 5 year
                                                                  renewal options
Louisville, Kentucky                          60,000            Lease expires 2002; three 5 year
                                                                  renewal options
Detroit, Michigan                             32,000            Lease expires 2004; two 5 year
                                                                  renewal options
Kansas City, Missouri                         78,000            Owned
Reno, Nevada                                  16,000            Owned
                                              14,000            Lease expires 1999; 2 year renewal
                                                                  option
Raritan, New Jersey                          186,000            Owned
Uniondale, New York                          108,000            Lease expires 2007; two 5 year
                                                                  renewal options
Burlington, North Carolina                   205,000            Owned
Charlotte, North Carolina                     25,000            Lease expires 1997; renewal option
                                                                  every 3 years
Research Triangle Park,
 North Carolina                               74,000            Lease expires 2008, three 5 year
                                                                  renewal options
                                             111,000            Lease expires 2011; three 5 year
                                                                  renewal options
Winston-Salem,
 North Carolina                               73,000            Lease expires 2009; one 5 year
                                                                  renewal option
Dublin, Ohio                                  82,000            Owned
Memphis, Tennessee                            30,000            Lease expires 1999; one 5 year
                                                                  renewal option
Dallas, Texas                                 54,000            Lease expires 2004; one 5 year
                                                                  renewal option
Houston, Texas                                32,000            Lease expires 1997
San Antonio, Texas                            44,000            Lease expires 2004; one 5 year
                                                                  renewal option
Salt Lake City, Utah                          20,000            Lease expires 2002; two 5 year
                                                                  renewal options
Chesapeake, Virginia                          21,000            Lease expires 2002; two 5 year
                                                                  renewal options
Herndon, Virginia                             64,000            Leases expire 1999, 2004; one 5 year
                                                                  renewal option, one five year
                                                                  renewal option
Richmond, Virginia                            57,000            Lease expires 2001; one 5 year
                                                                  renewal option
Seattle, Washington                           42,000            Lease expires 1998; two 5 year
                                                                  renewal options
Fairmont, West Virginia                       25,000            Lease expires 2005; three 5 year
                                                                  renewal options
Administrative Facilities:
Burlington, North Carolina                   160,000            Owned
                                             188,000            Leases expire 1997-2008; various
                                                                  options to purchase or renew



               All of the major laboratory facilities have been built or improved for the single purpose of providing clinical laboratory testing services. The Company believes that these facilities are suitable and adequate and have sufficient production capacity for its currently foreseeable level of operations. The Company believes that if it were to lose the lease on any of the facilities it presently leases, it could find alternate space at competitive market rates and readily relocate its operations to such new locations without material disruption to its operations.


Employees


               At December 31, 1996, the Company employed approximately 22,000 people. These include approximately 18,000 full-time employees and approximately 4,000 part-time employees, which represents the equivalent of approximately 19,300 persons full-time. Of the approximately 19,300 full-time equivalent employees, approximately 400 are sales personnel, approximately 17,000 are laboratory and distribution personnel and approximately 1,900 are administrative and data processing personnel. A subsidiary of the Company has one collective bargaining agreement which covers approximately 20 employees. The Company believes that its overall relations with its employees are good.


Legal Proceedings


               The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company. The Company has recently been contacted by representatives of certain insurance companies, and individuals in a purported class action, who have asserted claims for private reimbursement which are similar to the Government claims recently settled. The Company is carefully evaluating these claims, however, due to the early stage of the claims, the ultimate outcome cannot presently be predicted.






                         REGULATION AND REIMBURSEMENT

               General

               The clinical laboratory industry is subject to significant governmental regulation at the Federal, state and local levels. Under CLIA, virtually all clinical laboratories, including those owned by the Company, must be certified by the Federal government. Many clinical laboratories must also meet governmental standards, undergo proficiency testing and are subject to inspection. Certifications or licenses are also required by various state and local laws.

               The health care industry is undergoing significant change as third-party payors, such as Medicare and Medicaid and insurers, increase their efforts to control the cost, utilization and delivery of health care services. In an effort to address the problem of increasing health care costs, legislation has been proposed or enacted at both the Federal and state levels to regulate health care delivery in general and clinical laboratories in particular. Some of the proposals include managed competition, global budgeting and price controls. Although the Clinton Administration's health care reform proposal, initially advanced in 1994, was not enacted, such proposal or other proposals may be considered in the future. In particular, the Company believes that reductions in reimbursement for Medicare services will continue to be implemented from time to time. Reductions in the reimbursement rates of other third-party payors are likely to occur as well. The Company cannot predict the effect health care reform, if enacted, would have on its business, and there can be no assurance that such reforms, if enacted, would not have a material adverse effect on the Company's business and operations.


               Regulation of Clinical Laboratories

                CLIA extends Federal oversight to virtually all clinical laboratories by requiring that laboratories be certified by the government. Many clinical laboratories must also meet governmental quality and personnel standards, undergo proficiency testing and be subject to biennial inspection. Rather than focusing on location, size or type of laboratory, this extended oversight is based on the complexity of the tests performed by the laboratory.

               In 1992, HHS published regulations implementing CLIA. The quality standards and enforcement procedure regulations became effective in 1992, although certain personnel, quality control and proficiency testing requirements are currently being phased in by HHS. The quality standards regulations divide all tests into three categories (waivered, moderate complexity and high complexity) and establish varying requirements depending upon the complexity of the test performed. A laboratory that performs high complexity tests must meet more stringent requirements than a laboratory that performs only moderate complexity tests, while those that perform only one or more of approximately twelve routine "waivered" tests may apply for a waiver from most requirements of CLIA. All major and many smaller company facilities are certified by CLIA to perform high complexity testing. The remaining smaller testing sites of the Company are certified by CLIA to perform moderate complexity testing or have obtained a waiver from most requirements of CLIA. Generally, the HHS regulations require, for laboratories that perform high complexity or moderate complexity tests, the implementation of systems that ensure the accurate performance and reporting of test results, establishment of quality control systems, proficiency testing by approved agencies and biennial inspections.

               The sanction for failure to comply with these regulations may be suspension, revocation or limitation of a laboratory's CLIA certificate necessary to conduct business, significant fines and criminal penalties. The loss of a license, imposition of a fine or future changes in such Federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company.

               The Company is also subject to state regulation. CLIA provides that a state may adopt more stringent regulations than Federal law. For example, state law may require that laboratory personnel meet certain qualifications, specify certain quality controls, maintain certain records and undergo proficiency testing. For example, certain of the Company's laboratories are subject to the State of New York's clinical laboratory regulations, which contain provisions that are more stringent than Federal law.

               The Company's laboratories have continuing programs to ensure that their operations meet all applicable regulatory requirements.

               Regulation Affecting Reimbursement of Clinical Laboratory
Services


                Containment of health care costs, including reimbursement for clinical laboratory services, has been a focus of ongoing governmental activity. In 1984, Congress established a Medicare fee schedule for clinical laboratory services performed for patients covered under Part B of the Medicare program. Subsequently, Congress imposed a national ceiling on the amount that can be paid under the fee schedule. Laboratories bill the program directly and must accept the scheduled amount as payment in full for covered tests performed on behalf of Medicare beneficiaries. In addition, state Medicaid programs are prohibited from paying more than the Medicare fee schedule amount for clinical laboratory services furnished to Medicaid recipients. In 1996 and 1995 the Company derived approximately 23% and 28%, respectively, of its net sales from tests performed for beneficiaries of Medicare and Medicaid programs. In addition, the Company's other business depends significantly on continued participation in these programs because clients often want a single laboratory to perform all of their testing services. Since 1984, Congress has periodically reduced the ceilings on Medicare reimbursement to clinical laboratories from previously authorized levels. In 1993, pursuant to provisions in the Omnibus Budget and Reconciliation Act of 1993 ("OBRA '93"), Congress reduced, effective January 1, 1994, the Medicare national limitations from 88% of the 1984 national median to 76% of the 1984 national median, which reductions were implemented on a phased-in basis from 1994 through 1996 (to 84% in 1994, 80% in 1995 and 76% in 1996). The 1996 reduction to 76% was implemented as scheduled on January 1, 1996. OBRA '93 also eliminated the provision for annual fee schedule increases based upon the consumer price index for 1994 and 1995. These reductions were partially offset, however, by annual consumer price index fee schedule increases of 3.2% and 2.7% in 1996 and 1997, respectively. Because a significant portion of the Company's costs are relatively fixed, these Medicare reimbursement reductions have a direct adverse effect on the Company's net earnings and cash flows. The Company cannot predict if additional Medicare reductions will be implemented.


               On January 1, 1993, numerous changes in the Physicians' Current Procedural Terminology ("CPT") were published. The CPT is a coding system that is published by the American Medical Association. It lists descriptive terms and identifying codes for reporting medical and medically related services. The Medicare and Medicaid programs require suppliers, including laboratories, to use the CPT codes when they bill the programs for services performed. HCFA implemented these CPT changes for Medicare on August 1, 1993. The CPT changes have altered the way the Company bills third-party payors for some of its services, thereby reducing the reimbursement the Company receives from those programs for some of its services. For example, certain codes for calculations, such as LDL cholesterol, were deleted and are no longer a payable service under Medicare and Medicaid.

               Moreover, Medicare denied reimbursement to NHL for claims submitted for HDL cholesterol and serum ferritin (a measure of iron in the blood) tests from September 1993 to December 1993, at which time NHL removed such tests from its basic test profiles.

               In 1996, the HCFA implemented changes in the policies used to administer Medicare payments to clinical laboratories for the most frequently performed automated blood chemistry profiles. Among other things, the changes established a consistent standard nationwide for the content of the automated chemistry profiles. Another change incorporated in the HCFA policy requires laboratories performing certain automated blood chemistry profiles to obtain and provide documentation of the medical necessity of tests included in the profiles for each Medicare beneficiary. The Company expects to incur additional costs associated with the implementation of these requirements. The amount of additional costs and potential reductions in reimbursement for certain components of chemistry profiles and the impact on the Company's financial condition and results of operations have not yet been determined.

               Future changes in Federal, state and local regulations (or in the interpretation of current regulations) affecting governmental reimbursement for clinical laboratory testing could have a material adverse effect on the Company. The Company is unable to predict, however, whether and what type of legislation will be enacted into law.

               Fraud and Abuse Regulations

               The Medicare and Medicaid anti-kickback laws prohibit intentionally paying anything of value to influence the referral of Medicare and Medicaid business. HHS has published safe harbor regulations which specify certain business activities that, although literally covered by the laws, will not violate the Medicare/Medicaid anti-kickback laws. Failure to fall within a safe harbor does not constitute a violation of the anti-kickback laws if all conditions of the safe harbor are met; rather, the arrangement would remain subject to scrutiny by HHS.

               In October 1994, the OIG issued a Special Fraud Alert, which set forth a number of practices allegedly engaged in by clinical laboratories and health care providers that the OIG believes violate the anti-kickback laws. These practices include providing employees to collect patient samples at physician offices if the employees perform additional services for physicians that are typically the responsibility of the physicians' staff; selling laboratory services to renal dialysis centers at prices that are below fair market value in return for referrals of Medicare tests which are billed to Medicare at higher rates; providing free testing to a physician's HMO patients in situations where the referring physicians benefit from such lower utilization; providing free pickup and disposal of bio-hazardous waste for physicians for items unrelated to a laboratory's testing services; providing facsimile machines or computers to physicians that are not exclusively used in connection with the laboratory services performed; and providing free testing for health care providers, their families and their employees (professional courtesy testing). The OIG stressed in the Special Fraud Alert that when one purpose of the arrangements is to induce referral of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider or physician may be liable under the anti-kickback laws and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs.

               According to the 1995 work plan of the OIG, its recently established Office of Civil Fraud and Administrative Adjudication ("OCFAA") will be responsible for protecting the government-funded health care programs and deterring fraudulent conduct by health care providers through the negotiation and imposition of civil monetary penalties, assessments and program exclusions. The OCFAA works very closely with the Department of Justice, the Office of General Counsel and the OIG investigative and audit offices in combating fraud and abuse. In addition, the OIG has stated in its 1995 work plan that it will determine the extent to which laboratories supply physicians' offices with phlebotomists (blood-drawing technicians), offer management services or medical waste pick-up to physicians, provide training to physicians or engage in other financial arrangements with purchasers of laboratories' services. The OIG will assess the potential benefits of such arrangements as well as the extent to which such arrangements might be unlawful.

               In March 1992, HCFA published proposed regulations to implement the Medicare statute's prohibition (with certain exceptions) on referrals by physicians who have an investment interest in or a compensation arrangement with laboratories. The prohibition on referrals also applies where an immediate family member of a physician has an investment interest or compensation arrangement with a laboratory. The proposed regulations would define remuneration that gives rise to a compensation arrangement as including discounts granted by a laboratory to a physician who sends testing business to the laboratory and who pays the laboratory for such services. If that definition of remuneration were to have become effective, it could have had an impact on the way the Company prices its services to physicians. However, in August 1993, the referenced Medicare statute was amended by OBRA '93. One of these amendments makes it clear that day-to-day transactions between laboratories and their customers, including, but not limited to, discounts granted by laboratories to their customers, are not affected by the compensation arrangement provisions of the Medicare statute.

               Environmental and Occupational Safety

               The Company is subject to licensing and regulation under Federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. All Company laboratories are subject to applicable Federal and state laws and regulations relating to biohazard disposal of all laboratory specimens and the Company utilizes outside vendors for disposal of such specimens. In addition, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. Although the Company is not aware of any current material non-compliances with such Federal, state and local laws and regulations, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions.

               Drug Testing

               Drug testing for public sector employees is regulated by the Substance Abuse and Mental Health Services Administration ("SAMSHA") (formerly the National Institute on Drug Abuse), which has established detailed performance and quality standards that laboratories must meet in order to be approved to perform drug testing on employees of Federal government contractors and certain other entities. To the extent that the Company's laboratories perform such testing, each must be certified as meeting SAMSHA standards. The Company's Research Triangle Park, North Carolina; Memphis, Tennessee; Raritan, New Jersey; Seattle, Washington; Herndon, Virginia and Reno, Nevada laboratories are SAMSHA certified.

               Controlled Substances

               The use of controlled substances in testing for drugs of abuse is regulated by the Federal Drug Enforcement Administration.

OIG Investigations

               Several Federal agencies are responsible for investigating allegations of fraudulent and abusive conduct by health care providers, including the Federal Bureau of Investigation, the OIG and the DOJ. In its published work plan for 1992-1993, the OIG indicated its intention to target certain laboratory practices for investigation and prosecution. Pursuant to one such project described in such work plan, entitled "Laboratory Unbundle," laboratories that offer packages of tests to physicians and "unbundle" them into several "tests to get higher reimbursement when billing Medicare and Medicaid" will be identified and "suitable cases will be presented for prosecution." Under another project described in such work plan, laboratories "that link price discounts to the volume of physician referrals, 'unbundle' tests in order to bill Medicare at a higher total rate, and conduct unnecessary tests... will be identified to coordinate investigations through the country."

               1996 Government Settlement


               In August 1993, RBL and Allied each received a subpoena from the OIG requesting documents and information concerning pricing and billing practices. In September 1993, NHL received a subpoena from the OIG which required NHL to provide documents to the OIG concerning its regulatory compliance procedures. Among other things, the OIG subpoena received by RBL and Allied called for the production of documents regarding 14 blood chemistry tests which were being or had been performed by certain independent clinical laboratories in conjunction with automated chemistry profiles and which were being or had been billed separately to Medicare or Medicaid. An automated chemistry profile is a grouping of tests that can be performed together on a single specimen and that Medicare and Medicaid pay under the Medicare fee schedule. The government's investigations covered billings for tests performed by NHL, RBL and Allied from 1988 to 1994. These tests were deemed by regulators to be medically unnecessary. The investigations were part of a broad-based federal inquiry into Medicare and related billings that have resulted in financial settlements with a number of other clinical laboratories. The inquiries have also prompted the imposition of more stringent regulatory compliance requirements industry-wide. In November 1996, the Company agreed to enter into a comprehensive Corporate Integrity Agreement and to pay $182 million to settle civil claims involving Medicare and related government billings for tests performed by NHL, RBL and Allied. These claims arose out of the government's contention that laboratories offering profiles containing certain test combinations had the obligation to notify ordering physicians how much would be billed to the government for each test performed for a patient whose tests are paid for by Medicare, Medicaid or other government agency. The government contended claims submitted for tests ordered by physicians and performed by the laboratories were improper. The Company settled these allegations without an admission of fault. The Corporate Integrity Agreement, among other things, requires that detailed notifications be made to physicians. In addition, as part of the overall settlement, a San Diego laboratory that was formerly part of Allied agreed to plead guilty to a charge of filing a false claim with Medicare and Medicaid in 1991 and to pay $5 million to the Federal government. The assets of the San Diego laboratory were sold by Allied in 1992, two years before the Allied Acquisition. As is customary with asset sales, Allied retained the liability for conduct preceding the sale--a liability the Company later succeeded to, following the Allied Acquisition and Merger.
As a result of negotiations related to the 1996 Government Settlement, the Company recorded a charge of $185.0 million in the third quarter of 1996 to increase reserves for the 1996 Government Settlement described above and other related expenses of government and private claims resulting therefrom. The Company has recently been contacted by representatives of certain insurance companies, and individuals in a purported class action, who have asserted claims for private reimbursement which are similar to the Government claims recently settled. The Company is carefully evaluating these claims, however, due to the early stage of the claims, the ultimate outcome cannot presently be predicted.


               Pursuant to the 1996 Government Settlement, the Company paid $187 million in December 1996. The Settlement Payment was paid from the proceeds of a $187 million loan made by Roche to the Company in December 1996. See "Certain Relationships and Related Transactions--Other
Transactions with Roche."

               1992 NHL Government Settlement

               In November 1990, NHL became aware of a grand jury inquiry relating to its pricing practices being conducted by the United States Attorney for the San Diego area (the Southern District of California) with the assistance of the OIG. On December 18, 1992, NHL entered into a settlement with the United States Attorney (the "1992 NHL Government Settlement"), which related to the government's contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile, without clearly offering an alternative profile that did not include these medical tests. The government also contended that, in certain instances, physicians were told that these additional tests would be included in the basic test profile at no extra charge. As a result, the government contended, NHL's marketing activities denied physicians the ability to exercise their judgment as to the medical necessity of these tests.

               Pursuant to the 1992 NHL Government Settlement, NHL pleaded guilty to the charge of presenting two false claims to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and paid a $1 million fine. In connection with pending and threatened civil claims, NHL also agreed to pay $100 million to the Federal Government in installments. As of December 31, 1995, all such payments due to the government under the 1992 NHL Government Settlement had been made. Concurrent with the 1992 NHL Government Settlement, NHL settled related Medicaid claims with states that account for over 99.5% of its Medicaid business and paid $10.4 million to the settling states.

               1994 Allied Government Settlement

               In April 1994, Allied received a subpoena from the OIG requesting documents and certain information regarding the Medicare billing practices of its Cincinnati, Ohio clinical laboratory with respect to certain cancer screening tests. In March 1995, Allied resolved the issues raised by the April 1994 subpoena and a related qui tam action commenced in Cincinnati, Ohio Federal court by entering into agreements with, among others, HHS, the United States Department of Justice and the relators in the qui tam action pursuant to which it agreed to pay $4.9 million to settle all pending claims and inquiries regarding these billing practices and certain others. NHL had previously established reserves that were adequate to cover such settlement payments. In connection with the settlement, Allied agreed with HHS, among other things, to implement a corporate integrity program to ensure that Allied and its representatives remain in compliance with applicable laws and regulations and to provide certain reports and information to HHS regarding such compliance efforts.


Compliance Program


               Because of evolving interpretations of regulations and the national debate over health care, compliance with all Medicare, Medicaid and other government-established rules and regulations has become a significant factor throughout the clinical laboratory industry. The Company has implemented a comprehensive company-wide compliance program. The objective of the program is to develop, implement and update as necessary aggressive and reliable compliance safeguards. Emphasis is placed on developing training programs for personnel to attempt to assure the strict implementation of all rules and regulations. Further, in-depth reviews of procedures, personnel and facilities are conducted to assure regulatory compliance throughout the Company. Such sharpened focus on regulatory standards and procedures will continue to be a priority for the Company in the future.

               The Company believes that it is in compliance in all material respects with all statutes, regulations and other requirements applicable to its clinical laboratory operations. The clinical laboratory testing industry is, however, subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. There can be no assurance therefore that applicable statutes and regulations might not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect the Company. Potential sanctions for violation of these statutes and regulations include significant fines and the loss of various licenses, certificates and authorizations.




                                  MANAGEMENT

               The following table sets forth the directors and executive officers of the Company:

             Name                   Age                   Position
--------------------------------   ----      -------------------------------------

Thomas P. Mac Mahon                  50      Chairman of the Board, President,
                                              Chief Executive Officer and Director
Jean-Luc Belingard                   48      Director
Wendy E. Lane                        45      Director
Robert E. Mittelstaedt, Jr.          53      Director
James B. Powell, M.D.                58      Director
David B. Skinner, M.D.               61      Director
Andrew G. Wallace, M.D.              61      Director
Wesley R. Elingburg                  40      Executive Vice President,
                                              Chief Financial Officer and
                                             Treasurer
Larry L. Leonard                     55      Executive Vice President
Richard L. Novak                     56      Executive Vice President
Bradford T. Smith                    43      Executive Vice President,
                                              General Counsel, Corporate
                                             Compliance Officer and Secretary
Stevan R. Stark                      49      Executive Vice President
Ronald B. Sturgill                   60      Executive Vice President
William M. Meilahn                   56      Senior Vice President,
                                              Chief Information Officer



               Thomas P. Mac Mahon has served as Chairman of the Board and Director since April 28, 1996. Prior to such date and since April 28, 1995 he served as Vice Chairman and Director. Mr. Mac Mahon has been President and Chief Executive Officer since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche Inc. from 1988 to January 1997. Mr. Mac Mahon was also a Director of HLR until January 1997. As Senior Vice President of Hoffmann-La Roche Inc. and President of Roche Diagnostics Group, Mr. Mac Mahon was responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche Inc. Mr. Mac Mahon is also
Chairman of the Board of AutoCyte, Inc. ("AutoCyte"). Mr. Mac Mahon is a member of the management committee of the Company.

               Jean-Luc Belingard has served as a Director of the Company since the Merger. Mr. Belingard is Director General of the Diagnostics Division and member of the Executive Committee of F. Hoffmann-La Roche Ltd ("F. Hoffmann-La Roche"), Basel, Switzerland, a subsidiary of Roche. He joined F. Hoffmann-La Roche in 1982, and held various positions prior to being named to his current positions in 1990. His current responsibilities include the management of the worldwide diagnostic business of F. Hoffmann-La Roche. Mr. Belingard is also a director of Perkin-Elmer Corporation, Norwalk, Connecticut and a Foreign Trade Advisor to the French Government.


               Wendy E. Lane has been a Director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., a private investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane also serves as a director of Watts Industries, Inc.

               Robert E. Mittelstaedt, Jr. has been a Director of the Company since November 1996. Mr. Mittelstaedt is Vice Dean of The Wharton School of the University of Pennsylvania, Director of the Aresty Institute of Executive Education. Mr. Mittelstaedt has held these and other positions with the Wharton school since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. Mr. Mittelstaedt is also a director of A.G. Simpson Automotive Systems, Inc. and IS&S Inc.


               James B. Powell, M.D. has served as a Director of the Company since the Merger. From the Merger to January 1997, Dr. Powell served as President and Chief Executive Officer. Previously, Dr. Powell was President of RBL from 1982 until the Merger. Dr. Powell has been President, Chief Executive Officer and Director of Auto Cyte, Inc. since January 1997. Auto Cyte is a newly formed company specializing in the development of advanced, automated pap-smear testing technologies. Dr. Powell is a principal investor in Auto Cyte. He is a medical doctor and became certified in anatomic and clinical pathology in 1969.


               David B. Skinner, M.D. has served as a Director of the Company since the Merger. Dr. Skinner has been President and Chief Executive Officer of New York Hospital and Professor of Surgery at Cornell Medical School since 1987. He was the Chairman of the Department of Surgery and Professor of Surgery at the University of Chicago Hospitals and Clinics from 1972 to 1987.

               Andrew G. Wallace, M.D. has served as a Director of the Company since the Merger. Dr. Wallace has served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College since 1990. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990.


               Wesley R. Elingburg has served as Executive Vice President, Chief Financial Officer and Treasurer since October 24, 1996. Prior to this date and since the Merger, Mr. Elingburg was Senior Vice President, Finance. Mr. Elingburg is responsible for the day to day supervision of the finance function of the Company, including treasury functions. Previously, Mr. Elingburg served as Senior Vice President-Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until the Merger in April 1995. Mr. Elingburg is a member of the management committee of the Company.

               Larry L. Leonard has served as Executive Vice President of the Company since 1993. He joined the Company in 1978. Dr. Leonard, who holds a Ph.D degree in microbiology, was named Senior Vice President of the Company in 1991 and previously was Vice President-Division Manager. Dr. Leonard oversees Western Operations of the Company which includes the Central, Great Lakes, Midlands, Southwest and West Divisions. Dr. Leonard is a member of the management committee of the Company.

               Richard L. Novak has served as Executive Vice President of the Company since March 1997. Previous to joining the Company, Mr. Novak was employed by SmithKline Beecham Clinical Laboratories for more than the past five years serving in a variety of senior management positions including Senior Vice President, U.S. Operations and most recently President, International. Mr. Novak oversees operations of the Company's Eastern Operations which includes the Mid-Atlantic, Northeast, South and South Atlantic Divisions. Mr. Novak is a member of the management committee of the Company.

               Bradford T. Smith has served as Executive Vice President, General Counsel and Secretary since the Merger. He was appointed Corporate Compliance Officer in August 1996. Previously, Mr. Smith served as Assistant General Counsel of HLR, Division Counsel of RBL and Assistant Secretary and member of RBL's Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of HLR from 1989 until the Merger and as an Assistant Vice President of HLR during 1992 and 1993. Mr. Smith is a member of the management committee of the Company.

               Stevan R. Stark was appointed Executive Vice President in October 1996 and was Senior Vice President, New York Division, Cranford Region and Alliance/Hospital Division since the Merger in April 1995. Mr. Stark oversees the Company's sales operations including business alliances, managed care and new business development. Previously, Mr. Stark was a Vice President and Division Manager from 1991 to 1995 and a Division Manager from 1986 to 1991. He joined the Company in 1983. Mr. Stark is a member of the management committee of the Company.

               Ronald B. Sturgill has served as Executive Vice President since October 1996. Mr. Sturgill oversees operations in the Company's South Atlantic Division and certain corporate functions. Prior to that date and since the Merger, Mr. Sturgill served as Senior Vice President, South Atlantic Division. Mr. Sturgill served as Senior Vice President, Administration of RBL from 1987 until the Merger where his duties included the supervision of Information Systems, Human Resources, Sales Support and Training. Mr. Sturgill is a member of the management committee of the Company.

               William M. Meilahn has served as Senior Vice President and Chief Information Officer since December 1995. Previously, Mr. Meilahn was Executive Vice President, MIS and a director of Eduserv Technologies, Inc. from 1993 through 1996, and was a Vice President in various capacities for Automatic Data Processing, Inc. from 1983 through 1993. Mr. Meilahn is a member of the management committee of the Company.





                        OWNERSHIP OF CAPITAL STOCK

               The following table sets forth as of April 8, 1997, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company who is a beneficial owner of any shares of Common Stock, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) certain executive officers and (iv) all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                                                    Percent of
                                                                      Common
                                           Number of Shares            Stock
            Beneficial Owner              Beneficially Owned        Outstanding
------------------------------------     --------------------     ----------------

Roche Holdings, Inc.................         61,329,256(1)               49.9%
 15 East North Street
 Dover, DE  19901
Ronald O. Perelman..................         14,527,244(2)               11.8%
 35 East 62nd Street
 New York, NY  10021
Thomas P. Mac Mahon.................            170,663(3)                *
James B. Powell, M.D................                   --                 *
Jean-Luc Belingard..................                3,996                 *
Wendy E. Lane.......................                  946                 *
Robert E. Mittelstaedt, Jr..........                  946                 *
David B. Skinner, M.D...............                3,996                 *
Andrew G. Wallace, M.D..............                3,996                 *
All current directors and
 executive  officers as a
 group (14 persons).................            308,257(3)                *

_____________
* Less than 1%

(1) As reported on the Schedule 13D filed with the Commission on May 8, 1995, on behalf of Roche Holdings, 49,008,538 of these shares are directly held by HLR, and 12,320,718 of these shares are directly held by Roche Holdings. Both HLR and Roche Holdings are indirect wholly owned subsidiaries of Roche. Dr. H.C. Paul Sacher, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting shares of Roche Holdings.

(2) As reported in the Schedule 13G/A filed with the Commission on February 13, 1997, on behalf of Mafco, all shares are owned by NHCG, an indirect wholly owned subsidiary of Mafco. All of the capital stock of Mafco is owned by Mr. Ronald O. Perelman.

(3) Beneficial ownership by officers and directors of the Company includes shares of Common Stock which such officers and directors have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon -- 166,667; all directors and executive officers as a group (not including Messrs. Brodnik, Cochrane, Flaugh, Markus and Whalen who are no longer employed by the Company) -- 282,732.





              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               The Stockholder Agreement

               In connection with the Merger, the Company, HLR, Roche Holdings and Hoffmann-La Roche Inc. entered into a stockholder agreement dated as of April 28, 1995. The Stockholder Agreement contains certain provisions relating to (i) the governance of the Company following the Merger, including but not limited to the composition of the Board of Directors, (ii) the issuance, sale and transfer of the Company's Equity Securities (as defined therein) by the Company and Roche, (iii) the acquisition of additional Equity Securities and (iv) the registration rights granted by the Company to HLR, Roche Holdings and Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement was included as an exhibit to the current report on Form 8-K of the Company filed with the Commission on May 12, 1995 in connection with the consummation of the Merger.


               Pursuant to the Stockholder Agreement, the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three designees of HLR and Roche Holdings (the "Roche Directors") and four Independent Directors (as defined therein) nominated by the Nominating Committee of the Board of Directors.

               The Stockholder Agreement also provides that, among other things, certain actions by the Company will require approval by a majority of the Roche Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors, and with certain exceptions, the issuance of securities by the Company.

               The Stockholder Agreement also provides that, except under certain circumstances, which include the issuance of Common Stock pursuant to a public offering, the Company may not issue any equity securities unless HLR and Roche Holdings are offered the opportunity to purchase an amount of such stock necessary to maintain their interest.


               Pursuant to the Stockholder Agreement, HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) have the right to acquire Equity Securities (as defined therein) to the extent that, after giving effect thereto, their Total Voting Power would not exceed 75%. Moreover, HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) may acquire additional Equity Securities notwithstanding the fact that after giving effect thereto, their Total Voting Power would exceed 75%, if HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) or any one of them offers, prior to consummation of such purchase, to purchase all outstanding Equity Securities and holders of Equity Securities totaling more than 50% of the outstanding Equity Securities (excluding Equity Securities held by HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries)) accept such offer. After the third anniversary of the Merger, the Stockholder Agreement does not restrict purchases by HLR, Roche Holdings or their affiliates of Equity Securities.

               In addition, the Stockholder Agreement contains a Demand Registration provision pursuant to which the Company is obligated, upon the request of HLR, Roche Holdings, or Roche, to file registration statements with the Commission covering any shares of Common Stock owned by those parties which are restricted securities within the meaning of Rule 144(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"). HLR, Roche Holdings and Roche will also have the right to include such securities in any registration statement filed by the Company offering securities for its own account or for the account of any holder other than Mafco or any of its affiliates, subject to certain reductions if the managing underwriter determines that the size of the offering or the combination of securities offered would materially interfere with the offering.


The Sharing and Call Option Agreement

               In connection with the Merger Agreement, HLR, Mafco, NHCG, and the Company entered into the Sharing and Call Option Agreement. The Sharing and Call Option Agreement provides, among other things, that at any time after the third anniversary of the Merger, HLR or one of its affiliates (other than the Company) may exercise the right, which right may only be exercised once, to purchase all, but not less than all, of the shares of Common Stock then owned by NHCG, Mafco or any of their controlled affiliates. The Sharing and Call Option Agreement provides that HLR or one of its affiliates will, if it elects to exercise this purchase right, pay a price per share for the shares to be purchased equal to 102% of the average closing price per share of such security for the 30 trading days before the date of such exercise.

               In addition, in accordance with the Sharing and Call Option Agreement, the Company has filed with the Commission a registration statement on Form S-3 (the "NHGC Registration Statement") which has been declared effective by the Commission and includes a resale prospectus that permits NHCG (or any of its pledgees) to sell shares of Common Stock and Warrants received by NHCG in the Merger without restriction. The Company has agreed to use its best efforts to prepare and file with the Commission such post-effective amendments to the NHCG Registration Statement or other filings as may be necessary to keep such NHCG Registration Statement continuously effective for a period ending on the third anniversary of the date of the Sharing and Call Option Agreement and during such period to use its best efforts to cause the resale prospectus to be supplemented by any required prospectus supplement. The Company has also agreed to pay the applicable Registration Expenses (as defined therein) arising from exercise of the registration rights set forth in the Sharing and Call Option Agreement. A copy of the Sharing and Call Option Agreement was filed with the Commission by the Company as an exhibit to the Company's December 31, 1994 Form 10-K.

Registration Rights Agreement

               In addition to those registration rights granted to NHCG under the Sharing and Call Option Agreement, the Company and NHCG also are parties to a registration rights agreement dated as of April 30, 1991 (the "Registration Rights Agreement") pursuant to which the Company is obligated, upon the request of NHCG, to file registration statements ("Demand Registration Statements") from time to time with the Commission covering the sale of any shares of Common Stock owned by NHCG upon the completion of certain public offerings by the Company of shares of Common Stock in 1991. Such Demand Registration Statements may also cover the resale from time to time of any shares of Common Stock that NHCG may purchase in the open market at a time when it is deemed to be an affiliate (as such term is defined under Rule 144 under the Securities Act of 1933, as amended), and certain securities issued in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, or other pro rata distribution. NHCG will also have the right to include such Common Stock and other securities in any registration statement filed by the Company for the underwritten public offering of shares of Common Stock (whether or not for the Company's account), subject to certain reductions in the amount of such Common Stock and securities if the managing underwriters of such offering determine that the inclusion thereof would materially interfere with the offering. The Company agreed not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the securities covered by any Demand Registration Statement during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under such registration statement and NHCG agreed to a similar restriction with respect to underwritten offerings by the Company. NHCG's rights under the Registration Rights Agreement are transferable as provided therein.

               Until the third anniversary of the Sharing and Call Option Agreement, when the Company's obligation to keep the NHCG Registration Statement effective expires, the registration rights granted to NHCG pursuant to the Registration Rights Agreement are substantially duplicative of those granted pursuant to the Sharing and Call Option Agreement. After such date and only to the extent that NHCG still holds shares of Common Stock or Warrants that it held as of or received in the Merger, NHCG will continue to be entitled to the registration rights described in the preceding paragraph, unless the Rights Agreement has been otherwise amended or terminated.

Tax Allocation Arrangement

               Until May 7, 1991, the Company was included in the consolidated federal income tax returns, and in certain state income tax returns, of Mafco, M&F Holdings, Revlon Group and Revlon. As a result of the reduction of M&F Holdings' indirect ownership interest in the Company on May 7, 1991, the Company is no longer a member of the Mafco consolidated tax group. For periods subsequent to May 7, 1991, the Company files its own separate Federal, state and local income tax returns. Nevertheless, the Company will remain obligated to pay to M&F Holdings (or other members of the consolidated group of which M&F Holdings is a member) any income taxes the Company would have had to pay (in excess of those which it has already paid) if it had filed separate income tax returns for taxable periods beginning on or after January 1, 1985 (but computed without regard to (i) the effect of timing differences (i.e., the liability or benefit that otherwise could be deferred will be, instead, includible in the determination of current taxable income) and (ii) any gain recognized on the sale of any asset not in the ordinary course of business). In addition, despite the reduction of M&F Holdings' indirect ownership of the Company, the Company will continue to be subject under existing federal regulations to several liability for the consolidated federal income taxes for any consolidated return year in which it was a member of any consolidated group of which Mafco, M&F Holdings, Revlon Group or Revlon was the common parent. However, Mafco, M&F Holdings, Revlon Group and Revlon have agreed to indemnify the Company for any federal income tax liability (or any similar state or local income tax liability) of Mafco, M&F Holdings, Revlon Group, Revlon or any of their subsidiaries (other than that which is attributable to the Company or any of its subsidiaries) that the Company would be required to pay.

Other Transactions with Roche


               In December 1996, the Company received a loan from Roche Holdings of $187.0 million to fund the Settlement Payment in the form of a promissory note which bears interest at 6.625% per annum. In March 1997, the original maturity of March 31, 1997 of such note was extended to March 31, 1998. Such note will be repaid with a portion of the proceeds from the Rights Offering.

               The Company has certain on-going arrangements with Roche for the purchase by the Company of certain products and the licensing by the Company from Roche of certain diagnostics technologies, with an aggregate value of approximately $9.1 million in 1996. The Company provides certain diagnostic testing and support services to Roche in connection with Roche's clinical pharmaceutical trials, with an aggregate value of approximately $2.4 million in 1996. In addition, in connection with the Merger, the Company and Roche entered into a transition services agreement for the provision by Roche to the Company of certain payroll and other corporate services for a limited transition period following the Merger. These services were charged to the Company based on the time involved and the Roche personnel providing the service. The Company paid Roche a total of approximately $267,000 in 1996 for these services. Each of these arrangements was entered into in the ordinary course of business, on an arm's length basis and on terms which the Company believes are no less favorable to it than those obtainable from unaffiliated third parties.

               HLR and Roche Holdings have indicated that they intend to exercise their Basic Subscription Privilege and Oversubscription Privilege in the Rights Offering in full for Series B PIK Preferred Stock (subject, in the case of the Oversubscription Privilege, to reduction in certain circumstances). As a result, if no other Rights are exercised, HLR and Roche Holdings will purchase 10,000,000 shares of Series B PIK Preferred Stock.




                  DESCRIPTION OF THE AMENDED CREDIT AGREEMENT

               The Amended Credit Agreement will become effective upon consummation of the Rights Offering subject to satisfaction of certain conditions precedent referred to below. A copy of the Amended Credit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Amended Credit Agreement do not purport to be complete and where reference is made to particular provisions of the Amended Credit Agreement such provisions, including definitions of certain terms are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference.

               Following consummation of the Rights Offering and the receipt of $500 million in gross proceeds, the Amended Credit Agreement makes available to the Company the Amended Term Loan Facility of $643.8 million and the Amended Revolving Credit Facility of $450.0 million. Following the Rights Offering, the Company estimates that availability under the Amended Credit Agreement will be approximately $327.0 million. Such availability will be conditioned on certain customary conditions contained in the Amended Credit Agreement.


Facilities and Maturity Dates


               As in the Existing Credit Agreement, the senior unsecured credit facilities under the Amended Credit Agreement are composed of the Amended Term Loan Facility and the Amended Revolving Credit Facility. The Amended Revolving Credit Facility includes a $50 million letter of credit sublimit. The Amended Credit Agreement extends maturity dates by approximately three years for the Amended Term Loan Facility to March 31, 2004 and approximately two years for the Amended Revolving Credit Facility to March 31, 2002.

Interest Margins and Facility Fee

               As in the Existing Credit Agreement, both the Amended Term Loan Facility and the Amended Revolving Credit Facility bear interest, at the option of the Company, at (i) the base rate plus the applicable base rate margin or (ii) the eurodollar rate plus the applicable eurodollar rate margin. The Amended Credit Agreement provides that in the event of a reduction of the percentage of Common Stock held by HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) below 25%, the applicable interest margins and facility fees on borrowings outstanding under the Amended Credit Agreement will increase. The amount of the increase will depend, in part, on the leverage ratio of the Company at the time of such reduction. In addition, pursuant to the Amended Credit Agreement, the applicable interest margins on borrowings outstanding thereunder are based upon the leverage ratio.

Amendment Fees

               The Company will pay each lender an amendment fee based on the sum of its revolving credit commitments and term loans.

Letter of Credit Issuers, Fronting Fee and Letter of Credit Fee

               Any lender that is party to the Amended Credit Agreement may serve as a letter of credit issuer under the Amended Credit Agreement, as agreed between the Company and such lender. The fronting fee payable to each letter of credit issuer will be as negotiated between the Company and such issuer, but will not exceed 0.125% per annum of the outstanding amount of such issuer's letter of credit. Each lender will be deemed to have purchased a participating interest in each letter of credit, and in addition to the fronting fee the Company will pay a letters of credit fee for the account of all the lenders equal to the applicable Amended Revolving Credit Facility Eurodollar Rate Margin minus 0.125% per annum.

Term Facility Amortization

               Total amortization of the Amended Term Loan Facility for each twelve-month period following consummation of the Rights Offering will be reduced significantly for the first three years, and will be made (in quarterly installments) in accordance with the following table:

         Year                                        Amount
        ------                                      --------
                                                  (in millions)
         1997................................    $            0
         1998................................    $            0
         1999................................    $         46.4
         2000................................    $         92.8
         2001................................    $        139.2
         2002................................    $        139.2
         2003................................    $        139.2
         3/31/2004...........................    $         87.0


Mandatory and Optional Prepayments and Commitment Reductions

               As in the Existing Credit Agreement, the amounts available under the Amended Revolving Credit Facility are subject to certain mandatory permanent reduction and prepayment requirements and the Amended Term Loan Facility is subject to specified mandatory prepayment requirements. In the Amended Credit Agreement, required amounts will first be applied to repay scheduled Amended Term Loan Facility payments until the Amended Term Loan Facility is repaid in full and then to reduce the commitments and advances under the Amended Revolving Credit Facility. Required payments and reductions will include (i) the proceeds of debt issuances, subject to certain exceptions; (ii) the proceeds of certain asset sales, unless reinvested within one year of the applicable asset sale in productive assets of a kind then used or usable in the business of the Company and its subsidiaries; (iii) the proceeds of sales of equity securities in excess of certain amounts; and (iv) under certain circumstances, a percentage of excess cash flow, as calculated annually.

Representations and Warranties

               The Amended Credit Agreement contains representations and warranties substantially similar to those set forth in the Existing Credit Agreement.

Conditions Precedent

               Conditions precedent to effectiveness of the Amended Credit Agreement include, without limitation, receipt of appropriate certificates and legal opinions, accuracy in all material respects of representations and warranties, including absence of material adverse change in the Company and its subsidiaries (taken as a whole) since December 31, 1996, absence of defaults, evidence of authority, and payment of transaction fees.

Covenants

               The Amended Credit Agreement contains customary covenants similar to, and in the case of limitations on acquisitions and incurrence of additional debt more restrictive than, the covenants set forth in the Existing Credit Agreement.

Financial Covenants

               Like the Existing Credit Agreement, the Amended Credit Agreement contains financial covenants with respect to a leverage ratio, an interest coverage ratio and minimum stockholders' equity. The covenant levels are less restrictive than under the Existing Credit Agreement, and will be tested quarterly.

Events of Default

               The Amended Credit Agreement contains events of default substantially similar to those set forth in the Existing Credit Agreement.





                        DESCRIPTION OF RIGHTS OFFERING

               The Rights

               The Company is hereby issuing transferable Rights at no cost to each record holder of Common Stock as of the close of business on the Record
Date of          , 1997.  The Company will issue          of a Right for each
share of Common Stock held on the Record Date. The Rights will be evidenced by transferable Rights Certificates, which are being distributed to each Recordholder contemporaneously with the delivery of this Prospectus. The Rights permit the holder thereof to purchase an equal amount of either Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock. Except as to payment of dividends, conversion and exchangeability as described in "Description of Preferred Stock," the terms of the Series A Exchangeable Preferred Stock and the Series B PIK Preferred Stock are identical in all respects.


               No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights issued to a Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued hereunder.

               Because the number of Rights issued to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued hereunder, beneficial owners of Common Stock who are also Recordholders of their shares may receive more Rights under certain circumstances than beneficial owners of Common Stock who are not Recordholders of their shares. Beneficial owners of Common Stock who are not Recordholders may obtain a separate Rights Certificate upon request to the nominee Recordholder. See "Method of Subscription--Exercise of Rights."


               Once the Rights are distributed and until the Expiration Date, the Company will not effect a reclassification of the Company's equity securities which could have the effect of materially altering the value of the Rights.

Expiration Date


               The Rights will expire at 5:00 p.m., New York time, on       ,
1997 subject to extension in the sole discretion of the Company for up to 30 additional days. The Company does not currently contemplate any extensions. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the American Stock Transfer & Trust Company (the "Subscription and Information Agent") or any transfer of Rights into the Subscription and Information Agent's Account at the Depository Trust Company ("DTC") after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Date by giving oral or written notice to the Subscription and Information Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m. New York time on the next business day after the previously scheduled Expiration Date. The Rights Offering will not be extended to a time later than 5:00 p.m., New York time,
on       , 1997.


Subscription Privileges


               Basic Subscription Privilege. Each Right will entitle the holder thereof to purchase at the Subscription Price one Underlying Share. Upon exercise of Rights, Rights Holders must indicate on their Rights Certificate whether they wish to receive either shares of Series A Exchangeable Preferred Stock or shares of Series B PIK Preferred Stock. A failure to so indicate on the Rights Certificate will result in issuance of Series A Exchangeable Preferred Stock. Each Rights Holder is entitled to subscribe for all, or any portion of, the Underlying Shares which may be acquired through the exercise of Rights held by it; provided, that all of the Underlying Shares purchased must be either Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription and Information Agent and will be applied to the purchase of Preferred
Stock. The certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

               Oversubscription Privilege. Subject to availability and proration as described below, Rights Holders who fully exercise the Basic Subscription Privilege will be eligible to subscribe, at the Subscription Price, for additional shares of the same series of Preferred Stock purchased pursuant to such Rights Holder's Basic Subscription Privilege available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege. This Oversubscription Privilege must be exercised at the same time as the Basic Subscription Privilege is exercised.

               Shares of Preferred Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through exercise of the Basic Subscription Privilege. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among the Rights Holders who exercise their Oversubscription Privilege in proportion to the respective number of shares of Preferred Stock each such Rights Holder subscribes for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights Holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then each Rights Holder will be allocated only that number of Excess Shares for which such holder oversubscribed, and the remaining Excess Shares will be allocated among all other Rights Holders exercising the Oversubscription Privilege on the same pro rata basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privilege exercised; provided further, however, that HLR and Roche Holdings will not be allocated any Excess Shares until all other Rights Holders exercising the Oversubscription Privilege have been allocated the number of Excess Shares for which they oversubscribed. Payment for oversubscription will be deposited upon receipt by the Subscription and Information Agent and held in a segregated account with the Subscription and Information Agent pending a final determination of the number of Underlying Shares to be issued pursuant to such Oversubscription Privilege. THEREFORE, RIGHTS HOLDERS WHO PLACE OVERSUBSCRIPTION ORDERS PRIOR TO THE EXPIRATION DATE WILL LOSE ACCESS TO FUNDS TENDERED FOR AN
INDETERMINATE PERIOD OF TIME UP TO       DAYS AFTER THE EXPIRATION DATE
AND MAY NOT ACTUALLY ACQUIRE SHARES OF PREFERRED STOCK SUBSCRIBED FOR. If a proration of the Excess Shares results in a Rights Holder receiving fewer Excess Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder at the Subscription Price for shares not issued will be returned without interest or deduction. Certificates representing Underlying Shares purchased pursuant to the Oversubscription Privilege, together with certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege, will be delivered to subscribers as soon as practicable after the Expiration Date.

Subscription Price


               The Subscription Price is $50 per Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

No Board or Financial Advisor Recommendation


               An investment in the Preferred Stock must be made pursuant to each investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor Credit Suisse First Boston, as financial advisor to the Company, makes any recommendation to Rights Holders regarding whether they should exercise their Rights to subscribe for shares of Preferred Stock.


Method of Subscription --Exercise of Rights


               Rights Holders may exercise their Rights by delivering to the Subscription and Information Agent, at the addresses specified below, at or prior to the Expiration Date, the properly completed and executed Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription
Privilege and the Oversubscription Privilege. Payment may be made only (i) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to the Subscription and Information Agent; or
(ii) by wire transfer of funds to the escrow account maintained by the Subscription and Information Agent for the purpose of accepting subscriptions (the "Subscription Account"). In the case of Rights that are held of record through DTC, exercises of the Basic Subscription Privilege and Oversubscription Privilege may be effected by instructing
DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription and Information Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Preferred Stock thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee Recordholder is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Privilege. Requests for information by Rights Holders, including with respect to payment by wire transfer to the Subscription Account, should be directed to the Subscription and Information Agent at (800) 937-5449 or (718) 921-8200.
The Subscription Price will be deemed to have been received by the Subscription and Information Agent only upon (i) clearance of any uncertified check; (ii) receipt by the Subscription and Information Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or (iii) receipt of collected funds in the Subscription Account. Funds paid by uncertified personal check may take up to five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration
Date to ensure that such payment is received and clears by such time and are urged to consider, in the alternative, payment by means of certified check, bank draft, money order or wire transfer. All funds received in payment of the Subscription Price shall be held by the Subscription and Information Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held will not be insured by the FDIC. Any interest earned on such funds will be retained by the Company.


               The Rights Certificates and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery, as defined below, must be delivered to the Subscription and Information Agent by one of the methods described below.

      (1)  BY FIRST CLASS MAIL; EXPRESS MAIL OR OVERNIGHT COURIER;
           AND BY HAND:

           American Stock Transfer & Trust Company
           40 Wall Street
           New York, New York 10005

      (2)  BY FACSIMILE:
           FOR NOTICE OF GUARANTEED DELIVERY ONLY


           (718) 234-5001

               Delivery to an address or facsimile other than those above does not constitute valid delivery.

               The Company will pay the fees and expenses of the Subscription and Information Agent and has also agreed to indemnify the Subscription and Information Agent from certain liabilities which it may incur in connection with the Rights Offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription and Information Agent.

               If a Rights Holder wishes to exercise Rights, but time will not permit such Rights Holder to cause the Rights Certificate(s) evidencing those Rights to reach the Subscription and Information Agent prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:


             (i) the Rights Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and, if applicable, the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription and Information Agent at or prior to the Expiration Date;



            (ii) the Subscription and Information Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), guaranteed by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, giving the name of the exercising Rights Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and, if any, pursuant to the Oversubscription Privilege and guaranteeing the delivery to the Subscription and Information Agent of the Rights Certificate(s) evidencing those Rights within two (2) business days following the date of the Notice of Guaranteed Delivery; and

           (iii) the properly completed Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription and Information Agent or such Rights are transferred to the DTC account of the Subscription and Information Agent within two (2) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription and Information Agent in the same manner as Rights Certificates at the address set forth above or may be delivered to the Subscription and Information Agent by telegram or facsimile transmission. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription and Information Agent at the address and telephone number set forth below.


               If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate payment delivered by the Rights Holder and, to the extent that the aggregate payment delivered by a Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by a Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole Excess Shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any amount remaining after application of the foregoing procedures shall be returned to the Rights Holder promptly by mail without interest or deduction.


               Certificates for shares of Preferred Stock issued pursuant to the exercise of Rights will be registered in the name of the Rights Holder exercising such Rights. There can be no assurance that the value of the Preferred Stock will not decline below the Subscription Price before such shares of Preferred Stock are delivered.


               A Rights Holder who subscribes for fewer than all of the shares represented by its Right Certificates may, under certain circumstances, receive from the Subscription and Information Agent a new Rights Certificate representing the remaining Rights. See "--Partial Exercise Procedures."

               Recordholders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners' intentions and to obtain instructions with respect to their Rights. If a beneficial owner so instructs, the Recordholders of that beneficial owner's Rights should complete appropriate Rights Certificates and submit them to the Subscription and Information Agent with the proper payment. In addition, beneficial owners of Rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners' instructions. If a beneficial owner wishes to obtain a separate Rights Certificate he, she or it should contact the nominee as soon as possible and request that a separate Rights Certificate be issued. A nominee may request any Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Rights Certificate is received by the Subscription and Information Agent, properly endorsed, no later than
5:00 p.m., New York time, on       , 1997.

               The instructions as to use of Laboratory Corporation of America Holdings Rights Certificates (the "Instructions") accompanying the Rights Certificates should be read carefully and followed in detail. RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AND INFORMATION AGENT. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

               THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AND INFORMATION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF RIGHTS CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AND INFORMATION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED CHECK, BANK DRAFT, MONEY ORDER OR WIRE TRANSFER.

               Certain directors and officers of the Company will assist the Company in the Rights Offering by, among other things, participating in informational meetings regarding the Rights Offering, generally being available to answer questions of potential subscribers and soliciting orders in the Rights Offering. None of such directors and officers will receive additional compensation for such services. None of such directors and officers are registered as securities brokers or dealers under the Federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the Federal securities laws. In addition, the proposed activities of such directors and officers are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Exchange Act. Substantially similar exemptions from registration are available under applicable state securities laws.

               All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Subscription and Information Agent nor the Company will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of the Preferred Stock pursuant thereto could be deemed unlawful.


               Any questions or requests for assistance concerning the method of subscribing for shares of Preferred Stock or for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Subscription and Information Agent at the address and telephone number below:

      American Stock Transfer & Trust Company
      40 Wall Street
      New York, New York 10005
      (800) 937-5449
      (718) 921-8200

Partial Exercise Procedures

               A new Rights Certificate will be issued to a submitting Rights Holder or transferred according to the Rights Holder's Instructions upon the partial exercise of Rights only if the Subscription and
Information Agent receives a properly endorsed Rights Certificate no later than the fourth business day prior to the Expiration Date. After such time and date no new Rights Certificates will be issued. Accordingly, after such time and date a Rights Holder exercising less than all of its Rights will lose the power to exercise its remaining Rights. A new Rights Certificate will be sent by first class mail to the submitting Rights Holder if the Subscription and Information Agent receives the properly completed Rights Certificate by
5:00 p.m. New York time, on       , 1997.  Unless the submitting Rights Holder
makes other arrangements with the Subscription and Information Agent, a new Rights Certificate received by the Subscription and Information Agent after
5:00 p.m. New York time, on       , 1997 will be held for pick-up by the
submitting Rights Holder at the Subscription and Information Agent's hand delivery address provided above. All deliveries of newly issued Subscription Right Certificates will be at the risk of the sub mitting Rights Holder.

Foreign and Certain Other Stockholders


               Rights Certificates will not be mailed to Recordholders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the Subscription and Information Agent for each Recordholder's account. To exercise their Rights, such persons must notify the Subscription and Information Agent at or prior to 5:00 p.m., New York
time, on       , 1997.  Such Rights Holder's rights expire at the Expiration
Date.

Subscription by Principal Stockholder


               HLR and Roche Holdings have informed the Company that they intend to exercise their Basic Subscription Privilege and Oversubscription Privilege in full for the Series B PIK Preferred Stock (subject, in the case of the Oversubscription Privilege, to reduction in certain circumstances). As a result, if no other Rights are exercised, HLR and Roche Holdings will purchase 10,000,000 shares of Series B PIK Preferred Stock.

No Revocation


               ONCE A RIGHTS HOLDER HAS PROPERLY EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

Dilution


               Rights Holders may experience dilution of their percentage of equity ownership interest and voting power in the Company if and when all of the shares of Preferred Stock are converted into shares of Common Stock in accordance with their terms if they do not exercise the Basic Subscription Privilege. Even if the Rights Holders exercise their Basic Subscription Privilege in full, they may nevertheless still experience dilution in their voting rights and in their proportional interest in any future net earnings of the Company if other holders of Rights exercise the Oversubscription Privilege and such Rights Holders elect not to exercise the Oversubscription Privilege, if and when all of the shares of Preferred Stock are converted into shares of Common Stock in accordance with their terms. In addition, Rights Holders who exercise Rights for Series A Exchangeable Preferred Stock will experience dilution as dividends on the Series B PIK Preferred Stock are paid in shares of Series B PIK Preferred Stock.




                         DESCRIPTION OF CAPITAL STOCK


               The authorized capital stock of the Company consists of 220,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. As of February 14, 1997, 122,935,081 shares of Common Stock were issued and outstanding. Prior to the Rights Offering, no shares of preferred stock were issued and outstanding.


               There are currently insufficient shares of Common Stock authorized to permit conversion of all of the Preferred Stock issued upon the exercise of Rights or as dividends on the Series B PIK Preferred Stock and insufficient shares of Preferred Stock authorized to permit the payment of dividends on the Series B PIK Preferred Stock if all the Preferred Stock offered hereby is sold. In connection with the next annual meeting of
shareholders currently scheduled for          , 1997, the Board of Directors
will propose amending the Company's Certificate of Incorporation to increase
(i) the authorized number of shares of Common Stock to permit conversion of the Preferred Stock and the Notes, if applicable and (ii) the authorized number of shares of preferred stock to permit the payment of dividends on the Series B PIK Preferred Stock. HLR, Roche Holdings and the directors and executive officers of the Company have indicated to the Company that they intend to vote in favor of such amendment.


Common Stock


               Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The holders of outstanding shares of Common Stock, subject to any preferences that may be applicable to any outstanding series of Preferred Stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Upon liquidation or dissolution of the Company, the holders of Common Stock of the Company will be entitled to share ratably in the assets of the Company legally available for distribution to shareholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of Common Stock generally have no conversion, sinking fund, redemption, preemptive or subscription rights. However, pursuant to the Stockholder Agreement, HLR and Roche Holdings were granted certain preemptive rights. See "Certain Relationships and Related Transactions--The Stockholder Agreement". In addition, the Common Stock does not have cumulative voting rights. Shares of Common Stock are not liable to further calls or assessments by the Company and holders of Common Stock are not liable for any liabilities of the Company.

               The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Warrant Agreement

               In connection with the Merger, the Company entered into a warrant agreement dated April 10, 1995 (the "Warrant Agreement"). Pursuant to the Warrant Agreement, the Company distributed a dividend consisting of warrants to purchase an aggregate of approximately 13,826,308 shares of Common Stock to stockholders of record as of April 21, 1995, including NHCG. In addition, pursuant to the Merger, on April 28, 1995, Roche purchased from the Company warrants (the "Roche Warrants") to purchase 8,325,000 shares of Common Stock for an aggregate purchase price of $51,048,900. The Warrant Agreement provides that each Warrant may be exercised on the fifth anniversary (the "Warrant Expiration Date") of issuance to purchase one share of Common Stock
at a purchase price of $22.00 per share (subject to adjustment); $      per
share following the Rights Offering (subject to further adjustment). The Company has the option, exercisable by notice 60 days prior to the Warrant Expiration Date, to redeem the Warrants on the Warrant Expiration Date for a cash redemption price per Warrant equal to the average closing price of the Common Stock over a specified period prior to the Warrant Expiration Date minus the exercise price.


Preferred Stock


               The Board of Directors is authorized to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware General Corporate Law ("DGCL"), including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. See "Description of Preferred Stock" for a description of the Preferred Stock being offered hereby.




                        DESCRIPTION OF PREFERRED STOCK


General


               The Preferred Stock consists of the Series A Exchangeable Preferred Stock and the Series B PIK Preferred Stock, each of which has been authorized as a new series of preferred stock, which in the aggregate will consist of 10,000,000 shares (plus up to 6,564,000 shares of Series B PIK Preferred Stock to be issued in the form of dividends). The Company's Certificate of Incorporation authorizes the Company to issue without any action on the part of its stockholders, an aggregate of 10,000,000 shares of Preferred Stock, par value $0.10 per share. When issued in accordance with the terms of the Rights Offering, the Preferred Stock will be fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into, or carrying rights or options to purchase, any such shares. The Preferred Stock will not be subject to any sinking fund. Unless converted, exchanged or redeemed by the Company prior to
          , 2012, on such date all of the Preferred Stock shall be redeemed by the Company at the redemption price set forth herein. The following summary description of the terms of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights for the Series A Exchangeable
Preferred Stock (the "Series A Certificate of Designation") and the Certificate of Designation, Preferences and Rights for the Series B PIK Preferred Stock (the "Series B Certificate of Designation" and together with the Series A Certificate of Designation, the "Certificates of Designation"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Upon request, the transfer agent for the Preferred Stock will furnish holders a copy of the applicable Certificate of Designation.

Dividends and Ranking

               Dividends on Series A Exchangeable Preferred Stock. Holders of shares of Series A Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds
legally available for payment, dividends at an annual rate of    % of the
Liquidation Preference (as defined) of the Preferred Stock, or $   per share
of Series A Exchangeable Preferred Stock payable in cash quarterly in arrears
on            ,            ,             and              of each year,
commencing             , 1997 (with respect to the period from the date of
issuance of such shares of Preferred Stock to such date), except that if any such date is a Saturday, Sunday or legal holiday then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from such date of issuance and will be payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors (provided that no record date shall be later than (a) the sixth business day prior to the date fixed for any redemption of the Preferred Stock or, (b) in the case of the
dividend payment date occurring on             , the tenth business day prior
to such date).

               Dividends on Series B PIK Preferred Stock. Holders of shares of Series B PIK Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, dividends at an annual rate
of     % of the Liquidation Preference (as defined) of the Preferred Stock, or
$     per share of Series B PIK Preferred Stock, payable in shares of Series B
PIK Preferred Stock until           , 2003 and in cash thereafter, quarterly
in arrears on          ,          ,          and          of each year,
commencing          , 1997 (with respect to the period from the date of
issuance of such shares of Preferred Stock to such date), except that if any such date is a Saturday, Sunday or legal holiday then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from such date of issuance and will be payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors (provided that no record date shall be later than (a) the sixth business day prior to the date fixed for any redemption of the Preferred Stock or, (b) in the case of the
dividend payment date occurring on          , the tenth business day prior to
such date). No fractional shares of Series B PIK Preferred Stock will be issued, so that the number of shares to be paid as a dividend pursuant to the Series B PIK Preferred Stock shall be rounded to the nearest whole number of shares. All dividends paid in additional shares of Series B PIK Preferred Stock shall be deemed issued on the applicable dividend payment date, and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges.

               The Preferred Stock will be junior as to dividends to any series or class of stock hereafter issued that ranks senior as to dividends to the Preferred Stock, when and if issued ("Senior Dividend Stock"), and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock, the Company may not pay any dividend on the Preferred Stock. The Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Preferred Stock, when and if issued (collectively, "Junior Dividend Stock"), and no dividend (other than dividends payable solely in stock that is Junior Dividend Stock and that ranks junior to the Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that is junior as to liquidation rights, "Junior Liquidation Stock") (the Common Stock and any other capital stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock")) may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. The Company may not pay or declare and set apart for payment dividends on the Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment accrued and unpaid dividends for all dividend payment periods on any class or series of stock having parity with the Preferred Stock as to dividends ("Parity Dividend Stock" which, in the case of the Series A Exchangeable Preferred Stock, will include the Series
B PIK Preferred Stock and vice versa) ratably, so that the amount of dividends declared and paid per share on the Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment on Preferred Stock and such Parity Dividend Stock bear each other. No payment may be made on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or other class or series of the Company's capital stock ranking on a parity with the Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that has parity with the Preferred Stock as to liquidation rights which, in the case of the Series A Exchangeable Preferred Stock, will include the Series B PIK
Preferred Stock and vice versa, "Parity Liquidation Stock" and, together with Parity Dividend Stock, "Parity Stock") (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Preferred Stock for all dividend payment periods ending on or before the date of payment on account of such acquisition of such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment. The respective definitions of Senior Dividend Stock, Senior Liquidation Stock (as defined herein), Parity Dividend Stock, Parity Liquidation Stock, Junior Dividend Stock and Junior Liquidation Stock shall also include any warrants, rights, calls or options, exercisable for or convertible into any of the Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock, Parity Liquidation Stock, Junior Dividend Stock and Junior Liquidation Stock, as the case may be.

               The amount of dividends payable per share of Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial period and for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Preferred Stock which may be in arrears.

               Under Delaware law, the Company may declare and pay dividends on its capital stock only out of surplus, as defined in the Delaware General Corporation Law (the "DGCL") or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus under the DGCL is generally defined to mean the excess, at any given time, of the net assets of a corporation over the amount of the corporation's capital. No dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the certificate of incorporation of the corporation. The Company is also subject to restrictions on cash dividend payments pursuant to the terms of the Amended Credit Agreement. See "Dividend Policy".


Liquidation Rights


               In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive the liquidation preference of $50 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any Junior Liquidation Stock, but the holders of the shares of the Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Preferred Stock ("Senior Liquidation Stock") has been paid in full. The holders of Preferred Stock and Parity Liquidation Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation nor merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's property or assets will be considered a liquidation, dissolution or winding up of the Company.


Voting Rights

               The holders of the Preferred Stock will not have voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by any entity controlled by the Company, which shares shall have no voting rights.

               Whenever dividends on the Preferred Stock or any outstanding shares of Parity Dividend Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of the Company's Board of Directors will be increased by two, and the holders of the Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors who shall continue to serve so long as such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and unpaid have been declared and paid or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights and the number of members of the Board of Directors will be reduced by two.


               In addition, so long as any Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least (a) 66 2/3% of all outstanding shares of each series of Preferred Stock and outstanding Parity Dividend Stock (voting as a single class), (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation, Certificates of Designation or the bylaws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of any Senior Dividend Stock, Senior Liquidation Stock or any security convertible into such Senior
Dividend Stock or such Senior Liquidation Stock or (iii) effect any reclassification of the Preferred Stock or (b) a majority of all outstanding shares of Preferred Stock and outstanding Parity Dividend
Stock, authorize or issue, or increase the authorized amount of any additional class of Parity Stock or any security convertible into such Parity Stock.


Redemption


               The Preferred Stock may not be redeemed prior to             ,
2000. On or after such date, each series of Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, at a cash redemption price per
share, if redeemed during the 12-month period beginning            of the
years indicated below, plus, in each case, accrued and unpaid dividends thereon to the date of redemption:


                                                          Redemption
                                                            Price
           Year                                           Per Share
           ----                                           ----------

           2000......................................               %
           2001......................................
           2002......................................
           2003......................................
           2004......................................
           2005......................................
           2006 and thereafter.......................             100



If fewer than all the outstanding shares of a series of Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine to be
fair.  On               , 2012, all of the outstanding Preferred Stock will be
mandatorily redeemed by the Company at a redemption price of $50 per share.
If at any time dividends on the Preferred Stock are in arrears, the Company may not redeem less than all of the then outstanding shares of the applicable series of Preferred Stock until all accrued dividends for all past dividend periods have been paid in full.

               Notice of redemption will be mailed at least 30 days but not more than 60 days before the date fixed for redemption to each holder of record of shares of the applicable series of Preferred Stock to be redeemed at the address shown on the stock transfer books. No fractional shares of Preferred Stock will be issued upon a redemption of less than all of the Preferred Stock, but in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Certificates of Designation) on the date fixed for redemption. After the date fixed for redemption (unless the Company defaults on the payment of the redemption price), dividends will cease to accrue on the shares of Preferred Stock called for redemption and other rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Conversion Rights

               The holder of any shares of Preferred Stock will have the right
at any time on or after          , 1997 in the case of the Series A
Exchangeable Preferred Stock and on or after           , 2000 in the case of
the Series B PIK Preferred Stock, at the holder's option, to convert any or all shares into Common Stock at the conversion rate (subject to adjustment as
described below) of        shares for each share of Preferred Stock,
equivalent to an initial conversion price of $       for each share of Common
Stock. The conversion rate was determined by the Company, in consultation with Credit Suisse First Boston. Among the factors considered by the Board of Directors in determining the conversion rate were (i) the market value of the Common Stock; (ii) the present and projected operating results and financial condition of the Company; (iii) an assessment of the Company's management and management's analysis of the growth potential of the Company and of the Company's market area; (iv) the aggregate size of the Rights Offering; and (v) the conversion rate which the Board of Directors believes investors would readily accept under current economic circumstances. If the Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m. New York City time on the business day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right will be lost, unless the Company defaults in making the payment due upon redemption.
Except as provided in the next paragraph, no payment or adjustment will be made upon any conversion of any share of Preferred Stock or on account of any dividends on the Common Stock issued upon conversion (except that if a converting holder of Preferred Stock is eligible for a dividend on both the Preferred Stock and the Common Stock issued upon conversion, the holder is entitled to the higher of such dividend amounts). Following conversion, the holder will no longer have any right to payment of dividends on the shares surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price for the shares of Common
Stock on the day of such conversion.

               If the Company, by dividend or otherwise, declares or makes a distribution on its Common Stock referred to in clause (iv) or (v) of the next following paragraph, the holders of the Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, will be entitled to receive for each share of Common Stock into which each such share of Preferred Stock is converted the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that the Company may, with respect to all holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such holder cash equal to the fair market value thereof (as determined by the Board of Directors).

               The conversion price will be subject to adjustment in certain events including, without duplication: (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights or warrants, entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the then current market price (as defined in the Certificates of Designation); (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash); and (v) distributions consisting of cash, excluding (A) cash that is part of a distribution referred to in
(iv) above, and (B) any cash representing an amount per share of Common Stock of any quarterly cash dividend to the extent it does not exceed the amount per share of Common Stock of the next preceding quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses
(i) through (iv) of this sentence) or all of any such quarterly cash dividends if the amount thereof per share of Common Stock multiplied by four does not exceed % of the current market price of Common Stock on the trading day (as defined in the Certificates of Designation) next preceding the date of declaration of such dividend. Promptly, following certain adjustments to the conversion price, notice of such event will be mailed to the holders of the Preferred Stock.

               The foregoing adjustments to the conversion price are designed to compensate the holders of the Preferred Stock for the value of the cash, securities or other assets that they would have otherwise received had they converted their Preferred Stock into shares of Common Stock prior to such distribution. Such adjustment would generally result in a reduced conversion price, which would entitle the holders of Preferred Stock to receive a greater number of shares of Common Stock upon conversion of the Preferred Stock into Common Stock.


               The Company from time to time may reduce the conversion price by an amount for any period of time of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors of the Company has made a determination that such reduction would be in the best interest of the Company, which determination shall be conclusive.

               In the event that the Company is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, recapitalization or reclassification of the Common Stock (each of the foregoing being referred to as a "Company Transaction")), in each case (except in the case of a Common Stock Fundamental Change (as defined)) as a result of which shares of Common Stock shall be converted into the right to receive securities, cash or other property, each share of the Preferred Stock shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Company Transaction by a holder of that number of shares of Common Stock into which one share of the Preferred Stock was convertible immediately prior to such Company Transaction (or in the case of a Common Stock Fundamental Change, common stock of the kind received by the holders of Common Stock as a result of such Common Stock Fundamental Change) (but after giving effect to any adjustment discussed in the next paragraph relating to a Fundamental Change (as defined) if such Company Transaction constitutes a Fundamental Change, and subject to funds being legally available for such purpose under applicable law at the time of such conversion).

               Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of the Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change. For purposes of calculating any adjustment to be made pursuant to this paragraph in the event of a Fundamental Change, immediately after such Fundamental Change:


              (i) in the case of a Non-Stock Fundamental Change (as defined), the conversion price of the Preferred Stock will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined) or the then applicable Reference Market Price (as defined) by a fraction of which the numerator will be $50 and the denominator will be the then current redemption price per share (or, for periods prior to , 2000, an amount per share determined in accordance with the Certificates of Designation); and


             (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price (as defined) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Preferred Stock in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.


               The foregoing conversion price adjustments in the event of a Non-Stock Fundamental Change will apply in situations whereby all or substantially all of the Common Stock is acquired in a transaction in which 50% or less of the value received by holders of Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market. If the market price of the Common Stock immediately prior to a Non-Stock Fundamental Change is lower than the applicable conversion price of the Preferred Stock then in effect, the conversion price will be adjusted as described in (i) above and the holders of the Preferred Stock will be entitled to receive the amount and kind of consideration that would have been received if the Preferred Stock had been converted into Common Stock prior to the Non-Stock Fundamental Change after giving effect to such adjustment.


               The foregoing conversion price adjustments in the event of a Common Stock Fundamental Change will apply in situations whereby more than 50% of the value received by holders of Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market, in which case the Preferred Stock will become convertible into shares of common stock of the other company. If consideration for the Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of Preferred Stock will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Common Stock into which such share of Preferred Stock was convertible immediately before the transaction (measured as described in the definition of Applicable Price below). If consideration for Common Stock is solely common stock of another company, each share of Preferred Stock will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such share of Preferred Stock was convertible immediately before such transaction.

               Depending upon whether the Fundamental Change is a Non-Stock Fundamental Change or Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert each share of the Preferred Stock into the kind and amount of shares of stock and other securities or property or assets receivable by a holder of the number of shares of Common Stock issuable upon conversion of such share of the Preferred Stock immediately prior to such Non-Stock Fundamental Change, but after giving effect to the adjustment described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Common Stock is common stock of the acquiror or other third party, a holder of a share of the Preferred Stock who converts a share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Fundamental Change will receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock immediately prior to such Common Stock Fundamental Change.

               The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined) for the Common Stock during the ten trading days (as defined in the Certificate of Designation) prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors or the Company to appropriately reflect any of the events referred to in clauses (i) through (v) of the third paragraph of this Conversion Rights subsection.

               The term "Closing Price" of any common stock means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the NYSE or, if the common stock is not quoted on such system, on the principal national securities exchange or quotation system on which such stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day, or, if not so available in such manner, as furnished by any NYSE Member firm selected by the Company for that purpose.


               The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive trading days referred to in the second preceding paragraph has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Preferred Stock continue to exist as outstanding Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Preferred Stock are converted into or exchanged for shares of preferred stock of a corporation succeeding to the business of the Company, which preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Preferred Stock.


               The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Company shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Company shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

               The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

               The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through (v) of the third paragraph of this subsection; provided, however, that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Company.

               The term "Reference Market Price" shall mean $      (which is
an amount equal to 66 2/3% of the reported last sale price for the Common
Stock on the NYSE on           , 1997) and in the event of any adjustment to
the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such
adjustment shall always be the same ratio of $      to the initial conversion
price specified in the first sentence of this subsection.

               Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Preferred Stock was first designated shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Company, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of the Preferred Stock. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

Exchange Provisions


               The Series A Exchangeable Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for Notes on any
,          ,           or          , on or after           , 2000 (a "Notes
Exchange Date") through the issuance of Notes, in redemption of and in exchange for shares of Series A Exchangeable Preferred Stock, provided certain conditions described below are met. See "Description of the Notes." Holders of the Series A Exchangeable Preferred Stock will be entitled to receive Notes at the rate of $50 principal amount of Notes for each share of Series A Exchangeable Preferred Stock. The Company will mail notice of its intention to redeem through such an exchange to each holder of record of the Series A Exchangeable Preferred Stock not less than 30 nor more than 60 days before the Notes Exchange Date. If notice of exchange has been given (unless the Company defaults in issuing Notes in redemption of an exchange for the Series A Exchangeable Preferred Stock or fails to pay or set aside for payment accrued and unpaid dividends on the Series A Exchangeable Preferred Stock) on the Notes Exchange Date the holders of the Series A Exchangeable Preferred Stock will cease to be stockholders with respect to such shares and will have no interests in or claims against the Company by virtue thereof (except the right to receive Notes in exchange therefor and accrued and unpaid dividends on the Series A Exchangeable Preferred Stock to the Notes Exchange Date) and will have no voting, conversion or other rights with respect to such shares, and all shares of Series A Exchangeable Preferred Stock will no longer be outstanding. No shares of Series A Exchangeable Preferred Stock may be exchanged for Notes unless the Company has paid or set aside for the benefit of the holders of the Series A Exchangeable Preferred Stock all accrued and unpaid dividends on the Series A Exchangeable Preferred Stock to the Notes Exchange Date. The ability of the Company to exchange Series A Exchangeable Preferred Stock for the Notes is restricted under the terms of the Amended Credit Agreement. See "Risk Factors--Substantial Leverage." The ability of the Company to exchange Series A Exchangeable Preferred Stock for Notes is also subject to certain conditions contained in the Indenture relating to the Notes and to limitations imposed under the DGCL and by applicable laws protecting the rights of creditors.


Lack of Established Market for the Preferred Stock


               There is currently no public market for the Preferred Stock. While application has been made to list the Series B PIK Preferred Stock on the NYSE, it is unlikely that the Series B PIK Preferred Stock will be accepted for listing as it is expected that following the Rights Offering the Series B PIK Preferred Stock will be held by fewer than 100 holders. In addition, there can be no assurance that an active market for the Preferred Stock will develop or that, if the Preferred Stock is approved for such listing, such listing will continue while the Preferred Stock is outstanding. Future trading prices for the Preferred Stock will depend on many factors, including, among others, the Company's financial results, the market for similar securities and the volume of trading activity in the Preferred Stock.


Transfer Agent

               The transfer agent of the Preferred Stock will be American Stock Transfer & Trust Company.





                           DESCRIPTION OF THE NOTES


               If the Company elects to issue Notes in exchange for the Series A Exchangeable Preferred Stock, the Company will issue the Notes under an
Indenture (the "Indenture") between the Company and                    , as
trustee (the "Trustee") at a rate of $50 principal amount of Notes for each share of Series A Exchangeable Preferred Stock exchanged. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the office of the Trustee. The Indenture is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete and where reference is made to particular provisions of the Indenture, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

General

               The Notes will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to $250,000,000 and
will mature on          , 2012.  The Company will pay interest on the Notes
quarterly in cash on          ,           ,           and          of each
year, at the rate of    % per annum.  Interest on the Notes will be paid to
the persons who are registered holders at the close of business on the    ,
         ,          and          next preceding the interest payment dates.
Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal (and premium, if any) and interest will be payable, and the Notes may be presented for conversion, exchange or registration of transfer, at the office or agency of the Company maintained for such purposes in New York, New York or at such other office or agency as may be maintained by the Company for such purpose, except that payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears on the security register. The Notes are to be issued only in registered form, without coupons, in denominations of $50 or any integral multiple thereof.


Conversion Rights


               The holders of Notes will have the right at any time, through the close of business on the maturity date, subject to prior redemption, to convert any Notes (or any portion thereof that is an integral multiple of $50) into shares of Common Stock, initially at the conversion rate in effect on the Preferred Stock at the date of exchange of the Series A Exchangeable Preferred Stock for Notes (subject to adjustment as described below). If a Note is called for redemption, the conversion right will terminate at 5:00 p.m. New York City time on the business day prior to the date fixed for redemption. Except as described below, no payment of interest and no adjustment in respect of dividends on the Shares of Common Stock will be made upon the conversion of any Notes, and the holder will lose any right to payment of interest on the Notes surrendered for conversion. Notes surrendered for conversion during the period from the regular record date for an interest payment to the corresponding interest payment date (except Notes called for redemption during such period) must be accompanied by payment of an amount equal to the interest thereon which the holder is to receive on such interest payment date. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the last reported sale price for the shares of Common Stock on the NYSE on the day of such conversion. The provisions in the Indenture for adjustment of the conversion rate will be substantially the same as those applicable to the Preferred Stock described under "Description of Preferred Stock--Conversion Rights."


Subordination


               Payment of the principal of (and premium, if any) and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness when due in accordance with the terms thereof. Senior Indebtedness will be defined in the Indenture as the principal of (and premium, if any) and unpaid interest on, and all other sums, whether direct or contingent including, without limitation, costs and expenses of collection and enforcement (including the reasonable fees and expenses of legal counsel engaged for such purpose) payable by the Company relating to, the following (whether outstanding at the date of the Indenture or thereafter incurred or created): (a) indebtedness for money borrowed (including purchase money obligations) evidenced by notes or other written obligations including, without limitation, letters of credit and bankers acceptances, (b) indebtedness evidenced by notes, bonds or other securities issued under the provisions of an indenture or similar instrument,
(c) obligations as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (d) indebtedness of others of any of the kinds described in the preceding clauses (a) through
(c) assumed or guaranteed and (e) renewals, extensions and refunding of indebtedness and obligations of the kinds described in the preceding clauses
(a) through (d); provided, however, that the following will not constitute Senior Indebtedness: (i) any indebtedness or obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is subordinate in right of payment to all other indebtedness, (ii) any indebtedness or obligation which by its terms refers explicitly to the Notes and states that such indebtedness or obligation shall not be senior in right of payment thereto, (iii) any indebtedness or obligation in respect of the Notes and (iv) any indebtedness or obligation to a subsidiary.

               Following the Rights Offering, $786.1 million of Senior Indebtedness will be outstanding. There will be no restrictions on the creation of Senior Indebtedness in the Indenture.


               By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceeding, creditors (other than holders of Senior Indebtedness or Notes) may recover less, ratably, than the holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes and, upon any distribution of assets, the holders of Notes will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full. In addition, such subordination may affect the Company's obligation to make principal and interest payments with respect to the Notes, and the rights of the Trustee or the holders of the Notes to exercise certain remedies under the Indenture (including the right to declare the Notes due and payable prior to their stated maturity), in the event of any default on the payment of principal (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or in the event of any default with respect to Senior Indebtedness that would permit or automatically effect acceleration of the maturity thereof or if any Notes are declared due and payable prior to their stated maturity.

Redemption at Option of Company

               The Notes are not redeemable prior to           , 2000.  On or
after such date the Notes may be redeemed by the Company, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, at a redemption price, expressed as a percentage of the principal amount, together with accrued and unpaid interest to the date fixed for redemption, if redeemed during the twelve month period beginning of the years indicated below:



     Year                                         Redemption Price
     ----                                         ----------------

     2000...................................                     %
     2001...................................
     2002...................................
     2003...................................
     2004...................................
     2005...................................
     2006 and thereafter....................                  100%



               Notes in any denomination equal to or larger than $50 may be redeemed in whole or in part in multiples of $50. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.


               Notice of redemption will be mailed at least 30 but not more than 60 days prior to the redemption date to each holder of Notes to be redeemed at the address appearing in the security register maintained by the Company. If less than all the outstanding Notes are to be redeemed, the Trustee will select the Notes (or portion thereof equal to $50 or any integral multiple thereof) to be redeemed by such method as the Trustee shall deem fair and appropriate.

Consolidation, Merger and Sale of Assets

               The Company, without the consent of any holders of Notes may consolidate or merge with or into any person, or convey, transfer or lease its assets substantially as an entirety to any person, and any person may consolidate or merge with, or into, or transfer or lease its assets substantially as an entirety to the Company, provided that (i) the person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes the Company's obligations on the Notes and under the Indenture, (ii) after giving effect to such transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default shall have happened and be continuing and (iii) certain other conditions are met.


               The provisions of the Indenture may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

Reports

      The Indenture will provide that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and in each case, together with management's discussion and analysis of financial condition and results of operations which would be so required.

Defaults and Remedies


               An event of default under the Indenture is defined as: default for 30 days in payment of interest on the Notes; default in payment of principal of (or premium, if any, on) the Notes; failure by the Company for 60 days after written notice to it to comply with any of its other covenants in the Indenture; and certain events of bankruptcy, insolvency or reorganization relative to the Company. If an event of default occurs and is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the Notes outstanding may, subject to the applicable subordination provisions, declare the Notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Notes then outstanding.

               Holders of Notes may not enforce the Indenture except as provided in the Indenture and except that, subject to the applicable subordination provisions, nothing shall prevent the holders of Notes from enforcing payment of the principal (or premium, if any) or interest on, or conversion of, their Notes. The Trustee may refuse to enforce the Indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power under the Indenture.


               The Company will annually furnish the Trustee with an officers' certificate with respect to compliance with the terms of the Indenture.


Modification

               Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Notes, provided that no such modification or amendment may, without the consent of each holder affected thereby, (i) reduce the rate or change the time or place for payment of interest on any Notes, (ii) reduce the principal of (or premium, if any) or change the fixed maturity of, any Notes, (iii) make any Notes payable in a currency other than that stated in the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect of any Notes, (v) make any change that adversely affects the right to convert any Notes, (vi) modify the subordination provisions in a manner adverse to the holders or (vii) reduce the amount of Notes whose holders must consent to a modification or amendment or waive compliance with certain provisions of the Indenture. The Indenture also contains provisions permitting the Company and the Trustee to effect certain minor modifications of the Indenture not adversely affecting the rights of holders of Notes in any material respect.




                  CERTAIN FEDERAL INCOME TAX CONSEQUENCES


               In the opinion of Davis Polk & Wardwell, the following discussion is a summary of certain Federal income tax considerations relevant to the receipt, ownership and disposition of the Rights, the Preferred Stock and the Notes, but does not purport to be a complete analysis of all the potential tax effects thereof. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. In this connection, it should be noted that as used in the discussion below, the term "earnings and profits" refers to the Company's earnings and profits as determined under the Code. There is no assurance that the Company will have earnings and profits for any particular taxable year. This summary addresses only initial distributees of the Rights who hold all their Common Stock, the Rights, the Preferred Stock and the Notes as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and holders that are, for Federal income tax purposes, non-resident alien individuals or foreign corporations. Holders should consult their tax advisors with regard to the application of the Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.


               On February 6, 1997, the Clinton Administration released several revenue proposals that, if adopted, may, with respect to certain holders, affect the Federal income tax consequences of holding the Preferred Stock. Among such proposals is the proposal to reduce the dividend-received deduction rate from 70% to 50% for any corporation that owns less than 20% (by vote and value) of the stock of the Company. There can be no assurance as to whether or when any of such proposals will become effective.

The Rights


               For Federal income tax purposes, receipt of Rights by a shareholder pursuant to the Rights Offering should be treated as a nontaxable distribution with respect to the Common Stock, and the remainder of this discussion assumes the correctness of this treatment.


               If the fair market value of the Rights is less than 15% of the fair market value of the Common Stock on the date of distribution, then pursuant to section 307(b) of the Code, the Rights will be allocated a zero basis, unless the shareholder affirmatively elects to allocate basis in proportion to their relative fair market values determined on such date. Such election must be made in the shareholder's tax return for the taxable year in which the Rights are received. On the other hand, if the fair market value of the Rights equals or exceeds 15% of the fair market value of the Common Stock on such date, then the shareholder's basis in the Common Stock must be allocated between the Common Stock and the Rights received in proportion to their relative fair market values.

               In the case of exercise, any basis allocated to the Rights should be added to the basis of the Preferred Stock that is so acquired. An initial distributee shareholder would not be able to claim a loss if its Rights expire unexercised. If a shareholder elects to sell its Rights, the shareholder should include its holding period in the Common Stock with respect to which the Rights were distributed in determining the holding period of the Rights.

               If the Company has, as of the date of the issuance of the Rights, current or accumulated earnings and profits, then the Rights will, with respect to the initial distributees of such Rights, be treated as "section 306 stock." In that event, each Right, with respect to an initial distributee, shall carry section 306 "taint" in the amount equal to the lesser of (i) the fair market value of the Right on the date of distribution, or (ii) the allocable share of the Company's current or accumulated earnings and profits. Under such circumstances, subject to certain exceptions, an initial distributee shareholder who disposes of the Rights must treat the proceeds as ordinary income to the extent of the "taint" and cannot recognize a loss on the sale of the Rights.

The Preferred Stock


               Dividends. Cash dividends paid on the Series A Exchangeable Preferred Stock will be taxable as ordinary income to the extent of the Company's earnings and profits. To the extent that the amount of cash distributions paid on the Series A Exchangeable Preferred Stock exceeds the Company's earnings and profits, such distributions will be treated first as a return of capital and will be applied against and reduce the adjusted tax basis of the Series A Exchangeable Preferred Stock in the hands of the shareholder. Any remaining amount after the holder's basis has been reduced to zero will be taxable.


               Dividends paid in kind on the Series B PIK Preferred Stock will be taxable as ordinary income in an amount equal to the lesser of (i) the fair market value of the Series B PIK Preferred Stock paid in kind and (ii) the Company's earnings and profits. Thus, holders of Series B PIK Preferred Stock may recognize income without the receipt of cash to pay the tax attributable to such income. To the extent that the fair market value of distributions in Series B PIK Preferred Stock exceed the Company's earnings and profits, such distributions will be treated first as a return of capital and applied against and reduce the basis of the Series B PIK Preferred Stock with respect to which such distributions were made. Any amount remaining after such basis has been reduced to zero will be taxable. A recipient's adjusted basis in the Series B PIK Preferred Stock received as a dividend will equal the fair market value of such shares on the date of distribution, and the holding period for such shares will begin on the date following the date of distribution.

               For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxable as ordinary income as described above unless the context indicates otherwise. Dividends received by corporate shareholders will be eligible for a dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code.

               Under certain circumstances, section 1059 of the Code would require a corporate shareholder to reduce its basis in the Preferred Stock by the "nontaxed portion" of any "extraordinary dividend." Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). Under the Code, the term "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all shareholders, including holders of common stock, irrespective of holding period, as well as all dividends on "disqualified preferred stock." An "extraordinary dividend" may arise from an exchange of Preferred Stock for Notes or cash, and the Preferred Stock may constitute "disqualified preferred stock." Corporate shareholders should consult their tax advisors with respect to the possible application of the extraordinary dividend rules.


               Redemption and Exchange for the Notes. Subject to the discussion below with respect to section 306 of the Code, the redemption of Preferred Stock for cash will be treated as a distribution that is taxable as a dividend to the extent of the Company's allocable earnings and profits unless the redemption (a) results in a "complete termination" of the shareholder's stock interest in the Company, (b) is "substantially disproportionate," or (c) is "not essentially equivalent to a dividend" under section 302 of the Code. In determining whether any of these tests has been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, must generally be taken into account. A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. The Internal Revenue Service has issued a published ruling indicating that a redemption which results in a reduction in the proportionate interest in the Company (taking into account the section 318 constructive ownership rules) of a shareholder whose relative stock interest is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over Company affairs should be treated as being "not essentially equivalent to a dividend." If any of these three tests is met, the redemption of the Preferred Stock for cash would be treated, as to that shareholder, as an exchange under section 302(a) of the Code giving rise to capital gain or loss.


               If the Rights are treated as "section 306 stock," then the Preferred Stock acquired pursuant to the exercise by the initial distributee shareholder of such Rights would constitute "section 306 stock" in the hands of such shareholder to the extent of the original "taint" on the Rights.
Under section 306(a)(2) of the Code, proceeds equal to the amount of such "taint" received upon the redemption of the Preferred Stock will be taxable as ordinary income to the extent of the Company's earnings and profits at the time of the redemption, unless the "complete termination" test described above is met.


               A redemption of the Series A Exchangeable Preferred Stock in exchange for Notes cannot qualify under the "complete termination" or "substantially disproportionate" tests described above. The redemption would, therefore, be treated as a distribution to the extent of the fair market value of the Notes and taxable as a dividend to the extent of the shareholder's allocable share of the Company's earnings and profits unless it satisfies the "not essentially equivalent to a dividend" test. The Internal Revenue Service has ruled that a holder of convertible notes is considered to own the underlying stock for purposes of the section 318 constructive ownership rules, and further that a redemption which does not result in any reduction in the interest of a shareholder does not satisfy the meaningful reduction standard even if such shareholder holds only a minimal interest. Therefore, under a literal interpretation of the statute, regulations and rulings, the receipt of Notes in exchange for the Series A Exchangeable Preferred Stock will be taxable as a dividend to the extent of the shareholder's allocable share of the Company's earnings and profits. Accordingly, each shareholder should consult its tax advisor regarding this issue, including the possible effect of the disposition of a portion of its interest in the Company contemporaneously and as part of an integrated plan with the exchange for Notes.

               If a shareholder is treated as having received a dividend upon a redemption for cash or an exchange for Notes, the basis of its Preferred Stock so redeemed or exchanged will be transferred to any remaining stockholdings in the Company. If the shareholder does not retain any stock ownership in the Company, it may be permitted to transfer such basis to any Notes received in the exchange or it may lose such basis entirely.

               Sale of Preferred Stock. Subject to the discussion below with respect to section 306 of the Code, a holder will recognize taxable gain or loss upon the sale or disposition (other than a redemption or an exchange for Notes as discussed above) of shares of Preferred Stock equal to the difference between the amount of cash or the fair market value of property received and the holder's tax basis in the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the shares of Preferred Stock for more than one year.


               If the Rights constitute "section 306 stock" as described above, then upon the sale or disposition of the Preferred Stock acquired through the exercise of the Rights, the proceeds received will be taxable as ordinary income to the extent of the "taint." Furthermore, no loss will be recognized upon the sale or disposition; any unrecovered basis would revert to the shareholder's remaining Common Stock holdings or possibly to its Preferred Stock holdings, or, if the shareholder does not retain any such holding, it may lose such basis entirely.

The Notes


               Original Issue Discount. For purposes of the following discussion, it is assumed that the Notes will constitute debt for Federal income tax purposes and will not constitute "applicable high-yield discount obligations" under section 163(i) of the Code, and that the Notes or the Series A Exchangeable Preferred Stock will be readily tradeable on an established securities market at the time of exchange of the Notes for the Series A Exchangeable Preferred Stock. In general, if a Note's stated redemption price at maturity exceeds its "issue price," it will be considered to have been issued at an original issue discount ("OID") in an amount equal to such excess. For these purposes, the issue price of a Note will be equal to the fair market value of the Note (including the value of the conversion feature) as of the issue date or, if the Note is not traded on an established securities market within 30 days of the issue date, the fair market value of the Series A Exchangeable Preferred Stock on such date. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than interest payments payable in debt instruments of the Company) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest.

               If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have OID.


               A holder will be required to include any qualified stated interest payments in income in accordance with the holder's method of accounting for Federal income tax purposes. A holder will also be required to include any OID in income for Federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, a holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.


               Bond Premium. If the issue price of the Note reduced by the portion attributable to the conversion feature exceeds the amount payable at maturity, a holder will have "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method. A holder who elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

               Redemption or Sale of Notes. Generally, any redemption or sale of Notes by a holder will result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to interest which has not been included in income) and the holder's tax basis in the Notes. Unless the exchange for the Notes was treated as a dividend, the tax basis of a holder in a Note will generally be equal to the issue price of the Note plus any OID included in the holder's income prior to sale or redemption of the Note, reduced by any bond premium amortized prior to such sale or redemption. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period exceeds one year.


Conversion of Preferred Stock or Notes into Common Stock

               Generally, no gain or loss will be recognized for Federal income tax purposes on conversion of Preferred Stock or Notes solely into shares of Common Stock, except with respect to any cash received in lieu of a fractional share interest (in an amount equal to the difference between the cash received and the holder's adjusted tax basis allocable to such fractional shares). A holder's basis in the Common Stock received upon conversion will be the same as its basis in the Preferred Stock (assuming there are no dividend arrearages) or Notes, excluding the basis allocated to any fractional share as described above. The holding period of the Common Stock received upon conversion of Preferred Stock will include the holding period of the Preferred Stock. With respect to any Common Stock acquired upon the conversion of a Note, except for the portion, if any, of each full share of Common Stock attributable to interest accrued within the meaning of section 354(a)(2)(B) of the Code on or after the date on which the holder acquired the Note, the Common Stock will have a holding period commencing on the day after the date on which the holder acquired the Note.

               If a shareholder converts Preferred Stock when dividends are in arrears, it may be deemed to receive a distribution taxable as a dividend. Under such circumstances, the shareholder is advised to consult its tax advisor concerning the calculation of the amount of the dividend and the determination of the holding period of the Common Stock received upon conversion.

Conversion Adjustments for the Preferred Stock and the Notes

               The conversion price of the Preferred Stock and Notes is subject to adjustment under certain circumstances. Holders may be deemed to receive a dividend to the extent of the Company's earnings and profits if the conversion price is adjusted to reflect a taxable distribution of property to holders of Common Stock or in certain other circumstances involving conversion price adjustments. Such deemed dividend would be includible in gross income, although the holder would not receive any cash.

Backup Withholding and Information Reporting

               A holder of Common Stock, Rights, Preferred Stock or Notes may be subject to information reporting and to backup withholding at the rate of 31% with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption thereof, as the case may be, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's Federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.




                             PLAN OF DISTRIBUTION

               The Company has retained Credit Suisse First Boston to act as dealer manager in connection with the Rights Offering. The Dealer Manager will provide marketing assistance and financial advisory services in connection with the Rights Offering and will solicit the exercise of Rights by Rights Holders.

               In its capacity as financial advisor, Credit Suisse First Boston provided advice to the Company regarding the structure of the Rights Offering and with respect to marketing the shares of Preferred Stock to be issued in the Rights Offering.


               The Company has agreed to pay the Dealer Manager a fee of $
  per share for each Underlying Share issued pursuant to the exercise of Rights other than any Underlying Shares issued to HLR and Roche Holdings. The maximum compensation that the Dealer Manager would receive under this
arrangement is $       .


               In addition, the Company has agreed to indemnify the Dealer Manager with respect to certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Dealer Manager may be required to make in respect thereof.

               The Company is also required to pay to Credit Suisse First
Boston, as financial advisor, a fee in the amount of $       .  In addition,
the Company has agreed to reimburse Credit Suisse First Boston, upon request made from time to time, for certain out-of-pocket expenses incurred in connection with its activities as financial advisor.

               Credit Suisse First Boston has not prepared any report or opinion constituting a recommendation or advice to the Company or its stockholders, nor has Credit Suisse First Boston prepared an opinion as to the fairness of the Subscription Price or the terms of the Rights Offering to the Company or its current stockholders. Credit Suisse First Boston expresses no opinion and makes no recommendation to holders of Rights as to the purchase by any person of Underlying Shares. Credit Suisse First Boston also expresses no opinion as to the prices at which shares to be distributed in connection with the Rights Offering may trade if and when they are issued or at any future time.

               Other than the Dealer Manager, the Company has not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Rights, and, except as described above, no other commissions, fees or discounts will be paid in connection with the Rights Offering. Certain employees of the Company may solicit responses from Rights Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

               An affiliate of the Dealer Manager will receive proceeds from the Rights Offering in connection with its role as a lender under the Company's Existing Credit Agreement and Amended Credit Agreement.


               The Dealer-Manager may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Such stabilizing transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.




                                 LEGAL MATTERS


               The validity of the Preferred Stock and Notes and certain other matters will be passed upon for the Company by Davis Polk & Wardwell. Davis Polk & Wardwell from time to time provides legal services to the Company and its affiliates.


                                    EXPERTS


               The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included or incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


               The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc. and reports and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

               The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance where such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit so filed, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits thereto. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the prescribed fees, or may be inspected without charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004.







                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


               The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Reports on Form 8-K dated January 6, 1997, February 27, 1997 and March 3, 1997 and the Company's Report on Form 8-K/A dated February 26, 1997 are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Attention: Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, (910) 229-1127.




                  LABORATORY CORPORATION OF AMERICA HOLDINGS
                         INDEX TO FINANCIAL STATEMENTS
                                 AND SCHEDULE


                                                          Page
                                                          ----

Independent Auditors' Report...............................F-2

Financial Statements:

Consolidated Balance Sheets as of
   December 31, 1996 and 1995..............................F-3

Consolidated Statements of Operations for
   each of the years in the three-year
   period ended December 31, 1996..........................F-4

Consolidated Statements of Stockholders'
   Equity for each of the years in the
   three-year period ended December 31, 1996...............F-5

Consolidated Statements of Cash Flows for
   each of the years in the three-year
   period ended December 31, 1996..........................F-6

   Notes to Consolidated Financial Statements..............F-8

Financial Statement Schedule:

   II - Valuation and Qualifying Accounts and Reserves....F-26



                       INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Laboratory Corporation of America Holdings:

   We have audited the consolidated financial statements of Laboratory Corporation of America Holdings and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laboratory Corporation of America Holdings and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                        KPMG Peat Marwick LLP

Raleigh, North Carolina
February 14, 1997 except for Notes 9
and 10 as to which the date is March 31, 1997.


          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in millions, except per share data)



                                                          December 31
                                                   ----------------------
                                                       1996        1995
  ASSETS                                           ----------  ----------
Current assets:
  Cash and cash equivalents ....................   $     29.3  $     16.4
  Accounts receivable, net .....................        505.6       426.8
  Inventories ..................................         44.3        50.1
  Prepaid expenses and other ...................         21.8        21.4
  Deferred income taxes ........................         66.2        63.3
  Income taxes receivable ......................         54.3        21.9
                                                   ----------  ----------
Total current assets ...........................        721.5       599.9

Property, plant and equipment, net .............        282.9       304.8
Intangible assets, net .........................        891.1       916.7
Other assets, net ..............................         21.5        15.8
                                                   ----------  ----------
                                                   $  1,917.0  $  1,837.2
                                                   ==========  ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ............................   $     65.7  $    106.2
  Accrued expenses and other ..................        168.4       173.5
  Current portion of long-term debt ...........         18.7        70.8
                                                  ----------  ----------
Total current liabilities .....................        252.8       350.5

Loan from affiliate ...........................        187.0        --
Revolving credit facility .....................        371.0       218.0
Long-term debt, less current portion ..........        693.8       712.5
Capital lease obligation ......................          9.8         9.6
Other liabilities .............................        144.5       135.0

Stockholders' equity:
  Preferred stock, $0.10 par value;
   10,000,000 shares authorized;
   none issued ................................         --          --
  Common stock, $0.01 par value;
   220,000,000 shares authorized; 122,935,080
   and 122,908,722 shares issued and
   outstanding at December 31, 1996 and 1995,
   respectively ...............................         1.2         1.2
Additional paid-in capital ....................        411.0       411.0
Accumulated deficit ...........................       (154.1)       (0.6)
                                                  ----------  ----------
  Total stockholders' equity ..................        258.1       411.6
                                                  ----------  ----------
                                                  $  1,917.0  $  1,837.2
                                                  ==========  ==========

              See notes to consolidated financial statements.



          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in millions, except per share data)


                                                                                Years Ended December 31,
                                                                       -----------------------------------
                                                                           1996         1995        1994
                                                                       -----------  -----------  ---------

Net Sales ..........................................................    $  1,607.7   $  1,432.0   $  872.5
Cost of sales ......................................................       1,183.9      1,024.3      597.0
                                                                        ----------   ----------   --------
Gross profit .......................................................         423.8        407.7      275.5
Selling, general and administrative expenses .......................         305.0        238.5      149.3
Amortization of intangibles and other assets .......................          29.6         27.0       16.3
Restructuring and non-recurring charges ............................          23.0         65.0       --
Provision for settlements and related expenses .....................         185.0         10.0       --
                                                                        ----------   ----------   --------
Operating income (loss) ............................................        (118.8)        67.2      109.9
Other income (expenses):
  Litigation settlement and related expenses .......................          --           --        (21.0)
  Investment income ................................................           2.2          1.4        1.0
  Interest expense .................................................         (71.7)       (65.5)     (34.5)
                                                                        ----------   ----------   --------
Earnings (loss) before income taxes and extraordinary loss .........        (188.3)         3.1       55.4
Provision for income taxes .........................................         (34.8)         7.1       25.3
                                                                        ----------   ----------   --------
Earnings (loss) before extraordinary loss ..........................        (153.5)        (4.0)      30.1
Extraordinary loss from extinguishment of debt, net of early .......          --           (8.3)      --
 income tax benefit of $5.2                                             ----------   ----------   --------

Net earnings (loss) ................................................    $   (153.5)  $    (12.3)  $   30.1
                                                                        ===========  ===========  =========
Earnings (loss) per common share:
  Earnings (loss) per common share before extraordinary Item........    $     (1.25) $     (0.03) $    0.36
  Extraordinary loss per common share ..............................          --           (0.08)     --
                                                                        ----------   ----------   --------
Net earnings (loss) per common share ...............................    $     (1.25) $     (0.11) $    0.36
                                                                        ===========  ===========  =========
Dividends per common share .........................................    $     --     $     --     $    0.08
                                                                        ===========  ===========  =========

              See notes to consolidated financial statements.




          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (Dollars in millions, except per share data)



                                      Common     Additional    Retained    Pension     Minimum
                                    Stock $0.01   Paid-in      Earnings   Liability    Treasury
                                     Par Value    Capital                 Adjustment    Stock        Total
                                    -----------  ----------   ---------   ----------   --------    --------

Balance, December 31, 1993 .....      $  1.0     $  226.3     $  202.0     $ (2.4)    $ (286.1)    $  140.8

  Net earnings .................        --           --           30.1       --           --           30.1
  Exercise of stock options ....        --            0.1         --         --           --            0.1
  Dividends to stockholders ....        --           --           (6.8)      --           --           (6.8)
  Retirement of treasury stock .        (0.2)       (72.3)      (213.6)      --          286.1         --
  Adjustment for minimum pension
    liability...................        --           --           --          2.4         --            2.4
  Other ........................        --           (0.6)        --         --           --           (0.6)
                                      ------     --------     --------     ------     -------      --------
Balance, December 31, 1994 .....         0.8        153.5         11.7       --           --          166.0

  Net loss .....................        --           --          (12.3)      --           --          (12.3)
  Exercise of stock options ....        --            0.2         --         --           --            0.2
  Cancellation of stock options         --            6.9         --         --           --            6.9
  Distribution to stockholders .         0.2       (474.5)        --         --           --         (474.7)
  Issuance of common stock .....         0.6        674.6         --         --           --          675.2
  Issuance of warrants .........        --           51.0         --         --           --           51.0
  Other ........................        --           (0.7)        --         --           --           (0.7)
                                      ------     --------     --------     ------     -------      --------
Balance, December 31, 1995 .....         1.2        411.0         (0.6)      --           --          411.6

  Net loss .....................        --           --         (153.5)      --           --         (153.5)
                                      ------     --------     --------     ------     -------      --------
Balance, December 31, 1996 .....      $  1.2     $  411.0     $ (154.1)      --           --       $  258.1
                                      ======     ========     ========     ======     =======      ========


              See notes to consolidated financial statements.




          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Dollars in millions, except per share data)

                                                                                       Years Ended December 31,
                                                                                 ----------------------------------
                                                                                   1996         1995         1994
                                                                                 --------     --------     --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) ........................................................   $ (153.5)    $  (12.3)    $   30.1
  Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
    Restructuring and non-recurring charges ..................................       23.0         65.0         --
    Provision for settlements and related expenses ...........................      185.0         10.0         21.0
    Extraordinary loss, net of income tax benefit ............................       --            8.3         --
    Depreciation and amortization, net .......................................       84.5         72.4         44.4
    Deferred income taxes, net ...............................................       30.3        (21.6)        11.0
    Provision for doubtful accounts, net .....................................       22.2         12.4         (1.4)
  Change in assets and liabilities, net of effects of acquisitions:
    Increase in accounts receivable ..........................................     (102.2)       (58.6)       (54.0)
    Decrease (increase) in inventories .......................................        8.0          5.1         (0.9)
    Decrease (increase) in prepaid expenses and other ........................       (3.1)         1.0          5.1
    Change in income taxes receivable/payable, net ...........................      (32.4)       (11.7)         5.5
    Increase (decrease) in accounts payable, accrued expenses and other ......      (33.4)        27.9        (13.1)
    Payments for restructuring and non-recurring charges .....................      (18.8)       (13.4)        --
    Payments for settlement and related expenses .............................     (188.9)       (32.1)       (29.8)
    Other, net ...............................................................       (7.5)        (5.4)        (3.2)
                                                                                 --------     --------     --------
Net cash provided by (used for) operating activities .........................     (186.8)        47.0         14.7
                                                                                 --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .......................................................      (54.1)       (75.4)       (48.9)
  Proceeds from sale of subsidiary ...........................................       --           --           10.1
  Acquisitions of businesses .................................................       (5.0)       (39.6)      (254.8)
                                                                                 --------     --------     --------
  Net cash used for investing activities .....................................      (59.1)      (115.0)      (293.6)
                                                                                 --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit facilities ..................................   $  293.0     $  308.0     $  308.0
  Payments on revolving credit facilities ....................................     (140.0)      (303.0)      (373.0)
  Proceeds from long-term debt ...............................................       --          800.0        400.0
  Loan from affiliate ........................................................      187.0         --           --
  Payments on long-term debt .................................................      (70.8)      (446.7)       (20.0)
  Deferred payments on acquisitions ..........................................      (10.4)       (12.9)        (7.6)
  Dividends paid on common stock .............................................       --           --          (13.6)
  Distribution to stockholders ...............................................       --         (474.7)        --
  Cash received for issuance of common stock .................................       --          135.7         --
  Cash received for issuance of warrants .....................................       --           51.0         --
  Other ......................................................................       --            0.2         (0.4)
  Net cash provided by financing activities ..................................      258.8         57.6        293.4
                                                                                 --------     --------     --------
  Net increase (decrease) in cash and cash equivalents .......................       12.9        (10.4)        14.5
  Cash and cash equivalents at beginning of year .............................       16.4         26.8         12.3
                                                                                 --------     --------     --------
  Cash and cash equivalents at end of year ...................................   $   29.3     $   16.4     $   26.8
                                                                                 ========     ========     ========

Supplemental schedule of cash flow information:
  Cash paid during the period for:
  Interest ...................................................................   $   65.1     $   58.6     $   34.2
  Income taxes ...............................................................      (15.2)        27.2         14.8

Disclosure of non-cash financing and investing activities:
  Common stock issued in connection with acquisition .........................       --          539.6         --
  Common stock issued in connection with the cancellation of employee
    stock options.............................................................       --            6.9         --
In connection with business acquisitions, liabilities were assumed as follows:
  Fair value of assets acquired ..............................................   $   23.4     $  777.7     $  399.4
  Cash paid ..................................................................       (5.0)       (39.6)      (254.8)
  Stock issued ...............................................................       --         (539.5)        --
  Liabilities assumed ........................................................   $   18.4     $  198.6     $  144.6
                                                                                 ========     ========     ========

              See notes to consolidated financial statements.






          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in millions, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

   Laboratory Corporation of America Holdings is one of the three largest independent clinical laboratory companies in the United States based on 1996 net revenues. Through a national network of laboratories, the Company offers a broad range of testing services used by the medical profession in the diagnosis, monitoring and treatment of disease and other clinical states. Since its founding in 1971, the Company has grown into a network of 28 major laboratories and approximately 1,500 service sites consisting of branches, patient service centers and STAT laboratories, serving clients in 48 states.

   The consolidated financial statements include the accounts of Laboratory Corporation of America Holdings and its subsidiaries ("Company") after elimination of all material intercompany accounts and transactions. Prior to April 28, 1995, the Company's name was National Health Laboratories Holdings Inc. ("NHL"). On April 28, 1995, following approval at a special meeting of the stockholders of the Company, the name of the Company was changed to Laboratory Corporation of America Holdings.

Cash Equivalents:

   Cash equivalents (primarily investments in money market funds, time deposits and commercial paper which have original maturities of three months or less at the date of purchase) are carried at cost which approximates market.

Inventories:

   Inventories, consisting primarily of laboratory supplies, are stated at the lower of cost (first-in, first-out) or market.

Financial Instruments:

   Interest rate swap agreements, which are used by the Company in the management of interest rate exposure, are accounted for on an accrual basis. Amounts to be paid or received under such agreements are recognized as interest income or expense in the periods in which they accrue.

Property, Plant and Equipment:

   Property, plant and equipment are recorded at cost. The cost of properties held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Depreciation and amortization expense is computed on all classes of assets based on their estimated useful lives, as indicated below, using principally the straight-line method.

                                                                    Years
                                                                    -----
Buildings and building improvements ...........................     35-40
Machinery and equipment .......................................      3-10
Furniture and fixtures ........................................      5-10


   Leasehold improvements and assets held under capital leases are amortized over the shorter of their estimated lives or the period of the related leases. Expenditures for repairs and maintenance charged against earnings in 1996, 1995 and 1994 were $34.2, $28.3 and $16.5, respectively.

Fair Value of Financial Instruments:

   Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments", requires that fair values be disclosed for most of the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values. The carrying amount of the revolving credit facility and long-term debt are considered to be representative of their respective fair values as their interest rates are based on market rates. The carrying value of the loan from affiliate is considered to be representative of its fair value due to the related party nature of the obligation.

Concentration of Credit Risk:

   Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of the Company's clients as well as their dispersion across many different geographic regions.

Revenue Recognition:

   Sales are recognized on the accrual basis at the time test results are reported, which approximates when services are provided. Services are provided to certain patients covered by various third-party payor programs including the Medicare and Medicaid programs. Billings for services under third-party payor programs are included in sales net of allowances for differences between the amounts billed and estimated program payment amounts. Adjustments to the estimated payment amounts based on final settlement with the programs are recorded upon settlement. In 1996, 1995 and 1994, approximately 23%, 28% and 35%, respectively, of the Company's revenues were derived from tests performed for beneficiaries of Medicare and Medicaid programs.

Income Taxes:

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" ("Statement 109"). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Option Plans:

   Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Earnings per Common Share:

   For the years ended December 31, 1996, 1995 and 1994, earnings per common share is calculated based on the weighted average number of shares outstanding during each year (122,919,767, 110,579,096, and 84,754,183 shares, respectively).

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of:

   The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

   Intangible assets, consisting of goodwill, net of amortization, of $696.1 and $700.1 at December 31, 1996 and 1995, respectively, and other intangibles (i.e., customer lists and non-compete agreements), net of amortization, of $195.0 and $216.6 at December 31, 1996 and 1995, respectively, are being amortized on a straight-line basis over a period of 40 years and 3-25 years, respectively. Total accumulated amortization for intangible assets aggregated $116.9 and $87.4 at December 31, 1996 and 1995, respectively.

Reclassifications:

   Certain amounts in the prior years' financial statements have been reclassified to conform with the 1996 presentation.

2. MERGER AND ACQUISITIONS

   In April 1995, the Company completed a merger (the "Merger") with Roche Biomedical Laboratories, Inc. ("RBL"). In connection with the Merger, the Company issued 61,329,256 shares of Common Stock to HLR Holdings Inc. ("HLR") and Roche Holdings Inc. ("Roche") in exchange for all outstanding shares of RBL and $135.7 in cash. The exchange consideration of approximately $558.0 for the purchase of RBL consisted of the value of the stock issued to HLR and Roche, as well as other cash costs of the Merger, net of cash received from HLR. In June 1994, the Company acquired Allied Clinical Laboratories, Inc. ("Allied") for approximately $191.5 in cash plus the assumption of $24.0 of Allied indebtedness (the "Allied Acquisition"). The Allied Acquisition and the Merger have been accounted for under the purchase method of accounting; as such, the acquired assets and liabilities were recorded at their estimated fair values on the date of acquisition. RBL's and Allied's results of operations have been included in the Company's results of operations since April 28, 1995 and June 23, 1994, respectively.

   During 1996, the Company acquired four small clinical laboratory companies for an aggregate purchase price, including assumption of liabilities, of $23.4. During 1995 and 1994, the Company acquired nine and eleven laboratories, respectively, for an aggregate purchase price, including assumption of liabilities, of $41.7 and $79.3, respectively. The acquisitions were accounted for as purchase transactions. The excess of cost over the fair value of net tangible assets acquired during 1996, 1995 and 1994 was $22.5, $28.2, and $72.1, respectively, which is included under the caption "Intangible assets, net" in the accompanying consolidated balance sheets. The consolidated statements of operations reflect the results of operations of these purchased businesses from dates of acquisition.

3. RESTRUCTURING AND NON-RECURRING CHARGES

   In the second quarter of 1996, the Company recorded certain charges of a non-recurring nature including additional charges related to the restructuring of operations. The Company recorded a restructuring charge totaling $13.0 for the shutdown of its La Jolla, California administrative facility and other workforce reductions. This amount includes approximately $8.1 for severance, $3.5 for the future lease obligation of the La Jolla facility and $1.4 for the write down of leasehold improvements and fixed assets that will be abandoned or disposed of. The La Jolla facility was substantially closed by the end of 1996. The remaining workforce reductions took place in other areas of the Company and were substantially completed by the end of 1996. The net work force reduction as a result of these activities was approximately 250 employees. Payments for severance are expected to continue through 1997.

   In addition, the Company recorded certain non-recurring charges in the second quarter of 1996 related to further integration after the Merger. The Company decided to abandon certain data processing systems and therefore wrote off approximately $6.7 in capitalized software costs. In addition, the Company relocated its principal drug testing facility to accommodate consolidation of the RBL and Company operations and will incur approximately $1.3 in costs primarily related to the write-off of leasehold improvements and building clean up. Finally, the Company recorded a charge of $2.0 for various other items including the write-off of certain supplies related to changes in testing methodologies to increase efficiency. As a result of these changes, some supplies were not compatible with the new testing methods and were disposed of.

   Following the Merger in 1995, the Company determined that it would be beneficial to close Company laboratory facilities in certain geographic regions where duplicate Company and RBL facilities existed at the time of the Merger. As a result, the Company recorded a restructuring charge of $65.0 in the second quarter of 1995. As part of the Company's evaluation of its future obligations under these restructuring activities, certain changes in the estimates were made during the quarter ended June 30, 1996. These resulted in the reclassification of certain accruals in the categories listed below although the total liability did not change. These restructuring activities have been substantially completed as of December 31, 1996 and have resulted in a net reduction of approximately 1,600 employees.

   The following represents the Company's restructuring activities for the period indicated:


                                                  Asset      Lease and
                                               revaluations    other
                                    Severance   and write-   facility
                                      Costs        offs     obligations    Total
                                    ---------  ------------ -----------   -------

Balance at December 31, 1994       $  --        $  --        $  --        $  --
  Restructuring charges ....          24.2         21.3         19.5         65.0
  Non cash items ...........          (0.3)        (2.7)        --           (3.0)
  Cash payments ............         (11.1)        --           (0.6)       (11.7)
                                   -------      -------      -------      -------

Balance at December 31, 1995       $  12.8      $  18.6      $  18.9      $  50.3
  Restructuring charges ....           8.1          1.4          3.5         13.0
  Reclassifications ........           1.6          0.7         (2.3)        --
  Non cash items ...........          --          (11.3)        --          (11.3)
  Cash payments ............         (14.2)        --           (3.2)       (17.4)
                                   -------      -------      -------      -------

Balance at December 31, 1996       $   8.3      $   9.4      $  16.9      $  34.6
                                   =======      =======      =======      =======
  Current ..................                                              $  25.5
  Non-current ..............                                                  9.1
                                                                          -------
                                                                          $  34.6
                                                                          =======


4. ACCOUNTS RECEIVABLE, NET

                                                                   December 31,  December 31,
                                                                      1996          1995
                                                                   ------------  ------------

Gross accounts receivable .....................................     $  617.2       $  517.2
Less contractual allowances and allowance for doubtful accounts       (111.6)         (90.4)
                                                                    --------       --------
                                                                    $  505.6       $  426.8
                                                                    ========       ========

5. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                   December 31,   December 31,
                                                                      1996            1995
                                                                   ------------   ------------

Land ..........................................................     $    9.2       $    7.0
Buildings and building improvements ...........................         64.2           54.7
Machinery and equipment .......................................        289.3          268.1
Leasehold improvements ........................................         58.3           70.3
Furniture and fixtures ........................................         27.0           27.3
Buildings under capital leases ................................          9.6            9.6
                                                                    --------       --------
                                                                       457.6          437.0
Less accumulated depreciation and amortization ................       (174.7)        (132.2)
                                                                    --------       --------
                                                                    $  282.9       $  304.8
                                                                    ========       ========

6. ACCRUED EXPENSES AND OTHER

                                                                   December 31,   December 31,
                                                                       1996          1995
                                                                   ------------   ------------

Employee compensation and benefits ............................     $   49.5       $   50.5
Deferred acquisition related payments..........................         12.9           14.8
Acquisition related reserves ..................................         17.2           39.4
Restructuring reserves ........................................         25.5           32.3
Accrued taxes .................................................         15.4           14.0
Interest payable ..............................................         12.8            7.4
Other .........................................................         35.1           15.1
                                                                    --------       --------
                                                                    $  168.4       $  173.5
                                                                    ========       ========

7. OTHER LIABILITIES

                                                                   December 31,   December 31,
                                                                       1996          1995
                                                                   ------------  ------------

Deferred acquisition related payments..........................     $   14.8       $    8.5
Acquisition related reserves ..................................         12.3           68.2
Restructuring reserves ........................................          9.1           18.0
Deferred income taxes .........................................         38.7            5.1
Post-retirement benefit obligation ............................         27.0           25.1
Other .........................................................         42.6           10.1
                                                                    --------       --------
                                                                    $  144.5       $  135.0
                                                                    ========       ========


8. SETTLEMENTS

   As previously discussed in the Company's December 31, 1995 10-K, the Office of Inspector General ("OIG") of Health and Human Services and the Department of Justice ("DOJ") had been investigating certain past laboratory practices of the predecessor companies of the Company - NHL, RBL and Allied. On November 21, 1996, the Company reached a settlement with the OIG and the DOJ regarding the prior billing practices of these predecessor companies (the "1996 Government Settlement"). Consistent with this overall settlement, the Company paid $187.0 to the Federal Government in December 1996 (the "Settlement Payment") with proceeds from a loan from Roche (the "Roche Loan"). As a result of negotiations related to the 1996 Government Settlement, the Company recorded a charge of $185.0 in the third quarter of 1996 (the "Settlement Charge") to increase reserves for the 1996 Government Settlement described above, and other related expenses of government and private claims resulting therefrom.

   In the second quarter of 1995, the Company took a pre-tax special charge of $10.0 in connection with the estimated costs of settling various claims pending against the Company, substantially all of which were billing disputes with various third party payors relating to the contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile without clearly offering an alternative profile that did not include these medical tests. As of December 31, 1996, the majority of these disputes have been settled.

   In the third quarter of 1994, the Company approved a settlement of previously disclosed shareholder class and derivative litigation. The litigation consisted of two consolidated class action suits and a consolidated shareholder derivative action brought in Federal and state courts in San Diego, California. The settlement involved no admission of wrongdoing. In connection with the settlement, the Company took a pre-tax special charge of $15.0 and a $6.0 charge for expenses related to the settled litigation. Insurance payments and payments from other defendants aggregated $55.0 plus expenses.

9. LONG-TERM DEBT

   The Company entered into a credit agreement dated as of April 28, 1995 (the "Existing Credit Agreement"), with the banks named therein (the "Banks") and Credit Suisse First Boston, as administrative agent (the "Bank Agent"), under which the Banks made available to the Company a senior term loan facility of $800.0 (the "Term Loan Facility") and a revolving credit facility of $450.0 (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Facility"). The Bank Facility is unconditionally and irrevocably guaranteed by certain of the Company's subsidiaries.

   As a result of potential defaults under the Existing Credit Agreement, resulting from, among other things, the Company's performance and higher than projected debt levels, the Settlement Charge and the Roche Loan, the Company has obtained several amendments and waivers to the Existing Credit Agreement. In September 1996, the Company negotiated an amendment (the "Fourth Amendment") to the Existing Credit Agreement. The Fourth Amendment modified the interest coverage and leverage ratios applicable to the quarters ending September 30 and December 31, 1996. The Fourth Amendment also increased the interest rate margin on its revolving credit facility from 0.25% to 0.875% and increased the interest rate margin on its term loan facility from 0.375% to 1.00%. As a result of the Settlement Charge in the third quarter of 1996, as described above, the Company obtained a waiver (the "Third Waiver") which excluded the special charge from covenant calculations for the periods covered by the most recent amendment until 30 days after the 1996 Government Settlement. As a result of the Roche Loan and the 1996 Government Settlement, the Company negotiated a Fifth Amendment and Fourth Waiver (the "Fifth Amendment") to the Existing Credit Agreement. The Fifth Amendment extended the Third Waiver until January 31, 1997 and excluded the Roche Loan from covenant calculations for the quarters ending December 31, 1996 and March 31, 1997. On January 27, 1997, the Company negotiated a waiver (the "Fifth Waiver") which further extended the Third Waiver until March 31, 1997.

   In March 1997, the Company entered into the Sixth Amendment and Waiver (the "Sixth Amendment") which eliminates amortization payments on the Term Loan Facility for 1997 and modifies the interest coverage and leverage ratios for the quarterly periods through December 31, 1997. As a result of the Sixth Amendment certain amounts outstanding under the Revolving Credit Facility and Term Loan Facility that were classified as current liabilities in the September 30, 1996 financial statements have been reclassified to long-term debt in the December 31, 1996 financial statements. Pursuant to this amendment, the Company paid an amendment fee of 37.5 basis points on commitments and will pay an additional fee of 62.5 basis points if the Rights Offering, as described in
Note 17, is not completed by June 30, 1997. Under the Sixth Amendment, maturities under the Term Loan Facility aggregate $243.8, $162.5, $187.5 and $100.0 in 1998 through 2001, respectively.

   In March 1997, the Company also entered into an amended and restated credit agreement (the "Amended Credit Agreement") which will become effective upon completion of the Rights Offering following satisfaction of certain conditions precedent. The Amended Credit Agreement makes available to the Company a term loan facility of $693.8 (the "Amended Term Loan Facility") and a $450.0 revolving credit facility (the "Amended Revolving Credit Facility"). The Amended Revolving Credit Facility will include a $50.0 letter of credit sublimit. The maturities under the Amended Credit Agreement are extended approximately three years for the Amended Term Loan Facility to March 31, 2004 and approximately two years for the Amended Revolving Credit Facility to March 31, 2002.

   As in the Existing Credit Agreement, both the Amended Term Loan Facility and the Amended Revolving Credit Facility bear interest, at the option of the Company, at (i) the base rate plus the applicable base rate margin or (ii) the eurodollar rate plus the applicable eurodollar rate margin. The Amended Credit Agreement provides that in the event of a reduction of the percentage of Common Stock held by HLR, Roche Holdings and their affiliates (other than the Company and its subsidiaries) below 25%, the applicable interest margins and facility fees on borrowings outstanding under the Amended Credit Agreement will increase. The amount of the increase will depend, in part, on the leverage ratio of the Company at the time of such reduction. In addition, pursuant to the Amended Credit Agreement, the applicable interest margins on borrowings outstanding thereunder are based upon the leverage ratio.

   Total amortization of the Amended Term Loan Facility for each twelve-month period following the closing date of the Rights Offering will be reduced significantly for the first three years, and will be made (in quarterly installments) in accordance with the following table:

               Year                     Amount
               ----                    -------
               1997                    $    --
               1998                         --
               1999                       50.0
               2000                      100.0
               2001                      150.0
               2002                      150.0
               2003                      150.0
             3/21/2004                    93.8


   Conditions precedent to effectiveness of the Amended Credit Agreement include, without limitation, gross cash proceeds from the Rights Offering in an aggregate amount equal to at least $250.0, receipt of appropriate certificates and legal opinions, accuracy in all material respects of representations and warranties, including absence of material adverse change in the Company and its subsidiaries (taken as a whole) since December 31, 1996, absence of defaults and material litigation, evidence of authority, and payment of transaction fees.

   The Amended Credit Agreement contains customary covenants similar to, and in the case of limitations on acquisitions and incurrence of additional debt more restrictive than, the covenants set forth in the Existing Credit Agreement.

   Like the Existing Credit Agreement, the Amended Credit Agreement contains financial covenants with respect to a leverage ratio, an interest coverage ratio and minimum stockholders' equity. The covenant levels are less restrictive than under the Existing Credit Agreement, and will be tested quarterly.

   At December 31, 1996, the Company was a party to interest rate swap agreements with certain major financial institutions, rated A or better by Moody's Investor Service, solely to manage its interest rate exposure with respect to $600.0 of its floating rate debt under the Term Loan Facility. The agreements effectively changed the interest rate exposure on $600.0 of floating rate debt to a weighted average fixed interest rate of 6.01%, through requiring that the Company pay a fixed rate amount in exchange for the financial institutions paying a floating rate amount. Amounts paid by the Company in 1996 were $2.0. The notional amounts of the agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. These agreements mature in September 1998. The estimated cost at which the Company could terminate these agreements as of December 31, 1996 was approximately $0.9. The fair value was estimated by discounting the expected cash flows using rates currently available for interest rate swaps with similar terms and maturities.

   In connection with the repayment of existing revolving credit and term loan facilities in 1995, the Company recorded an extraordinary loss of approximately $13.5 ($8.3 net of tax), consisting of the write-off of deferred financing costs, related to the early extinguishment of debt.

   Prior to April 28, 1995, the Company had a credit agreement with a group of banks which provided the Company with a $400.0 term loan facility and a revolving credit facility of $350.0. This credit agreement provided funds for the Allied Acquisition, to refinance certain existing debt of Allied and the Company, and for general corporate purposes. The credit agreement was repaid in full on April 28, 1995. At December 31, 1994, the Company's effective borrowing rate on this credit agreement was 8.16%.

10. LOAN FROM AFFILIATE

   In December 1996, the Company financed the Settlement Payment with the proceeds of a $187.0 loan from Roche. The promissory note bears interest at 6.625% per annum and was originally due March 31, 1997. In March 1997, the Company renegotiated the term of the note and it is now due March 31, 1998. The note is unsecured and ranks pari passu with the Company's bank obligations. The Company subsequently made the Settlement Payment in December 1996.

11. STOCKHOLDERS' EQUITY

   In connection with a corporate reorganization on June 7, 1994, all of the 14,603,800 treasury shares held by National Health Laboratories Incorporated were canceled. As a result, the $286.1 cost of such treasury shares was eliminated with corresponding decreases in the par value, additional paid-in capital and retained earnings accounts of $0.2, $72.3 and $213.6, respectively.

12. INCOME TAXES

   The provisions for income taxes in the accompanying consolidated statements of operations consist of the following:


                                      Year Ended December 31,
                              --------------------------------------
                                1996           1995           1994
                              --------       --------       --------
Current:
 Federal ..............       $ (54.4)       $  10.4        $  16.2
 State ................           2.3            1.5            3.0
                              -------        -------        -------
                                (52.1)          11.9           19.2
                              -------        -------        -------
Deferred:
 Federal ..............          15.2           (4.6)           4.9
 State ................           2.1           (0.2)           1.2
                              -------        -------        -------
                                 17.3           (4.8)           6.1
                              -------        -------        -------
                              $ (34.8)       $   7.1        $  25.3
                              =======        =======        =======

   The effective tax rates on earnings before income taxes is reconciled to statutory federal income tax rates as follows:

                                                                                           Years Ended December 31,
                                                                                     ----------------------------------
                                                                                      1996         1995          1994
                                                                                     -------      -------       -------

Statutory federal rate ...........................................................   (35.0)%        35.0%        35.0%
State and local income taxes, net of federal income tax benefit ..................    (3.0)         28.0          4.9
Non-deductible amortization of intangible assets .................................     3.0         166.0          4.9
Change in valuation allowance ....................................................    17.0          --           --
Other ............................................................................    (0.5)          7.0          0.9
                                                                                     -----         -----         ----
Effective rate ...................................................................   (18.5)%       236.0%        45.7%
                                                                                     =====         =====         ====

   The significant components of deferred income tax expense are as follows:

                                                                                         Years Ended December 31,
                                                                                   ----------------------------------
                                                                                     1996          1995         1994
                                                                                   -------       -------       ------

Acquisition related reserves ..................................................... $   2.7       $ (17.7)      $ (1.2)
Settlement and related expenses...................................................    --             8.8          2.5
Reserve for doubtful accounts ....................................................    (9.5)         (4.3)         0.9
Insurance accrual ................................................................    (1.9)         --           --
Change in valuation allowance ....................................................    32.0          --           --
Other ............................................................................    (6.0)          8.4          3.9
                                                                                   -------       -------       ------
                                                                                   $  17.3       $  (4.8)      $  6.1
                                                                                   =======       =======       ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                                                            December 31,    December 31,
                                                                                                1996            1995
                                                                                            ------------    ------------

Deferred tax assets:
  Settlement and related expenses, principally due to accrual for financial reporting
    purposes...........................................................................     $   19.2         $    1.8
  Accounts receivable, principally due to allowance for doubtful accounts .............         31.1             21.9
  Self insurance reserves, principally due to accrual for financial reporting purposes           7.9              4.8
  Postretirement benefit obligation, principally due to accrual for financial reporting
    purposes...........................................................................         10.7              9.9
  Compensated absences, principally due to accrual for financial reporting purposes ...         --               --
  Acquisition related reserves, principally due to accrual for financial reporting
    purposes...........................................................................         43.1             81.0
  State net operating loss carryforwards ..............................................         11.8              7.4
  Other ...............................................................................         18.1             13.7
                                                                                            --------         --------
                                                                                               141.9            140.5
    Less valuation allowance ..........................................................        (32.0)            --
                                                                                            --------         --------
    Net deferred tax asset ............................................................        109.9            140.5

Deferred tax liabilities:
  Intangible assets, principally due to differences in amortization ...................        (60.2)           (59.5)
  Property, plant and equipment, principally due to differences in depreciation .......        (20.9)           (16.4)
  Other ...............................................................................         (1.3)            (6.4)
                                                                                            --------         --------
    Total gross deferred tax liabilities ..............................................        (82.4)           (82.3)
                                                                                            --------         --------
Net deferred tax asset ................................................................     $   27.5         $   58.2
                                                                                            ========         ========

   There was no valuation allowance for deferred tax assets as of December 31, 1995 and 1994. At December 31, 1996 the valuation allowance for deferred tax assets was $32.0. Realization of the deferred tax assets related to the state net operating loss carry forwards, the post retirement benefit obligation as well as certain other temporary differences is considered uncertain, and therefore a valuation allowance has been established for these items. The Company believes that it is more likely than not that the results of future operations and carry back availability will generate sufficient taxable income to realize the remaining deferred tax assets.

13. STOCK OPTIONS

   In 1988, the Company adopted the 1988 Stock Option Plan, reserving
2,000,000 shares of common stock for issuance pursuant to options and stock appreciation rights that may be granted under the plan. The Stock Option Plan was amended in 1990 to limit the number of options to be issued under the Stock Option Plan to 550,000 in the aggregate (including all options previously granted). In 1991, the number of shares authorized for issuance under the Stock Option Plan was increased to an aggregate of 2,550,000.

   In 1994, the Company adopted the 1994 Stock Option Plan, reserving 3,000,000 shares of common stock for issuance pursuant to options and stock appreciation rights that may be granted under the plan.

   In connection with the Merger, all options outstanding as of December 13, 1994 became vested and employees were given the choice to (i) cancel options outstanding as of December 13, 1994 and receive cash and shares of common stock according to a formula included in the merger agreement or (ii) convert such options into new options based on a formula included in the merger agreement. The amount of cash and shares of common stock issued was equal to the product of (i) the number of shares of common stock subject to such options submitted for cancellation and (ii) the excess of (1) $18.50 over (2) the per share exercise price of such options (such product, the "Option Value Amount"). The Option Value Amount was paid as follows: 40% of such amount was paid in cash, and 60% of such amount (the "Option Stock Amount") was paid in the number of shares of common stock obtained by dividing the Option Stock Amount by $15.42. In connection with the cancellation of stock options, the Company paid a total of $5.5 in cash and issued 538,307 shares of common stock to option holders. The value of such amounts were considered transaction costs of the merger and therefore were not treated as compensation expense. Also, a total of 562,532 options were reissued as a result of option conversions at exercise prices between $11.293 and $16.481.

   At December 31, 1996, there were 3,427,316 additional shares available for grant under the Company's Stock Option Plans. There were no options granted in 1996. The per share weighted-average fair value of stock options granted during 1995 was $8.54 per share on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: - expected dividend yield 0.0%, risk-free interest rate of 6.86%, and an expected life of ten years.

   The Company applies the provisions of APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                   Years Ended
                                                   December 31,
                                           ---------------------------
                                              1996              1995
                                           ----------       ----------
Net loss
 As reported ..........................    $  (153.5)       $  (12.3)
 Pro forma ............................       (154.7)          (14.5)

Earnings per share
 As reported ..........................    $    (1.25)      $   (0.11)
 Pro forma ............................         (1.26)          (0.13)


   Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of two years and compensation cost for options granted prior to January 1, 1995 is not considered.

   The following table summarizes grants of non-qualified options made by the Company to officers and key employees under both plans. Stock options are generally granted at an exercise price equal to or greater than the fair market price per share on the date of grant. Also, for each grant, one-third of the options vested on the date of grant and one-third vest on each of the first and second anniversaries of such date, subject to their earlier expiration or termination.
   Changes in options outstanding under the plans for the periods indicated were as follows:

                                                             Weighted Average
                                                Number of   Exercise Price per
                                                 Options          Option
                                                ---------   ------------------
Outstanding at January 1, 1994 .............    1,564,336       $  17.366
  Granted ..................................    2,042,000       $  12.600
  Exercised ................................      (11,125)      $   7.717
  Canceled or expired ......................      (92,498)      $  16.649
                                                ---------

Outstanding at December 31, 1994 ...........    3,502,713       $  14.637
  Granted ..................................    1,378,000       $  13.000
  Merger-related grants ....................      562,532       $  15.870
  Exercised ................................      (20,542)      $  10.297
  Merger-related cancellations .............   (3,459,167)      $  14.653
  Canceled or expired ......................     (222,291)      $  14.816
                                                ---------

Outstanding at December 31, 1995 ...........    1,741,245       $  14.637
  Canceled or expired ......................     (443,027)      $  14.104
                                                ---------
  Outstanding at December 31, 1996 .........    1,298,218       $  14.637
                                                =========

Exercisable at December 31, 1996 ...........      993,429       $  13.748
                                                =========

   The weighted average remaining life of options outstanding at December 31, 1996 is approximately 8.4 years.

14. COMMITMENTS AND CONTINGENCIES

   The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

   Under the Company's present insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. The Company is responsible for the uninsured portion of losses related primarily to general, product and vehicle liability and workers' compensation. The self-insured retentions are on a per occurrence basis without any aggregate annual limit. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregated liability of claims incurred. At December 31, 1996 and 1995, the Company had provided letters of credit aggregating approximately $17.6 and $8.6, respectively, primarily in connection with certain insurance programs.

   During 1991, the Company guaranteed a $9.0, five-year loan to a third party for construction of a new laboratory to replace one of the Company's existing facilities. Following its completion in November of 1992, the building was leased to the Company by this third party. Such transaction is treated as a capital lease for financial reporting purposes. The associated lease term continues for a period of 15 years, expiring in 2007. Under the terms of this guarantee, as modified, the Company is required to maintain 105% of the outstanding loan balance including any overdue interest as collateral in a custody account established and maintained at the lending institution. As of December 31, 1996 and 1995, the Company had placed $9.5 of investments in the custody account. Such investments are included under the caption "Other assets, net" in the accompanying consolidated balance sheets.

   The Company does not anticipate incurring any loss as a result of this loan guarantee due to protection provided by the terms of the lease. Accordingly, the Company, if required to repay the loan upon default of the borrower (and ultimate lessor), is entitled to a rent abatement equivalent to the amount of repayment made by the Company on the borrower's behalf, plus interest thereon at a rate equal to 2% over the prime rate.

   The Company leases various facilities and equipment under non-cancelable lease arrangements. Future minimum rental commitments for leases with noncancellable terms of one year or more at December 31, 1996 are as follows:

                                                  Operating      Capital
                                                  ---------      -------
1997 ...........................................     44.9           1.6
1998 ...........................................     36.3           1.7
1999 ...........................................     29.4           1.8
2000 ...........................................     24.2           1.9
2001 ...........................................     16.5           2.0
Thereafter .....................................     65.9          13.1
                                                    -----          ----

Total minimum lease payments                        217.2          22.1
Less amount representing interest                    --            12.3
                                                  -------         -----

Total minimum operating lease payments and
present value of minimum capital lease payments.  $ 217.2         $ 9.8
                                                  =======         =====

   Rental expense, which includes rent for real estate, equipment and automobiles under operating leases, amounted to $70.6, $60.4 and $34.6 for the years ended December 31, 1996, 1995 and 1994, respectively.

15. PENSION AND POSTRETIREMENT PLANS

   The Company maintains a defined contribution pension plan for all eligible employees. Eligible employees are defined as individuals who are age 21 or older and have been employed by the Company for at least six consecutive months and completed 1,000 hours of service. Company contributions to the plan are based on a percentage of employee contributions. The cost of this plan was $7.5, $5.8, and $3.6 in 1996, 1995, and 1994, respectively.

   In addition, substantially all employees of the Company are covered by a defined benefit retirement plan (the "Company Plan"). The benefits to be paid under the Company Plan are based on years of credited service and average final compensation.

   Effective December 31, 1994, the Company adopted certain amendments to the Company Plan which resulted in a decrease of approximately $9.5 in the projected benefit obligation.

   Under the requirements of SFAS No. 87, "Employers Accounting for Pensions", the Company recorded an additional minimum pension liability representing the excess accumulated benefit obligation over plan assets at December 31, 1993.
A corresponding amount was recognized as an intangible asset to the extent of unrecognized prior service cost, with the balance recorded as a separate reduction of stockholders' equity.

   The Company recorded an additional liability of $3.0, an intangible asset of $0.6, and a reduction of stockholders' equity of $2.4. Such amounts were eliminated as a result of the amendments to the Company Plan effective December 31, 1994.


   In connection with the Merger, the Company assumed obligations under the RBL defined benefit pension plan ("RBL Plan"). Effective July 1, 1995, the plan was amended to provide benefits similar to the Company Plan, as amended. Certain employees of RBL were grandfathered so that their benefits were not affected by the amendment. On January 1, 1996, the two plans were merged.

   The Company's policy is to fund the Company Plan with at least the minimum amount required by applicable regulations. The components of net periodic pension cost for each of the RBL plans are summarized as follows:


                                 Company Plan                RBL Plan
                        ----------------------------       ------------
                                                           Eight months
                                                              ended
                           Years ended December 31,        December 31,
                        -----------------------------      ------------
                          1996        1995       1994          1995
                        --------    -------    -------     ------------
Service cost ........   $  10.3     $  3.2     $  5.5        $  2.6
Interest cost .......       7.0        2.7        3.5           2.3
Actual return
 on plan assets......     (11.9)      (7.6)       0.1          (4.3)
Net amortization
 and deferral........       3.3        4.2       (1.4)          1.2
                        --------    -------    -------     ------------
Net periodic
 pension cost........   $   8.7     $  2.5     $  7.7        $  1.8
                       =========    =========  =========    ============


   The status of the plans are as follows:


                                                       Company Plan         RBL Plan
                                                   --------------------   ------------
                                                        December 31,      December 31,
                                                   --------------------   ------------
                                                     1996         1995        1995
                                                   --------     -------   ------------

Actuarial present value of benefit obligations:
   Vested benefits ..............................  $   86.2     $  36.2     $  38.8
   Non-vested benefits ..........................      11.2         4.4         6.4
                                                   --------     -------     -------
Accumulated benefit obligation ..................      97.4        40.6        45.2
Effect of projected future salary increases .....       6.3         2.2         1.6
                                                   --------     -------     -------
Projected benefit obligation ....................     103.7        42.8        46.8
Fair value of plan assets, principally
   corporate equity securities and
   fixed income investments......................      96.2        40.8        46.6
                                                   --------     -------     -------
Unfunded projected benefit obligation ...........       7.5         2.0         0.2
Unrecognized prior service cost .................      17.4         6.6        12.7
Unrecognized net loss ...........................     (14.9)       (7.1)       (9.4)
                                                   --------     -------     -------
Accrued pension cost ............................  $   10.0     $   1.5     $   3.5
                                                   ========     =======     =======

Assumptions used in the accounting for the plans were as follows:

                                                                   Company Plan   RBL Plan
                                                                  --------------  --------
                                                                  1996     1995     1995
                                                                  -----    -----  --------

Weighted average discount rate ................................   7.75%     7.5%     7.5%
Weighted average rate of increase
 in future compensation levels ................................   4.0%      4.0%     5.4%
Weighted average expected long-term rate of return ............   9.0%      9.0%     9.5%

   In addition, the Company assumed obligations under RBL's postretirement medical plan effective with the Merger. Effective July 1, 1995, coverage under the plan was restricted to certain existing RBL employees. This plan is unfunded and the Company's policy is to fund benefits as claims are incurred. The components of postretirement benefit expense are as follows:


                                                            Eight months
                                            Year Ended         ended
                                           December 31,     December 31,
                                               1996            1995
                                           ------------     ------------
Service cost ............................     $  0.9          $  1.1
Interest cost ...........................        1.4             1.4
                                              ------          ------
Postretirement benefit costs ............     $  2.3          $  2.5
                                              ======          ======

   The status of the plan is as follows:

                                                            December 31,
                                                         -----------------
                                                          1996       1995
                                                         -------   -------
Accumulated postretirement benefit obligation ........   $  28.6   $  27.2
Unrecognized net loss ................................      (1.6)     (2.1)
                                                         -------   -------
Accrued postretirement benefit obligation ............   $  27.0   $  25.1
                                                         =======   =======

   The weighted average discount rate used in the calculation of the accumulated postretirement benefit obligation and the net postretirement benefit cost was 7.85% and 7.6%, respectively. The health care cost trend rate was assumed to be 8.5%, declining gradually to 5.0% in the year 2006, remaining level thereafter. The health care cost trend rate has a significant effect on the amounts reported. To illustrate, a one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $5.2, and the aggregate of the service and interest components of 1996 net periodic postretirement benefit cost by approximately $0.5.

16. QUARTERLY DATA (UNAUDITED)

   The following is a summary of unaudited quarterly data:


                                                            Year ended December 31, 1996
                                   ------------------------------------------------------------------------------
                                   1st Quarter      2nd Quarter      3rd Quarter      4th Quarter      Full Year
                                   -----------      -----------      -----------      ----------      -----------

Net Sales ........................  $   403.9        $   410.0        $   402.6        $   391.2      $   1,607.7
Gross Profit .....................      100.6            109.5            102.5            111.2            423.3
Net earnings .....................        5.9            (14.2)          (146.4)             1.2           (153.5)
Earnings per common share ........        0.05            (0.12)           (1.19)            0.01            (1.25)



                                                                          Year ended December 31, 1995
                                                         ------------------------------------------------------------------------
                                                         1st Quarter    2nd Quarter     3rd Quarter    4th Quarter     Full Year
                                                         ----------     -----------     -----------    -----------    -----------
Net sales ............................................    $   243.8      $   367.3       $   417.5      $  403.4      $   1,432.0
Gross profit .........................................         79.5          108.9           117.8         101.5            407.7
Earnings (loss) before extraordinary item ............         12.8          (31.6)           14.4           0.4             (4.0)
Extraordinary item ...................................         --             (8.3)           --            --               (8.3)
Net earnings (loss) ..................................         12.8          (39.9)           14.4           0.4            (12.3)
Earnings (loss) per common share before ..............          0.15          (0.28)           0.12         --               (0.03)
extraordinary loss
Extraordinary loss per common share ..................         --             (0.08)          --            --               (0.08)
Earnings (loss) per common share .....................          0.15          (0.36)           0.12         --               (0.11)

   In the third quarter of 1996, the Company recorded a charge of $185.0 to increase reserves related to the 1996 Government Settlement and other related expenses of government and private claims resulting therefrom.

   In the second quarter of 1996, the Company recorded a charge of $23.0 relating to the shutdown of its La Jolla administrative facility and other non-recurring charges. In addition, the company recorded an additional $10.0 provision for doubtful accounts which was based on the Company's determination that additional reserves were needed, based on trends that became evident in the second quarter, for lower collection rates primarily from Medicare.

   In the fourth quarter of 1995, the Company recorded an additional $15.0 of provision for doubtful accounts which reflects the Company's determination, based on trends that became evident in the fourth quarter, that additional reserves were needed primarily to cover potentially lower collection rates from several third-party payors.

   In the second quarter of 1995, the Company took a pre-tax special charge of $65.0 to cover the costs of the restructuring plan related to the Merger. The charge includes approximately $24.2 to reduce the workforce, $21.3 to reduce certain assets to their net realizable values, and $19.5 for lease and other facility obligations. Also in the second quarter of 1995, the Company took a pre-tax special charge of $10.0 in connection with the estimated costs of settling various claims pending against the Company, substantially all of which are billing disputes, in which the Company believes it is probable that settlements will be made by the Company.

   In connection with the repayment of existing revolving credit and term loan facilities, the Company recorded an extraordinary loss of approximately $13.5 ($8.3 net of tax) in the second quarter of 1995, consisting of the write-off of deferred financing costs, related to the early extinguishment of debt.

17. SUBSEQUENT EVENT (UNAUDITED)

   In February 1997, the Company filed a registration statement with the Securities and Exchange Commission (the "Commission") relating to the proposed offering of an aggregate of $500.0 of convertible preferred stock issuable in two series pursuant to transferable subscription rights to be granted on a pro rata basis to each stockholder of the Company (the "Rights Offering"). Rights holders who exercise their rights in full will also be entitled to subscribe for additional shares of preferred stock issuable pursuant to any unexercised rights.

   The subscription rights will give the holder thereof the option of purchase one of two series of preferred stock, each of which will be convertible at the option of the holder into common stock. One series will pay cash dividends and will be exchangeable at the Company's option for convertible subordinated notes due 2012. The other series will pay dividends in kind and will not be exchangeable for notes. Each series of preferred stock will be mandatorily redeemable in 2012 and will be redeemable at the option of the Company after three years.

   The Company has recently been contacted by representatives of certain insurance companies, and individuals in a purported class action, who have asserted claims for private reimbursement which are similar to the Government claims recently settled. The Company is carefully evaluating these claims, however, due to the early stage of the claims, the ultimate outcome cannot presently be predicted.

                                                                  Schedule II

          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES

                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                 Years Ended December 31, 1996, 1995 and 1994
                             (Dollars in Millions)

                                                       Balance at                  Charged to        Other
                                                      beginning of                 costs and     (Deductions)    Balance at
                                                          year       Acquisitions   expenses       Additions    end of year
                                                      ------------   ------------  ----------    ------------   -----------

Year ended December 31, 1996:
  Applied against asset accounts:

  Contractual allowances and allowance
    for doubtful accounts ..........................    $  904.0       $   0.0      $  148.8      $ (127.6)      $  111.6
                                                        ========       =======      ========      ========       ========
Year ended December 31, 1995:
  Applied against asset accounts:

  Contractual allowances and allowance
    for doubtful accounts ..........................    $   65.3       $  33.2      $  147.6      $ (155.7)      $   90.4
                                                        ========       =======      ========      ========       ========
Year ended December 31, 1994
  Applied against asset accounts:

  Contractual allowances and allowance
    for doubtful accounts ...........................   $   51.0       $  18.5      $   91.5      $  (95.7)      $   65.3
                                                        ========       =======      ========      ========       ========



===============================================

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Dealer Manager. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circum stances, create any implication that the infor mation contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                       TABLE OF CONTENTS


                                          Page
                                          ----

Prospectus Summary......................... 4
Risk Factors............................... 20
Use of Proceeds............................ 27
Common Stock Price Range................... 28
Dividend Policy............................ 28
Capitalization............................. 29
Unaudited Pro forma Financial
  Statements............................... 30
Selected Historical Financial Data......... 36
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations............................... 39
Business................................... 48
Regulation and Reimbursement............... 61
Management................................. 67
Ownership of Capital Stock................. 70
Certain Relationships and Related
  Transactions............................. 71
Description of the Amended Credit
  Agreement................................ 74
Description of Rights Offering............. 77
Description of Capital Stock............... 83
Description of Preferred Stock............. 85
Description of the Notes................... 94
Certain Federal Income Tax
  Consequences............................. 98
Plan of Distribution....................... 103
Legal Matters.............................. 104
Experts.................................... 104
Available Information...................... 104
Incorporation of Certain Documents by
  Reference................................ 105
Index to Financial Statements.............. F-1

===============================================

===============================================

             Laboratory Corporation
               of America Holdings

                10,000,000 Shares

                % Series A Convertible
                  Exchangeable
                 Preferred Stock
                       or
             % Series B Convertible
                   Pay-in-Kind
                 Preferred Stock


                   PROSPECTUS




           Credit Suisse First Boston



===============================================



                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

               The following table sets forth the fees and expenses payable by the Company in connection with the Rights Offering other than dealer manager and solicitation fees. All of such expenses except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee are estimated:

Securities and Exchange Commission registration fee........    $  250,970
NASD filing fee............................................        30,500
NYSE listing fee...........................................
Printing expense...........................................
Accounting fees and expenses...............................
Legal fees and expenses....................................
Rating agency fees.........................................
Miscellaneous..............................................
                                                               -----------
   Total...................................................    $
                                                               ===========

_____________
*  To be completed by amendment.

Item 15.  Indemnification of Directors and Officers

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

               Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

               The Company's Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

Item 16.  Exhibits

               See index to exhibits at E-1.

Item 17.  Undertakings

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, state of North Carolina, on April 11 , 1997.

                    LABORATORY CORPORATION OF AMERICA
                    HOLDINGS



                    By: /s/ Thomas P. Mac Mahon
                        ---------------------------------------------
                        Thomas P. Mac Mahon
                        Chairman of the Board, President and Chief
                        Executive Officer


               Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                            Title                              Date
--------------------------------------          --------------------------------------------    ----------------

                                                Chairman of the Board, President, Chief           April 11, 1997
/s/ Thomas P. Mac Mahon                          Executive Officer and Director
---------------------------
Thomas P. Mac Mahon

            *                                   Executive Vice President, Chief Financial         April 11, 1997
---------------------------                      Officer and Treasurer (Principal
Wesley R. Elingburg                              Accounting and Financial Officer)

            *                                                                                     April 11, 1997
---------------------------                     Director
Jean-Luc Belingard

            *                                                                                     April 11, 1997
---------------------------                     Director
Wendy E. Lane


            *                                                                                     April 11, 1997
---------------------------                     Director
Robert E. Mittelstaedt, Jr.


            *                                                                                     April 11, 1997
---------------------------                     Director
James B. Powell, M.D.


            *                                                                                     April 11, 1997
---------------------------                     Director
David B. Skinner, M.D.

            *                                                                                     April 11, 1997
---------------------------                     Director
Andrew G. Wallace, M.D.


*By: /s/ Thomas P. Mac Mahon
     ---------------------------
     Attorney-in-fact




                               INDEX TO EXHIBITS




                                                                                                       Sequentially
   Exhibit No.                   Description                                                           Numbered Page
-----------------      ----------------------------------------------------------------------------    ---------------
       1.1             Form of Dealer Manager Agreement*
       4.1             Form of Certificate of Designation of the Series A Exchangeable Preferred
                        Stock
       4.2             Form of Certificate of Designation of the Series B PIK Preferred Stock
       4.3             Form of Indenture*
       4.4             Form of Note (included in Exhibit 4.3 hereto)
       4.5             Form of Rights Certificate
       5.1             Opinion of Davis Polk & Wardwell*
       8.1             Opinion of Davis Polk & Wardwell (re: tax matters)*
      12.1             Statement regarding Computation of Ratio of Earnings to Combined Fixed
                       Charges and Preferred Stock Dividends
      23.1             Consent of KPMG Peat Marwick LLP
      23.3             Consent of Davis Polk & Wardwell (contained in the Opinion of Counsel filed as Exhibits 5.1 and 8.1 hereto)*
      24.1             Power of Attorney**
      25.1             Statement of Eligibility under the Trust Indenture Act of 1939, as amended
                       of                     , as Trustee under the Indenture*
      99.1             Form of Subscription Agency Agreement
      99.2             Form of Information Agency Agreement
      99.3             Form of Instructions for Rights Certificates


_____________
*   To be filed by amendment.
**  Previously filed.




                                                               EXHIBIT 4.1

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                      OF

                  LABORATORY CORPORATION OF AMERICA HOLDINGS


           [   ]% SERIES A CONVERTIBLE EXCHANGEABLE  PREFERRED STOCK
                          (Par Value $0.10 Per Share)












                       Pursuant to Section 151(g) of the
                        General Corporation Law of the
                               State of Delaware







[          ], 1997

                               TABLE OF CONTENTS



                                                                     Page
                                                                     ----

Section 1.    Designation..............................................1
Section 2.    Ranking..................................................1
Section 3.    Dividends................................................2
Section 4.    Mandatory Redemption.....................................4
Section 5.    Optional Redemption......................................5
Section 6.    Exchangeability..........................................5
Section 7.    Procedure for Redemption or Exchange.....................6
Section 8.    Convertibility...........................................8
Section 9.    Liquidation Rights......................................18
Section 10.   Voting Rights...........................................19
Section 11.   Registration, Transfer and Exchanges....................21
Section 12.   Definitions.............................................22



              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                      OF
           [   ]% SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                      OF
                  LABORATORY CORPORATION OF AMERICA HOLDINGS


               The undersigned, Wesley R.  Elingburg and Bradford T.
Smith, being respectively an Executive Vice President and the Secretary of Laboratory Corporation of America Holdings, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certify that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), which authorizes the issuance, by the Corporation, of up to 10,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"), the Board of Directors in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware on [ ], 1997 duly adopted the following resolutions:

               RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, par value $0.10 per share and with a liquidation preference of $50.00 per share, of the Corporation and hereby fixes the number, voting powers, designation, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and other matters relating to, said series as follows:

               Section 1. Designation. [ ] shares of the Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock, par value $0.10 per share, with a liquidation preference of $50.00 per share, designated as "[ ]% Series A Convertible Exchangeable Preferred Stock" (the "Series A Exchangeable Preferred Stock").

               Section 2. Ranking. The Series A Exchangeable Preferred Stock will have priority as to dividends over the common stock, par value $0.01 per share, of the Corporation ("Common Stock") and any other series or class of the Corporation's stock issued after the date hereof that by its terms ranks junior as to dividends to the Series A Exchangeable Preferred Stock, when and if issued ("Junior Dividend Stock") and priority as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks junior as to liquidation, dissolution and winding up to the Series A Exchangeable Preferred Stock, when and if issued ("Junior Liquidation Stock") (the Common Stock and any other capital stock of the Corporation that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock"). The Series A Exchangeable Preferred Stock will be junior as to dividends to any series or class of the Corporation's stock issued after the date hereof that by its terms ranks senior as to dividends to the Series A Exchangeable Preferred Stock, when and if issued ("Senior Dividend Stock") and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation's stock issued after the date hereof that by its terms ranks senior as to liquidation, dissolution and winding up to the Series A Exchangeable Preferred Stock, when and if issued ("Senior Liquidation Stock" and collectively with the Senior Dividend Stock, "Senior Stock"). The Series A Exchangeable Preferred Stock will have parity as to dividends with the [ ]% Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share (the "Series B PIK Preferred Stock") and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks on a parity as to dividends with the Series A Exchangeable Preferred Stock, when and if issued ("Parity Dividend Stock") and parity as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the Series B PIK Preferred Stock and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks on a parity as to liquidation, dissolution and winding up with the Series A Exchangeable Preferred Stock, when and if issued ("Parity Liquidation Stock") (the Series B PIK Preferred Stock, the Parity Dividend Stock and the Parity Liquidation Stock, collectively, "Parity Stock"). The Series A Exchangeable Preferred Stock shall be subject to the creation of Junior Stock. The Series A Exchangeable Preferred Stock shall be subject to the creation of Parity Stock and Senior Stock only if the provisions of Section 10(d)(ii) have been complied with. The respective definitions of Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock shall also include any warrants, rights, calls or options, exercisable for or convertible into any of the Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock, as the case may be.

               Section 3. Dividends. (a) Each holder of a share of Series A Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, dividends at an annual rate of [ ]% of the Liquidation Preference (as defined herein) of the Series A Exchangeable Preferred Stock, or $[ ] per share of Series A Exchangeable Preferred Stock payable in cash. Such dividend shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation's indebtedness outstanding at any time) from the date such shares are issued by the Corporation and shall be payable quarterly in arrears on [ ], [ ], [ ] and [ ] of each year (each a "Dividend Payment Date") commencing, [ ], 1997.
No interest will be payable in respect of any dividend payment on the Series A Exchangeable Preferred Stock which may be in arrears.

      (b) The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later
Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series A Exchangeable Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

      (c) The amount of dividends payable per share of Series A Exchangeable Preferred Stock for each dividend payment period will be computed by dividing the annual dividend amount by four; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months.

      (d) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series A Exchangeable Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on such record dates as are fixed by the Board of Directors (provided that no record date shall be later than (a) the sixth Business
Day prior to the date fixed for any redemption of the Series A Exchangeable Preferred Stock or, (b) in the case of the dividend payment date occurring on [ ], the tenth Business Day prior to such date). Dividends paid on the shares of Series A Exchangeable Preferred Stock in an amount less than accumulated and unpaid cash dividends payable therein shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

      (e) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Dividend Stock at the times such dividends are payable, unless otherwise provided in the terms of the Senior Dividend Stock, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Series A Exchangeable Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Dividend Stock shall have been or be declared, paid or set apart for payment.

      (f) No dividends (other than dividends payable solely in Junior Stock) shall be paid or declared and set apart for payment on any Junior Dividend Stock, and no payment shall be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock and Junior Liquidation Stock (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Series A Exchangeable Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock and Junior Liquidation Stock, shall have been paid or declared and set apart for payment.

      (g) Except as set forth in the second following sentence, no dividends shall be paid or declared and set apart for payment on the Series A Exchangeable Preferred Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on any Parity Dividend Stock, including the Series B PIK Preferred Stock, have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Except as set forth in the following sentence, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock, including the Series B PIK Preferred Stock, unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on the Series A Exchangeable Preferred Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Whenever all accrued and unpaid dividends have not been paid upon the Series A Exchangeable Preferred Stock or any other Parity Dividend Stock, including the Series B PIK Preferred Stock, for all dividend payment periods through such Dividend Payment Date, all dividends paid or declared and set apart for payment on the Series A Exchangeable Preferred Stock or any other Parity Dividend Stock, including the Series B PIK Preferred Stock, shall be paid or declared pro rata so that the amount of dividends declared and paid per share on the Series A Exchangeable Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment, on the Series A Exchangeable Preferred Stock and such Parity Dividend Stock, including the Series B PIK Preferred Stock, bear each other.

      (h) No payment shall be made on account of the purchase, redemption, retirement or other acquisition of Parity Stock, including the Series B PIK Preferred Stock, (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Series A Exchangeable Preferred Stock for all dividend payment periods ending on or before such payment for such Parity Stock, including the Series B PIK Preferred Stock, shall have been paid or declared and set apart for payment.

               Section 4. Mandatory Redemption. All outstanding shares of the Series A Exchangeable Preferred Stock shall be mandatorily redeemed by the Corporation out of funds legally available therefor on _________, 2012, at a redemption price of $50.00 per share plus an amount equal to all accrued and unpaid dividends, whether or not declared.

               Section 5.  Optional Redemption.    The shares of Series A
Exchangeable Preferred Stock may be redeemed by the Corporation, at its option, in whole or in part out of funds legally available therefor at any
time on or after [          ], 2000 and if redeemed during the 12-month period
beginning [          ] of the years indicated below, the cash redemption price
per share shall be as set forth below plus, in each case, accrued and unpaid dividends thereon to the date of redemption (the "Optional Redemption Price"):

                                                        Optional
        Year                                        Redemption Price
        ----                                        ----------------

        2000...................................            [   ]%
        2001...................................            [   ]
        2002...................................            [   ]
        2003...................................            [   ]
        2004...................................            [   ]
        2005...................................            [   ]
        2006 and thereafter....................              100


      (b) If fewer than all the outstanding shares of Series A Exchangeable Preferred Stock are to be redeemed pursuant to this Section 5, the Corporation will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine to be fair and reasonable; provided, however, that if at any time dividends on the Series A Exchangeable Preferred Stock are in arrears, the Corporation may not redeem less than all of the then outstanding shares of Series A Exchangeable Preferred Stock.

      (c) No fractional shares of Series A Exchangeable Preferred Stock will be issued upon a redemption of less than all of the Series A Exchangeable Preferred Stock pursuant to this Section 5, but in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price for the Series A Exchangeable Preferred Stock on the date of such redemption.


               Section 6. Exchangeability. The Series A Exchangeable Preferred Stock shall be exchangeable, in whole but not in part, at the option
of the Corporation, for the Corporation's    % Convertible Subordinated Notes
due 2012 (the "Notes") on any [          ], [          ], [          ], or  [
        ], on or after [          ], 2000 (a "Notes Exchange Date") provided
(i) the conditions to such exchange contained in the Indenture relating to the Notes have been satisfied or waived and (ii) such exchange is permitted pursuant to applicable law. Each share of Series A Exchangeable Preferred Stock will be exchangeable for Notes at the rate of $50 principal amount of Notes for each share of Series A Exchangeable Preferred Stock. No shares of Series A Exchangeable Preferred Stock may be exchanged for Notes unless the Corporation has paid or set aside for the benefit of the holders of the Series A Exchangeable Preferred Stock all accrued and unpaid dividends on the Series A Exchangeable Preferred Stock to the Notes Exchange Date.

               Section 7. Procedure for Redemption or Exchange. (a) In the event of redemption of the Series A Exchangeable Preferred Stock pursuant to
Section 4, or an offer by the Corporation to redeem any shares of Series A Exchangeable Preferred Stock pursuant to Section 5 or exchange shares of Series A Exchangeable Preferred Stock for Notes pursuant to Section 6, notice of such redemption, offer to redeem or exchange shall be given by hand or by nationally recognized "overnight courier" for delivery at the earliest time offered by such overnight courier (which may not necessarily be the next day) to each holder of record of the shares to be redeemed or exchanged at such holder's address as the same appears on the stock transfer books of the Corporation at least 30 but not more than 60 days before the date fixed for redemption or the Notes Exchange Date, as the case may be, provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the redemption or exchange of any share of Series A Exchangeable Preferred Stock to be redeemed or exchanged except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective.
Each such notice shall state: (i) the redemption date or Notes Exchange Date; (ii) the number of shares of Series A Exchangeable Preferred Stock to be redeemed or exchanged and, if less than all the shares held by such holder are to be redeemed or exchanged, the number of shares to be redeemed or exchanged from such holder; (iii) the Optional Redemption Price, if applicable, or rate of exchange; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price or exchange for the Notes; (v) the specific provision hereof pursuant to which such redemption or exchange is to be made;
and (vi) that dividends on the shares to be redeemed or exchanged will cease to accrue on such redemption date or Notes Exchange Date. Each such notice shall be effective upon delivery if given by hand or upon deposit with a nationally recognized overnight courier if given by such a courier. Upon giving any notice of a redemption pursuant to Section 5(a) or notice of exchange pursuant to Section 6, the Corporation shall become obligated to redeem or exchange the shares of Series A Exchangeable Preferred Stock specified in such notice on the redemption date or Notes Exchange Date, as the case may be, specified in such notice.

      (b) Notice having been given as aforesaid, from and after the redemption date or the Notes Exchange Date (unless, in the case of redemptions, default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption or, in the case of an exchange, the Corporation defaults in issuing Notes or fails to pay or set aside for payment accrued and unpaid dividends on the Series A Exchangeable Preferred Stock to the Notes Exchange Date), dividends on the shares of Series A Exchangeable Preferred Stock called for redemption or exchange shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A Exchangeable Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest or the Notes and accrued and unpaid dividends on the Series A Exchangeable Preferred Stock to the Notes Exchange Date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed or exchanged by the Corporation at the redemption price or rate of exchange aforesaid; provided, however, in the case of a redemption pursuant to Section 5(a) if fewer than all the shares represented by any such certificate are to be redeemed, upon surrender of such certificate a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      (c) The Corporation will pay any and all issuance and delivery taxes that may be payable in respect of the issuance or delivery of Notes in exchange for shares of Series A Exchangeable Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Notes in a name other than that in which the shares of Series A Exchangeable Preferred Stock so exchanged were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

      (d) If a notice of redemption shall have been given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Series A Exchangeable Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Series A Exchangeable Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company that is organized under the laws of the United States of America or any state thereof, has capital and surplus of not less than $250,000,000 and has, or, if it has no publicly traded debt securities rated by a nationally recognized rating agency, is the subsidiary of a bank holding company that has, publicly traded debt securities rated at least "A" or the equivalent thereof by Standard & Poor's Corporation or "A-2" or the equivalent by Moody's Investor Service Inc., then upon making such deposit, all rights of holders of the shares so called for redemption shall cease, except (i) conversion rights, (ii) as otherwise set forth herein and
(iii) the right of holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. Any funds so deposited that are unclaimed by holders of shares at the end of three years from such redemption date shall be repaid to the Corporation upon its request, after which repayment the holders of shares of Series A Exchangeable Preferred Stock so called for redemption shall thereafter be entitled to look only to the Corporation for payment of the redemption price.

               Section 8. Convertibility. (a) Holders of shares of Series A Exchangeable Preferred Stock will have the right at any time on or after [
     ], 1997, at the holder's option, to convert any or all shares into fully paid and nonassessable shares of Common Stock at the conversion rate (subject
to adjustment as described below) of [   ] shares of Common Stock for each
share of Series A Exchangeable Preferred Stock. If the Series A Exchangeable Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m. New York City time on the Business Day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right will be lost, unless the Corporation defaults in making the payment due upon redemption; provided, however, with respect to any redemption occurring
on [          ] or one business day thereafter, the conversion right will terminate at 5:00 p.m. New York City time on the date fixed for redemption. Following conversion, the holder will no longer have any right to payment of dividends on the shares of Series A Exchangeable Preferred Stock surrendered for conversion.

      (b) Any holder of shares of Series A Exchangeable Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Exchangeable Preferred Stock at the office of the transfer agent for the Series A Exchangeable Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Exchangeable Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

               No payments or adjustments in respect of dividends on shares of Series A Exchangeable Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Exchangeable Preferred Stock; provided, however, that:

            (i) if a dividend record date fixed for the Series A Exchangeable Preferred Stock as established herein results in a holder who undertakes conversion being eligible to receive on any Dividend Payment Date both a dividend on the Series A Exchangeable Preferred Stock and a dividend on the Common Stock issued upon conversion thereof, then such holder shall be entitled to receive only the higher of such dividend amounts; and

            (ii) if the Corporation shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in
      Section 8(c)(iv) or 8(c)(v) (including, without limitation, dividends or distributions referred to in the last sentence of
      Section 8(c)(iv)), the holder of each share of Series A Exchangeable Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or distribution and prior to the effectiveness of the conversion price adjustment in respect of such dividend or distribution, shall also be entitled to receive for each share of Common Stock into which such share of Series A Exchangeable Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors).

               The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Exchangeable Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at the office of such transfer agent to the person for whose account such shares of Series A Exchangeable Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Exchangeable Preferred Stock to be converted, and the person or persons entitled to receive the Common
Stock deliverable upon conversion of such Series A Exchangeable Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

      (c) The conversion price at which a share of Series A Exchangeable Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

           (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by:
   A/(A + B), where:

           A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination; and

           B = the total number of shares of Common Stock constituting such dividend or other distribution,

   such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

           (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by: (A + B)/(A + C), where:

      A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

      B = the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price Per Share, and

      C = the number of additional shares of Common Stock so offered for subscription or purchase,

      such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

   In case any rights or warrants referred to in this subparagraph
   (ii) in respect of which an adjustment shall have been made shall expire unexercised [within 45 days after the shares] shall have been distributed or issued by the Corporation the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants; provided that no such readjustment upon expiration of such rights or warrants shall affect the number of shares of Common Stock issued upon conversion of shares of Series A Exchangeable Preferred Stock prior to such readjustment.

           (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

           (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this Section 8(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this Section 8(c)), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by: (A - B)/A, where:

      A =   the Current Market Price Per Share of the Common Stock immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution (the "Reference Date"), and

      B = the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidence of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date, provided, however, that for purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (making any further conversion price reduction required by this subparagraph (iv)) immediately followed by a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further conversion price reduction required by subparagraph (i) or (ii) of this Section 8(c), except the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraph (i) and (ii) of this Section 8(c) and any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination within the meaning of subparagraph (i) of this Section 8(c)). If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price Per Share of Common Stock.

           (v) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding cash that is part of the distribution referred to in (iv) above and, in the case of any quarterly cash dividend on the Common Stock, the portion thereof that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraph (i),
   (ii), (iii) and (iv) of this Section 8(c)), or all of such quarterly cash dividend if the amount thereof per share of Common Stock multiplied by four does not exceed [ %] of the Current Market Price Per Share of the Common Stock on the Trading Day next preceding the date of declaration of such dividend), the conversion price shall be reduced so that the same shall equal the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by: (A - B)/A, where:

           A = the Current Market Price Per Share of the Common Stock immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution, and

           B = the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock,

   such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

          (vi) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

           (vii) Whenever the conversion price is adjusted as herein provided: the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series A Exchangeable Preferred Stock; and a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series A Exchangeable Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.


           (viii) The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series A Exchangeable Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

      (d) No fractional shares of Common Stock shall be issued upon conversion of Series A Exchangeable Preferred Stock. If more than one certificate evidencing shares of Series A Exchangeable Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Exchangeable Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Series A Exchangeable Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, if available, shall be the Closing Price (as defined herein) for the shares of Common Stock) on the day of conversion.

      (e) In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Series A Exchangeable Preferred Stock then outstanding shall have the right thereafter to convert such share only into in the case of any such transaction other than a Common Stock Fundamental Change and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Series A Exchangeable Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the conversion price required by the provisions of Section 8(h), and in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 8(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions shall similarly apply to successive transactions of the foregoing type.

      (f) After [ ], the Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Exchangeable Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect that conversion of all shares of Series A Exchangeable Preferred Stock from time to time outstanding in accordance with their terms.

               If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Exchangeable Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange or traded through the Nasdaq National Market, the Corporation will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or make and keep eligible for trading on such market (as the case may be), upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Exchangeable Preferred Stock; provided, however, that such shares of Common Stock may be delisted from such exchange or may cease to be eligible for trading through such market (as the case may be) if, prior to or concurrent with such delisting or cessation of eligibility for trading, the Corporation causes such shares of Common Stock to be listed on or eligible for trading through any other national securities exchange or on the Nasdaq National Market.

      (g)  In case:

               (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

              (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

              (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any share exchange whereby the Common Stock is converted into other securities, cash or other property; or

              (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

   then the Corporation shall cause to be filed with the transfer agent for the Series A Exchangeable Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Exchangeable Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

      (h) Notwithstanding any other provision in this Section 8 to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of Series A Exchangeable Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change.

               For purposes of calculating any adjustment to be made pursuant to this Section 8(h) in the event of a Fundamental Change, immediately after such Fundamental Change:

           (i) In the case of a Non-Stock Fundamental Change, the conversion price of the Series A Exchangeable Preferred Stock shall thereupon become the lower of the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 8, and the result of A x $50/B, where:

            A = the greater of the Applicable Price or the then applicable Reference Market Price, and

            B = (x) the then-current Optional Redemption Price per share of Series A Exchangeable Preferred Stock or (y) for any Non-Stock
   Fundamental Change that occurs before the Series A Exchangeable Preferred Stock becomes redeemable by the Corporation pursuant to
   Section 5, the applicable price per share set forth for the date of such Non-Stock Fundamental Change in the following table:

After date of original issuance of Series A Exchangeable Preferred Stock and on or before [ ], 1998 .......................................... $
After [ ], 1998 and on or before [ ], 1999.............................. $
After [ ], 1998 and on or before [ ], 2000 ............................. $

   plus, in any case referred to in this clause (y), an amount equal to all per share dividends on the Series A Exchangeable Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change; and

           (ii) In the case of a Common Stock Fundamental Change, the conversion price of the Series A Exchangeable Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 8, shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be the Purchaser Stock Price and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Series A Exchangeable Preferred Stock in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

        (i) Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A Exchangeable Preferred Stock was first designated shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 8. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of Series A Exchangeable Preferred Stock.

               Section 9. Liquidation Rights. (a) In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of outstanding shares of Series A Exchangeable Preferred Stock shall be entitled to receive a liquidation preference from the net assets of the Corporation available for distribution to stockholders in an amount in cash which for each such share shall equal $50 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, but the holders of the shares of the Series A Exchangeable Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.

      (b) The holders of Series A Exchangeable Preferred Stock and Parity Liquidation Stock, including the Series B PIK Preferred Stock, shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution if the amounts to which the holders of all the outstanding shares of Series A Exchangeable Preferred Stock and Parity Liquidation Stock, including the Series B PIK Preferred Stock, are entitled were paid in full, bear to each other. After payment in full of the liquidation preference of the shares of the Series A Exchangeable Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

      (c) Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or substantially all of the Corporation's property or assets will be considered a liquidation, dissolution or winding up of the Corporation.

               Section 10. Voting Rights. (a) The holders of shares of Series A Exchangeable Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote except as otherwise provided by this Section 10 or as required by law from time to time. In exercising any such vote, each outstanding share of Series A Exchangeable Preferred Stock will be entitled to one vote, excluding shares held by any entity controlled by the Corporation, which shares shall have no voting rights.

      (b) In the event that the Corporation shall have failed to pay dividends on Series A Exchangeable Preferred Stock or on any outstanding shares of Parity Dividend Stock, including the Series B PIK Preferred Stock, in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive) (such failure, a "Dividend Non-Payment"), the number of directors constituting the Board of Directors of the Corporation, without further action, shall be increased by two and the holders of the outstanding shares of Series A Exchangeable Preferred Stock shall have the right, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, including the Series B PIK Preferred Stock, to elect such two additional members of the Board of Directors, at any annual meeting of stockholders of the Corporation or by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, in each case, who shall continue to serve so long as such dividends on the Series A Exchangeable Preferred Stock and Parity Dividend Stock, including the Series B PIK Preferred Stock, have not been paid. If and when all such accrued and unpaid dividends on the Series A Exchangeable Preferred Stock and Parity Dividend Stock, including the Series B PIK Preferred Stock, have been paid or declared and set apart for payment, the holders of shares of the Series A Exchangeable Preferred Stock and Parity Dividend Stock, including the Series B PIK Preferred Stock, shall be divested of the special voting rights provided by this Section 10, subject to revesting in the event of every subsequent Dividend Non-Payment. Upon termination of such special voting rights, the term of office of each director elected pursuant to this Section 10 by the holders of shares of Series A Exchangeable Preferred Stock and Parity Dividend Stock, including the Series B PIK Preferred Stock, (a "Preferred Stock Director") shall terminate immediately and the number of directors constituting the entire Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to this
Section 10 in the case of the future right of the holders of Series A Exchangeable Preferred Stock to elect Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock, entitled to vote thereon present at a meeting called for such purpose at which a quorum is present or by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware. So long as a Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of record of a majority of the outstanding shares of the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock, entitled to vote thereon present at a meeting called for such purpose at which a quorum is present or by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware. As long as a Dividend Non-Payment shall continue, holders of shares of the Series A Exchangeable Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law or this Certificate of Designation with respect to any other matter to be acted upon by the stockholders of the Corporation.

      (c) At any meeting held for the purpose of electing directors at which the holders of outstanding shares of Series A Exchangeable Preferred Stock shall have the right to elect directors as provided in this Section 10, the presence, in person or by proxy, of the holders of at least a majority of the then outstanding shares of Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock, on which like voting rights have been conferred and are exercisable shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock, present in person or by proxy shall not prevent the election of directors other than those to be elected by the holders of the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock, and the absence of a quorum or quorums of the holders of any class or classes of any stock or other securities of the Corporation other than the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock shall not prevent the election of directors to be elected by the holders of the Series A Exchangeable Preferred Stock and the Parity Dividend Stock, including the Series B PIK Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

      (d) So long as any shares of Series A Exchangeable Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all shares of Series A Exchangeable Preferred Stock and Series B PIK Preferred Stock and other Parity Stock, voting separately as one class:

           (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or any terms or provisions of this Certificate of Designation or the by-laws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Exchangeable Preferred Stock; or
           (ii) authorize or issue, or increase the authorized or issued amount of any Senior Dividend Stock, Senior Liquidation Stock or any security convertible into such Senior Dividend Stock or such Senior Liquidation Stock; or

           (iii) effect any reclassification of the Series A Exchangeable Preferred Stock.

or, without the consent of the holders of a majority of Series
A Exchangeable Preferred Stock and Series B PIK Preferred Stock and other Parity Stock, voting separately as one class, authorize or issue, or increase the authorized or issued amount of any additional class of Parity Stock or any Security Convertible into such Parity Stock.

               Section 11. Registration, Transfer and Exchanges. The Corporation will keep with American Stock Transfer & Trust Company, the registrar and transfer agent, a register in which the Corporation will provide for the registration and transfer of shares of Series A Exchangeable Preferred Stock. Any holder of shares of Series A Exchangeable Preferred Stock may, at its option, in person or by duly authorized attorney, surrender the certificate representing the same for exchange at American Stock Transfer & Trust Company (duly endorsed or accompanied, if so required by the Corporation, by a written instrument of transfer duly executed by such holder or his or her duly authorized attorney), and, within a reasonable time thereafter and without expense (other than transfer taxes, if any), receive in exchange therefor one or more duly executed certificate or certificates dated as of the date to which dividends have been paid on the shares of Series A Exchangeable Preferred Stock so surrendered, or if no dividend has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by such holder, for the same aggregate number of shares of Series A Exchangeable Preferred Stock as represented by the certificate or certificates so surrendered. The Corporation covenants and agrees to take and cause to be taken all action reasonably necessary to effect such registrations, transfers and exchanges. Each share of Series A Exchangeable Preferred Stock issued in exchange for any share shall carry the same rights to unpaid dividends, redemption payments and exchange for Notes which were carried by the share so exchanged, so that neither gain nor loss of any such right shall result from any such transfer or exchange.

               The Corporation and any agent of the Corporation may treat the person in whose name any share of Series A Exchangeable Preferred Stock is registered as the owner of such share for the purpose of receiving payment of dividends, and amounts payable on redemption and liquidation in respect of such share and Notes receivable upon an exchange and for all other purposes.

               Section 12. Definitions. Unless the context or use indicates another or different meaning or intent, as used herein, the following terms shall have the following meanings, terms defined in the singular to have a correlative meaning when used in the plural and vice versa:

               "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and
(ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for the Common Stock during the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors or the Corporation to appropriately reflect any of the events referred to in clauses (i) through (v) of Section 8(c).

               "Business Day" shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.

               "Closing Price" of any security means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the New York Stock Exchange, Inc. or, if the security is not quoted on such system, on the principal national securities exchange or quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected from time to time by the Board of Directors for that purpose.

               "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to with respect to such Fundamental Change in the definition of "Applicable Price" has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series A Exchangeable Preferred Stock continue to exist as outstanding Series A Exchangeable Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series A Exchangeable Preferred Stock are converted into or exchanged for shares of preferred stock of a corporation succeeding to the business of the Corporation, which preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series A Exchangeable Preferred Stock.

               "Current Market Price Per Share" shall mean, as to the Common Stock on any date in question, the average of the daily Closing Prices for the five consecutive Trading Days prior to and including the date in question; provided, however, that:

           (i) if the Ex Date for any event (other than the issuance or distribution requiring such computation) that required an adjustment to the conversion price pursuant to subparagraphs (i), (ii), (iii), (iv) or
   (v) of Section 8(c) ("Other Event") occurs after the fifth Trading Day prior to the day in question and prior to the Ex Date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

           (ii) if the Ex Date for any Other Event occurs after the Ex Date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

           (iii) if the Ex Date for any Other Event occurs on the Ex Date for the Current Event, one of those events, as determined by the Corporation, shall be deemed for purposed of clauses (i) and (ii) of this proviso to have an Ex Date occurring prior to the Ex Date for the other of those events, and

           (iv) if the Ex Date for the Current Event is on or prior to the date in question, then after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such Ex Date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of Section 8(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock.

               "Ex Date" shall mean (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

               "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

               "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

               "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through (v) Section 8(c); provided, however, that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Corporation.

               "Reference Market Price" shall mean $[     ] (which is an
amount equal to 66 2/3% of the reported last sale price for the Common Stock
on the New York Stock Exchange on [          ], 1997) and in the event of any
adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any
such adjustment shall always be the same ratio of $      to the initial
conversion price specified in the first sentence of Section 8.

               "Trading Day" shall mean a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.



               IN WITNESS WHEREOF, LABORATORY CORPORATION OF AMERICA HOLDINGS
has caused this Certificate to be signed by one of its [          ] and to be
attested to by its Secretary, as of the ____ day of [          ] 1997.



                                        LABORATORY CORPORATION
                                          OF AMERICA HOLDINGS




                                        By_________________________________
                                          Name:
                                          Title:






 Attest_________________________________
       Name: Bradford T. Smith
       Title: Secretary





                                                             EXHIBIT 4.2

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                      OF

                  LABORATORY CORPORATION OF AMERICA HOLDINGS


            [   ]% SERIES B CONVERTIBLE PAY-IN-KIND PREFERRED STOCK
                          (Par Value $0.10 Per Share)












                       Pursuant to Section 151(g) of the
                        General Corporation Law of the
                               State of Delaware







[          ], 1997

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----

Section 1.    Designation..............................................1
Section 2.    Ranking..................................................1
Section 3.    Dividends................................................2
Section 4.    Mandatory Redemption.....................................4
Section 5.    Optional Redemption......................................5
Section 6.    Procedure for Redemption.................................5
Section 7.    Convertibility...........................................7
Section 8.    Liquidation Rights......................................17
Section 9.    Voting Rights...........................................18
Section 10.   Registration, Transfer and Exchanges....................21
Section 11.   Definitions.............................................21



              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                      OF
            [   ]% SERIES B CONVERTIBLE PAY-IN-KIND PREFERRED STOCK
                                      OF
                  LABORATORY CORPORATION OF AMERICA HOLDINGS


               The undersigned, Wesley R.  Elingburg and Bradford T.
Smith, being respectively an Executive Vice President and the Secretary of Laboratory Corporation of America Holdings, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certify that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), which authorizes the issuance, by the Corporation, of up to 10,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"), the Board of Directors in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware on [ ], 1997 duly adopted the following resolutions:

               RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, par value $0.10 per share and with a liquidation preference of $50.00 per share, of the Corporation and hereby fixes the number, voting powers, designation, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and other matters relating to, said series as follows:

               Section 1. Designation. [ ] shares of the Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock, par value $0.10 per share, with a liquidation preference of $50.00 per share, designated as "[ ]% Series B Convertible Pay-in-Kind Preferred Stock" (the "Series B PIK Preferred Stock").

               Section 2. Ranking. The Series B PIK Preferred Stock will have priority as to dividends over the common stock, par value $0.01 per share, of the Corporation ("Common Stock") and any other series or class of the Corporation's stock issued after the date hereof that by its terms ranks junior as to dividends to the Series B PIK Preferred Stock, when and if issued ("Junior Dividend Stock") and priority as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks junior as to liquidation, dissolution and winding up to the Series B PIK Preferred Stock, when and if issued ("Junior Liquidation Stock") (the Common Stock and any other capital stock of the Corporation that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock"). The Series B PIK Preferred Stock will be junior as to dividends to any series or class of the Corporation's stock issued after the date hereof that by its terms ranks senior as to dividends to the Series B PIK Preferred Stock, when and if issued ("Senior Dividend Stock") and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation's stock issued after the date hereof that by its terms ranks senior as to liquidation, dissolution and winding up to the Series B PIK Preferred Stock, when and if issued ("Senior Liquidation Stock" and collectively with the Senior Dividend Stock, "Senior Stock"). The Series B PIK Preferred Stock will have parity as to dividends with the [ ]% Series A Convertible Exchangeable Preferred Stock, par value $0.10 per share (the "Series A Exchangeable Preferred Stock") and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks on a parity as to dividends with the Series B PIK Preferred Stock, when and if issued ("Parity Dividend Stock") and parity as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the Series A Exchangeable Preferred Stock and any series or class of the Corporation's stock issued after the date hereof that by its terms ranks on a parity as to liquidation, dissolution and winding up with the Series B PIK Preferred Stock, when and if issued ("Parity Liquidation Stock") (the Series A Exchangeable Preferred Stock, the Parity Dividend Stock and the Parity Liquidation Stock, collectively, "Parity Stock"). The Series B PIK Preferred Stock shall be subject to the creation of Junior Stock. The Series B PIK Preferred Stock shall be subject to the creation of Parity Stock and Senior Stock only if the provisions of Section 9(d)(ii) have been complied with. The respective definitions of Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock shall also include any warrants, rights, calls or options, exercisable for or convertible into any of the Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock, as the case may be.

               Section 3. Dividends. (a) Each holder of a share of Series B PIK Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, dividends at an annual rate of [ ]% of the Liquidation Preference (as defined herein) of the Series B PIK Preferred Stock, or $[ ] per share of Series B PIK Preferred Stock payable in shares of Series B PIK Preferred Stock until ___, 2003 and cash thereafter. Such dividend shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation's indebtedness outstanding at any time) from the date such shares are issued by the Corporation and shall be payable quarterly in arrears on [ ], [ ], [ ] and [ ] of each year (each a "Dividend Payment Date") commencing, [ ], 1997.
No interest will be payable in respect of any dividend payment on the Series B PIK Preferred Stock which may be in arrears.

      (b) The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later
Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series B PIK Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

      (c) The amount of dividends payable per share of Series B PIK Preferred Stock for each dividend payment period will be computed by dividing the annual dividend amount by four; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No fractional shares of Series B PIK Preferred Stock will be issued, so that the number of shares to be paid as a dividend shall be rounded to the nearest whole number of shares. All dividends paid in additional shares of Series B PIK Preferred Stock shall be deemed issued on the applicable
Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges.

      (d) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series B PIK Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on such record dates as are fixed by the Board of Directors (provided that no record date shall be later than (a) the sixth Business Day prior to the date fixed for any redemption of the Series B PIK Preferred Stock or, (b) in the case of the dividend payment date occurring on [ ], the tenth
Business Day prior to such date). Dividends paid on the shares of Series B PIK Preferred Stock in an amount less than accumulated and unpaid dividends payable therein shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

      (e) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Dividend Stock at the times such dividends are payable, unless otherwise provided in the terms of the Senior Dividend Stock, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Series B PIK Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Dividend Stock shall have been or be declared, paid or set apart for payment.

      (f) No dividends (other than dividends payable solely in Junior Stock) shall be paid or declared and set apart for payment on any Junior Dividend Stock, and no payment shall be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock and Junior Liquidation Stock (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Series B PIK Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Divident Stock and Junior Liquidation Stock, shall have been paid or declared and set apart for payment.

      (g) Except as set forth in the second following sentence, no dividends shall be paid or declared and set apart for payment on the Series B PIK Preferred Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on any Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Except as set forth in the following sentence, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on the Series B PIK Preferred Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Whenever all accrued and unpaid dividends have not been paid upon the Series B PIK Preferred Stock or any other Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, for all dividend payment periods through such Dividend Payment Date, all dividends paid or declared and set apart for payment on the Series B PIK Preferred Stock or any other Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, shall be paid or declared pro rata so that the amount of dividends declared and paid per share on the Series B PIK Preferred Stock and such Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment, on the Series B PIK Preferred Stock and such Parity Dividend
Stock, including the Series A Exchangeable Preferred Stock, bear each other.

      (h) No payment shall be made on account of the purchase, redemption, retirement or other acquisition of Parity Stock, including the Series A Exchangeable Preferred Stock, (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Series B PIK Preferred Stock for all dividend payment periods ending on or before such payment for such Parity Stock, including the Series A Exchangeable Preferred Stock, shall have been paid or declared and set apart for payment.

               Section 4. Mandatory Redemption. All outstanding shares of the Series B PIK Preferred Stock shall be mandatorily redeemed by the Corporation out of funds legally available therefor on _________, 2012, at a redemption price of $50.00 per share plus $50.00 per share for all accrued and unpaid dividends, whether or not declared.

               Section 5. Optional Redemption. (a) The shares of Series B PIK Preferred Stock may be redeemed by the Corporation, at its option, in whole or in part out of funds legally available therefor at any time on or after [ ], 2000 and if redeemed during the 12-month period beginning [ ] of the years indicated below, the cash redemption price per share shall be as set forth below plus, in each case, $50.00 per share for all accrued and unpaid dividends thereon to the date of redemption plus any cash payable in respect of fractional shares in the form of accrued and unpaid dividends as set forth herein or an amount equal to all accrued and unpaid dividends, as the case may be (the "Optional Redemption Price"):

                                                         Optional
         Year                                        Redemption Price
         ----                                        ----------------

         2000...................................              [   ]%
         2001...................................              [   ]
         2002...................................              [   ]
         2003...................................              [   ]
         2004...................................              [   ]
         2005...................................              [   ]
         2006 and thereafter....................               100


      (b) If fewer than all the outstanding shares of Series B PIK Preferred Stock are to be redeemed pursuant to this Section 5, the Corporation will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine to be fair and reasonable; provided, however, that if at any time dividends on the Series B PIK Preferred Stock are in arrears, the Corporation may not redeem less than all of the then outstanding shares of Series B PIK Preferred Stock.

      (c) No fractional shares of Series B PIK Preferred Stock will be issued upon a redemption of less than all of the Series B PIK Preferred Stock pursuant to this Section 5, but in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price for the Series B PIK Preferred Stock on the date of such redemption.

               Section 6. Procedure for Redemption. (a) In the event of redemption of the Series B PIK Preferred Stock pursuant to Section 4, or an offer by the Corporation to redeem any shares of Series B PIK Preferred Stock pursuant to Section 5, notice of such redemption or offer to redeem shall be given by hand or by nationally recognized "overnight courier" for delivery at the earliest time offered by such overnight courier (which may not necessarily be the next day) to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock transfer books of the Corporation at least 30 but not more than 60 days before the date fixed for redemption, provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the redemption of any share of Series B PIK Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: the redemption date; the number of shares of Series B PIK Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; the Optional Redemption Price, if applicable; the place or places where certificates for such shares are to be surrendered for payment of the redemption price; the specific provision hereof pursuant to which such redemption is to be made; and that dividends on the shares to be redeemed will cease to accrue on such redemption date. Each such notice shall be effective upon delivery if given by hand or upon deposit with a nationally recognized overnight courier if given by such a courier. Upon giving any notice of a redemption pursuant to Section 5(a), the Corporation shall become obligated to redeem the shares of Series B PIK Preferred Stock specified in such notice on the redemption date specified in such notice.

      (b) Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series B PIK Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series B PIK Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series B PIK Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid; provided, however, in the case of a redemption pursuant to Section 5(a) if fewer than all the shares represented by any such certificate are to be redeemed, upon surrender of such certificate a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      (c) If a notice of redemption shall have been given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Series B PIK Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Series B PIK Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company that is organized under the laws of the United States of America or any state thereof, has capital and surplus of not less than $250,000,000 and has, or, if it has no publicly traded debt securities rated by a nationally recognized rating agency, is the subsidiary of a bank holding company that has, publicly traded debt securities rated at least "A" or the equivalent thereof by Standard & Poor's Corporation or "A-2" or the equivalent by Moody's Investor Service Inc., then upon making such deposit, all rights of holders of the shares so called for redemption shall cease, except (i) conversion rights, (ii) as otherwise ser forth herein and (iii) the right of holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. Any funds so deposited that are unclaimed by holders of shares at the end of three years from such redemption date shall be repaid to the Corporation upon its request, after which repayment the holders of shares of Series B PIK Preferred Stock so called for redemption shall thereafter be entitled to look only to the Corporation for payment of the redemption price.

               Section 7. Convertibility. (a) Holders of shares of Series B PIK Preferred Stock will have the right at any time on or after [ ], 2000, at the holder's option, to convert any or all shares into fully paid and nonassessable shares of Common Stock at the conversion rate (subject to adjustment as described below) of [ ] shares of Common Stock for each share of Series B PIK Preferred Stock. If the Series B PIK Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m.
New York City time on the Business Day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right will be lost, unless the Corporation defaults in making the payment due upon redemption; provided, however, with respect to any redemption occurring on [ ] or one business day thereafter, the conversion right will terminate at 5:00 p.m. New York City time on the date fixed for redemption. Following conversion, the holder will no longer have any right to payment of dividends on the shares of Series B PIK Preferred Stock surrendered for conversion.

      (b) Any holder of shares of Series B PIK Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series B PIK Preferred Stock at the office of the transfer agent for the Series B PIK Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B PIK Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

No payments or adjustments in respect of dividends on shares of Series B PIK Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B PIK Preferred Stock; provided, however, that:

           (i) if a dividend record date fixed for the Series B PIK Preferred Stock as established herein results in a holder who undertakes conversion being eligible to receive on any Dividend Payment Date both a dividend on the Series B PIK Preferred Stock and a dividend on the Common Stock issued upon conversion thereof, then such holder shall be entitled to receive only the higher of such dividend amounts; and

           (ii) if the Corporation shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section 7(c)(iv) or 7(c)(v) (including, without limitation, dividends or distributions referred to in the last sentence of Section 7(c)(iv)), the holder of each share of Series B PIK Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or distribution and prior to the effectiveness of the conversion price adjustment in respect of such dividend or distribution, shall also be entitled to receive for each share of Common Stock into which such share of Series B PIK Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors).

               The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series B PIK Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at the office of such transfer agent to the person for whose account such shares of Series B PIK Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B PIK Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B PIK Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

      (c) The conversion price at which a share of Series B PIK Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

           (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by:
   A/(A + B), where:


           A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination; and

           B = the total number of shares of Common Stock constituting such dividend or other distribution,

   such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

           (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of
   Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by: (A + B)/(A + C), where:


           A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

           B = the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current
   Market Price Per Share, and

           C = the number of additional shares of Common Stock so offered for subscription or purchase,

           such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

   In case any rights or warrants referred to in this subparagraph
   (ii) in respect of which an adjustment shall have been made shall expire unexercised [within 45 days after the shares] shall have been distributed or issued by the Corporation the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants; provided that no such readjustment upon expiration of such rights or warrants shall affect the number of shares of Common Stock issued upon conversion of shares of Series
   B PIK Preferred Stock prior to such readjustment.

           (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

           (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this Section 7(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this Section 7(c)), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by: (A - B)/A, where:


           A = the Current Market Price Per Share of the Common Stock immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution (the "Reference Date"), and

           B = the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidence of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date, provided, however, that for purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (making any further conversion price reduction required by this subparagraph (iv)) immediately followed by a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further conversion price reduction required by subparagraph (i) or (ii) of this Section 7(c), except the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraph (i) and (ii) of this Section 7(c) and any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination within the meaning of subparagraph (i) of this Section 7(c)). If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price Per Share of Common Stock.

           (v) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding cash that is part of the distribution referred to in (iv) above and, in the case of any quarterly cash dividend on the Common Stock, the portion thereof that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraph (i),
   (ii), (iii) and (iv) of this Section 7(c)), or all of such quarterly cash dividend if the amount thereof per share amount of Common Stock multiplied by four does not exceed [ %] of the Current Market Price Per Share of the Common Stock on the Trading Day next preceding the date of declaration of such dividend), the conversion price shall be reduced so that the same shall equal the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by: (A - B)/A, where:

           A = the Current Market Price Per Share of the Common Stock immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution, and

           B = the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock,

   such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

         (vi) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (vii) Whenever the conversion price is adjusted as herein provided: the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B PIK Preferred Stock; and a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series B PIK Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

         (viii) The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series B PIK Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

      (d) No fractional shares of Common Stock shall be issued upon conversion of Series B PIK Preferred Stock. If more than one certificate evidencing shares of Series B PIK Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B PIK Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Series B PIK Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, if available, shall be the Closing Price (as defined herein) for the shares of Common Stock, on the day of conversion.

      (e) In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Series B PIK Preferred Stock then outstanding shall have the right thereafter to convert such share only into in the case of any such transaction other than a Common Stock Fundamental Change and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Series B PIK Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the conversion price required by the provisions of Section 7(h), and in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of
Section 7(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive transactions of the foregoing type.

      (f) After [ ], the Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B PIK Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect that conversion of all shares of Series B PIK Preferred Stock from time to time outstanding in accordance with their terms.

               If any shares of Common Stock required to be reserved for purposes of conversion of the Series B PIK Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange or traded through the Nasdaq National Market, the Corporation will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or make and keep eligible for trading on such market (as the case may be), upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series B PIK Preferred Stock; provided, however, that such shares of Common Stock may be delisted from such exchange or may cease to be eligible for trading through such market (as the case may be) if, prior to or concurrent with such delisting or cessation of eligibility for trading, the Corporation causes such shares of Common Stock to be listed on or eligible for trading through any other national securities exchange or on the Nasdaq National Market.

      (g)  In case:

           (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

           (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

           (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any share exchange whereby the Common Stock is converted into other securities, cash or other property; or

           (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

   then the Corporation shall cause to be filed with the transfer agent for the Series B PIK Preferred Stock, and shall cause to be mailed to the holders of record of the Series B PIK Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

            (h) Notwithstanding any other provision in this Section 7 to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of Series B PIK Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change.

               For purposes of calculating any adjustment to be made pursuant to this Section 7(h) in the event of a Fundamental Change, immediately after such Fundamental Change:

           (i) In the case of a Non-Stock Fundamental Change, the conversion price of the Series B PIK Preferred Stock shall thereupon become the lower of the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 7, and the result of A x $50/B, where:

           A = the greater of the Applicable Price or the then applicable Reference Market Price, and

           B = (x) the then-current Optional Redemption Price per share of Series B PIK Preferred Stock or (y) for any Non-Stock Fundamental Change that occurs before the Series B PIK Preferred Stock becomes redeemable by the Corporation pursuant to Section 5, the applicable price per share set forth for the date of such Non-Stock Fundamental Change in the following table:

After date of original issuance of Series B PIK Preferred Stock and on or
before [          ], 1998 ...............................................  $
After  [          ], 1998 and on or before [          ], 1999............  $
After  [          ], 1998 and on or before [          ], 2000 ...........  $

    plus, in any case referred to in this clause (y), a similar amount for all per share dividends on the Series B PIK Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change plus any cash payable in respect of fractional shares with respect to such accrued and unpaid dividends, as set forth herein; and

           (ii) In the case of a Common Stock Fundamental Change, the conversion price of the Series B PIK Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this
    Section 7, shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be the Purchaser Stock Price and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Series B PIK Preferred Stock in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

           (i) Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B PIK Preferred Stock was first designated shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 7. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of Series B PIK Preferred Stock.

               Section 8. Liquidation Rights. (a) In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of outstanding shares of Series B PIK Preferred Stock shall be entitled to receive a liquidation preference from the net assets of the Corporation available for distribution to stockholders in an amount in cash which for each such share shall equal $50 per share (the "Liquidation Preference"), plus a similar amount for any accrued and unpaid dividends to the payment date plus any cash payable in respect of fractional shares with respect to such accrued and unpaid dividends, as set forth herein, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, but the holders of the shares of the Series B PIK Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.

      (b) The holders of Series B PIK Preferred Stock and Parity Liquidation Stock, including the Series A Exchangeable Preferred Stock, shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution if the amounts to which the holders of all the outstanding shares of Series B PIK Preferred Stock and Parity Liquidation Stock, including the Series A Exchangeable Preferred Stock, are entitled were paid in full, bear to each other. After payment in full of the liquidation preference of the shares of the Series B PIK Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

      (c) Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or substantially all of the Corporation's property or assets will be considered a liquidation, dissolution or winding up of the Corporation.

               Section 9. Voting Rights. (a) The holders of shares of Series B PIK Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote except as otherwise provided by this Section 9 or as required by law from time to time. In exercising any such vote, each outstanding share of Series B PIK Preferred Stock will be entitled to one vote, excluding shares held by any entity controlled by the Corporation, which shares shall have no voting rights.

      (b) In the event that the Corporation shall have failed to pay dividends on Series B PIK Preferred Stock or on any outstanding shares of Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive) (such failure, a "Dividend Non-Payment"), the number of directors constituting the Board of Directors of the Corporation, without further action, shall be increased by two and the holders of the outstanding shares of Series B PIK Preferred Stock shall have the right, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, including the Series A Exchangeable Preferred Stock, to elect such two additional members of the Board of Directors, at any annual meeting of stockholders of the Corporation or by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, in each case, who shall continue to serve so long as such dividends on the Series B PIK Preferred Stock and Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, have not been paid. If and when all such accrued and unpaid dividends on the Series B PIK Preferred Stock and Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, have been paid or declared and set apart for payment, the holders of shares of the Series B PIK Preferred Stock and Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, shall be divested of the special voting rights provided by this Section 9, subject to revesting in the event of every subsequent Dividend Non-Payment. Upon termination of such special voting rights, the term of office of each director elected pursuant to this
Section 9 by the holders of shares of Series B PIK Preferred Stock and Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, (a "Preferred Stock Director") shall terminate immediately and the number of directors constituting the entire Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to this Section 9 in the case of the future right of the holders of Series B PIK Preferred Stock to elect Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, entitled to vote thereon present at a meeting called for such purpose at which a quorum is present or by written consent pursuant to
Section 228 of the General Corporation Law of the State of Delaware. So long as a Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of record of a majority of the outstanding shares of the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, entitled to vote thereon present at a meeting called for such purpose at which a quorum is present or by written consent pursuant to
Section 228 of the General Corporation Law of the State of Delaware. As long as a Dividend Non-Payment shall continue, holders of shares of the Series B PIK Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law or this Certificate of Designation with respect to any other matter to be acted upon by the stockholders of the Corporation.

      (c) At any meeting held for the purpose of electing directors at which the holders of outstanding shares of Series B PIK Preferred Stock shall have the right to elect directors as provided in this Section 9, the presence, in person or by proxy, of the holders of at least a majority of the then outstanding shares of Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, on which like voting rights have been conferred and are exercisable shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, present in person or by proxy shall not prevent the election of directors other than those to be elected by the holders of the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, and the absence of a quorum or quorums of the holders of any class or classes of any stock or other securities of the Corporation other than the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, shall not prevent the election of directors to be elected by the holders of the Series B PIK Preferred Stock and the Parity Dividend Stock, including the Series A Exchangeable Preferred Stock, and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.


      (d) So long as any shares of Series B PIK Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 (2)/(3)% of all shares of Series B PIK Preferred Stock and Series A Exchangeable Preferred Stock and other Parity Stock, voting separately as a one class:


            (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or any terms or provisions of this Certificate of Designation or the by-laws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Series B PIK Preferred Stock; or


           (ii) authorize or issue, or increase the authorized or issued amount of any Senior Dividend Stock, Senior Liquidation Stock or any security convertible into such Senior Dividend Stock or such Senior Liquidation Stock; or


           (iii) effect any reclassification of the Series B PIK Preferred
      Stock.


               or, without the consent of the holders of a majority of Series A Exchangeable Preferred Stock and Series B PIK Preferred Stock and other Parity Stock, voting separately as one class authorize or issue, or increase the authorized or issued amount of any additional class of Parity Stock or any Security Convertible into such Parity Stock.

               Section 10. Registration, Transfer and Exchanges. The Corporation will keep with American Stock Transfer & Trust Company, the registrar and transfer agent, a register in which the Corporation will provide for the registration and transfer of shares of Series B PIK Preferred Stock.] Any holder of shares of Series B PIK Preferred Stock may, at its option, in person or by duly authorized attorney, surrender the certificate representing the same for exchange at with American Stock Transfer & Trust Company, the registrar and transfer agent, (duly endorsed or accompanied, if so required by the Corporation, by a written instrument of transfer duly executed by such holder or his or her duly authorized attorney), and, within a reasonable time thereafter and without expense (other than transfer taxes, if any), receive in exchange therefor one or more duly executed certificate or certificates dated as of the date to which dividends have been paid on the shares of Series B PIK Preferred Stock so surrendered, or if no dividend has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by such holder, for the same aggregate number of shares of Series B PIK Preferred Stock as represented by the certificate or certificates so surrendered. The Corporation covenants and agrees to take and cause to be taken all action reasonably necessary to effect such registrations, transfers and exchanges. Each share of Series B PIK Preferred Stock issued in exchange for any share shall carry the same rights to unpaid dividends and redemption payments which were carried by the share so exchanged, so that neither gain nor loss of any such right shall result from any such transfer or exchange.

               The Corporation and any agent of the Corporation may treat the person in whose name any share of Series B PIK Preferred Stock is registered as the owner of such share for the purpose of receiving payment of dividends, and amounts payable on redemption and liquidation in respect of such share and for all other purposes.

               Section 11. Definitions. Unless the context or use indicates another or different meaning or intent, as used herein, the following terms shall have the following meanings, terms defined in the singular to have a correlative meaning when used in the plural and vice versa:

               "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and
(ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for the Common Stock during the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors or the Corporation to appropriately reflect any of the events referred to in clauses (i) through (v) of Section 7(c).

               "Business Day" shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.

               "Closing Price" of any security means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the New York Stock Exchange, Inc. or, if the security is not quoted on such system, on the principal national securities exchange or quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected from time to time by the Board of Directors for that purpose.

               "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to with respect to such Fundamental Change in the definition of "Applicable Price" has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series B PIK Preferred Stock continue to exist as outstanding Series B PIK Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series B PIK Preferred Stock are converted into or exchanged for shares of preferred stock of a corporation succeeding to the business of the Corporation, which preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series B PIK Preferred Stock.

               "Current Market Price Per Share" shall mean, as to the Common Stock on any date in question, the average of the daily Closing Prices for the five consecutive Trading Days prior to and including the date in question; provided, however, that:

           (i) if the Ex Date for any event (other than the issuance or distribution requiring such computation) that required an adjustment to the conversion price pursuant to subparagraphs (i), (ii), (iii), (iv) or
   (v) of Section 7(c) ("Other Event") occurs after the fifth Trading Day prior to the day in question and prior to the Ex Date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

           (ii) if the Ex Date for any Other Event occurs after the Ex Date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

           (iii) if the Ex Date for any Other Event occurs on the Ex Date for the Current Event, one of those events, as determined by the Corporation, shall be deemed for purposed of clauses (i) and (ii) of this proviso to have an Ex Date occurring prior to the Ex Date for the other of those events, and

           (iv) if the Ex Date for the Current Event is on or prior to the date in question, then after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such Ex Date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of Section 7(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock.

               "Ex Date" shall mean (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

               "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

               "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

               "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through (v) Section 7(c); provided, however, that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Corporation.

               "Reference Market Price" shall mean $[     ] (which is an
amount equal to 66 2/3% of the reported last sale price for the Common Stock
on the New York Stock Exchange on [          ], 1997) and in the event of any
adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any
such adjustment shall always be the same ratio of $      to the initial
conversion price specified in the first sentence of Section 7.

               "Trading Day" shall mean a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.





               IN WITNESS WHEREOF, LABORATORY CORPORATION OF AMERICA HOLDINGS
has caused this Certificate to be signed by one of its [          ] and to be
attested to by its Secretary, as of the ____ day of [          ] 1997.



                                    LABORATORY CORPORATION
                                      OF AMERICA HOLDINGS




                                    By_____________________________
                                      Name:
                                      Title:






      Attest_____________________________
            Name: Bradford T. Smith
            Title: Secretary







                                                            EXHIBIT 4.5


RIGHTS                LABORATORY CORPORATION OF        NUMBER OF RIGHTS:
CERTIFICATE NO.            AMERICA HOLDINGS            CUSIP NO. 50540R 12 8


               THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH
IN THE LABORATORY CORPORATION OF AMERICA HOLDINGS PROSPECTUS DATED     , 1997
(THE "PROSPECTUS") AND ARE INCORPORATED HEREIN BY REFERENCE.  COPIES OF
THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM LABORATORY CORPORATION OF AMERICA HOLDINGS AND AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "SUBSCRIPTION AND INFORMATION AGENT").

               THIS CERTIFICATE OR A NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE SUBSCRIPTION AND INFORMATION AGENT WITH PAYMENT IN FULL BY 5:00 P.M., NEW YORK TIME, ON ___________________ 1997 (SUCH DATE, SUBJECT TO
EXTENSION AS PROVIDED IN THE PROSPECTUS, IS REFERRED TO IN THIS CERTIFICATE AS THE "EXPIRATION DATE").

               AN EXERCISE OF RIGHTS EVIDENCED HEREBY IS IRREVOCABLE.

               The Rights represented by this Rights Certificate may be exercised by duly completing Form 1 and may be transferred, exercised or sold through a bank or broker by duly completing Form 2. Rights Holders (as defined in the Prospectus) are advised to review the Prospectus and instructions (copies of which are available from the Subscription and Information Agent) before exercising or selling their Rights.

               IMPORTANT: Complete the appropriate FORM and if applicable, delivery instructions, and SIGN on reverse side.

SUBSCRIPTION PRICE $50 PER SHARE       RIGHTS TO PURCHASE        % SERIES A
                                                    CONVERTIBLE
REGISTERED OWNER:                         EXCHANGEABLE PREFERRED STOCK OR
                                        % SERIES B CONVERTIBLE PAY-IN-KIND
                                              PREFERRED STOCK OF
                                    LABORATORY CORPORATION OF AMERICA HOLDINGS


               The registered owner or assigns whose name is inscribed hereon
is entitled to subscribe for shares of either    % Series A Convertible
Exchangeable Preferred Stock or    % Series B Convertible Pay-in-Kind Preferred
Stock (together, referred to in this certificate as the "Preferred Stock") upon the terms and subject to the conditions set forth in the Prospectus and instructions relating thereto.

Date:
  By_________________________            By_______________________________
     Chief Executive Officer                        Secretary


               THIS RIGHTS CERTIFICATE IS TRANSFERABLE AND MAY BE COMBINED OR DIVIDED AT THE OFFICE OF THE SUBSCRIPTION AND INFORMATION AGENT.

               RIGHTS HOLDERS SHOULD BE AWARE THAT IF THEY CHOOSE TO EXERCISE OR TRANSFER LESS THAN ALL OF THE RIGHTS EVIDENCED HEREBY, THEY MAY NOT RECEIVE A NEW RIGHTS CERTIFICATE IN SUFFICIENT TIME TO EXERCISE THE REMAINING RIGHTS EVIDENCED THEREBY.


Delivery:     American Stock Transfer & Trust Company     Countersigned:     American Stock Transfer & Trust Company
              40 Wall Street                                                 (New York, NY) Subscription and Information Agent
              New York, NY 10005                                             Authorized Signature

               FORM 1 - EXERCISE AND SUBSCRIPTION: The undersigned hereby irrevocably exercises one or more Rights evidenced by this Rights Certificate
to subscribe for an equal amount of either    % Series A Convertible
Exchangeable Preferred Stock or     % Series B Convertible Pay-in-Kind
Preferred Stock as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.


   (a) Number of shares subscribed for pursuant to the Basic Subscription Privilege (as defined in the Prospectus). (One Right needed to subscribe for each full share.)


       __________X $50 per share = $____________
        (Number of shares -- whole number only)


   SERIES OF PREFERRED STOCK (CHECK ONLY ONE):(*)
        [ ]     % Series A Convertible Exchangeable Preferred Stock
        [ ]     % Series B Convertible Pay-in-Kind Preferred Stock

   (b) Number of shares subscribed for pursuant to the Oversubscription Privilege (as defined in the Prospectus).(**) Shares issued pursuant to the Oversubscription Privilege will be of the same series of Preferred Stock issued pursuant to the Basic Subscription Privilege.

       __________X $50 per share = $____________
        (Number of shares -- whole number only)

   (c) Total Subscription Price. (Total number of shares subscribed for pursuant to both the Basic Subscription Privilege and the Oversubscription Privilege, times the Subscription Price of $50.)(***)

       $______________


   METHOD OF PAYMENT (CHECK ONE)
       [ ] CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO AMERICAN STOCK
           TRANSFER & TRUST COMPANY
       [ ] WIRE TRANSFER DIRECTLY TO AMERICAN STOCK TRANSFER & TRUST COMPANY,
           ACCOUNT NO.  _________________________________, ABA NO. ________

   (*) A failure to indicate a series of Preferred Stock will result in the
issuance of     % Series A Convertible Exchangeable Preferred Stock.

   (**) Shares of Preferred Stock available to Rights Holders pursuant to the Oversubscription Privilege may be limited as set forth in the Prospectus. If the shares of Preferred Stock subscribed for pursuant to the Oversubscription Privilege exceeds the number of shares actually tendered to the subscriber, the portion of the Subscription Price tendered corresponding to those excess shares shall be returned to the subscriber, without interest, as soon as practicable after the Expiration Date.

(***)If the amount enclosed or transmitted is not sufficient to pay the Subscription Price for all shares that are stated to be subscribed for, or if the number of shares being subscribed for is not specified, the number of shares subscribed for will be assumed to be the maximum number that could be subscribed for upon payment of such amount. If the Oversubscription Privilege is not exercised and the amount enclosed or transmitted exceeds the Subscription Price for all shares represented by this Rights Certificate, the person subscribing pursuant thereto shall be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole shares of Preferred Stock equal to the quotient obtained by dividing the subscription excess by $50. Any amount remaining after such division shall be returned to the subscriber without interest.

   (d) If the number of Rights being exercised pursuant to the Basic Subscription Privilege is less than all of the Rights represented by this Rights Certificate (check only one):
       [ ] DELIVER TO ME A NEW RIGHTS CERTIFICATE EVIDENCING THE REMAINING
           RIGHTS TO WHICH I AM ENTITLED.
       [ ] DELIVER A NEW RIGHTS CERTIFICATE EVIDENCING THE REMAINING RIGHTS IN
           ACCORDANCE WITH MY FORM 2 INSTRUCTIONS (please include any required signature guarantees).


   [ ] CHECK HERE IF RIGHTS ARE BEING EXERCISED PURSUANT TO A NOTICE OF
       GUARANTEED DELIVERY DELIVERED TO THE SUBSCRIPTION AND INFORMATION AGENT PRIOR TO THE DATE HEREOF AND COMPLETE THE FOLLOWING:


           Name(s) of Registered Owner(s):____________________________________

           Window Ticket number (if any):_____________________________________

           Date of execution of Notice of Guaranteed Delivery:________________

           Name of institution which guaranteed delivery:_____________________


   [ ] FORM 2-CHECK HERE TO TRANSFER YOUR RIGHTS CERTIFICATE OR SOME OR ALL
       OF YOUR RIGHTS EVIDENCED HEREBY OR TO EXERCISE OR SELL RIGHTS THROUGH YOUR BANK OR BROKER: For value received,
       ___________________ Rights represented by this Rights Certificate are hereby assigned to (please print name, address and Social Security Number or Taxpayer ID No. of transferees in full):


           Name:______________________________________________________________

           Address:___________________________________________________________

           ___________________________________________________________________

           ___________________________________________________________________

           Social Security Number
           or Taxpayer ID No.:________________________________________________




   [ ] FORM 3-DELIVERY INSTRUCTIONS:  Name and/or address for mailing any
       Preferred Stock, new Rights Certificate or cash payment if other than shown on the front hereof:


           Name:______________________________________________________________

           Address:___________________________________________________________

           ___________________________________________________________________

           ___________________________________________________________________


           Social Security Number
           or Taxpayer ID No.:________________________________________________



                                        IMPORTANT

                                RIGHTS HOLDER SIGN HERE


           ___________________________________________________________________

           ___________________________________________________________________
                         (Signature(s) of Registered Holder(s))

           ___________________________________________________________________
                                        (Capacity)

           Dated: ______________________________________________________, 1997

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on this Rights Certificate. If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s), or a corporation or another acting in a fiduciary or representative capacity, please provide the following information. See instructions.)

           Name(s):  _________________________________________________________

                     _________________________________________________________
                                          (Please Print)

           Capacity: _________________________________________________________

           Address:  _________________________________________________________
                                        (Including Zip Code)

           Area Code and Telephone Number:

                     _________________________________________________________
                                               (Home)

                     _________________________________________________________
                                             (Business)

           Social Security Number or Taxpayer ID No.:

                     _________________________________________________________


                                 GUARANTEE OF SIGNATURE(S)
                        Note: See paragraph 5(c) of Instructions

           Authorized Signature ______________________________________________

           Name: _____________________________________________________________

           Title: ____________________________________________________________

           Name of Firm: _____________________________________________________

           Address: __________________________________________________________

           Area Code and Telephone Number:____________________________________

           Dated: ______________________________________________________, 1997







                                                               EXHIBIT 12.1

                  LABORATORY CORPORATION OF AMERICA HOLDINGS
             STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS (LOSS)
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                                                              Proforma
                                                                                                             Year ended
                                                                                                              December
                                                                   Year ended December 31,                       31,
                                                -----------------------------------------------------------------------
                                                 1992          1993          1994        1995       1996        1996
                                                ------       -------       -------      ------    -------     ---------

Earnings (loss): .........................
  Earnings (loss before provision for
  income taxes and extraordinary item.....      $ 62.1       $ 191.1       $  55.4      $  3.1    $(188.3)    $(175.4)
Add: Fixed Charges
  Interest expense (gross) ...............         4.2          10.9          34.5        65.5       71.7        58.8
  Interest factor in rents ...............         9.0          10.0          11.5        20.1       23.5        23.5
                                                ------       -------       -------      ------    -------     -------
  Earnings (loss) as adjusted ............      $ 75.3       $ 212.0       $ 101.4      $ 88.7    $ (93.1)    $ (93.1)
                                                ======       =======       =======      ======    =======     =======

  Preferred dividend requirements ........      $ --         $  --         $  --        $  --     $  --        $ 43.2
  Ratio of earnings (loss) before
   provision for income taxes to
   net earnings (loss)....................        --            --            --           --         --         120%
                                                ------       -------       -------      ------    -------     -------
  Preferred dividend factor on a pre-tax
   basis .................................        --            --            --           --         --         52.0
  Fixed Charges
   Interest expense (gross) ..............         4.2          10.9          34.5        65.5       71.7        58.8
   Interest factor in rents ..............         9.0          10.0          11.5        20.1       23.5        23.5
                                                ------       -------       -------      ------    -------     -------
     Combined fixed charges and
     preferred dividends .................        13.2          20.9          46.0        85.6       95.2       134.4
                                                ======       =======       =======      ======    =======     =======
Ratio of earning to combined fixed .......        5.71         10.16          2.20        1.04       NM          NM
 charges and preferred dividends
Amount by which earnings are
 insufficient to cover combined fixed
 charges and preferred dividends ..........                                                        $(188.3)    $(227.4)
                                                                                                   =======     =======






                                                            EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
Laboratory Corporation of America Holdings:

We consent to the use of our reports included herein and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


Raleigh, North Carolina
April 10, 1997

/s/  KPMG Peat Marwick LLP





                                                             EXHIBIT 99.1

                       SUBSCRIPTION AGENCY AGREEMENT

               This Subscription Agency agreement (the "Agreement") is made and
entered into this     day of           , 1997, by and between Laboratory
Corporation of America Holdings, a corporation organized under the laws of Delaware (the "Company"), and American Stock Transfer & Trust Company, a New York corporation with offices at 40 Wall Street, New York, New York 10005 (the "Subscription Agent").

                                WITNESSETH:

               WHEREAS, the Company is filing a Registration Statement with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") with respect to the proposed offering (the "Rights Offering") of up to an
aggregate of 10,000,000 shares of      % Series A Convertible
Exchangeable Preferred Stock, par value $0.10 per share, of the Company (the
"Series A Exchangeable Preferred Stock") and     % Series B Convertible
Pay-in-Kind Preferred Stock, par value $0.10 per share, of the Company (the "Series B PIK Preferred Stock" and together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"), pursuant to transferable subscription rights (the "Rights") to be issued to holders of record (the "Recordholders") of the Company's outstanding common stock, par value $0.01 per share (the "Common Stock"); and

               WHEREAS, the Subscription Agent presently serves as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") of the Common Stock and will serve as Transfer Agent and Registrar for the Rights and the Preferred Stock; and

               WHEREAS, it is expected by the Company that      of a Right
will be issued for each share of Common Stock held of record as of the date set forth in the Registration Statement as the record date (the "Record Date"), that one Right will entitle the holder (the "Rights Holder") to purchase one (1) share of either Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock (the "Basic Subscription Privilege") at $50 per share (the "Subscription Price"), that Rights Holders who exercise their Basic Subscription Privilege in full will be eligible to subscribe at the Subscription Price for shares (the "Excess Shares") of Preferred Stock of the same series subscribed for pursuant to the Basic Subscription Privilege which are not otherwise purchased pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege") and that the Rights will be evidenced by transferable certificates (the "Rights Certificates") in a form satisfactory to the Subscription Agent and the Company; and

               WHEREAS, the Company desires to employ the Subscription Agent to issue and deliver the Rights Certificates and to act as Subscription Agent in connection with the Rights Offering, and the Subscription Agent is willing to act in such capacity;

               NOW, THEREFORE, the parties hereto agree, in consideration of the mutual covenants and promises herein contained, as follows:

               1.   Appointment of Subscription Agent.  The Rights
Offering will be conducted in the manner and upon the terms set forth in the final Prospectus constituting a part of the Registration Statement (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein. The Subscription Agent is hereby appointed as subscription agent to effect the Rights Offering in accordance with the Prospectus, and the Subscription Agent hereby accepts such appointment. Each reference to the Subscription Agent in this Agreement is to the Subscription Agent in its capacity as subscription agent unless the context indicates otherwise.


               2.   Delivery of Documents By Company.

                    (a) The Company will cause to be timely delivered to the
               Subscription Agent sufficient copies of the following documents for delivery to Recordholders;

                        (i) the Prospectus;


                       (ii) blank transferable Rights Certificate;


                      (iii) instructions for use and exercise of the Rights
                            Certificates;


                       (iv) transmittal letter;


                        (v) transmittal letter for Recordholders outside of
                            the United States and Canada or who have an APO or FPO address;

                       (vi) separate transmittal letter for Recordholders who
                            are nominees;

                      (vii) separate transmittal letter to be sent to
                            beneficial holders; and

                     (viii) notice of guaranteed delivery for Rights
                            Certificates.

                    (b) The Company will also deliver to the Subscription
               Agent resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary of the Company.


               3. Determination of Recordholders and Rights. The Company will issue of a Right to each Recordholder for each share of Common Stock held by the Recordholder on the Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights issued to a Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued.


               On or about the Record Date, the Subscription Agent shall create and maintain from the stock ledger and register it maintains in its capacities as Transfer Agent and Registrar of the Common Stock a record of the names, addresses and, where available, taxpayer identification numbers of the Recordholders and the number of Rights each such Recordholder is entitled to receive in the Rights Offering (the "Rights Record"). The Rights Record shall also include the number of the Rights Certificate, the number of Rights evidenced on the face of the Rights Certificate and the date of the Rights Certificate issued to each Recordholder. The Recordholders shall be established as of the close of business on the Record Date.

               4.   Mailing of Documents by Subscription Agent.
As soon as practicable after delivery of the documents described in subparagraph 2(a) hereof and receipt of written instructions from the Company, the Subscription Agent shall mail or cause to be mailed, via first class mail, to each Recordholder within the United States and Canada who does not have an APO or FPO address, a transmittal letter, a Rights Certificate dated as of the date of issuance thereof by the Subscription Agent evidencing the Rights to which such Recordholder is entitled, a Prospectus, the instructions for use and exercise of the Rights Certificates, the Notice of Guaranteed Delivery (as herein defined) for the Rights Certificates and an envelope addressed to the Subscription Agent. The Subscription Agent shall mail or cause to be mailed via airmail or courier to Recordholders whose addresses are outside the United States and Canada or who have an APO or FPO address a transmittal letter from the Company addressed to such Recordholders and a Prospectus. The Subscription Agent shall make reasonable effects to identify which of the Recordholders are likely to be nominee holders and to include a separate transmittal letter for Recordholders who are nominees with such Recordholders' mailing. The Subscription and Information Agent shall make copies of a separate transmittal letter addressed to beneficial holders available upon request. Prior to mailing, the Subscription Agent, as Transfer Agent and Registrar for the Rights, will cause to be issued Rights Certificates in the names of the Recordholders and for the number of Rights to which they are each entitled, as determined in accordance with paragraph
3 above. The Subscription Agent shall either manually sign or affix a duly authorized facsimile signature on all Rights Certificates. Promptly after the Rights Certificates are mailed, the Subscription Agent shall execute and deliver to the Company a certificate in the form of Exhibit A hereto. Subsequent to their original issuance, no Rights Certificates shall be issued except Rights Certificates issued upon any transfer, combination, split up or exchange of Rights, issued in replacement of mutilated, destroyed, lost or stolen Rights Certificates or otherwise issued pursuant to paragraph 6 hereof.

               5.   Subscription Procedure; Payment for Preferred
Stock and Delivery of Preferred Stock.

                    (a) For a valid exercise of Rights to occur, the Subscription Agent must receive, by first class mail, express mail, overnight courier or hand delivery, prior to 5:00 P.M., New York time, on the Expiration Date (as defined in the Prospectus), the properly completed and executed Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, or by first class mail, express mail, overnight courier, hand delivery, telegram or facsimile prior to 5:00 P.M., New York time, on the Expiration Date, a properly completed and executed Notice of Guaranteed Delivery (as set forth in paragraph 7), in each case, together with payment in full of the Subscription Price for each share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Payment may be made only (i) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to the Subscription Agent; or (ii) by wire transfer of funds to the escrow account maintained by the Subscription Agent for the purpose of accepting subscriptions (the "Subscription Account"). The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check; (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or (iii) receipt of collected funds in the Subscription Account. In the case of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Preferred Stock thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee Recordholder is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Privilege.

                    (b) Three days following the Expiration Date, the Subscription Agent shall pay to the Company, by wire transfer, certified or bank check or other method acceptable to the Company, the amount of all funds received by the Subscription Agent in payment of the Subscription Price for the Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

                    (c) Three (3) calendar days after the Expiration Date the Company shall issue written instructions to mail the Preferred Stock subscribed for pursuant to the Rights, and the Subscription Agent shall as soon as practicable mail certificates representing the Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock (together, the "Preferred Certificates") properly subscribed for by the Rights Holder, registered in the name of the Rights Holder exercising such Rights. The Preferred Certificates shall be mailed via first class mail to the subscribers' addresses as shown on the reverse side of the Rights Certificates or, if none, then as listed on the Subscription Agent's register, except that the Subscription Agent shall comply with any ancillary written delivery instructions provided by any Rights Holder. The Subscription Agent shall maintain a blanket surety bond protecting the Company and the Subscription Agent from loss or liability arising out of non-receipt or non-delivery of such Preferred Certificates.

                    (d) Fractional shares shall not be issued or subscribed for. One Right may be exercised to purchase one share of Preferred Stock at the Subscription Price. A Rights Certificate may not be divided in such a manner as would permit the Rights Holders to subscribe for a greater number of shares of Preferred Stock than the number for which they would be entitled to subscribe under the original Rights Certificate.

                    (e) To the extent that any Rights Certificates remain unexercised outstanding, or not transferred to the Subscription Agent's account at DTC at 5:01 P.M., New York time, on the Expiration Date (other than those subject to paragraph 7 hereof), subject to the extension set forth in paragraph 5(f), such outstanding Rights Certificates shall be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent or transfer of Rights to the Subscription Agent's account at DTC after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures (as herein defined).

                    (f) The Company may extend the Expiration Date for up to an additional 30 days, in its sole discretion, by giving oral or written notice to the Subscription Agent on or
               before the Expiration Date, followed by a press release no later than 9:00 a.m. New York time on the next business day after the previously scheduled Expiration Date. The Rights Offering will not be extended to a time later than 5:00
               p.m., New York time, on            , 1997.

                    (g) A Rights Holder who subscribes for fewer than all of the shares represented by its Right Certificate(s) may, under certain circumstances, receive from the Subscription Agent a new Rights Certificate representing the remaining Rights. The Subscription Agent will issue a new Rights Certificate to a submitting Rights Holder upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Rights Certificate no later than the fourth business day prior to the Expiration Date. After such time and date no new Rights Certificates will be issued. Accordingly, after such time and date a Rights
               Holder exercising less than all of its Rights will lose the power to exercise its remaining Rights. The Subscription Agent will send a new Rights Certificate by first class mail to the submitting Rights Holder if the Subscription Agent receives the properly completed Rights Certificate by 5:00 p.m. New York time, on _________, 1997. Unless the submitting Rights Holder makes other arrangements with the Subscription Agent, a new Rights Certificate issued by the Subscription Agent after 5:00 p.m. New York time on __________, 1997 will be held for pick-up by the submitting Rights Holder at the principal office of the Subscription Agent. All deliveries of newly issued Rights Certificates will be at the risk of the Rights Holder.

               6. Defective Exercise of Rights; Transfer, Etc. of Rights Certificates; and Lost Rights Certificates.

                    (a) All questions concerning the timeliness, validity,
               form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Subscription Agent nor the Company will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. If an exercise is not defective except that the Rights Holder has failed to select the series of Preferred Stock exercised, the Subscription Agent shall issue Series A Exchangeable Preferred Stock. If an exercise is not defective except that there is a partial payment of the Subscription Price, the Subscription Agent shall issue the number of shares of Preferred Stock for which payment has been made. To the extent that the aggregate payment delivered by a Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by a Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any amount remaining after application of the foregoing procedures will be returned by the Subscription Agent to the Rights Holder promptly by mail without interest or deduction. Any Rights Certificate with respect to which defects in exercise are not corrected prior to 5:00 P.M., New York time, on the Expiration Date, or which are received after such time, shall be null and void.


                    (b) Subject to the provisions of subparagraph 5(d) hereof, any Rights Certificate may be transferred, split up, combined or exchanged for another Rights Certificate or Rights Certificates. Any Rights Holder desiring to transfer, split up, combine or exchange any Rights Certificate(s) shall make such request, by properly completing the assignment panel on the Rights Certificate(s) and surrendering the Rights Certificate(s) to be transferred, split up, combined or exchanged at least four
               (4) business days prior to the Expiration Date at the principal office of the Subscription Agent. Thereupon the Subscription Agent shall date and deliver to the person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. Nothing contained in this paragraph 6, paragraph 5 or elsewhere herein shall permit a Rights Holder to split up or divide a Right or to partially exercise a Right.

                    (c) Upon the receipt by the Subscription Agent and the Company of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and upon receipt of indemnity or security reasonably satisfactory to them and reimbursement of all expenses incidental thereto, and upon surrender and cancellation of the Rights Certificate if mutilated, the Company will make and deliver a new Rights Certificate of like tenor to the Subscription Agent for delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated. The Subscription Agent may, at the direction of the Company and with the consent of the Rights Holder of the lost, stolen or destroyed Rights Certificate, permit the exercise of the Rights evidenced by such certificate without a replacement of such certificate; provided that such lost, stolen or destroyed Rights Certificate is not presented for exercise prior to the Expiration Date.

                    (d) Except for the fees charged by the Subscription Agent (which will be paid by the Company) and taxes described in paragraph 16, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

               7. Guaranteed Delivery. If a Rights Holder wishes to exercise Rights, but time will not permit such Rights Holder to cause the Rights Certificate(s) evidencing those Rights to reach the Subscription Agent prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                          (i) the Rights Holder has caused payment in full of the Subscription Price for each share being subscribed for pursuant to the Basic Subscription Privilege and, if applicable, the Oversubscription Privilege, to be received (in the manner set forth above) by the Subscription Agent at or prior to the Expiration Date;

                         (ii) the Subscription Agent receives, at or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), guaranteed by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, giving the name of the exercising Rights Holder, the number of shares being subscribed for pursuant to the Basic Subscription Privilege and, if any, pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of the Rights Certificate(s) evidencing those Rights within two (2) business days following the date of the Notice of Guaranteed Delivery; and

                        (iii) the properly completed Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription Agent or such Rights are transferred into the DTC account of the Subscription Agent within two
                    (2) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates or may be delivered to the Subscription Agent by telegram or facsimile. The Subscription Agent shall make additional copies of the Notice of Guaranteed Delivery available upon request.

               8. Foreign Stockholders. Rights Certificates will not be mailed to Recordholders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the
Subscription Agent for each Recordholder account.  To exercise their
Rights, such persons must notify the Subscription Agent at or prior to 5:00
p.m., New York time, on        , 1997.  Such Recordholder's Rights will expire
at the Expiration Date. The Subscription Agent shall airmail or courier the documents required by subparagraph 2(a) hereof to Recordholders whose addresses are outside the United States or Canada or who have APO or AFO addresses, or take other reasonable action to cause the timely delivery of such documents to such Recordholders.

               9. Proof of Authority to Sign. The Subscription Agent need not procure supporting legal papers, and is authorized to dispense with proof of authority to sign (including all proof of appointment or authority to sign of any fiduciary, custodian for a minor, or other person acting in a representative capacity), and to dispense with the signatures of co-fiduciaries, in connection with exercise of Rights in the following cases:

                    (a) where the Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary, and the Rights form thereof is executed by such executor, administrator, trustee, custodian for a minor or other fiduciary, and the Preferred Stock is to be issued in the name of the Rights Holders, as appropriate; and

                    (b) where the Rights Certificate is in the name of a corporation, and the Rights form thereof is executed by an officer of such corporation, and the Preferred Stock subscribed for is to be issued in the name of such corporation.

               In all of the cases set forth in this paragraph 9 and notwithstanding anything contained in this Agreement to the contrary, the check tendered in payment of the Subscription Price must be drawn for the proper amount, to the order of the Subscription Agent and otherwise be in proper form, and there must be no evidence indicating that the subscriber is not the duly authorized representative it purports to be. In cases other than the above, the Subscription Agent should procure the necessary legal documents. However, in the event that by the Expiration Date all legal requirements have not been met, the Subscription Agent may accept approval from the Chief Executive Officer or any Executive Vice President as to whether such Rights Certificate may be accepted and the Preferred Stock issued.

               10. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, exchange, substitution or transfer shall, upon surrender to the Subscription Agent be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.
The Subscription Agent (a) may deliver all canceled Rights Certificates to the Company, and if delivered, the Company shall make available to the Subscription Agent the canceled Rights Certificates for its inspection, or
(b) shall, at the written request of the Company, destroy such Rights Certificates and in such case shall deliver a certificate of destruction thereof to the Company.

               11. Reservation and Availability of Preferred Stock. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Stock, the number of Preferred Stock which will be sufficient to permit the exercise in full of all outstanding Rights.

               The Company covenants and agrees that it will take all such action as may be necessary to insure that all Preferred Stock delivered upon exercise of Rights shall, at the time of delivery of the Preferred Certificates for such shares (subject to payment of the Subscription Price), be duly and validly authorized and issued fully paid and nonassessable.

               12. Escrow of Funds. All Funds received in payment of the Subscription Price shall be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof or money market mutual funds investing in the foregoing instruments. The Subscription Account in which such funds will be held will not be insured by the FDIC. Any interest earned on such funds will be retained by the Company.

               Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held by the Subscription Agent in the Subscription Account and segregated from its other accounts pending issuance of the Excess Shares. If a Rights Holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares for which that Rights Holder subscribed pursuant to the Oversubscription Privilege, then the excess funds paid by the Rights Holder as the Subscription Price for shares not allocated to such Rights Holder shall be returned by mail, without interest, as soon as practicable after the Expiration Date and after all prorations contemplated by the terms of the Rights Offering have been effected. The Subscription Agent shall provide an accounting to the Company from time to time, as the Company may reasonably request, regarding the Subscription Account.

               13. Duties of Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Rights Holders, by their acceptance thereof, shall be bound:

                     (a) The Subscription Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such legal counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                     (b) Whenever in the performance of its duties under this Agreement the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, any Executive Vice President or Secretary of the Company and delivered to the Subscription Agent; and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                     (c) The Subscription Agent shall be liable hereunder only for its own or its own legal counsel's negligence or willful misconduct.

                     (d) The Subscription Agent shall not be liable for any of the statements of fact or recitals contained in this Agreement, in the Rights Certificates or in the Registration Statement, or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                     (e) The Subscription Agent and any of its stockholders, directors, officers, or employees may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Subscription Agent under this Agreement. Nothing herein contained shall preclude the Subscription Agent from acting in any other capacity for the Company or for any other person or entity.

                     (f) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization and execution hereof by such Subscription Agent) or in respect of the validity or execution of any Rights Certificate (except the due authorization thereof by it in its capacity as Registrar and Transfer Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it by an act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any Preferred Certificate will, when issued, be validly authorized and issued fully paid and nonassessable.

                     (g) Notwithstanding anything to the contrary contained in this Agreement, the Subscription Agent shall not be
               required to issue any Rights Certificates after       or any
               Preferred Certificate upon exercise of Rights after the thirtieth day following the Expiration Date, and the Company may not extend the Rights Offering or the Expiration Date for more than ninety (90) days without the written consent of the Subscription Agent.

               14. Reports. The Subscription Agent shall make available to the Company, upon the Company's request, the following information: (i) the number of shares of Preferred Stock validly subscribed for; (ii) the number of shares of Preferred Stock subject to guaranteed exercises; (iii) the number of shares of Preferred Stock for which defective subscriptions have been received; and (iv) the amounts of collected and uncollected funds in the Subscription Account established under this Agreement. As soon as practicable after the Expiration Date, or upon the request from the Company from time to time thereafter, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date of all the information set forth in clauses (i) through (iv) above. Upon receipt from the Company of written instructions to mail the Preferred Certificates representing the shares of Preferred Stock subscribed for pursuant to the Rights, the Subscription Agent will immediately execute and deliver to the Company two certificates, one in the form of Exhibit B hereto and one in the form of Exhibit C hereto. The Subscription Agent shall also maintain and update a record of Rights Holders (including the number of beneficial owners) who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this paragraph
14 as the Company shall request from time to time.

               15. Future Instructions. With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: Chief Executive Officer or any Executive Vice President.

               16. Payment of Taxes. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Rights Certificate or of the Preferred Stock; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or Preferred Stock or a constructive dividend with respect to the Rights or Preferred Stock and provided further that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Rights Certificate or the issuance or delivery of Preferred Certificates in a name other than that of the Recordholder of such Rights Certificate evidencing the Rights exercised or transferred, and the Subscription Agent shall not register any such transfer or issue any such Preferred Certificate until such tax or governmental charge, if required, shall have been paid.

               17. Payment of Expenses. The Company will pay the Subscription Agent compensation for its services under this Agreement in accordance with Schedule I hereto, and will reimburse the Subscription Agent for all reasonable and necessary expenses incurred by it in so acting.

               18.   Indemnification.

                     (a) The Company covenants and agrees to indemnify and hold the Subscription Agent harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages which may be paid, incurred or suffered by or to which the Subscription Agent may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from its actions pursuant to this Agreement other than costs, expenses, losses and damages incurred or suffered by the Subscription Agent as a result of, or arising out of, its negligence or willful misconduct in connection with performance of its duties hereunder.

                     (b) If the indemnification provided for in this paragraph 18 is applicable, but for any reason is held to be unavailable, the Company shall contribute such amount as is just and equitable to pay, or to reimburse the Subscription Agent for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable legal counsel fees, actually incurred by the Subscription Agent as a result of or in connection with, and any amount paid in settlement of (if such settlement is made in accordance with paragraph 18(d) hereof), any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Company.

                     (c) If any action is brought against the Subscription Agent in respect of which indemnity may be sought against the Company pursuant to this paragraph 18, the Subscription Agent shall promptly notify the Company in writing of the institution of such action and the Company may, at its option, assume the defense of such action, including the employment and fees of legal counsel and payment of expenses. The Subscription Agent shall have the right to employ its own legal counsel in any such case, but the fees and expenses of such legal counsel shall be at the expense of the Subscription Agent unless the employment of such legal counsel shall have been authorized in writing by the Company in connection with the defense of such action, the Company shall not have employed legal counsel to have charge of the defense of the action or the Subscription Agent shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Subscription Agent), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Subscription Agent shall be borne by the Company.

                     (d) The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Subscription Agent from and against any loss or liability by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Subscription Agent, effect any settlement of any pending or threatened proceeding in respect of which the Subscription Agent is or could have been a party and indemnity could have been sought hereunder by the Subscription Agent, unless such settlement includes an unconditional release of the Subscription Agent from all liability on claims that are the subject matter of such proceeding.

                     (e) The provisions of this paragraph 18 shall survive any termination of this Agreement.


               19. Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

               20. No Waiver. The failure of any of the signatories hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

               21. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the signatories hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

               22. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the New York without regard to the conflict of laws principles.

               23. Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

               24. Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto. This Agreement is in the nature of a personal service contract and the duties imposed hereby are non-delegable.

               25. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

               26. Notices. Any notice or other communication required or permitted under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with receipt acknowledged, by telecopy with receipt confirmed or by the express mail service offered by the United States Post Office, directed to the Company and to the Subscription Agent at the addresses set forth below, or to any new address of which any party hereto shall have informed the other by the giving of notice in the manner provided herein. Such notice or communication shall be effective upon delivery or, if shipped by mail, three (3) days after it is mailed within the continental United States.

               27. Termination. This Agreement shall terminate at 5:00 p.m., New York time, on the thirtieth day following the Expiration Date. Upon termination of this Agreement, and provided that all shares of Preferred
Stock issued pursuant to exercised Rights prior to such termination are issued and delivered by the Company, the Company shall be discharged from all obligations under this Agreement except for its obligations to the Subscription Agent under paragraphs 16 and 18, Schedule I and with respect to the obligation of the Company to provide instruction and direction to the Subscription Agent as may be provided in this Agreement.


                  The Company:  Laboratory Corporation of America
                                     Holdings
                                358 South Main Street
                                Burlington, NC  27215


Date:                           By: _____________________________
                                Name:
                                Title:




       The Subscription Agent:  American Stock Transfer
                                   & Trust Company
                                40 Wall Street
                                46th Floor
                                New York, NY 10005


Date:                           By: _____________________________
                                Name:
                                Title:



                                   EXHIBIT A

                CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS TO
             SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS


               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

      The Subscription Agent has been duly appointed and authorized to act as Subscription Agent in connection with the issuance of rights (the "Rights") to
purchase either   % Series A Convertible Exchangeable Preferred Stock, par
value $0.10 per share (the "Series A Exchangeable Preferred Stock") or   %
Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share (the "Series B PIK Preferred Stock") of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company").

      1. The Subscription Agent has of this date issued, countersigned and mailed certificates evidencing the right to purchase up to an aggregate of 10,000,000 shares of Series A Exchangeable Preferred Stock and Series B PIK Preferred Stock, together with an accompanying prospectus and other materials, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement dated __________, 1997 between the Company and the Subscription Agent.

      2. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned on behalf of the Subscription Agent, as Subscription Agent, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign such certificates.


Dated:__________, 1997

                                                   AMERICAN STOCK TRANSFER &
                                                     TRUST COMPANY


                                                   By:______________________
                                                   Authorized Officer



                                   EXHIBIT B

                 CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS
            TO SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS




               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

               1. The Subscription Agent has been duly appointed and authorized to act as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") for Laboratory Corporation of America Holdings, a Delaware
corporation (the "Company"), with respect to the Company's   % Series A
Convertible Exchangeable Preferred Stock, par value $0.10 per share (the "Series A Exchangeable Preferred Stock").

               2. As such Transfer Agent and Registrar, it has as of this date issued and countersigned certificates for Series A Exchangeable Preferred Stock of the Company as an original issue pursuant to the written order of the Company, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement (the "Agreement") dated ________, 1997 between the Company and the Subscription Agent.

               3. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned or authenticated, as the case may be, on behalf of the Subscription Agent, as Transfer Agent and Registrar, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign or authenticate such certificates.

               4. In its role as Subscription Agent pursuant to the Agreement, the Subscription Agent has mailed to the parties entitled thereto, in accordance with the Agreement, the Series A Exchangeable Preferred Stock certificates described in paragraph 2 above of this Certificate.


Dated:_________, 1997

                                                    AMERICAN STOCK TRANSFER &
                                                      TRUST COMPANY

                                                    By:_______________________
                                                       Authorized Officer



                                   EXHIBIT C

                CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS TO
              SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS


               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

               1. The Subscription Agent has been duly appointed and authorized to act as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") for Laboratory Corporation of America Holdings, a Delaware
corporation (the "Company"), with respect to the Company's   % Series B
Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share (the "Series B PIK Preferred Stock").

               2. As such Transfer Agent and Registrar, it has as of this date issued and countersigned certificates for Series B PIK Preferred Stock of the Company as an original issue pursuant to the written order of the Company, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement (the "Agreement") dated __________, 1997 between the Company and the Subscription Agent.

               3. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned or authenticated, as the case may be, on behalf of the Subscription Agent, as Transfer Agent and Registrar, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign or authenticate such certificates.

               4. In its role as Subscription Agent pursuant to this Agreement, the Subscription Agent has mailed to the parties entitled thereto, in accordance with the Agreement, the Series B PIK Preferred Stock certificates described in paragraph 2 above of this Certificate.


Dated:__________, 1997

                                                    AMERICAN STOCK TRANSFER &
                                                      TRUST COMPANY


                                                    By:_______________________
                                                       Authorized Officer


                                  SCHEDULE I






                                                          EXHIBIT 99.2

[LOGO OF AMERICAN STOCK
TRANSFER & TRUST COMPANY]


Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina  27215

To Whom it May Concern:

               This letter of agreement sets forth the terms and conditions by which American Stock Transfer & Trust Company ("we", "our", "us") shall provide to Laboratory Corporation of America Holdings ("you", "your") our information agent services (the "services").

Services


      (i) Counseling you concerning the operational elements of organization and timing of the offering.

      (ii)        Assisting in the coordination of printing activities.

      (iii)       Determining the material requirements.

      (iv) Facilitating the distribution of materials to the registered and beneficial owners of Laboratory Corporation of America Holdings' common stock.

      (v) Building a file of eligible participants, including registered holders and beneficial holders identified through our research.

      (vi)        Establishing a toll-free telephone number for incoming calls.

      (vii)       Managing the calling campaign.         calls are included in
                  our fee.

      (viii)      Status reporting to management.

      (ix) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.

Fee for Services


               The fee for managing this program is         plus all
out-of-pocket expenses incurred by us, including, without limitation, telephone and postage costs. Such management fees shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. Our services shall commence upon receipt of a signed copy of this letter of agreement and
expire        days from the expiration of the offering or        , 1997,
whichever is sooner.

Responsibility

               You shall indemnify and hold us, our directors, officers, employees and agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which shall be incurred or sustained in connection with the performance of the services referenced above, except to the extent caused directly by our negligence or willful misconduct. This indemnification obligation shall survive the termination of this letter of agreement.

Miscellaneous

               This agreement shall be made in, governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles.

               If any provision of this agreement shall be held illegal, invalid or unenforceable by any court, this agreement shall be construed and enforced as if that provision had not been contained herein and shall be deemed an agreement with you to the full extent permitted by applicable law.

               All information shall be sent to your address as above written or such other address as you may advise us in writing, or orally and subsequently confirm in writing.

               This agreement represents the entire understanding of the parties with respect to the subject matter hereof, supersedes any and all prior understandings, oral or written, relating hereto and may not be changed orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right to require performance at any time thereafter.

               If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.

                                       Very truly yours,

                                       AMERICAN STOCK TRANSFER
                                         & TRUST COMPANY



                                       By:____________________________________
                                          Title:
                                           Date:

ACCEPTED

LABORATORY CORPORATION OF
    AMERICA HOLDINGS


By:______________________________







                                                          EXHIBIT 99.3


                        FORM OF INSTRUCTIONS AS TO USE
                            OF RIGHTS CERTIFICATES

                           INSTRUCTIONS AS TO USE OF
              LABORATORY CORPORATION OF AMERICAN HOLDINGS RIGHTS
                                 CERTIFICATES
                     -------------------------------------

              CONSULT THE SUBSCRIPTION AND INFORMATION AGENT OR
                    YOUR BANK OR BROKER AS TO ANY QUESTIONS


            The following instructions relate to a rights offering (the "Rights Offering") by Laboratory Corporation of American Holdings, a Delaware corporation (the "Company"), to the holders of record (the "Recordholders")
of its common stock, par value $0.01 per share (the "Common Stock"), at the
close of business on              , 1997 (the "Record Date") as described in
the Company's Prospectus dated                  , 1997 (the "Prospectus").
Recordholders will receive       of a transferable subscription right (the
"Rights") for each share of Common Stock held by them on the Record Date. An aggregate of 10,000,000 Rights to purchase up to an aggregate of 10,000,000 shares (the "Underlying Shares") of Preferred Stock (as herein defined) are being distributed in connection with the Rights Offering.

            The Rights will expire at 5:00 p.m., New York time, on , 1997 unless extended as described in the Prospectus (the "Expiration
Date"). The Rights will be traded on the New York Stock Exchange up to and including the Expiration Date.

            Each Right is exercisable, upon payment of $50 in cash (the "Subscription Price"), to purchase one share (the "Basic Subscription
Privilege") of either   % Series A Convertible Exchangeable Preferred Stock,
par value $0.10 per share, of the Company (the "Series A Exchangeable
Preferred Stock") or    % Series B Convertible Pay-in-Kind Preferred Stock,
par value $0.10 per share, of the Company (the "Series B PIK Preferred Stock" and, together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"). In addition, subject to availability and proration as described below, each Right also carries the right to subscribe at the Subscription Price for additional shares of Preferred Stock, available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege, of the same series subscribed for pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege", and together with the Basic Subscription Privilege, the "Subscription Privilege"); provided that the holder of such Rights (the "Rights Holder") exercises such Rights Holder's Basic Subscription Privilege in full. If the Underlying Shares so available (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among the Rights Holders who exercise the Oversubscription Privilege in proportion to the number of Rights exercised by such Rights Holder pursuant to the Basic Subscription Privilege, relative to the number of Rights exercised pursuant to the Basic Subscription Privilege by all Rights Holders exercising the Oversubscription Privilege; provided, however, that if such pro rata allocation results in any Rights Holder being allocated a greater number of Excess Shares than such Rights Holder subscribed for pursuant to the exercise of such Rights Holder's Oversubscription Privilege, then such Rights Holder will be allocated only such number of Excess Shares as such Rights Holder subscribed for and the remaining Excess Shares will be allocated among all other Rights Holders exercising Oversubscription Privileges on the same pro rata basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privileges exercised; provided further, however, that HLR Holdings Inc. and Roche Holdings, Inc. will not be allocated any Excess Shares until all other Rights Holders exercising the Oversubscription Privilege have been allocated the number of Excess Shares for which they oversubscribed. If a proration of the Excess Shares results in a Rights Holder receiving fewer Excess Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that Rights Holder as the Subscription Price for shares not issued will be returned without interest or deduction. See "DESCRIPTION OF RIGHTS OFFERING" in the Prospectus.

            No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed by the Company has been rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued.

            The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise or sale of your Rights by completing the appropriate form or forms on your Rights Certificate and returning the Rights Certificate to American Stock Transfer & Trust Company (the "Subscription and Information Agent") in the envelope provided.

            YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AND INFORMATION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AND INFORMATION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1.          Subscription Privilege.

            To exercise Rights, complete Form 1 and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Privilege to the Subscription and Information Agent. Payment of the Subscription Price must be made in U.S. dollars for the full number of shares being subscribed for (a) by check or bank draft upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer
& Trust Company, as Subscription and Information Agent, or (b) by wire transfer of funds to the escrow account maintained by the Subscription and Information Agent for the purpose of accepting subscriptions at
                  Bank, Account No.            , ABA No.              . The
Subscription Price will be deemed to have been received by the Subscription and Information Agent only upon (i) the clearance of any uncertified check,
(ii) the receipt by the Subscription and Information Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) the receipt of collected funds in the Subscription and Information Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

            You may also transfer your Rights Certificate to your bank or broker in accordance with the procedures specified in paragraph 3(a) below, make arrangements for the delivery of funds on your behalf and request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution") to be received by the Subscription and Information Agent at or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of Rights being exercised pursuant to the Basic Subscription Privilege, the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege and guarantee the delivery to the Subscription and Information Agent of your properly completed and executed Rights Certificates within two (2) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificates must be received by the Subscription and Information Agent within two (2) business days following the date of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription and Information Agent at the address, or by calling the telephone number, indicated below.

            The address, telephone and facsimile numbers of the Subscription and Information Agent are as follows:

By First Class Mail; Express      By Facsimile        To Confirm Receipt of
 Mail or Overnight Courier;      (for Notice of     Facsimile and For General
   Telegram; and By Hand:          Guaranteed              Information
   American Stock Transfer       Delivery only)           (718) 921-8200
       & Trust Company           (718) 234-5001           (800) 937-5449
      40 Wall Street,
   New York, New York 10005


            If you exercise less than all of the Rights evidenced by your Rights Certificate by so indicating on Form 1 of your Rights Certificate, the Subscription and Information Agent either (i) will issue to you a new Rights Certificate evidencing the unexercised Rights or (ii) if you so indicate on Form 2 of your Rights Certificate, will transfer the unexercised Rights in accordance with your instructions. A new Rights Certificate will be issued to you or transferred according to your instructions upon the partial exercise of Rights only if the Subscription and Information Agent receives a properly endorsed Rights Certificate no later than the fourth business day prior to the Expiration Date. After such time and date no new Rights Certificates will be issued. Accordingly, after such time and date if you exercise less than all of your Rights you will lose the power to exercise your remaining Rights. A new Rights Certificate will be sent by first class mail to the you if the Subscription and Information Agent receives your properly completed Rights Certificate
by 5:00 p.m.  New York time, on          , 1997.  Unless you make other
arrangements with the Subscription and Information Agent, a new Rights Certificate received by the Subscription and Information Agent after 5:00
p.m.  New York time, on         , 1997 will be held for pick-up at the
Subscription and Information Agent's hand delivery address provided above. All deliveries of newly issued Subscription Right Certificates will be at your own risk.


            IF YOU CHOOSE TO HAVE A NEW RIGHTS CERTIFICATE SENT TO YOU OR TO A TRANSFEREE, YOU OR SUCH TRANSFEREE MAY NOT RECEIVE ANY SUCH NEW RIGHTS CERTIFICATE IN SUFFICIENT TIME TO PERMIT SALE OR EXERCISE OF THE RIGHTS EVIDENCED THEREBY. IF YOU HAVE NOT INDICATED THE NUMBER OF RIGHTS BEING EXERCISED, OR IF YOU HAVE NOT FORWARDED FULL PAYMENT OF THE SUBSCRIPTION PRICE FOR THE NUMBER OF RIGHTS THAT YOU HAVE INDICATED ARE BEING EXERCISED, YOU WILL BE DEEMED TO HAVE EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE FOR SERIES A EXCHANGEABLE PREFERRED STOCK WITH RESPECT TO THE MAXIMUM NUMBER OF WHOLE RIGHTS WHICH MAY BE EXERCISED FOR THE AGGREGATE PAYMENT DELIVERED BY YOU, AND TO THE EXTENT THAT THE AGGREGATE PAYMENT DELIVERED BY YOU EXCEEDS THE PRODUCT OF THE SUBSCRIPTION PRICE MULTIPLIED BY THE NUMBER OF RIGHTS EVIDENCED BY THE RIGHTS CERTIFICATES DELIVERED BY YOU (SUCH EXCESS BEING THE "SUBSCRIPTION EXCESS"), YOU WILL BE DEEMED TO HAVE EXERCISED YOUR OVERSUBSCRIPTION PRIVILEGE TO PURCHASE, TO THE EXTENT AVAILABLE, THAT NUMBER OF WHOLE EXCESS SHARES EQUAL TO THE QUOTIENT OBTAINED BY DIVIDING THE SUBSCRIPTION EXCESS BY THE SUBSCRIPTION PRICE.

2.          DELIVERY OF PREFERRED STOCK CERTIFICATES, ETC.

            The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary on Form 3.

            (a) Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription and Information Agent will mail to each Rights Holder certificates representing shares of Preferred Stock purchased pursuant to the Basic Subscription Privilege.

            (b) Oversubscription Privilege. As soon as practicable after the Expiration Date, the Subscription and Information Agent will mail to each Rights Holder who validly exercises the Oversubscription Privilege the number of shares allocated to such Rights Holder pursuant to the Oversubscription Privilege. See "DESCRIPTION OF RIGHTS OFFERING--SUBSCRIPTION PRIVILEGES--OVERSUBSCRIPTION PRIVILEGE" in the Prospectus.

            (c) Cash payments. As soon as practicable after the Expiration Date, the Subscription and Information Agent will mail to each Rights Holder who exercises the Basic Subscription Privilege and Oversubscription Privilege any excess funds received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights Holder but not allocated to such Rights Holder as a result of proration as described above, without interest or deduction.

3.          TO SELL OR TRANSFER RIGHTS.

            (a) Sale of Rights through a Bank or Broker. To sell all Rights evidenced by a Rights Certificate through your bank or broker, so indicate on Form 2 and deliver your properly completed and executed Rights Certificate to your bank or broker. Your Rights Certificate should be completed in ample time for it to be exercised. If Form 2 is completed without designating a transferee, the Subscription and Information Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and the Subscription and Information Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Rights Certificate, either you or your bank or broker must instruct the Subscription and Information Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in paragraph 4 below. The Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this paragraph 3(a).

            (b) Transfer of Rights to a Designated Transferee. To transfer all of your Rights to a transferee other than a bank or broker, you must complete Form 2 in its entirety, execute the Rights Certificate and have your signature guaranteed by an Eligible Institution. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new Rights Holder without having a new Rights Certificate issued. Because only the Subscription and Information Agent can issue Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Rights Certificate to a designated transferee, you must instruct the Subscription and Information Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Rights Certificate into Rights Certificates of appropriate smaller denominations by following the instructions in paragraph 4 below. The Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this paragraph 3(b).

4.          TO HAVE A RIGHTS CERTIFICATE DIVIDED INTO SMALLER DENOMINATIONS.

            To have a Rights Certificate divided into smaller denominations, send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights Certificate to be divided) signed by you, to the Subscription and Information Agent, allowing sufficient time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date.
Alternatively, you may ask a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. AS A RESULT OF DELAYS IN THE MAIL, THE TIME OF TRANSMITTAL, THE NECESSARY PROCESSING TIME AND OTHER FACTORS, YOU OR YOUR TRANSFEREE MAY NOT RECEIVE SUCH NEW RIGHTS CERTIFICATES IN TIME TO ENABLE THE RIGHTS HOLDER TO COMPLETE A SALE OR EXERCISE BY THE EXPIRATION DATE. NEITHER THE COMPANY NOR THE SUBSCRIPTION AND INFORMATION AGENT WILL BE LIABLE TO EITHER A TRANSFEROR OR TRANSFEREE FOR ANY SUCH DELAYS.

5.          EXECUTION.

            (a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the Rights Holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription and Information Agent in its sole and absolute discretion, must present to the Subscription and Information Agent satisfactory evidence of their authority to so act.

            (b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the Rights Holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription and Information Agent dispenses with proof of authority.

            (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to transfer your Rights, as specified in paragraph 3(b) above, to a transferee other than a bank or broker, or if you specify special payment or delivery instructions pursuant to Form 3.

6.          METHOD OF DELIVERY.

            The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription and Information Agent will be at the election and risk of the Rights Holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription and Information Agent and the clearance of any checks sent in payment of the Subscription Price prior to 5:00 p.m., New York time, on the Expiration Date.

7. SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

            In the case of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription and Information Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee Recordholder is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Privilege.

                                                                     EXHIBIT A

                   FORM OF NOTICE OF GUARANTEED DELIVERY FOR
                              RIGHTS CERTIFICATES

                         NOTICE OF GUARANTEED DELIVERY

                                      FOR

                              RIGHTS CERTIFICATES

                                   ISSUED BY

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

            This form, or one substantially equivalent hereto, must be used to exercise Rights (the "Rights") pursuant to the Rights Offering (the "Rights
Offering") described in the Prospectus dated           , 1997 (the
"Prospectus") of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), if a holder of Rights (the "Rights Holder") cannot deliver the Rights Certificate(s) evidencing the Rights (the "Rights Certificate(s)") to the Subscription and Information Agent listed below (the "Subscription and Information Agent") at or prior to 5:00 p.m., New York time,
on            , 1997, or such later date to which the Rights Offering may have been extended at the option of the Company pursuant to the terms of the Prospectus (the "Expiration Date"). Such form must be delivered by hand, telegram, sent by facsimile, first class mail, express mail or overnight courier to the Subscription and Information Agent, and must be received by the Subscription and Information Agent on or prior to the Expiration Date. See "DESCRIPTION OF RIGHTS OFFERING -- METHOD OF SUBSCRIPTION -- EXERCISE OF RIGHTS" in the Prospectus. Payment of $50 per share (the "Subscription
Price") for each share of the Company's   % Series A Convertible Exchangeable
Preferred Stock,  par value $0.10 per share (the "Series A Exchangeable
Preferred Stock") or            % Series B Convertible Pay-in-Kind Preferred
Stock, par value $0.10 per share (the "Series B PIK Preferred Stock" and together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"), as the case may be, subscribed for upon exercise of Rights must be received by the Subscription and Information Agent in the manner specified in the Prospectus at or prior to 5:00 p.m., New York time, on the Expiration Date even if the Rights Certificate evidencing such Rights is being delivered pursuant to the procedure for guaranteed delivery thereof.



                  The Subscription and Information Agent is:

                    American Stock Transfer & Trust Company

First Class Mail; Express Mail       By Facsimile       To Confirm Receipt of
or Overnight Courier; Telegram;     (718) 234-5001    Facsimile and For General
         and by Hand:                                        Information
    American Stock Transfer                                (718) 921-8200
        & Trust Company                                    (800) 937-5449
        40 Wall Street,
    New York, New York 10005



            DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.


                  LABORATORY CORPORATION OF AMERICA HOLDINGS

Ladies and Gentlemen:

            The undersigned hereby represents that he or she is the holder of
Rights Certificate(s) representing             Rights and that such Rights
Certificate(s) cannot be delivered to the Subscription and Information Agent at or before 5:00 p.m., New York time on the Expiration Date. Upon the terms and subject to the conditions set forth in the Prospectus, receipt of which is hereby acknowledged, the undersigned hereby elects to exercise (i) the Basic Subscription Privilege (as defined in the Prospectus) to subscribe for one share of the series of Preferred Stock indicated below per Right with respect
to each of                 Rights represented by such Rights Certificate and
(ii) the Oversubscription Privilege (as defined in the Prospectus) relating to each such Right to subscribe, to the extent that Excess Shares (as defined in the Prospectus) are available therefor, for an aggregate of up to Excess Shares of the same series purchased pursuant to his or her Basic Subscription Privilege. The undersigned understands that payment of the Subscription Price of $50 per share for each share of Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege must be received by the Subscription and Information Agent at or before 5:00 p.m., New York time, on the Expiration
Date and represents that such payment, in the aggregate amount of $
       , either (check appropriate box):

            /   /  is being delivered to the Subscription and Information
                   Agent herewith or

            /   /  has been delivered separately to the Subscription and
                   Information Agent

            /   /  was delivered separately in the manner set forth below
                   (check appropriate box(es) and complete information relating thereto):

                  /   / wire transfer of funds

                        -- name of transferor institution_____________________

                        -- date of transfer___________________________________

                        -- confirmation number (if available)_________________

                  /   / uncertified check (Payment by uncertified check will
                        not be deemed to have been received by the Subscription and Information Agent until such check has cleared. Rights Holders paying by such means are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment clears by such date.)

                  /   / certified check

                  /   / bank draft (cashier's check)

                  /   / money order

                        -- name of maker______________________________________

                        -- date and number of check,
                               draft or money order___________________________
                                                    (date)           (number)
                        -- bank on which check is drawn
                                or issuer of money order______________________

Series of Preferred Stock (check only one):(*)

                        /  /    % Series A Convertible Exchangeable Preferred
                              Stock

                        / /     % Series B Convertible Pay-in Kind Preferred
                              Stock

------------
     (*)  A failure to indicate a series of Preferred Stock will result in
issuance of     % Series A Convertible Exchangeable Preferred Stock.

Signature(s)________________________ Address__________________________________
____________________________________ _________________________________________
Name(s)_____________________________ Address__________________________________
____________________________________ Tel. No(s)_______________________________
        Please Type or Print

Rights Certificate No(s).  (if available)_____________________________


                             GUARANTEE OF DELIVERY
                    (NOT TO BE USED FOR RIGHTS CERTIFICATE
                             SIGNATURE GUARANTEE)

            The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, guarantees that the undersigned will deliver to the Subscription and Information Agent the certificates representing the Rights being exercised hereby, with any required signature guarantees and any other required documents, all within two business days after the date hereof.

___________________________________ Dated:______________________________, 1997
___________________________________ __________________________________________
___________________________________ __________________________________________
              Address                             (Name of Firm)
__________________________________  __________________________________________
 (Area Code and Telephone Number)        (Area Code and Telephone Number)

            The institution which completes this form must communicate the guarantee to the Subscription and Information Agent and must deliver the Rights Certificate(s) to the Subscription and Information Agent within the time period shown herein. Failure to do so could result in a financial loss to such institution.